SCHEDULE 14A
                   INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION


         PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                   EXCHANGE ACT OF 1934 (AMENDMENT NO. 1)


Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [  ]

Check the appropriate box:

[X] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[X] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                        TransFinancial Holdings, Inc.
               (Name of Registrant as Specified In Its Charter)

   (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]  No fee required.
[X]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies: Common Stock, par value $0.01 per share
(2) Aggregate number of securities to which transaction applies: 3,252,370 shares of Common Stock based on the number of shares outstanding on October 28, 1999

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): The filing fee of $3,530 was calculated pursuant to Rule 0-11(c)(1) of the Securities Exchange Act of 1934, as amended, and is the product of multiplying (a) 1/50 of 1% by an amount equal to (b) the sum of (x) the product of 3,252,370 shares of Common Stock less the 374,458 shares of Common Stock owned by COLA Acquisitions, Inc. and certain related parties by $6.03 per share and (y) the aggregate amount anticipated to be paid to certain persons holding options to purchase shares of Common Stock in consideration of cancellation of such options.
(4)  Proposed maximum aggregate value of transaction: $17,650,000
(5)  Total fee paid: $3,530


[X]  Fee paid previously with preliminary materials.
[X] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid: $3,530
     (2) Form, Schedule or Registration Statement No.: Preliminary Proxy Statement under Regulation 14A
     (3)  Filing Party: TransFinancial Holdings, Inc.
     (4)  Date Filed: October 29, 1999

  PRELIMINARY COPY SUBJECT TO COMPLETION, DATED  DECEMBER 10, 1999


                        TRANSFINANCIAL HOLDINGS, INC.
                         8245 NIEMAN ROAD, SUITE 100
                             LENEXA, KANSAS 66214
                                (913) 859-0055


                          December ___, 1999


Dear Stockholder:


      You are cordially invited to attend a Special Meeting of Stockholders of TransFinancial Holdings, Inc. (the "Company") to be held at the Marriott Hotel, 10800 Metcalf Avenue, Overland Park, Kansas, on January __, 2000 at 10:00 a.m., local time.

      At the Special Meeting, you will be asked to consider and vote upon the merger of COLA Acquisitions, Inc. ("COLA Acquisitions") with and into the Company, with the Company as the surviving corporation. Pursuant to the merger, you will be entitled to receive $6.03 in cash, without interest, for each of your shares of common stock of the Company. COLA Acquisitions was formed in connection with the proposed merger by three of the Company's current directors, Timothy P. O'Neil, Roy R. Laborde and William D. Cox. Its stock will be directly or beneficially owned by Messrs. O'Neil, Laborde and Cox and certain of their family members or trusts for their benefit other than certain individual retirement accounts for their benefit (the "IRAs"). COLA Acquisitions and these trusts and individuals other than the IRAs are sometimes referred to as the "Buyout Group."

     The Buyout Group currently owns approximately 9.2% of the Company's outstanding common stock, and the IRAs currently own approximately 2.3% of the Company's common stock. Messrs. O'Neil, Laborde and Cox currently hold exercisable options which, if exercised, would give them ownership of an additional 1.7% of the Company's common stock. COLA Acquisitions proposed the merger in order to acquire the entire equity interest in the Company.


     In June 1999, the Board of Directors formed a Special Committee of independent directors to avoid any conflict of interest in evaluating the fairness to the stockholders of the Company of a potential management buyout proposal. The members of the Special Committee are Harold C. Hill, Jr., J. Richard Devlin and Clark D. Stewart. Each of these members is a director of the Company. None of the members is an employee of the Company, has a commercial relationship with the Company or is affiliated with the Buyout Group. The Special Committee negotiated the terms of the transaction, on behalf of the Company, with members of the Buyout Group.




     The Board of Directors of the Company, acting on the unanimous recommendation of the Special Committee, has unanimously approved the Merger Agreement between COLA Acquisitions and the Company. THE SPECIAL COMMITTEE AND THE FULL BOARD OF DIRECTORS BELIEVE THAT THE TERMS AND PROVISIONS OF THE MERGER AGREEMENT AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF

THE COMPANY AND ITS STOCKHOLDERS (OTHER THAN THE BUYOUT GROUP AND THE IRAs). THEREFORE, THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE IN FAVOR OF THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.


     The accompanying Proxy Statement explains the proposed merger and provides specific information concerning the Special Meeting. Please read these materials carefully. In addition, you may obtain information about the Company from documents that the Company has filed with the Securities and Exchange Commission.

      You will have the right to dissent and to seek appraisal of the fair value of your shares if the merger is consummated and you comply with the Delaware law procedures explained on pages ___ to ___ of the accompanying Proxy Statement.

      THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES REGULATOR, NOR HAS THE COMMISSION OR ANY STATE SECURITIES REGULATOR PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

      Whether or not you plan to attend the Special Meeting, I urge you to sign, date and promptly return the enclosed proxy card to ensure that your shares will be voted at the meeting. If you sign, date and return your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of the Merger Agreement. Your proxy may be revoked at any time before it is voted by submitting to the Secretary of the Company a written revocation or a proxy bearing a later date, or by attending and voting in person at the meeting. Even if you plan to attend the Special Meeting, please sign, date and return your proxy card.

     The merger is an important decision for the Company and its stockholders. The merger cannot occur unless the Merger Agreement is approved and adopted by the affirmative vote of the holders of a majority of all outstanding shares of Common Stock.

     On behalf of the Board of Directors, I thank you for your consideration of these matters and urge you to vote FOR adoption of the Merger Agreement and the transactions contemplated thereby.

                                    Sincerely,

                                    Harold C. Hill, Jr.
                                    Chairman, Special Committee of
                                    Independent Directors


The Proxy Statement is first being mailed to stockholders on December __, 1999.

  PRELIMINARY COPY SUBJECT TO COMPLETION, DATED  DECEMBER 10, 1999



                        TRANSFINANCIAL HOLDINGS, INC.
                         8245 NIEMAN ROAD, SUITE 100
                             LENEXA, KANSAS 66214
                                (913) 859-0055


                  NOTICE OF SPECIAL MEETING OF STOCKHOLDERS


      Notice is hereby given that a Special Meeting of Stockholders of TransFinancial Holdings, Inc., a Delaware corporation (the "Company"), will be held at the Marriott Hotel, 10800 Metcalf Avenue, Overland Park, Kansas on January __, 2000 at 10:00 a.m., local time, for the following purpose:


      To consider and vote upon the approval and adoption of the Agreement and Plan of Merger (the "Merger Agreement"), between the Company and COLA Acquisitions, Inc. ("COLA Acquisitions"), dated as of October 19, 1999, and the transactions contemplated thereby. COLA Acquisitions was formed in connection with the proposed merger and its stock will be owned by Timothy P. O'Neil, Roy
R. Laborde, William D. Cox and certain of their family members or trusts for their benefit other than certain individual retirement accounts for their benefit (the "IRAs"). (COLA Acquisitions and these trusts and individuals other than the IRAs are sometimes referred to as the "Buyout Group.") Each of Messrs. O'Neil, Laborde and Cox is currently a director of the Company, and Mr. O'Neil is the President and Chief Executive Officer of the Company. The Merger Agreement provides for, among other things, the merger of COLA Acquisitions with and into the Company, with the Company as the surviving corporation and with stockholders of the Company (other than the Buyout Group and the IRAs) entitled to receive $6.03 in cash, without interest, for each share of the Company's common stock. The Merger Agreement is more fully described in the accompanying Proxy Statement and is attached to the Proxy Statement as Annex A.

      Stockholders of the Company who do not vote in favor of the Merger Agreement will have the right to dissent and to seek appraisal of the fair value of their shares if the merger is consummated and they comply with the Delaware law procedures explained in the accompanying Proxy Statement.

     Only holders of record at the close of business on November 15, 1999 are entitled to notice of and to vote at the Special Meeting or any adjournment(s) or postponement(s) thereof. Any stockholder will be able to examine a list of the holders of record, for any purpose related to the Special Meeting, during ordinary business hours during the ten day period before the Special Meeting. The list will be available at the offices of the Company.

     Stockholders may vote in person or by proxy. The accompanying Proxy Statement explains the merger in detail and is accompanied by a proxy card. In order to assure that your vote will be counted, please sign, date and return the enclosed proxy card promptly in the enclosed prepaid envelope, whether or not you plan to attend the Special Meeting. Your proxy may be revoked at any time before it is voted by submitting to the Secretary of the Company a written revocation or a proxy card bearing a later date, or by attending and voting in person at the Special Meeting.

      THE BOARD OF DIRECTORS OF THE COMPANY, ACTING UPON THE UNANIMOUS RECOMMENDATION OF A SPECIAL COMMITTEE OF THE BOARD OF DIRECTORS, HAS APPROVED THE MERGER AGREEMENT AND THE MERGER AND RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.


                                    By Order of the Board of Directors



                                    Mark A. Foltz
                                    Corporate Secretary


Lenexa, Kansas
 December ___, 1999


YOUR VOTE IS IMPORTANT. PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY, WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE SPECIAL MEETING. PLEASE DO NOT SEND IN ANY CERTIFICATES FOR YOUR SHARES AT THIS TIME. A TRANSMITTAL FORM FOR THE PURPOSE OF EXCHANGING YOUR SHARES FOR THE MERGER CONSIDERATION WILL BE SENT TO STOCKHOLDERS FOLLOWING COMPLETION OF THE MERGER.

                              TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE MERGER.......................................1
SUMMARY......................................................................4

   SPECIAL FACTORS...........................................................4
 THE SPECIAL MEETING.........................................................9
   THE MERGER AGREEMENT.....................................................10
   DISSENTERS' RIGHTS OF APPRAISAL..........................................12
SELECTED HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA
   OF THE COMPANY...........................................................13
INFORMATION CONCERNING THE SPECIAL MEETING..................................14
  TIME, PLACE, DATE.........................................................14
  PURPOSE OF THE SPECIAL MEETING............................................14
  RECORD DATE; VOTING AT THE MEETING; QUORUM................................15
  REQUIRED VOTE.............................................................16
  ACTION TO BE TAKEN AT THE MEETING.........................................16
  PROXY SOLICITATION........................................................17
THE PARTIES.................................................................17
  THE COMPANY...............................................................17
  COLA ACQUISITIONS.........................................................19
SPECIAL FACTORS.............................................................19
  BACKGROUND OF THE MERGER..................................................19
  RECOMMENDATION OF THE SPECIAL COMMITTEE AND BOARD OF DIRECTORS;
  FAIRNESS OF THE MERGER....................................................34
  THE BUYOUT GROUP'S PURPOSE AND REASON FOR THE MERGER......................41
  OPINION OF FINANCIAL ADVISOR TO THE SPECIAL COMMITTEE.....................43
  CERTAIN PROJECTIONS.......................................................49
  FORWARD-LOOKING INFORMATION...............................................51
  CERTAIN EFFECTS OF THE MERGER.............................................53
  PLANS FOR THE COMPANY AFTER THE MERGER....................................54
  CONDUCT OF THE BUSINESS OF THE COMPANY IF THE MERGER IS NOT CONSUMMATED...55
  INTERESTS OF CERTAIN PERSONS IN THE MERGER................................55
  ACCOUNTING TREATMENT......................................................57
  FINANCING OF THE MERGER...................................................57
  REGULATORY REQUIREMENTS; THIRD PARTY CONSENTS.............................59
  MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER....................59
  FEES AND EXPENSES.........................................................60
THE MERGER AGREEMENT........................................................61
  THE MERGER; MERGER CONSIDERATION..........................................61
  THE EXCHANGE FUND; PAYMENT FOR SHARES OF COMMON STOCK.....................62
  TRANSFERS OF COMMON STOCK.................................................63
  TREATMENT OF OPTIONS......................................................64
  CONDITIONS................................................................64
  REPRESENTATIONS AND WARRANTIES............................................65
  COVENANTS.................................................................65


                                      (i)

  INDEMNIFICATION AND INSURANCE.............................................66
  ACQUISITION PROPOSALS; FIDUCIARY OBLIGATIONS OF DIRECTORS.................66
  TERMINATION...............................................................67
  FEES AND EXPENSES.........................................................68
  DIRECTORS AND OFFICERS OF THE COMPANY FOLLOWING THE MERGER;
     CERTIFICATE OF INCORPORATION; BYLAWS...................................68
  AMENDMENT/WAIVER..........................................................68
  DIRECTORS AND EXECUTIVE OFFICERS OF COLA ACQUISITIONS.....................69
DISSENTERS' RIGHTS OF APPRAISAL.............................................69
MARKET FOR THE COMMON STOCK.................................................73
  COMMON STOCK MARKET PRICE INFORMATION; DIVIDEND INFORMATION...............73
  COMMON STOCK PURCHASE INFORMATION.........................................74
SECURITIES OWNERSHIP........................................................76
  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT............76
  BENEFICIAL OWNERSHIP OF COMMON STOCK BY CERTAIN PARTIES RELATED
     TO THE BUYOUT GROUP....................................................78
MANAGEMENT..................................................................79
INDEPENDENT ACCOUNTANTS.....................................................81
STOCKHOLDER PROPOSALS.......................................................81
WHERE YOU CAN FIND MORE INFORMATION.........................................82
OTHER BUSINESS..............................................................83
AVAILABLE INFORMATION.......................................................84
ANNEX A AGREEMENT AND PLAN OF MERGER........................................A-1
ANNEX B FAIRNESS OPINION....................................................B-1
ANNEX C SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW.................C-1
ANNEX D ANNUAL REPORT ON FORM 10-K..........................................D-1
ANNED E QUARTERLY REPORT ON FORM 10-Q, AS AMENDED...........................E-1


                                      (ii)

                    QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:   WITH WHOM IS THE COMPANY MERGING?

A: COLA Acquisitions was formed in connection with the proposed merger by Timothy P. O'Neil, Roy R. Laborde and William D. Cox. Mr. O'Neil is President and Chief Executive Officer of the Company. Mr. Cox and Mr. Laborde are Chairman and Vice Chairman, respectively, of the Company's Board of Directors. COLA Acquisitions will merge with and into the Company, with the Company as the surviving corporation. COLA Acquisitions and its owners, who will consist of Mr. O'Neil, Mr. Laborde and Mr. Cox and certain of their family members and trusts for their benefit other than the IRAs, are referred to in this Proxy Statement as the "Buyout Group." On the effective date of the merger, the Company will be owned entirely by the Buyout Group and the IRAs.

Q:   WHAT WILL I RECEIVE IN THE MERGER?

A: Stockholders of the Company (other than the Buyout Group, the IRAs and any stockholders who validly dissent from the Merger) will be entitled to receive $6.03 per share in cash, without interest, for each share of the Company's Common Stock. A Special Committee of the Board of Directors, consisting of three independent directors, negotiated the terms of the Merger Agreement with COLA Acquisitions.

Q: WHY IS THE BOARD OF DIRECTORS RECOMMENDING THAT I VOTE FOR THE MERGER AGREEMENT?


A: A Special Committee of the Board of Directors has reviewed the terms of the Merger Agreement and has considered various positive and negative factors associated with the Merger. Based upon its analysis of those factors, the Special Committee unanimously recommended to the full Board of Directors that the Merger be approved. Based upon the Special Committee's recommendation, the Board of Directors is now unanimously recommending that you vote for approval of the Merger Agreement. To review the background and reasons for the Merger in greater detail, see pages ___ to ___.


Q:   WHAT IS REQUIRED TO APPROVE THE MERGER AGREEMENT?

A: For the merger to occur, the holders of a majority of all outstanding shares of Common Stock must approve and adopt the Merger Agreement at the Special Meeting. COLA Acquisitions must complete the financing for which it has received a commitment from certain lenders and other customary conditions must be met. To review the conditions to the merger in greater detail, see pages ___ to ___.

Q:   WHAT DO I NEED TO DO NOW?

A: Please sign, date and mail your proxy card in the enclosed return envelope as soon as possible, so that your shares may be represented at the Special Meeting.

Q:   WHAT RIGHTS DO I HAVE IF I OPPOSE THE MERGER?

A: Stockholders who oppose the merger may dissent and seek appraisal of the fair value of their shares, but only if they comply with all of the Delaware law procedures explained on pages ___ to ___.

Q:   WHO CAN VOTE ON THE MERGER?

A: All stockholders of record as of the close of business on November 15, 1999 will be entitled to notice of and to vote at the Special Meeting to approve and adopt the Merger Agreement and the transactions contemplated thereby.

Q:   SHOULD I SEND IN MY STOCK?

A: No. After the merger is completed, we will send you a transmittal form and written instructions for exchanging your share certificates.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: Your broker will vote your shares only if you provide instructions on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares.

Q:   MAY I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A: Yes. Just send in a written revocation or a later dated, signed proxy card before the Special Meeting or simply attend the Special Meeting and vote in person.

Q:   WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: We are working toward completing the merger as quickly as possible. If the Merger Agreement is approved and the other conditions to the merger are satisfied, we expect to complete the merger shortly following the Special Meeting.

Q:   WHAT ARE THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO ME?

A: The Merger does not qualify for tax deferment. For most stockholders, the Merger will result in a capital gain or loss. To review the federal income tax consequences to stockholders in greater detail, see pages ___ to ___. Because determining the tax consequences of the Merger can be complicated, you should consult your tax advisor in order to understand fully how the Merger will affect you.

Q:   WHAT OTHER MATTERS WILL BE VOTED ON AT THE SPECIAL MEETING?

A: We do not expect that there will be any other matters voted upon at the Special Meeting.

Q: WHERE CAN I FIND ADDITIONAL INFORMATION CONCERNING THE COMPANY'S BUSINESS AND FINANCES?


      Copies of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 and Quarterly Report on Form 10-Q, as amended, for the quarterly period ended September 30, 1999 are attached as Annexes D and E, respectively, to this Proxy Statement. In addition, as discussed on pages ___ to ___, you may obtain information about the Company from other documents filed with the Securities and Exchange Commission.


Q:   WHO CAN HELP ANSWER MY QUESTIONS?

A: If you have more questions about the Merger or would like additional copies of this Proxy Statement, you should contact Timothy P. O'Neil or Mark A. Foltz at the Company's offices at 8245 Nieman Road, Suite 100, Lenexa, Kansas 66214, (913) 859-0055.

                                   SUMMARY


     This summary highlights selected information from this document. This summary may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the terms of the merger, you should read this entire document carefully and the other documents to which you are referred. See the sections of this document entitled "WHERE YOU CAN FIND MORE INFORMATION" and "AVAILABLE INFORMATION" on pages ___ and ___.

      Throughout this document, the term "Merger Agreement" refers to the Agreement and Plan of Merger, dated as of October 19, 1999, between the Company and COLA Acquisitions, Inc. (a copy of which is included at the back of this document as Annex A), the term "Merger" refers to the merger of COLA Acquisitions, Inc. with and into the Company, with the Company as the surviving corporation, and the term "Merger Consideration" refers to the $6.03 per share in cash, without interest, to be received by stockholders (other than the Buyout Group, the IRAs and any stockholders who validly dissent from the Merger and seek appraisal of their shares in accordance with the Delaware law requirements explained in this Proxy Statement ("Dissenting Stockholders")) in the Merger. COLA Acquisitions, Inc. will be owned by the Buyout Group. For ease of reference, we sometimes refer in this document to COLA Acquisitions, Inc. as "COLA Acquisitions," to TransFinancial Holdings, Inc. as the "Company" (or the "Surviving Corporation" upon consummation of the Merger), to COLA Acquisitions, Timothy P. O'Neil, Roy R. Laborde, William D. Cox and certain of their family members and trusts for their benefit other than the IRAs as the "Buyout Group" and to certain individual retirement accounts for the benefit of members of the Buyout Group as the "IRAs." We also refer to stockholders of the Company other than the Buyout Group and the IRAs as the "Public Stockholders." We are also using the term "Common Stock" to mean the Company's common stock, par value $0.01 per share, and the term "Options" to mean all outstanding options to acquire Common Stock of the Company.

SPECIAL FACTORS


 PURPOSE AND EFFECTS OF THE MERGER

      The Buyout Group's purpose for the Merger is to acquire all of the shares of Common Stock in the Company that they do not already own. Though other alternatives, such as a tender offer for the Common Stock, were available and were considered, the Buyout Group sought to structure the transaction as a merger because it would enable the Buyout Group to obtain financing on the best terms possible, preserve the tax basis of the Company's assets and its net operating loss carryovers, and possibly reduce transaction costs. If the Merger is completed, the Company's Common Stock would cease to be publicly traded and Public Stockholders (other than any Dissenting Stockholders) would receive $6.03 per share in cash, without interest. Following the Merger, all of the outstanding capital stock of the Company, as the surviving corporation in the Merger, would be owned by the Buyout Group and the IRAs.

RECOMMENDATION OF THE COMPANY'S BOARD OF DIRECTORS


      In June 1999, Mr. O'Neil, Mr. Laborde and Mr. Cox informed the Company's Board of Directors (the "Board of Directors") that they had an interest in exploring the possibility of organizing a management buyout of the Company. Because three of the seven members of the Board of Directors anticipated taking part in such a management buyout, the Board of Directors sought to avoid the potential conflicts of interest involved by forming a special committee of independent directors (the "Special Committee") to receive, study, negotiate and make recommendations to the Board of Directors in connection with any proposed acquisition of the Company by the Buyout Group or any other prospective acquiror. The Special Committee is comprised of Harold C. Hill, Jr., J. Richard Devlin and Clark D. Stewart. Each is a director of the Company. None of the members of the Special Committee is an employee of the Company, has a commercial relationship with the Company or is affiliated with the Buyout Group.


      The Board of Directors, acting on the unanimous recommendation of the Special Committee, has unanimously approved the Merger Agreement and the Merger and recommends that you vote to approve and adopt the Merger Agreement and the transactions contemplated thereby. The Board of Directors believes that the Merger and the terms and provisions of the Merger Agreement (including the $6.03 per share cash purchase price) are fair to and in the best interests of the Company and the Public Stockholders.


FACTORS CONSIDERED BY THE SPECIAL COMMITTEE AND BOARD OF DIRECTORS

     In reaching their decision to approve and recommend adoption of the Merger Agreement, the Special Committee and the Board of Directors considered a number of factors. The factors considered by the Board of Directors and the Special Committee which supported their determination to approve and recommend the Merger Agreement include, among others, the following:



     - the final offer of $6.03 per share from the Buyout Group was the highest and best proposal received from parties submitting proposals to acquire the Company;

     - the final offer of $6.03 per share from the Buyout Group was the result of a competitive bidding process;

     - the final offer of $6.03 per share from the Buyout Group provides a premium to Public Stockholders of 46% over the closing price on the last full trading day before the Buyout Group's initial offer was announced;

     - the opinion of William Blair & Company, L.L.C. ("William Blair") addressed to the Special Committee and Board of Directors that, as of October 18, 1999, the $6.03 per share in cash to be received by the Company's stockholders (other than those stockholders who are or will become affiliates or stockholders of COLA

          Acquisitions) in connection with the Merger was fair to such stockholders from a financial point of view;

     - the Buyout Group's transaction structure involving a one-step merger provides time for other interested third parties to submit alternative proposals;


     - the Merger Agreement was the product of negotiation between the Buyout Group and the Special Committee;


     - approval of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock;


     - the financial performance and prospects of the Company's business as currently operated as a public company, including recent losses suffered by the Company and the competitive disadvantages suffered by the Company's transportation subsidiary, Crouse Cartage Company, which has historically generated a majority of the Company's revenues;


     -    the limited trading market for the Company's Common Stock;

     - the previous inability to locate a potential buyer for Crouse Cartage Company;


     - the Special Committee's ability under the Merger Agreement to withdraw recommendation of the Merger if fiduciary duties so require;



     - the availability of dissenters' rights of appraisal for stockholders under Delaware law; and

     -    the public company costs currently imposed upon the Company.

      In addition to the foregoing positive factors which supported the determination of the Board of Directors and the Special Committee to approve and recommend the Merger Agreement, the Board of Directors and the Special Committee considered the following negative factors, which the Board of Directors and the Special Committee viewed as insufficient to outweigh the positive factors:

     - if the Merger is consummated, the Public Stockholders would no longer have an equity interest in the Company and would not participate in any potential earnings and growth of the Company;

     - certain officers and directors of the Company have potential and actual conflicts of interest in connection with the proposed Merger;

     - the Merger may be a taxable event to most of the Company's stockholders; and

     - the Buyout Group's obligation to consummate the Merger is subject to the condition that the Buyout Group obtain the financing for the Merger described herein or other financing not more onerous to the Buyout Group.


      Factors considered by the Special Committee and the Board of Directors are set forth in more detail on pages ___ to ___.


 FAIRNESS OPINION OF WILLIAM BLAIR


      William Blair delivered to the Company's Special Committee and Board of Directors a written opinion, dated October 18, 1999, that as of such date, based upon and subject to the various considerations, assumptions and limitations stated therein, the $6.03 per share in cash to be received by the stockholders of the Company (other than those stockholders who are or will become affiliates or stockholders of COLA Acquisitions) was fair to such stockholders from a financial point of view. The William Blair opinion is included as Annex B at the end of this Proxy Statement. Please read this opinion carefully. To review the considerations, assumptions and limitations of William Blair's opinion in greater detail, see pages ___ to ___.


 INTERESTS OF CERTAIN PERSONS IN THE MERGER


      The members of the Buyout Group currently contemplate that, prior to the Merger, each of them will contribute to COLA Acquisitions all of the shares of Common Stock beneficially owned by them, other than certain shares currently held by the IRAs for their benefit, to the extent that they have not already done so. If such equity contributions are made to COLA Acquisitions in the manner currently contemplated by the Buyout Group and required by the Merger Agreement, upon consummation of the Merger, the Buyout Group and the IRAs will collectively own 100% of each of three classes of stock of the Surviving Corporation. Messrs. O'Neil, Laborde and Cox will collectively own 100% of the Surviving Corporation's Class C Stock, which will possess sole voting rights. The IRAs and Messrs. O'Neil, Laborde and Cox will collectively own 100% of the Surviving Corporation's Class A Stock, which will entitle them to full equity participation in the Surviving Corporation. All members of the Buyout Group and the IRAs will own shares of the Surviving Corporation's Class B Stock, which, together with the Class C Stock, will participate in any dividends or distributions from the Surviving Corporation up to a maximum of $15.00 per share. This ownership structure will result from the conversion of all of the outstanding shares of common stock of COLA Acquisitions and shares of Common Stock held by the IRAs into shares of stock of the Surviving Corporation. Such conversion shall occur by operation of the Merger Agreement.

     Pursuant to the Merger Agreement, COLA Acquisitions is required from and after November 30, 1999 until the closing of the Merger or termination of the Merger Agreement to have a minimum capitalization of at least 276,850 shares of Common Stock. In the event that any shares of Common Stock beneficially owned by members of the Buyout Group (other than Messrs. O'Neil, Laborde and Cox) are not contributed to COLA Acquisitions prior to consummation of the Merger and are not converted into shares of the Surviving Corporation by operation of the Merger Agreement, such shares will be cashed out in the Merger in accordance with the terms of the Merger Agreement.

      The members of the Buyout Group have relationships, or interests in the Merger, that are different from your interests as a stockholder or that may present a conflict of interest. For a description of these interests and fees paid to the Special Committee, see pages ___ to ___. The Special Committee and the Board of Directors were aware of these interests and considered them in recommending and approving the Merger.


 ACCOUNTING TREATMENT


      For accounting and financial reporting purposes, the Merger will be accounted for in accordance with the "purchase method" of accounting.


 FINANCING OF THE MERGER


      At the closing of the Merger, COLA Acquisitions expects to pay an aggregate purchase price of approximately $17.6 million to the Public Stockholders and the holders of Options to acquire Common Stock. In addition, the parties anticipate that the Company and COLA Acquisitions will require approximately $1.3 million to pay for the Company's and COLA Acquisitions' expenses and costs relating to the Merger Agreement and the transactions contemplated thereby. On September 30, 1999, COLA Acquisitions obtained a commitment from LaSalle Bank, N.A. ("LaSalle"), to arrange, fund and administer, subject to certain specified conditions, senior credit facilities aggregating up to approximately $38.0 million in order to finance the Merger, refinance existing debt and provide working capital for the Surviving Corporation (the "Commitment Letter"), of which $10 million will be provided by Bankers Trust Company of Des Moines, Iowa ("Bankers Trust"). It is a condition to COLA Acquisitions' obligation to consummate the Merger that it has obtained the financing for the Merger described in the Commitment Letter or other financing not more onerous to COLA Acquisitions. For a discussion of certain terms of the Commitment Letter and other factors relating to the financing of the Merger, see pages ___ to ___.


 MATERIAL FEDERAL INCOME TAX CONSEQUENCES


     The Merger does not qualify for tax deferment. For most stockholders, the Merger will result in a capital gain or loss. Because determining the tax consequences of the Merger can be complicated, you should consult your tax advisor in order to understand fully how the Merger will affect you.

THE SPECIAL MEETING


 VOTING

     A special meeting of stockholders of the Company will be held at 10:00 a.m., local time, on January __, 2000 at the Marriott Hotel, 10800 Metcalf Avenue, Overland Park, Kansas (the "Special Meeting"). At the Special Meeting, the holders of the Company's outstanding Common Stock will vote on a proposal to approve and adopt the Merger Agreement and the transactions contemplated thereby. Each share of Common Stock is entitled to one vote per share.


      Unless contrary instructions are indicated, proxies will be voted FOR the approval and adoption of the Merger Agreement and the transactions contemplated thereby. As explained below in the section entitled "DISSENTERS' RIGHTS OF APPRAISAL," a vote in favor of the Merger Agreement means that the stockholder owning those shares will not have the right to dissent and seek appraisal of the fair value of the shares. The Company does not know of any matters, other than as described in the Notice of Special Meeting of Stockholders, which are to come before the Special Meeting. If any other matters are properly presented at the Special Meeting for action, including, among other things, consideration of a motion to adjourn such meeting to another time and/or place (including, without limitation, for the purpose of soliciting additional proxies or allowing additional time for the satisfaction of conditions to the Merger), the persons named in the enclosed proxy card and acting thereunder generally will have discretion to vote on such matters in accordance with their best judgment.


     Delaware law requires that the holders of a majority of the voting power of all outstanding shares of Common Stock vote to approve and adopt the Merger Agreement. By the terms of the Merger Agreement, the Merger is also subject to a number of conditions other than stockholder approval. See "THE MERGER AGREEMENT
- Conditions." At the present time, the Company does not anticipate waiving any of the material conditions of the Merger.

      Under the terms of the Merger Agreement, the current officers of the Company will be the officers of the Surviving Corporation following consummation of the Merger. Members of the Buyout Group currently own 300,288 shares of Common Stock, representing approximately 9.2% of the outstanding shares of Common Stock as of the Record Date (as defined below), and the IRAs currently own approximately 2.3% of the Company's Common Stock. Messrs. O'Neil, Laborde and Cox currently hold exercisable options which, if exercised, would give them ownership of an additional 1.7% of the Company's Common Stock. To review a more detailed description of the interests of the members of the Buyout Group and certain other persons in connection with the Merger, see pages ___ to ___. The Company has been advised that members of the Buyout Group owning Common Stock intend to vote all shares in favor of the Merger Agreement and the transactions contemplated thereby. The members of the Board of Directors who are not members of the Buyout Group also intend to vote all their shares (6,500 shares or less than one percent of the outstanding shares of Common Stock as of the Record
Date) in favor of the Merger Agreement and the transactions contemplated thereby.


     The Board of Directors set the close of business on November 15, 1999 as the record date for determining who is entitled to vote at the Special Meeting (the "Record Date"). On the

Record Date, there were 3,252,370 shares of Common Stock outstanding and entitled to vote held by approximately 1,200 stockholders of record.

THE MERGER AGREEMENT


 THE MERGER CONSIDERATION


      If the Merger is completed, the Public Stockholders, other than any Dissenting Stockholders, will be entitled to receive $6.03 per share in cash for their Common Stock, without interest.



 CONDITIONS TO THE MERGER


      There are a number of conditions that must be satisfied before either the Company or COLA Acquisitions is obligated to complete the Merger, including, among others, the following:

     - the Merger must be approved by a majority of the voting power held by the stockholders of the Company; and

     - there can be no legal restraints or prohibitions that prevent completion of the Merger.

      There are additional conditions that must be satisfied or waived before COLA Acquisitions is obligated to complete the Merger, including:

     - COLA Acquisitions must obtain the financing described in the Commitment Letter or other financing not more onerous to it;

     - holders of not more than 5% of the outstanding shares of Common Stock exercise dissenters' appraisal rights;

     -    the Company must comply with the Merger Agreement; and

     - the Company must issue all shares of stock earned, as of the effective date of the Merger, by employees pursuant to the Company's employee benefit plans.

      There are additional conditions that must be satisfied before the Company is obligated to complete the Merger, including:

     -    COLA Acquisitions must comply with the Merger Agreement; and

     - the representations and warranties made by COLA Acquisitions in the Merger Agreement must be true and correct in all material respects.

 TERMINATION OF THE MERGER AGREEMENT


      The Company (acting through the Special Committee) and COLA Acquisitions may agree at any time to terminate the Merger Agreement. In addition, either the Company (acting through the Special Committee) or COLA Acquisitions may terminate the Merger Agreement if:

     -    a final court order or other governmental action prohibits the Merger;
          or

     -    the other party materially fails to comply with the Merger Agreement.

     The Company (acting through the Special Committee) may terminate the Merger Agreement if:

     - the Special Committee determines, under certain circumstances and before the approval of stockholders required by the Merger Agreement, that it is necessary to terminate the Merger Agreement in order to comply with its fiduciary duties to the Company's stockholders.

     To review the circumstances under which the Special Committee may terminate the Merger Agreement in order to comply with its fiduciary duties to the Company's stockholders, see page ___.

     COLA Acquisitions may terminate the Merger Agreement if:

     - the Board of Directors withdraws, modifies or changes its recommendation in favor of the Merger; or

     - the Board of Directors recommends or resolves to recommend an alternative Acquisition Proposal (as defined in the Merger Agreement) to the Company's stockholders.


 ACQUISITION PROPOSALS


     The Company and its subsidiaries will not solicit or knowingly encourage any Acquisition Proposal except in certain circumstances including:

     - if the Company or the Special Committee receives an unsolicited, written indication of a willingness to make an Acquisition Proposal at a price and upon terms that the Special Committee reasonably concludes are more favorable than the Merger and the Special Committee reasonably concludes financing for the Acquisition Proposal will likely be obtained, then the Company or the Special Committee may provide information to such person pursuant to an appropriate confidentiality agreement if failure to do so would be inconsistent with the Special Committee's fiduciary duties; and

     - the Company or the Special Committee may engage in discussions and negotiations with any person concerning an Acquisition Proposal if the Special Committee concludes that the failure to engage in discussions or negotiations would be inconsistent with the Special Committee's fiduciary duties.


 FEES AND EXPENSES


     COLA Acquisitions will be paid $500,000 and reimbursed up to a maximum amount of $200,000 for its costs and expenses incurred in connection with the transactions contemplated by the Merger Agreement if the Merger Agreement is terminated:

     - by COLA Acquisitions because the Special Committee either withdraws, modifies or changes its recommendation that the stockholders of the Company approve the Merger Agreement or recommends an alternative Acquisition Proposal to the Company's stockholders;

     - by the Company (acting through the Special Committee), in order for the Special Committee to comply with its fiduciary duties to the Company's stockholders in connection with an alternative Acquisition Proposal; or

     - by COLA Acquisitions because the Company has materially breached the Merger Agreement as a result of the action or inaction of the Special Committee and has failed to promptly cure that breach.

DISSENTERS' RIGHTS OF APPRAISAL

     Any stockholder who does not wish to accept $6.03 per share in cash in the Merger has the right under Delaware law to have the "fair value" of his, her or its shares determined by the Delaware Chancery Court. This "right of appraisal" is subject to a number of restrictions and technical requirements. Generally, in order to exercise appraisal rights:

     -    you must NOT vote in favor of the Merger; and

     - you must make a written demand for appraisal in compliance with Delaware law BEFORE the vote on the Merger.

     Merely voting against the Merger will not protect your right of appraisal. Annex C to this Proxy Statement contains the Delaware statute relating to your right of appraisal. Failure to follow all of the steps required by this statute will result in the loss of your right of appraisal. The Delaware law requirements for exercising appraisal rights are explained on pages __ to __. Because compliance with the requirements may be complicated, any stockholder who desires to exercise appraisal rights is urged to consult a legal advisor before exercising such rights.

                      SELECTED HISTORICAL AND PRO FORMA
                  CONSOLIDATED FINANCIAL DATA OF THE COMPANY

     The following table sets forth selected consolidated financial data for the Company and its subsidiaries (i) as of and for the nine months ended September 30, 1999 and 1998 and (ii) as of and for each of the five fiscal years in the period ended December 31, 1998. No separate financial information is provided for COLA Acquisitions since COLA Acquisitions is a special purpose entity formed in connection with the Merger and has no independent operations. No pro forma data giving effect to the Merger have been provided because the Company does not believe such information is material to stockholders in evaluating the proposed Merger and Merger Agreement since (i) the proposed Merger Consideration is all cash and (ii) if the Merger is completed, the Company's Common Stock would cease to be publicly traded.

     The financial information for the Company as of and for each of the five fiscal years in the period ended December 31, 1998 has been derived from audited consolidated financial statements of the Company. The financial information as of and for the nine months ended September 30, 1999 and 1998 has been derived from unaudited consolidated financial statements of the Company and, in the opinion of management, includes all adjustments (consisting only of a normal recurring nature) necessary to present fairly the information set forth therein. Operating results for such unaudited interim periods should not be considered indicative of results to be expected for the full fiscal year.


      The following financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's consolidated financial statements, accompanying notes and other financial information included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 and the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1999. Copies of the Form 10-K and Form 10-Q, as amended, are enclosed with this Proxy Statement as Annexes D and E, respectively.





                          As of and For the Nine
                              Months Ended
                              September 30,     As of and For the Fiscal Years Ended December 31,
                             -------------     ----------------------------------------------------
                           1999        1998        1998       1997      1996        1995      1994
                           ----        ----        ----       ----      ----        ----      ----
INCOME STATEMENT                         (In Thousands, Except Per Share Data)

Operating Revenue.......   $ 119,412  $ 113,652  $ 151,701  $ 133,223  $ 113,693  $ 96,847   $ 95,772
                           =========  =========  =========  =========  =========  ========   ========
Income (Loss) from
Continuing Operations...   $  (1,528) $  (2,137) $  (2,027) $   1,100  $      85  $  2,810   $  5,495
Income from Discontinued
Operations..............         --          --        --         --          --  $  3,576   $ 54,845
                           ---------  ---------  ---------  ---------  ---------  --------   --------
Net Income (Loss).......   $  (1,528) $  (2,137) $ (2,027)  $   1,100  $     852  $  6,386   $ 60,340
                           =========  =========  ========   =========  =========  ========   ========
Basic Earnings (Loss)
per Share:
  Continuing Operations    $   (0.44) $   (0.38) $  (0.39)  $    0.18  $    0.13  $   0.38     $ 0.73
  Discontinued Operations        --          --        --         --          --  $   0.48     $ 7.27
                           ---------  ---------  ---------  ---------  ---------  --------   --------
  Total ................   $   (0.44) $   (0.38) $  (0.39)  $    0.18  $    0.13   $  0.86     $ 8.00
                           =========  =========  ========   =========  =========   =======     ======



                                       13

                          As of and For the Nine
                              Months Ended
                              September 30,     As of and For the Fiscal Years Ended December 31,
                             -------------     ----------------------------------------------------
                           1999        1998        1998       1997      1996        1995      1994
                           ----        ----        ----       ----      ----        ----      ----
                                         (In Thousands, Except Per Share Data)

Diluted Earnings (Loss)
per Share:
Continuing Operations....  $ (0.44)   $  (0.37)  $  (0.39)   $  0.18   $    0.12  $   0.37     $ 0.72
Discontinued Operations..       --          --         --         --         --   $   0.48     $ 7.21
                           ---------  ---------  ---------  ---------  ---------  --------   --------
  Total .................  $ (0.44)   $  (0.37)  $  (0.39)   $  0.18   $    0.12  $   0.85     $ 7.93
                           =========  =========  ========   =========  =========   =======     ======

  BALANCE SHEET DATA
  Working Capital.......  $  5,511(2) $ 19,965   $ 19,018   $ 32,066   $  41,870  $ 60,930   $ 62,285
                          ========    ========   ========   ========   =========  ========   ========
  Total Assets .........  $ 81,193    $ 79,308   $ 77,763   $ 89,755   $  86,812  $ 88,426   $ 85,399
                          ========    ========   ========   ========   =========  ========   ========
  Short-Term Debt(1)....  $ 17,272(2)      --    $    300   $  2,500          --        --         --
                          ========               ========   ========
  Long-Term Debt........        --    $ 10,000   $  9,700         --          --        --         --
                                      ========   ========
  Shareholders' Equity..  $ 46,951    $ 50,964   $ 51,074   $ 72,485   $  74,561  $ 80,280   $ 77,419
                          ========    ========   ========   ========   =========  ========   ========
  Book Value per Share..  $14.44      $  12.96   $  12.99   $  12.03   $   11.69  $  10.62   $  10.25
                          ========    ========   ========   ========   =========  ========   ========
  Cash Dividends per
  Common Share..........       --          --         --          --          --        --         --


     (1) Short-term debt includes line of credit borrowings outstanding and current maturities of long-term debt.

     (2) The Company's $15.0 million term loan was classified as current maturities of long-term debt based on the current principal repayment schedule which calls for the balance outstanding to be due on September 30, 2000.


                  INFORMATION CONCERNING THE SPECIAL MEETING

TIME, PLACE, DATE


      This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of the Company of proxies from the holders of shares of the Company's Common Stock for use at the Special Meeting to be held at 10:00 a.m., local time, on January __, 2000, at the Marriott Hotel, 10800 Metcalf Avenue, Overland Park, Kansas, or at any adjournment(s) or postponement(s) thereof, pursuant to the enclosed Notice of Special Meeting of Stockholders.


PURPOSE OF THE SPECIAL MEETING

     At the Special Meeting, the stockholders of the Company will be asked to consider and vote upon the approval and adoption of the Merger Agreement and the transactions contemplated thereby. A copy of the Merger Agreement is attached to this Proxy Statement as Annex A. The Merger Agreement provides for the merger of COLA Acquisitions with and into the Company, with the Company as the Surviving Corporation. Pursuant to the Merger Agreement, each Public Stockholder (other than Dissenting Stockholders) will be entitled to receive $6.03 per share in cash, without interest.


      The Special Committee consisting of Messrs. Hill, Devlin and Stewart was appointed by the Board of Directors to review and evaluate the terms of the Merger and to report to the Board of Directors regarding the fairness of the Merger to the holders of Common Stock. Messrs. Hill, Devlin and Stewart are not members of the Buyout Group and will not have any continuing equity interest in the Surviving Corporation. The Special Committee concluded that the terms and provisions of the Merger Agreement and the Merger are fair to and in the best interests of the Company and the Public Stockholders, and unanimously recommended that the Board of Directors approve the Merger Agreement and the transactions contemplated thereby. At a meeting held on October 19, 1999, acting on the unanimous recommendation of the Special Committee, the Board of Directors concluded that the terms and provisions of the Merger Agreement and the Merger are fair to and in the best interests of the Company and the Public Stockholders, approved the Merger Agreement, and unanimously recommended that the stockholders approve and adopt the Merger Agreement and the transactions contemplated thereby. The Special Committee and the Board of Directors, in reaching their respective decisions, considered a number of factors, including the opinion of William Blair, the investment banking firm that advised the Special Committee, that, as of the date of such opinion and based upon and subject to various considerations, assumptions and limitations stated therein, the Merger Consideration to be received in the Merger was fair to the stockholders of the Company (other than those stockholders who are or will become affiliates or stockholders of COLA Acquisitions) from a financial point of view. A copy of William Blair's opinion is attached as Annex B to this Proxy Statement. See "SPECIAL FACTORS - Recommendation of the Special Committee and Board of Directors; Fairness of the Merger" and "SPECIAL FACTORS - Opinion of Financial Advisor to the Special Committee."


      BASED ON THE UNANIMOUS RECOMMENDATION OF ITS SPECIAL COMMITTEE, THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.

RECORD DATE; VOTING AT THE MEETING; QUORUM

     The Board of Directors has fixed the close of business on November 15, 1999 as the Record Date for the Special Meeting. Only stockholders of record as of the close of business on November 15, 1999 will be entitled to notice of and to vote at the Special Meeting.


     As of the close of business on the Record Date, the Company had outstanding 3,252,370 shares of Common Stock, held of record by approximately 1,200 registered holders. Holders of the Common Stock are entitled to one vote per share. The presence in person or by proxy of the holders of at least a majority of the voting power of the outstanding Common Stock entitled to vote at the Special Meeting constitutes a quorum. Broker non-votes and shares as to which a stockholder abstains will be included in determining whether there is a quorum at the Special

Meeting. Because the Merger Agreement must be approved by holders of a majority of all outstanding shares of Common Stock, however, a broker non-vote or abstention will have the same effect as a vote against approval of the Merger Agreement.



REQUIRED VOTE


      Under Delaware law, the Merger Agreement must be approved and adopted by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of Common Stock of the Company. The members of the Buyout Group currently own 300,288 shares of Common Stock, representing approximately 9.2% of the outstanding shares of Common Stock as of the Record Date. Messrs. O'Neil, Laborde and Cox currently hold exercisable options which, if exercised, would give them ownership of an additional 1.7% of the Company's Common Stock. See "SPECIAL FACTORS - Interests of Certain Persons in the Merger." The Company has been advised all members of the Buyout Group owning Common Stock intend to vote their shares in favor of the Merger Agreement and the transactions contemplated thereby. The members of the Board of Directors who are not members of the Buyout Group also intend to vote all their shares (6,500 shares or less then one percent of the outstanding shares of Common Stock as of the Record
Date) in favor of the Merger Agreement and the transactions contemplated thereby.


      Failure to return an executed proxy card or to vote in person at the Special Meeting or voting to abstain will constitute, in effect, a vote against approval and adoption of the Merger Agreement and the transactions contemplated thereby, for purposes of Delaware law. Similarly, broker non-votes will have the same effect as a vote against approval and adoption of the Merger Agreement and the transactions contemplated thereby.


ACTION TO BE TAKEN AT THE MEETING

      The enclosed proxy card is solicited on behalf of the Board of Directors. The giving of a proxy does not preclude the right to vote in person should any stockholder giving the proxy so desire. Stockholders have an unconditional right to revoke their proxy at any time prior to the exercise thereof, either by filing with the Company's Secretary at the Company's principal executive offices a written revocation or a duly executed proxy bearing a later date or by voting in person at the Special Meeting. Attendance at the Special Meeting without casting a ballot will not, by itself, constitute revocation of a proxy. Any written notice revoking a proxy should be sent to TransFinancial Holdings, Inc., 8245 Nieman Road, Suite 100, Lenexa, Kansas 66214, Attention: Mark A. Foltz, Corporate Secretary.


      All shares of Common Stock represented at the Special Meeting by properly executed proxies received prior to or at the Special Meeting, unless previously revoked, will be voted at the Special Meeting in accordance with the instructions on the proxies. Unless contrary instructions are indicated, proxies will be voted FOR the approval and adoption of the Merger Agreement and the transactions contemplated thereby. As explained below in the section entitled "DISSENTERS' RIGHTS OF APPRAISAL," a vote in favor of the Merger Agreement means that the stockholder owning those shares will not have the right to dissent and seek appraisal of the fair value of the shares. The Company does not know of any matters, other than those described in the Notice of Special Meeting of Stockholders, which are to come before the Special Meeting. If any other matters are properly presented at the Special Meeting for action, the persons named in the enclosed proxy card and acting thereunder generally will have discretion to vote on such matters in accordance with their best judgment. The Merger is also subject to a number of conditions. See "THE MERGER AGREEMENT - Conditions."



PROXY SOLICITATION

     The cost of preparing, assembling and mailing this Proxy Statement, the Notice of Special Meeting of Stockholders and the enclosed proxy card will be borne by the Company. The Company is requesting that banks, brokers and other custodians, nominees and fiduciaries forward copies of the proxy material to their principals and request authority for the execution of proxies. The Company may reimburse such persons for their expenses in so doing. In addition to the solicitation of proxies by mail, the directors, officers and employees of the Company and its subsidiaries may, without receiving any additional compensation, solicit proxies by telephone, telefax, telegram or in person.

      No person is authorized to give any information or make any representation not contained in this Proxy Statement, and if given or made, such information or representation should not be relied upon as having been authorized.


      COMPANY STOCKHOLDERS SHOULD NOT SEND ANY CERTIFICATES REPRESENTING SHARES OF COMMON STOCK WITH THEIR PROXY CARD. IF THE MERGER IS CONSUMMATED, THE PROCEDURE FOR THE EXCHANGE OF CERTIFICATES REPRESENTING SHARES OF COMMON STOCK WILL BE AS SET FORTH IN THIS PROXY STATEMENT. SEE "THE MERGER AGREEMENT--THE EXCHANGE FUND; PAYMENT FOR SHARES OF COMMON STOCK" AND "THE MERGER AGREEMENT --TRANSFERS OF COMMON STOCK."



                                 THE PARTIES

THE COMPANY

     The Company was organized in Delaware in April 1976 and is headquartered in Lenexa, Kansas. The Company operates in three industry segments:


     - transportation, through, its subsidiary Crouse Cartage Company and its affiliates ("Crouse");

     - financial services, primarily through its insurance premium finance subsidiary, Universal Premium Acceptance Corporation ("UPAC"); and

     -    industrial technology, through its subsidiary, Presis, L.L.C.
          ("Presis").

      Transportation. Crouse, headquartered in Lenexa, Kansas, is a regional motor common carrier of general commodities in less-than-truckload ("LTL") quantities in 15 states in the north central and mid-west portion of the United States. In 1998, Crouse entered into a strategic partnership arrangement with a southeastern regional LTL carrier that enables Crouse to offer its customers service in 7 south eastern states. Crouse also offers motor common carrier service for truckload quantities of general and perishable commodities throughout the 48 contiguous United States.

      Financial Services. UPAC, headquartered in Lenexa, Kansas, is engaged in the business of financing the payment of insurance premiums. UPAC offers financing of insurance premiums primarily to commercial purchasers of property and casualty insurance who wish to pay their insurance premiums on an installment basis. Whereas some insurance carriers require advance payment of a full year's premium, UPAC allows the insured to spread the payment of the insurance premium over time. UPAC finances insurance premiums without assuming the risk of claims loss borne by insurance carriers. When insureds buy an insurance policy from an independent insurance agent or broker who offers financing through UPAC, the insureds generally pay a down payment of 20% to 25% of the total premium and sign a premium finance agreement for the balance, which is generally payable in installments over the following nine months. Under the terms of UPAC's standard form of financing contract, UPAC is given the power to cancel the insurance policies if there is a default in the payment on the finance contracts and to collect the unearned portion of the premiums from the insurance carrier. The down payments are usually set at a level determined, in the event of cancellation of a policy, such that the unearned premiums returned by insurance carriers are expected to be sufficient to cover the loan balances plus interest and other charges due to UPAC. As of December 31, 1998, UPAC was doing business with more than 3,200 insurance agencies or brokers, the largest of which referred approximately 3% of the total premiums financed by UPAC in 1998. As of September 30, 1999, UPAC was doing business with more than 2,700 insurance agencies or brokers, the largest of which referred approximately 3% of the total premiums financed by UPAC in the first nine months of 1999.


      Industrial Technology. In July 1997, the Company acquired a controlling interest in Presis and subsequently purchased the remaining minority interests from the former owners in 1998. Presis is a start-up business involved in developing technical advances in dry particle processing. "Dry particle processing" is a process of preparing pigments and other dry powder materials for incorporation into manufacturing processes in a dry state by breaking down, or de-agglomerating, the powder particles and physically treating the powder particle surfaces with non-reactive materials. Presis has working prototypes that it utilizes for research and testing which will require further engineering before being placed in commercial operation. In the event the process is successfully developed, the Company believes that the process could be used to replace or shorten the current wet milling processes currently used by many manufacturers to create products such as paints and coatings which require non-water soluble powders to be blended with water or other liquid mediums. Presis is attempting to commercialize the process with manufacturers that already work with all the materials that would be used in the process.

      For additional information concerning the Company, see "WHERE YOU CAN FIND MORE INFORMATION" and "AVAILABLE INFORMATION."


COLA ACQUISITIONS


     COLA Acquisitions was incorporated in Kansas on September 30, 1999 by Messrs. O'Neil, Laborde and Cox in connection with the proposed Merger. COLA Acquisitions has not been engaged in any activities other than those in connection with the Merger. The principal office and business address of COLA Acquisitions is c/o Timothy P. O'Neil, 8245 Nieman Road, Suite 100, Lenexa, Kansas 66214. The telephone number of COLA Acquisitions is (913) 859-0055.


                               SPECIAL FACTORS

BACKGROUND OF THE MERGER


      On September 1, 1991, the Company acquired all of the outstanding shares of stock of Crouse Cartage Company from members of the Crouse family. In early 1998, as a result of disagreements between the Board of Directors and members of the Crouse family, who were officers and employees of Crouse Cartage Company, regarding the structure and operations of the Company, the Company engaged in discussions with members of the Crouse family regarding the repurchase of the family's interest in the Company. The disagreements arose in two principal areas: (1) the adoption of anti-takeover provisions and (2) the involvement of members of the Crouse family in the day-to-day operations of Crouse Cartage Company. The Board of Directors desired to adopt a stockholder rights plan in order to prevent any future hostile takeover of the Company not approved by the Board of Directors. Members of the Crouse family opposed the adoption of a stockholder rights plan. Secondly, management was concerned that the involvement of certain members of the Crouse family in the day-to-day operations of Crouse Cartage Company was undermining the ability of David D. Taggart, Chief Executive Officer of Crouse Cartage Company, to effectively direct its operations. Members of the Course family disagreed with this concern. At that time, the Crouse family owned approximately 22% of the outstanding shares of stock of the Company. During negotiations between the Company and the Crouse family, TJS Partners, LP ("TJS") offered to sell all of its stock , approximately 14% of the outstanding shares , to the Company on more favorable terms than those then being offered by the Crouse family. As a result of the offer from TJS, the Company and the Crouse family terminated negotiations. The Company decided that it would not repurchase the shares owned by the Crouse family when another large stockholder also desired to sell shares to the Company on more favorable terms. The Company did not negotiate with TJS to repurchase the shares owned by TJS, because the Crouse family opposed such a repurchase.

     On June 30, 1998, several weeks after the termination of negotiations between the Company and the Crouse family, TJS announced: (1) its agreement to acquire the shares of Company stock owned by the Crouse family, (2) its intention to obtain control of the Board of Directors and (3) its plans to study possible actions, including without limitation the liquidation or sale of part or all of the Company's business or assets. TJS did not undertake to acquire the remaining outstanding shares of Common Stock as part of its takeover of the Company. In part because of this and because TJS did not state its intentions with respect to the assets or operations of the Company, the Board of Directors determined that the takeover attempt was not in the best interests of the Company and its remaining stockholders. The Board of Directors was concerned about the failure by TJS to state its intentions because it could not determine whether the remaining stockholders would be treated fairly. Those stockholders would no longer have the protection of an independent Board of Directors to approve or disapprove policies instituted by TJS after the takeover. In order to prevent the takeover by TJS, the Company entered into negotiations to acquire the shares of Company stock owned by the Crouse family and TJS .

      On July 23, 1998, the Company entered into an engagement letter with George K. Baum & Company ("Baum"), an investment banking firm, pursuant to which Baum was retained to attempt to locate a buyer for Crouse. The decision to retain Baum to attempt to locate a buyer for Crouse was not directly related to the Company's attempt to defeat the proposed takeover by TJS. At the time the Company retained Baum, the Company believed that the negotiations to repurchase shares of Company stock from the Crouse family and TJS would be successful. The Company did not request that Baum locate a buyer for Crouse within any timetable, such as prior to consummation of the takeover or completion of the repurchase negotiations. The Company had not made a determination to sell Crouse at the time it retained Baum, but desired to know if Crouse could be sold at a reasonable price as part of its ongoing consideration of strategic alternatives. The Company instructed Baum not to contact certain competitors of the Company whom the Company and Baum agreed would likely have little interest in acquiring Crouse. The Company and Baum did not believe a regional, unionized less-than-truckload carrier would be attractive to those competitors, particularly the non-union and national carriers. The Company was also concerned with avoiding the release of confidential information and the potential harm to the business resulting from sale rumors spread by competitors. Baum contacted seven potential buyers, including trucking and transportation companies and financial buyers. The Company did not receive any offers for Crouse as a result of Baum's efforts.

     On August 14, 1998, the Company entered into a definitive agreement with members of the Crouse family to acquire all of the shares of Company stock owned by the Crouse family and TJS for $9.125 per share, plus reimbursement of certain expenses, resulting in total consideration of approximately $9.25 per share. The Board of Directors determined that the repurchase of shares for consideration of $9.25 was fair to and in the best interests of the Company and its remaining stockholders in order to prevent the takeover by TJS. During the period of negotiations between the Company, TJS and the Crouse family (July 7 to August
13), the average closing price of the Common Stock on the American Stock Exchange was $9.05 per share. The closing price of the Common Stock on August 13, 1998 was $8.50 per share. Payment for the repurchases occurred on September 30, 1998 and December 31, 1998.

     On February 19, 1999, the Board of Directors approved the repurchase of up to 400,000 shares of Common Stock in open market and privately negotiated transactions. On March 15, 1999, the Board of Directors approved an increase in the number of shares authorized to be repurchased to 1,030,000 shares. Between February 25, 1999 and April 15, 1999, the Company repurchased 683,241 shares of Common Stock, at an average price of $3.81 per share. The Company effected the repurchases in order to acquire shares of Common Stock of the Company at an attractive price.

     On April 27, 1999, Mr. O'Neil, Mr. Laborde and Mr. Cox met for the first time to consider Mr. O'Neil's proposal to acquire the outstanding shares of the Company. Mr. O'Neil approached Mr. Laborde and Mr. Cox because, among other things, they were large inside stockholders of the Company. At the conclusion of the meeting, Mr. Laborde and Mr. Cox agreed to consider such a transaction and indicated that Mr. O'Neil should investigate the same.

      On May 7, 1999, Mr. O'Neil met with representatives of Blackwell Sanders Peper Martin LLP ("Blackwell Sanders") to discuss the transaction under consideration and determine the law firm's interest and ability to assist in such a transaction if it were undertaken.

      On May 14, 1999, Messrs. O'Neil, Laborde and Cox met with representatives of Blackwell Sanders to discuss the factors to be considered in undertaking such a transaction and to determine if the law firm should be retained in connection with the same.

      On June 1, 1999, at the request of Messrs. O'Neil, Laborde and Cox, a special meeting of the Board of Directors was called for June 7.

      On June 4, 1999, Messrs. O'Neil, Laborde and Cox met to discuss the status of Mr. O'Neil's investigation. It was determined that if such a transaction were to occur, any transaction would be made available to other members of the O'Neil, Laborde and Cox families. It was further determined that post-transaction ownership would generally be in proportion to the number of shares of the Company's stock currently owned by the respective parties.

      On June 7, 1999, the special meeting of the Board of Directors was held . Messrs. O'Neil, Laborde and Cox were present at the meeting with representatives of Blackwell Sanders . On behalf of the Buyout Group, they delivered to the Board of Directors an unsolicited proposal by which, through a merger with the Company, an entity to be formed by them would acquire all of the issued and outstanding stock of the Company in exchange for cash of $5.25 per share. At the time the proposal was delivered, no commitment for financing for such an acquisition existed. Mr. O'Neil informed the Board of Directors that the proposal resulted from the comments of several shareholders, over prior months, that he or someone else should acquire all of the stock of the Company, that the costs of public ownership were disproportionate to the Company's size, that the market did not appear to properly value companies with a capitalization like the Company, and that holders of large blocks of Company stock had little liquidity. Mr. O'Neil further stated that he and the other members of the Buyout Group were interested in making such acquisition only if approved by the Board of Directors. Mr. O'Neil distributed to the Board of Directors valuations of the Company which he had prepared based upon going concern, sale and liquidation bases, and ranging from $4.06 to $4.99 per share. The closing price of the Company's stock on the American Stock Exchange on the prior business day was $4.375. In response to the proposal, the Board of Directors established the Special Committee, comprised of the independent directors of the Company, J. Richard Devlin, Harold C. Hill, Jr. and Clark D. Stewart, to evaluate the proposal on behalf of the Board of Directors and to consider any other proposals that the Company might receive. The Board of Directors discussed the scope of the authority of the Special Committee and decided that resolutions appointing the Special Committee would be circulated for approval by written consent.


     The Special Committee held its first meeting on June 7, 1999. At the meeting, the Special Committee appointed Harold C. Hill, Jr. as Chairman of the Special Committee, and retained Morrison & Hecker L.L.P. ("Morrison & Hecker"), general counsel of the Company, as legal counsel for the Special Committee. The Special Committee and Morrison & Hecker discussed the procedures to be followed in analyzing the proposal from the Buyout Group and any other offer from the Buyout Group or any third party. At the meeting and at subsequent meetings, Morrison & Hecker advised the Special Committee concerning the Special Committee's legal responsibilities.


     From June 7 until the date the definitive Merger Agreement was signed between the Company and COLA Acquisitions, Messrs. O'Neil, Cox and Laborde communicated amongst themselves, sometimes with the participation of representatives of Blackwell Sanders, with regard to all facets of the proposed transaction they were pursuing. These discussions concerned matters such as the structure of post-transaction ownership, the status of the Special Committee's deliberations, the status of negotiations with LaSalle over the Financing, the types of transaction structures available to accomplish the transaction and the appropriate negotiating strategies to pursue.


     On June 16, 1999, Mr. O'Neil delivered a letter to the Special Committee indicating that a commitment letter for financing the Buyout Group's proposal had been obtained.

     On June 16, 1999, the Special Committee met to approve a press release announcing the proposal of the Buyout Group and the appointment of the Special Committee, and to discuss the scope of work of and the procedure for selection of a financial advisor.

     On June 18, 1999, by written consent, the Board of Directors formally authorized the activities of the Special Committee and fixed the compensation of the members of the Special Committee. The resolutions authorized the Special Committee to consider the proposal submitted by the Buyout Group and authorized the Special Committee to discuss or negotiate a possible transaction with the Buyout Group or third parties, provide confidential or other information to such third parties, and recommend that an agreement be, or not be, entered into by the Company with the Buyout Group or a third party, with respect to a transaction proposal offered to the Company by any party, including management.


      On June 21, 1999, the Company, at the direction of the Special Committee, issued a press release announcing the offer of the Buyout Group to acquire all of the outstanding shares of stock of the Company at $5.25 per share, and the appointment of the Special Committee. The closing price of the Company's stock on the American Stock Exchange on the prior business day was $4.125.

      In the last week of June and the first week of July, the Special Committee met a number of times to identify and interview investment banking firms that might serve as financial advisor to the Special Committee.


      On July 6, 1999, as part of the process of interviewing investment banking firms, the Special Committee met with representatives of Baum, who provided a detailed oral report to the Special Committee of its previous efforts to locate a buyer for Crouse. Baum reported that it had contacted seven potential buyers, including trucking and transportation companies and financial buyers. Baum reported that none of the potential buyers expressed interest in submitting a proposal to acquire Crouse.


     On July 6, 1999, after contacting approximately eighteen investment banking firms regarding their interest in advising the Special Committee and interviewing six such investment banking firms, the Special Committee decided to engage William Blair to act as its financial advisor, subject to negotiation of an acceptable engagement letter. The Special Committee decided to retain William Blair based upon its experience and expertise in matters similar to the transaction proposed by the Buyout Group, its ability to actively market the Company if requested by the Special Committee and the proposed terms of its engagement.

     On July 9, 1999, the Special Committee met to further review the terms of the engagement proposed by William Blair, and authorized Mr. Hill and Morrison & Hecker to negotiate the same.

     On July 15, 1999, the Special Committee entered into an engagement letter with William Blair pursuant to which William Blair was engaged as financial advisor to the Special Committee, to assist the Special Committee in negotiations with the Buyout Group and any third party submitting a bid to acquire the Company, to market the Company or its subsidiaries to potential buyers upon the request of the Special Committee and, if necessary, to deliver an opinion as to the fairness, from a financial point of view, of the consideration offered in a proposed transaction.

      On July 16, 1999, the Company, upon the request of the Special Committee, terminated the engagement of Baum and issued a press release announcing the engagement of William Blair to act as financial advisor to the Special Committee.


     During the period from July 17, 1999 through August 16, 1999, William Blair, among other things, reviewed financial and other information concerning the Company and its subsidiaries. Mr. O'Neil and the other members of management were informed that William Blair had been engaged by the Special Committee as a financial advisor on the proposed transaction or any alternative thereto. On July 22, 1999, representatives of William Blair visited the Company's offices and met with members of management of the Company and its subsidiaries in order to obtain an understanding of the operating enterprises and management's view on the future for such operations. Representatives of William Blair also met with Mr. O'Neil in his capacity as President and Chief Executive Officer of the Company to obtain his view of the enterprises and their prospects.

     On July 22, 1999, Morrison & Hecker received a call from a person who indicated that he and others might have an interest in acquiring the stock of the Company. As described below, the person submitted a written bid to acquire the Company on August 13, 1999

     On July 23, 1999, Morrison & Hecker received a call from a person who indicated that he might have an interest in acquiring the premium finance business of the Company. The caller advised William Blair that he was in the process of raising a fund for acquisitions. The caller did not indicate a price at which it would acquire the premium finance business of the Company. The fund did not then exist, and the caller did not pursue the matter.

      On July 27, 1999, William Blair received a letter from an agent for a wholly-owned subsidiary of a bank expressing a preliminary indication of interest in acquiring the premium finance business of the Company. The caller did not indicate a price at which it would acquire the premium finance business of the Company. William Blair advised that the Special Committee preferred to consider the sale of the entire Company. The Special Committee preferred to sell the entire Company because the sale of a portion would have reduced the size of the Company and thereby exacerbated the burden of the Company's public company costs. The Special Committee also preferred to sell the entire Company in a single transaction in order to simplify the transaction, maximize the certainty that immediate value would be paid to stockholders, and limit the Company's expenses in the transaction. Nothing more was heard from this caller.

      On July 27, 1999, the Special Committee met to consider developments and the status of the work being performed by William Blair. The Chairman reported to the Special Committee on the execution of the engagement letter with William Blair and the meetings between representatives of William Blair and management. The Chairman also reported on contacts that had been received from potential bidders.

     On July 27, 1999, Morrison & Hecker received a written proposal from Appalachian Company ("Appalachian") to acquire all of the outstanding stock of the Company for $7.00 per share in cash, subject to completion of satisfactory due diligence, stockholder approval (if necessary), compliance with any applicable provisions of the Company's stockholder rights plan, obtaining financing on acceptable terms, preparation and execution of definitive agreements and other customary conditions. The proposal included a letter from a bank stating that a certain partnership, identified as a sister partnership, had the ability to purchase assets up to "the low nine (9) figures" and could obtain from the bank a line of credit in "the mid eight (8) figures."

      On August 13, 1999, William Blair received a telephone call from Shell Ridge Capital Partners ("Shell Ridge") expressing a preliminary indication of interest in acquiring the premium finance business of the Company. William Blair advised that the Special Committee preferred to consider the sale of the entire Company. The caller expressed a willingness to explore a proposal for the entire Company.

      As a follow-up to the call of July 22, 1999, on August 13, 1999, Morrison & Hecker received a written proposal from Crescendo Capital ("Crescendo") to acquire all of the outstanding stock of the Company for $6.00 to $6.50 per share in cash, subject to completion of satisfactory due diligence, stockholder approval, compliance with any applicable provisions of the Company's stockholder rights plan, obtaining financing on acceptable terms, preparation and execution of definitive agreements and other customary conditions.

     On August 16, 1999, the Special Committee held a meeting at which representatives of William Blair presented the preliminary conclusions of their valuation analysis. The preliminary valuation analysis performed by William Blair consisted of a discounted cash flow analysis, comparable company analysis and comparable transaction analysis along the lines described in "SPECIAL FACTORS - Opinion of Financial Advisor to the Special Committee." The representatives of William Blair indicated that, based on the information that they had received to date, and based upon the existence of competing proposals at potentially higher valuations than offered by the Buyout Group, they considered it appropriate to pursue discussions with third parties. The Special Committee determined to proceed on this basis.

     On August 19, 1999, the Special Committee received a signed confidentiality agreement of Crescendo. On August 20, 1999, Crescendo was provided certain information regarding the Company and was requested to submit a preliminary indication of interest by September 3, 1999 in order to qualify Crescendo for further due diligence at the Company's offices.

     On August 24, 1999, the Special Committee received a signed confidentiality agreement of Shell Ridge. On August 25, 1999, Shell Ridge was provided certain information regarding the Company and was requested to submit a preliminary indication of interest by September 10, 1999 in order to qualify Shell Ridge for further due diligence at the Company's offices.

     On August 30, 1999, a representative of Blackwell Sanders requested a meeting with a representative of Morrison & Hecker. At the meeting held on the same day, the representative of Blackwell Sanders presented to Morrison & Hecker a draft of a proposed Agreement and Plan of Merger governing the transaction proposed by the Buyout Group. Except as otherwise discussed in the remainder of this Proxy Statement, the terms of this proposed agreement were the same as those contained in the final Agreement and Plan of Merger executed on October 19, 1999.

     On September 2, 1999, after extensive negotiation, the Special Committee received a signed confidentiality agreement of Appalachian. On September 2, 1999, Appalachian was provided certain information regarding the Company and was requested to submit a preliminary indication of interest by September 10, 1999 in order to qualify Appalachian for further due diligence at the Company's offices.

     On September 3, 1999, Crescendo submitted a preliminary, non-binding indication of interest regarding an acquisition of the Company for an aggregate purchase price ranging from $19.0 - $21.5 million (or approximately $5.90 to $6.70 per share), and requested a period of exclusivity in which to complete due diligence and prepare definitive documents. The request for exclusivity was declined.

     On September 10, 1999, the Special Committee held a meeting to review the status of the bidding process. Blair informed the Special Committee that Shell Ridge had requested additional time to respond and that Appalachian had indicated that it would rely upon its initial letter as its preliminary indication of interest. In order to permit all potential bidders to complete due diligence and in order to bring the process to a close, the Special Committee directed William Blair and Morrison & Hecker to advise all interested bidders that further due diligence could be conducted between September 13 and September 30 and that firm proposals had to be submitted by October 1, 1999. Mr. O'Neil was contacted by phone later that day. As a result of this call, the Buyout Group formally learned for the first time that other parties were expressing interest in making a competing offer for the Company.

     On September 10, 1999, representatives of Morrison & Hecker called Mr. O'Neil and a representative of Blackwell Sanders to inform them of the Special Committee's determination to require definitive bids and to inquire about the availability of management for due diligence visits by third parties. Later that day, a representative of Blackwell Sanders called a representative of Morrison & Hecker and requested that the Buyout Group be given the right to match any bid received by the Special Committee from any third-party bidder that was higher than the bid submitted by the Buyout Group. The representative of Morrison & Hecker informed William Blair and the Chairman of the Special Committee of the request by the Buyout Group. The request was rejected. It was believed that granting such a matching right to one bidder would discourage other bidders from participating in the bidding process established by the Special Committee.

     On September 13 and 14, 1999, letters were sent to Crescendo, Shell Ridge, Appalachian and the Buyout Group informing them that further due diligence could be conducted between September 13 and September 30 and that a firm written proposal to acquire the Company should be submitted to the Special Committee no later than 5:00 p.m., Central time, on October 1, 1999.

     From September 14 to September 22, 1999, representatives of Crescendo and Appalachian reviewed additional due diligence information at the Company's offices, and interviewed management.

     On September 17, 1999, Shell Ridge advised that it would not be submitting a bid to acquire the Company. Shell Ridge indicated that it was only interested in the premium finance business and would consider combining a bid with any party desiring to acquire the Company's trucking business, if such a bidder appeared.

     On October 1, 1999, the Special Committee received proposals from Appalachian, Crescendo and the Buyout Group, as follows.

     a. Appalachian submitted a bid "...to pay in cash $7.00 per share for 3,251,195 shares deemed to constitute all Company shares outstanding, adjusted down for the net cost of options for stock exercised, adjusted down for the net cost of employees who exercise their options to quit upon change of control, adjusted down for losses incurred after June 30, 1999 to date of closing, adjusted up for increases in equity after June 30, 1999 to date of closing, and adjusted up or down for balance sheet changes negotiated in the definitive agreement for the purchase." The bid further required that the Company's income statements and balance sheet be audited as of closing to determine the adjustments to the purchase price. The bid did not include the financing commitment requested by the Special Committee.

     b. Crescendo stated that, based upon due diligence conducted over the previous several weeks, it was not in a position to submit a proposal consistent with the indication of interest previously submitted by it. Crescendo submitted a bid for the premium finance receivables of UPAC for a cash price equal to the face value thereof, net of loan reserves and accounts payable to agents, plus a premium of $3 million. Crescendo stated its belief that the bid would result in a purchase price of approximately $18 million for such assets of UPAC. The bid did not include the assumption of UPAC's liabilities and did not address the potential costs of liquidating UPAC.

     c. The Buyout Group bid $5.75 per share in cash for all of the outstanding shares of stock of the Company not beneficially owned by it. The bid stated that the Buyout Group would require a break-up fee of $750,000 and expense reimbursement up to $250,000 in the definitive agreement, to be paid in the event the Company engaged in a transaction with another bidder after signing a definitive agreement. The bid included a financing commitment as requested by the Company. The bid also included a second proposed definitive merger agreement which had been revised to reflect the new price and to include the specific amounts for the break-up fee and expense reimbursement.

     On October 4, 1999, the Special Committee met to consider the bids submitted to the Special Committee. Representatives of Morrison & Hecker were present at the meeting and representatives of William Blair participated by telephone. The Special Committee made the following determinations with respect to each bid.

     a. The Special Committee analyzed the bid of Appalachian to acquire all of the outstanding shares for cash of $7.00 per share, subject to a number of adjustments. The Special Committee found that the request for closing adjustments was problematic in connection with a tender offer for shares of, or a merger with, a public company. The Company noted that the adjustment for "the net cost of employees who exercise their options to quit upon change of control" misread the Company's change in control severance agreements, which permit severance only if the Company takes certain actions upon a change in control. Because of the uncertainty as to the actual amount of closing adjustments requested, the Special Committee could not precisely determine the amount offered and did not attempt to value Appalachian's bid. It appeared from the adjustments requested that the actual offer was likely substantially less than $7.00 per share. The Special Committee further noted that the bid did not contain the financing commitment requested. The Special Committee expressed its concern regarding the ability of Appalachian to consummate the acquisition of a public company.

                The Special Committee instructed William Blair to request Appalachian to submit a fixed-price bid, with no closing adjustments, on or before 5:00 p.m., on Wednesday, October 6, 1999 and to provide a financing commitment no later than noon on Friday, October 8, 1999. The Special Committee instructed William Blair to inform Appalachian of the losses incurred by the Company in the aggregate amount of $618,000 in July and August, 1999, and to inform Appalachian to assume that the Company would continue to suffer losses in equivalent amounts until the end of the calendar year. The Special Committee further instructed William Blair to inform Appalachian that no severance payments were required to be paid pursuant to change-in-control agreements with employees unless Appalachian terminated or demoted such employees.

     b. The Special Committee analyzed the bid presented by Crescendo to purchase certain assets of UPAC for approximately $18 million. The Special Committee noted that the bid was to purchase certain assets, rather than the stock, of UPAC, and that analysis of the bid required a determination of the liabilities of UPAC not assumed by Crescendo and the costs of winding down UPAC. The Special Committee estimated such liabilities and costs at $3 million for purposes of its initial analysis, and asked counsel for the Special Committee to obtain an itemization of such liabilities and costs from the Company. The Special Committee analyzed the sale of the assets of UPAC, together with each of the following alternatives: (1) liquidation of Crouse and the remaining assets of the Company, (2) a dividend of the proceeds of the sale to the shareholders and continuing to operate Crouse, (3) sale of Crouse to a different buyer and (4) retaining the proceeds of the sale of assets and continuing to operate Crouse. The Special Committee did not take into account the industrial technology portion of the Company's business in considering these alternatives, because the Special Committee considered the value of this portion of the Company to be insignificant.

               With respect to the first alternative, the liquidation of Crouse, the Special Committee considered the summary liquidation analysis of Crouse prepared by William Blair. The liquidation analysis was not based upon an appraisal of the assets of Crouse and included a number of assumptions and other information provided by the Company. The summary analysis included valuation estimates assuming the realization of certain percentages of the book value of the assets of Crouse upon liquidation. The liquidation value estimates included payment (net of taxes) of multi-employer pension liabilities estimated to be in excess of $5,000,000 and WARN Act payments (net of taxes) to employees estimated to be in excess of $13,000,000 in connection with the liquidation, but excluded the costs of liquidation and the repayment of the Company's bank debt of approximately $15,000,000. The WARN Act payments consist of compensation and benefits payments to employees of Crouse for a period of sixty (60) days after cessation of operations as required under the Worker Adjustment and Retraining Notification Act, which mandates sixty (60) days notice of a plant closing or mass layoff. The Special Committee concluded that upon a sale of certain assets of

          UPAC to Crescendo for a net amount of approximately $15,000,000, the liquidation of Crouse and repayment of the Company's bank debt of $15,000,000, the net proceeds to the Company would likely be less than from the sale of the stock of the Company. Based upon the low-end, mid-range and high-end valuations provided in the liquidation analysis of Crouse prepared by William Blair as described above, the Special Committee estimated that the proceeds to the Company from the liquidation of Crouse would be $(2,221,911), or $(0.67) per share, at the low end, $885,560, or $0.27 per share at the mid-range, and $3,993,032, or $1.21 per share, at the high end. These estimates do not include the expenses associated with the liquidation of Crouse. Based upon the high-end estimates, and assuming the receipt of approximately $15,000,000 from the sale and liquidation of UPAC and the repayment of $15,000,000 in bank debt, the Special Committee estimated that the amount available for distribution to stockholders after the sale of certain assets of UPAC and the liquidation of Crouse would be less than $1.50 per share. The Special Committee also considered that the liquidation of Crouse would take a significant period of time and would involve many risks and uncertainties.

               With respect to the second alternative, the dividend of the proceeds of the sale of assets of UPAC, Morrison & Hecker advised the Special Committee that such a dividend could cause the Company to violate the Company's covenants under its loan agreements with Bankers Trust and BancBoston. The Special Committee also considered that a dividend of any or all of such proceeds, even if legally permissible, would likely result in ordinary income to the shareholders, rather than a capital gain or loss from the sale of the stock of the Company. The Special Committee further noted that such a dividend would leave a very small public company with a minimal market capitalization. In such event, the Company would likely continue to have a limited institutional following, no research attention from market analysts and a limited trading market for its shares, and the costs incurred in being a public company would be higher relative to the Company's revenues. The Special Committee concluded that this alternative was not in the best interests of the Company and its stockholders.

               The Special Committee considered the third alternative, the sale of the assets of UPAC and the sale of Crouse to a different buyer. The Special Committee noted the unsuccessful efforts of Baum to sell Crouse and considered the fact that Baum was asked not to solicit certain competitors of Crouse. The Special Committee did not place great significance on the fact that Baum did not solicit such competitors, because the Special Committee believed that Crouse as a regional, unionized less-than-truckload carrier would not be attractive to most of them, particularly the non-union and national carriers, and because the Company had publicly announced the bid of the Buyout Group on June 21, 1999 and the retention of William Blair on July 16, 1999 and had received only the indications of interest described in this Proxy Statement prior to execution of the Merger Agreement. The Special Committee noted that it had not received any inquiries from third parties to purchase Crouse . The Special Committee concluded that it would be extremely difficult to find a buyer for a regional, unionized, less-than-truckload carrier such as Crouse. The Special Committee did not offer to sell Crouse separately to Appalachian, because Appalachian had already submitted a bid to acquire the entire Company and had indicated a willingness to acquire the entire Company. The Special Committee concluded that the transaction would be simpler, stockholders would receive payment earlier and the Company would incur lower expenses if the entire Company were sold in a single transaction. The Special Committee concluded that the best course was to inform Appalachian that certain assets of UPAC could be sold for $18 million and to ask Appalachian to reconsider its bid in light of this information.

               The Special Committee considered the fourth alternative, selling the assets of UPAC to Crescendo, retaining the proceeds and continuing to operate Crouse and the remaining businesses of the Company. The Special Committee concluded that it was unlikely that the conversion of the operations of UPAC to cash would improve the results of operations or prospects of the Company or cause the Company to be more attractive to investors. The Special Committee noted that upon the sale of UPAC, the Company would remain a very small public company , with no research attention from market analysts and a limited trading market for its shares. The Special Committee also considered the prospects of Crouse, including the competitive disadvantages suffered by Crouse as a unionized, regional less-than-truckload motor carrier in competing with national and regional union and non-union carriers. The Special Committee determined this would not be the best alternative for the Company and its stockholders.

               The Special Committee instructed William Blair to ask the representatives of Crescendo whether it would submit a bid for the stock of UPAC. The Special Committee further instructed William Blair to inform representatives of Appalachian that certain assets of UPAC could be sold for approximately $18 million and to ask Appalachian to reconsider its bid in light of this information.

     c. With respect to the bid by the Buyout Group to acquire outstanding shares for cash of $5.75 per share, the Special Committee determined that the bid provided all of the information requested by the Special Committee. In considering all of the bids, the Special Committee considered whether to request that any transaction be conducted as a tender offer followed by a merger, rather than as a merger. The Special Committee considered the possible advantages of a tender offer to be that: (1) stockholders wishing to tender their shares would be paid for their shares sooner in a tender offer than if such stockholders were required to wait for completion of a merger, (2) the acquisition could be completed more quickly if 90% or more of the outstanding shares of Common Stock were tendered in the tender offer, because the bidder could immediately complete the acquisition by approving a short-form merger without holding a stockholders' meeting and (3) the transaction would be more likely to occur if a majority of shares were tendered in the tender offer, because the bidder would own sufficient shares to approve the merger at a stockholders' meeting and there would be fewer conditions to the completion of the merger. The Special Committee considered the possible disadvantages of the tender offer to be that a bidder might submit a lower bid to cover the costs of the tender offer and that there could be less time after announcement of a definitive agreement for competing bidders to submit bids for the Company. The Special Committee decided that it would request that bidders wishing to acquire the entire Company conduct a tender offer as part of the bidding process, but that it would not require that a tender offer be conducted if an otherwise favorable transaction was negotiated. The Special Committee requested that Morrison & Hecker review and prepare required revisions to the proposed definitive merger agreement presented by the Buyout Group, including changes which might be required to provide for a tender offer.

      After the Special Committee meeting, on October 4, 1999, William Blair called a representative of Crescendo to request a bid for all of the stock of UPAC, advised Appalachian of the request for a revised bid and a financing commitment and provided the information described above to Appalachian.

      On October 7, 1999, Appalachian provided a revised bid as follows: "[I]f there is no material change in the audited final balance sheet from the June 30, 1999 balance sheet other than the impact of the exercise of options at about $184,394, losses to date through August of $618,000 plus about $300,000 per period between August and year end, and we can acquire the stock and take control December 31, 1999, we would offer $20 million for all the stock of TFH, including the in-the-money options stock." The bid further provided, "It would be necessary to have the audited balance sheet and income statement for the determination of material variances beyond those accepted herein, an acceptable binding definitive agreement, and an acceptable lending source."

     On October 7, 1999, Morrison & Hecker provided to Blackwell Sanders a revised definitive merger agreement, which included revisions required if the Buyout Group conducted a tender offer as part of a merger transaction. These revisions were later abandoned.

     On October 8, 1999, a representative of Appalachian informed William Blair in a telephone conversation that Appalachian would require approximately a month to obtain a financing commitment. William Blair was also told that Appalachian's principal would not be available for several days to consider a change in its offer. The representative of Appalachian requested that the Company rely upon the letter from a bank previously provided to the effect that a sister partnership of Appalachian had borrowing capacity in "the mid-eight (8) figures."

      On October 8, 1999, the Special Committee held a meeting to discuss the revised proposal from Appalachian and other developments. Representatives of Morrison & Hecker were present and representatives of William Blair participated by telephone. The Special Committee, with the assistance of William Blair, determined that the $20 million bid from Appalachian offered consideration of approximately $6.02 per share if no other adjustments were required. The per share purchase price was determined by dividing the $20,000,000 bid by the sum of 3,252,155 outstanding shares of Common Stock and 66,000 shares of Common Stock issuable upon exercise of outstanding in-the-money stock options. The Special Committee noted that the bid did not satisfy its requirement of a fixed-price bid, because the bid still required a closing adjustment with an audited income statement and balance sheet. The Special Committee noted that such an adjustment requirement in the context of a tender offer or merger involving a public company was problematic. The Special Committee also concluded that even if a fixed-price bid could be obtained from Appalachian, it appeared from the language of the bid that further downward adjustments in the offer price could be required, for transaction expenses, as an example, which the Special Committee estimated to be approximately $1 million. The Special Committee's estimate of transaction expenses included financial advisor fees of approximately $700,000, legal fees of approximately $150,000, fees of the Special Committee of approximately $50,000, printing and mailing expenses, SEC filing fees and other miscellaneous expenses. The Special Committee further concluded that the bank letter provided by Appalachian was not the equivalent of a financing commitment.

      Morrison & Hecker then presented to the Special Committee an estimate from the Company of the liabilities of UPAC that would not be assumed by Crescendo and the costs of winding down UPAC. The total of such liabilities and costs were estimated at $3.7 million. William Blair reported to the Special Committee that Crescendo had not provided a formal bid for the stock of UPAC, but had orally stated that, if it were to bid for the stock, its offer would be reduced, dollar for dollar, for any assumed liabilities and liquidation costs. The Special Committee confirmed its prior conclusion that the Crescendo offer was not the best alternative for the Company and its Public Stockholders.


     The Special Committee considered whether the Buyout Group would comply with the funding requirement in its loan commitment, assuming a closing in February 2000, if the losses being suffered by the Company continued until that time. The Special Committee noted that the Company had suffered aggregate losses of $618,000 in July and August 1999.

     The Special Committee concluded that the best course of action was to direct William Blair to contact representatives of the Buyout Group, inform them that the Company had received a competitive bid and that to compete further the Buyout Group would need to submit a bid for in excess of $6.00 per share, with a total break-up fee and expense reimbursement amount of not more than $500,000.

      On October 11, 1999, William Blair spoke with Mr. O'Neil of the Buyout Group and relayed the foregoing instructions.

      On October 12, 1999, the Buyout Group submitted a revised written proposal, providing for (a) a cash purchase price of $6.00 per share for the outstanding shares of stock of the Company, and (b) a break-up fee of $500,000 and expense reimbursement of up to $200,000. Later that day, the Buyout Group, after being reminded by William Blair that the Special Committee had instructed that any bid be in excess of $6.00 per share, raised its bid to $6.03 per share, with additional payments to holders of stock options.


      Between October 13, 1999 and October 19, 1999, representatives of Morrison & Hecker met with representatives of Blackwell Sanders and members of the Buyout Group to discuss the draft of the merger agreement that was submitted with the Buyout Group's October 1 bid. That draft was initially revised to reflect the increased price and reduced break-up fee specified in the October 12 offer. Then, over the course of the one week period, the negotiating parties agreed to make several changes to the agreement requested by the Special Committee and Morrison & Hecker. It was agreed that COLA Acquisitions would commit in the Merger Agreement to maintain directors and officers insurance policies after the Merger. It was also agreed that the amount to be paid to holders of options with exercise prices above $6.03 would be specified in the agreement as $0.20 per option share. Representations and warranties on the part of COLA Acquisitions were also added to the Merger Agreement related to the Financing, the solvency of the Surviving Corporation, COLA Acquisitions' belief in the accuracy of the Company's representations and warranties and COLA Acquisitions' ownership of Company stock. In connection with the last representation and warranty, Mr. Laborde agreed, at the request of the Special Committee, to commit to contributing an additional 154,650 shares of stock to COLA Acquisitions prior to November 30, 1999.

     During the discussions between October 13 and October 19, it was also agreed that certain changes in the termination and break-up fee provisions of the agreement would be made. The circumstances under which the Special Committee could terminate the agreement with COLA Acquisitons in order to pursue an alternative transaction were expanded. Initially, COLA Acquisitions had attempted to limit such termination to circumstances in which the Special Committee received an alternative proposal that was " financially superior" to the transaction with COLA Acquisitions. In the final Merger Agreement, it was instead stated that the Special Committee could terminate the transaction if it received an alternative proposal that was generally "more favorable" to Company stockholders than the COLA Merger.

     As a final change to the Merger Agreement made in the period between October 13 and October 19, it was agreed, at the request of the Special Committee, that the instances in which COLA Acquisitions could terminate the agreement or collect the break-up fee would be limited. It was specified in the final Merger Agreement that a breach of the agreement by the Company would not give rise to a right of termination or lead to payment of the break-up fee unless that breach resulted from the action or inaction of the Special Committee rather than the conduct of management.

      On October 18, 1999, the Special Committee met with representatives of William Blair and Morrison & Hecker to consider the proposal of the Buyout Group. William Blair summarized its financial analysis of the Company and rendered its oral opinion, subsequently confirmed in writing, that, as of such date, the Merger Consideration of $6.03 per share was fair from a financial point of view to the stockholders of the Company (other than those stockholders who are or will become affiliates or stockholders of COLA Acquisitions). Morrison & Hecker then reviewed with the Special Committee the terms of the proposed Merger Agreement with COLA Acquisitions and the changes to the Merger Agreement that had been proposed since the last meeting of the Special Committee. At the request of the Special Committee, Mr. O'Neil of the Buyout Group made a presentation to the Special Committee concerning the ability of COLA Acquisitions to satisfy the initial funding conditions of the Commitment Letter. Mr. O Neil reported that, (i) LaSalle's field exam had been performed and that no negative findings had been reported, (ii) the equipment appraisals had been performed with satisfactory results, (iii) the accounting treatment of the transaction had been approved by the lender, and (iv) although its review was not yet complete, LaSalle was comfortable with the value of UPAC. After further discussion with its advisors, the Special Committee approved the offer of the Buyout Group and the terms and conditions of the Merger Agreement, subject to certain changes. The Special Committee also determined that the Merger Agreement and the transactions contemplated thereby were fair to and in the best interests of the Company and its Public Stockholders and determined to recommend that the Board of Directors approve the proposed Merger Agreement and the transactions contemplated thereby.

     On October 19, 1999, the Board of Directors held a special meeting. All of the directors were present in person at the meeting. Representatives of William Blair, Morrison & Hecker and Blackwell Sanders also attended the meeting. William Blair made a presentation to the Board of Directors reviewing the analyses William Blair had performed in connection with the rendering of its opinion, including the assumptions made, the facts upon which this opinion was based, the methodologies utilized and the relative limits of its analysis. See "SPECIAL FACTORS - Opinion of Financial Advisor to the Special Committee." William Blair concluded its presentation by indicating that it had rendered, on October 18, 1999, its opinion that, as of the date of such opinion, the Merger Consideration of $6.03 per share was fair from a financial point of view to the Company's stockholders (other than those stockholders who are or will become affiliates or stockholders of COLA Acquisitions). Morrison & Hecker then reviewed with the Board of Directors the terms of the proposed Merger Agreement with the Buyout Group. Mr. Hill, as Chairman of the Special Committee, then reported to the Board of Directors the principal grounds upon which the Special Committee had decided to approve the Merger and recommend it to the Board of Directors. The Board of Directors then unanimously determined that the Merger Agreement and the transactions contemplated thereby were fair to and in the best interests of the Company and its Public Stockholders, approved the Merger Agreement and the transactions contemplated thereby and resolved to recommend approval and adoption of the Merger Agreement and the Merger by the stockholders of the Company.


     On October 19, 1999, immediately after the meeting of the Board of Directors, the Company and COLA Acquisitions executed the Merger Agreement. The Company then issued a press release announcing that the Company had entered into the Merger Agreement with COLA Acquisitions.


RECOMMENDATION OF THE SPECIAL COMMITTEE AND BOARD OF DIRECTORS; FAIRNESS OF THE MERGER


      The Special Committee, comprised solely of independent directors, has (a) unanimously determined that the Merger Agreement and the transactions contemplated thereby are fair to and in the best interests of the Company and the Public Stockholders (who are all of the unaffiliated security holders in the Merger), (b) unanimously approved, and recommended that the Board of Directors should approve, the Merger Agreement and the transactions contemplated thereby, and (c) subject to the terms of the Merger Agreement, unanimously determined that the Board of Directors should recommend approval and adoption of the Merger Agreement and the Merger by the stockholders.

     The Board of Directors, upon the recommendation of the Special Committee, has (a) unanimously determined that the Merger Agreement and the transactions contemplated thereby are fair to and in the best interests of the Company and the Public Stockholders (who are all of the unaffiliated security holders in the Merger), (b) unanimously approved the Merger Agreement and the transactions contemplated thereby and (c) subject to the terms of the Merger Agreement, unanimously resolved to recommend approval and adoption of the Merger Agreement and the Merger by the stockholders.



Factors Considered by the Special Committee and the Board of Directors.


     Special Committee. In reaching its decision to approve and recommend adoption of the Merger Agreement, the Special Committee considered a number of factors. The factors considered by the Special Committee which supported their determination to approve and recommend the Merger Agreement include, among others, the following:


      (1) Highest and Best Proposal. The Special Committee considered that the cash consideration of $6.03 per Share offered by the Buyout Group for all of the outstanding shares of stock provided a higher amount of consideration to stockholders than the offer by Appalachian, which the Special Committee estimated at a maximum of $6.02 per share, and that Appalachian's offer required closing adjustments based upon audited income statements and an audited balance sheet, and was conditioned upon Appalachian obtaining financing on acceptable terms. The Special Committee concluded that the closing adjustments required by Appalachian were problematic in connection with a transaction with a public company. The Special Committee also considered that the offer by the Buyout Group also provided higher consideration than the offer by Crescendo to purchase certain assets of UPAC for approximately $18 million, for the reasons set forth above under "Background of the Merger," and considered that the Crescendo offer did not provide for the assumption of liabilities and the costs of winding down UPAC, the disposition of the remaining assets or assumption of the remaining liabilities of the Company, including the Company's outstanding bank debt of approximately $15 million.

      (2) Competitive Bidding Process. The Special Committee noted that the final offer received from the Buyout Group resulted from the competitive bidding process established by the Special Committee as described in "Background of the Merger", above. The Special Committee considered the process to be competitive because each bidder was given equal time to make a bid. Further, the interest of Crescendo and Appalachian was communicated to the Buyout Group, but the bid price of each bidder was not communicated to the others. The Special Committee also considered that no offer superior to the proposed transaction with the Buyout Group was presented to the Special Committee since the public announcement of the Buyout Group's initial proposal on June 21, 1999. Crescendo and Appalachian were not contacted again by the Special Committee after receipt of the final offer of $6.03 per share from the Buyout Group because Crescendo had already indicated it was interested in purchasing only certain assets of the premium finance unit, and Appalachian had stated that its principal was not available for several days to consider a change in its offer, a commitment for financing of its offer would require approximately thirty (30) days, and consummation of any transaction with Appalachian was thought to be problematic. The Special Committee believed that the Buyout Group's bid was the only viable bid to acquire the entire Company at that stage in the bidding process. The Special Committee believed that the uncertainty of the acquisition process was damaging the business and results of operations of the Company and that there was no assurance that Appalachian would ever submit a competitive, viable bid. The Special Committee decided that it was in the best interests of the Company and its stockholders to bring the bidding process to a close by obtaining an increase in the Buyout Group's final bid.


     (3) Market Price and Premium. The Special Committee considered that the $6.03 per share price offered by the Buyout Group represented a premium of 46% over the closing price of the shares on the American Stock Exchange on June 18, 1999, the last full trading day before the offer of the Buyout Group was announced.

     (4) Fairness Opinion. The Special Committee also considered the financial presentation of William Blair and William Blair's statement at the October 18, 1999 meeting of the Special Committee (which was confirmed in writing on October 18, 1999) to the effect that, as of the date of its opinion and based upon and subject to the matters stated in its opinion, the Merger Consideration of $6.03 per share was fair to the stockholders of the Company (other than those stockholders who are or will become affiliates or stockholders of COLA Acquisitions) from a financial point of view. THE FULL TEXT OF WILLIAM BLAIR'S WRITTEN OPINION, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY WILLIAM BLAIR, IS ATTACHED HERETO AS ANNEX B AND INCORPORATED BY REFERENCE HEREIN IN ITS ENTIRETY. STOCKHOLDERS ARE URGED TO, AND SHOULD, READ THE OPINION OF WILLIAM BLAIR CAREFULLY.


     (5) Transaction Structure. The Special Committee also evaluated the benefits of the transaction being structured as a one-step merger, providing considerable time for Appalachian, Crescendo or any other interested third party to prepare and present an acquisition proposal for the Company. In a merger transaction, potential competing bidders often have approximately three months between the date of the announcement of the merger agreement and the date of the stockholders' meeting to submit competing bids. If a tender offer were conducted, competing bidders might have only twenty business days after announcement of the definitive agreement to submit competing bids.

     (6) Role of the Special Committee and Negotiations. The Special Committee considered that the Merger Agreement and the transactions contemplated thereby were the product of negotiations between the Buyout Group and the Special Committee, none of whose members were employed by or affiliated with the Company (except as directors) or affiliated with the Buyout Group. The Special Committee was advised during the negotiations by legal counsel and financial advisors who negotiated on behalf of the Special Committee, assisted the Special Committee in evaluating proposed transactions and provided the Special Committee with legal and financial advice.

     (7) Stockholder Vote. The Special Committee also considered that approval and adoption of the Merger Agreement would require the affirmative vote of the holders of a majority of the outstanding shares of Common Stock.


     (8) Financial Performance and Prospects. The Special Committee considered its familiarity with the Company's business, financial condition, results of operations and the nature of the industries in which the Company operates, including the prospects of the Company if it were to remain an independent public company. In considering the value of the Company if it were to remain independent and publicly owned, the Special Committee considered its financial performance and prospects, the limited trading of its stock, that it had no institutional following or research attention from analysts, that it had higher than average public company costs (as a percentage of revenue) than larger companies, and reports and valuation ranges prepared by William Blair as to relative stock performance of small, mid and large cap companies, and discounted cash flow and comparable company analyses. The discounted cash flow value range was $4.24 per share to $14.13 per share, and the comparable company value range was $2.10 per share to $8.85 per share. See "SPECIAL FACTORS - Opinion of Financial Advisor to the Special Committee." The Special Committee also considered the financial projections as prepared by the Company's management in November 1998, and the extent to which the Company had failed to meet the projections through August 31, 1999. In considering the projections, the Special Committee considered that the discounted cash flow analysis performed by William Blair applied a range of financial performance scenarios that reflected the Company's historical actual results relative to its historical forecasts. See "SPECIAL FACTORS - Opinion of Financial Advisor to the Special Committee." The Special Committee considered the losses suffered by the Company in the aggregate amount of $618,000 for the months of July and August 1999. The Special Committee's evaluation included consideration of the competitive disadvantages suffered by Crouse as a unionized, regional less-than-truckload motor carrier in competing with national and regional union and non-union carriers.


     (9) Liquidity of Common Stock. The Special Committee also took into account the existence of a limited trading market for the shares, the lack of liquidity of the shares and that a substantial number of shares were held by a few stockholders. The Special Committee believes that the Company's larger stockholders are able to sell their holdings in the market only at prices significantly below the price per share offered by the Buyout Group. The Special Committee considered that the Company has a small market capitalization, approximately $13.4 million as of June 18, 1999, has a limited institutional following and receives no research attention from market analysts.


     (10) Attempted Sale of Crouse. The Special Committee took into account the inability of Baum to find a potential buyer for Crouse and also considered that Baum did not market Crouse to certain of its competitors. The Special Committee considered the failure of Baum to locate a buyer for Crouse as further evidence that it would be difficult to find a buyer for Crouse. The Special Committee did not place great significance on the fact that Baum did not solicit certain competitors, because the Special Committee believed that Crouse as a regional, unionized less-than-truckload carrier would not be attractive to those competitors, particularly the non-union and national carriers, and because the Company had publicly announced the bid of the Buyout Group on June 21, 1999 and the retention of William Blair on July 16, 1999 and had received only the indications of interest described in this Proxy Statement prior to execution of the Merger Agreement.

     (11) Third Party Proposals. The Special Committee also considered that the terms of the Merger Agreement allow the Special Committee and the Board of Directors, if required by their fiduciary duties, to withdraw their recommendation of the Merger, and accept an acquisition proposal which is more favorable to the stockholders, upon payment of a break-up fee of $500,000 plus expenses to COLA Acquisitions.





     (12) Availability of Dissenters' Rights. The Special Committee considered that dissenters' rights of appraisal will be available to the holders of shares under Delaware law.

     (13) Public Company Costs. The Special Committee considered that costs imposed upon the Company by its public ownership were disproportionate to its size.




      In addition to the foregoing positive factors which supported the determination of the Special Committee to approve and recommend the Merger Agreement, the Special Committee considered the following negative factors, which the Special Committee viewed as insufficient to outweigh the positive factors:

     (1) No Continuing Interest in the Company. If the Merger is consummated, the Public Stockholders would no longer have an equity interest in the Company and would not participate in any potential earnings and growth of the Company.


     (2) Conflicts of Interest. Certain officers and directors of the Company have potential and actual conflicts of interest in connection with the proposed Merger. See "SPECIAL FACTORS - Interests of Certain Persons in the Merger."

     (3) Taxable Transaction. The Merger may be a taxable event for most of the Public Stockholders. See "SPECIAL FACTORS - Material Federal Income Tax Consequences of the Merger."

     (4) Financing Condition. COLA Acquisitions' obligation to consummate the Merger is subject to the condition that COLA Acquisitions obtains the financing for the Merger described in the Commitment Letter or other financing not more onerous to the Buyout Group. See "SPECIAL FACTORS - Financing of the Merger."

     In considering the offer of the Buyout Group, the Special Committee considered continuing to operate the Company as a going concern. Based upon the Special Committee's consideration of the financial performance and prospects of the Company, the analyses of value prepared by William Blair, the limited liquidity in the Company's stock and the other factors described above, the Special Committee concluded that the sale of the Company to the Buyout Group rather than continuing as a going concern was in the best interests of the Company and its stockholders.

     The Special Committee did not consider selling Crouse separately and continuing to operate the remaining businesses. The Special Committee did not seek and never received a bid to acquire Crouse separately. The Special Committee does not believe that it could sell Crouse separately upon reasonable terms for the following reasons: (a) the Special Committee never received a viable bid in a proper form from Appalachian for the Company or any portion of the Company, (b) Baum was unsuccessful in locating a buyer for Crouse, (c) even though Baum did not solicit certain competitors of Crouse, the Special Committee believes that Crouse as a regional, unionized less-than-truckload motor carrier would not be attractive to most if not all of its competitors, particularly the non-union and national carriers, and (d) the Company publicly announced the bid of the Buyout Group on June 21, 1999 and the retention of William Blair on July 16, 1999 and received only the indications of interest described in this Proxy Statement prior to execution of the Merger Agreement. Even if the Special Committee were able to locate a buyer for Crouse, the remaining company would be a very small public company, with a limited institutional following, no research attention from market analysts and a limited trading market for its shares, and the costs incurred in being a public company would be higher relative to the Company's revenues.

      The Special Committee considered a liquidation analysis of Crouse prepared by William Blair in evaluating the offer of Crescendo to acquire certain assets of UPAC. As described above under "SPECIAL FACTORS - Background of the Merger," the Special Committee estimated that the amount available for distribution to stockholders after the sale of certain assets of UPAC and the liquidation of Crouse would be less than $1.50 per share.

      The Special Committee did not give significant weight to the book value per share of the Company (which was $14.44 per share at September 30, 1999), because the Special Committee believed that liquidation value provided a better measure of the realizable value of the assets of the Company upon any sale of the assets and liquidation of the Company.

      The Special Committee did not give significant weight to the historical prices of the Company stock or to the prices at which the Company had repurchased shares, including the repurchase of 2,115,422 shares for total consideration of $9.25 per share from the Crouse family and TJS in September and December 1998 and the repurchase of 683,241 shares of Common Stock in the open market and in privately negotiated transactions from February - April 1999 at an average purchase price of $3.81 per share. The Special Committee believed that the results of the competitive bidding process, the analyses of value prepared by William Blair and the other factors described above provided a better indication of the current value of the Company than the prior repurchases of stock by the Company.


      The Special Committee did not assign relative weight to the above factors or determine that any factor was of particular importance. Rather, the Special Committee viewed this position and its recommendations as being based on the totality of the information presented to it and considered by it. In addition, it is possible that different members of the Special Committee assigned different weights to the various factors described above.


      Board of Directors of the Company. In reaching its determination referred to above, the Board of Directors considered and relied upon the conclusions and recommendations of the Special Committee, the unanimous approval of the Merger Agreement and the Merger by the Special Committee the considerations referred to above as having been taken into account by the Special Committee and the opinion of William Blair to the Board of Directors that, as of the date of such opinion, based upon and subject to various considerations, assumptions and limitations stated therein, the $6.03 per share in cash to be received in the Merger was fair to stockholders of the Company (other than those stockholders who are or will become affiliates or stockholders of COLA Acquisitions) from a financial point of view.


      The Board of Directors did not assign relative weight to the above factors or determine that any factor was of particular importance. Rather, the Board of Directors viewed this position and its recommendations as being based on the totality of the information presented to it and considered by it. In addition, it is possible that different members of the Board of Directors assigned different weights to the various factors described above.


      The Board of Directors believes that the Merger is procedurally fair because, among other things: (i) the Special Committee consisted of independent directors appointed by the Board of Directors to represent solely the interests of the Company's stockholders other than the Buyout Group; (ii) the Special Committee retained and was advised by legal counsel who (though counsel to the Company) negotiated on behalf of the Special Committee; (iii) the Special Committee retained and was advised by its own financial advisor to assist it in evaluating the proposed transaction and received financial advice from its financial advisor; and (iv) the $6.03 per share cash purchase price and the other terms and conditions of the Merger Agreement resulted from active bargaining between the Special Committee and the Buyout Group and their respective advisors. The Board of Directors believes that sufficient procedural safeguards to ensure fairness of the transaction and to permit the Special Committee to effectively represent the interest of the Public Stockholders were present, and therefore there was no need to retain any additional unaffiliated representative to act on behalf of the holders of the Company's Common Stock in view of (i) the unaffiliated status of the members of the Special Committee whose sole purpose was to represent the interests of the Public Stockholders, and retention by the Special Committee of legal counsel and financial advisors, and (ii) the Special Committee, even though consisting of directors of the Company and therefore not completely unaffiliated with the Company, is a mechanism well recognized under Delaware law to ensure fairness in transactions of this type. The Merger was not structured so that approval of a majority of unaffiliated stockholders is required. The Special Committee did not require such approval as a condition to entering into the Merger Agreement, because the Buyout Group owns approximately 9.2% of the outstanding shares, and a substantial percentage of the shares held by the Public Stockholders must be voted in favor of the Merger in order for the Merger to be approved by the stockholders.


      THE BOARD OF DIRECTORS OF THE COMPANY BELIEVES THAT THE MERGER IS FAIR TO AND IN THE BEST INTERSTS OF THE COMPANY AND THE PUBLIC STOCKHOLDERS AND, UPON THE UNANIMOUS RECOMMENDATION OF

THE SPECIAL COMMITTEE, UNANIMOUSLY RECOMMENDS APPROVAL AND ADOPTION OF THE MERGER AGREEMENT, AND THE TRANSACTIONS CONTEMPLATED THEREBY TO THE COMPANY'S STOCKHOLDERS.


THE BUYOUT GROUP'S PURPOSE AND REASON FOR THE MERGER


      The Buyout Group's purpose for engaging in the transactions contemplated by the Merger Agreement is to acquire 100% ownership of the Company in a transaction in which the Public Stockholders would be entitled to have their equity interest in the Company extinguished in exchange for cash in the amount of $6.03 per share. Although Buyout Group members' initial evaluation of the public company value as an ongoing enterprise was less than $5 per share, they consider its value as a private company to be greater to the extent certain of the costs associated with being public can be eliminated. Such cost reductions are estimated to exceed $650,000 per year. Members of the Buyout Group believe that such an acquisition is an attractive investment opportunity at this time based upon, among other things, the ability of the Buyout Group to eliminate certain costs associated with the public enterprise, the past performance of the Company and its future business prospects. The reduction in the public company costs will significantly offset the increase in debt service costs associated with the acquisition. However, these incremental debt service costs create a higher level of financial risk than has previously existed at the Company. The Buyout Group also believes that this transaction eliminates the inability of many stockholders to sell their stock. The determination to proceed with the acquisition at this time would also, in the view of the Buyout Group, afford the Company's stockholders an opportunity to dispose of their shares at a premium over market prices existing prior to announcement of the buyout. In addition, the Buyout Group noted that causing the Company to be closely held, and therefore no longer required to file periodic reports with the SEC, would enable management to focus to a greater degree on the creation of long term value by reducing management's commitment of resources with respect to procedural and compliance requirements of a public company, provide the Buyout Group with flexibility in dealing with the assets of the Company, and reduce costs associated with the Company's obligations and reporting requirements under the securities laws (for example, as a privately held entity, the Company would no longer be required to file quarterly and annual reports with the SEC or publish and distribute to its stockholders annual reports and proxy statements), which the members of the Buyout Group anticipate could result in savings of approximately $650,000 per year. The transactions contemplated by the Merger Agreement, however, will involve a substantial risk to the Buyout Group because of the large amount of indebtedness to be incurred in connection with the consummation of the Merger. See "SPECIAL FACTORS - Financing of the Merger."

      Though other alternative methods for accomplishing the Buyout Group's purpose, such as a tender offer, existed and were considered, the acquisition of the entire equity interest in the Company was structured as a cash merger to accomplish the acquisition in a single step, without the necessity of financing separate purchases of shares in a tender offer or in open market purchases while at the same time not materially disrupting the Company's operations. The Buyout Group also preferred a cash merger because it allowed preservation of the tax basis of the Company's assets and of net operating loss carryovers.

      The Buyout Group has concluded that the Merger, including the Merger Consideration of $6.03 per share in cash and the terms and conditions of the Merger Agreement, are fair to the Company and the Public Stockholders (who are all of the unaffiliated security holders in the Merger) based upon the considerations referred to above as having been taken into account by the Special Committee and Board of Directors. See "SPECIAL FACTORS - Recommendation of the Special Committee and Board of Directors; Fairness of the Merger" and "SPECIAL FACTORS - Opinion of Financial Advisor to the Special Committee."



OPINION OF FINANCIAL ADVISOR TO THE SPECIAL COMMITTEE

      William Blair acted as exclusive financial advisor to the Special Committee in connection with the Merger and has assisted the Special Committee in its examination of the fairness, from a financial point of view, of the consideration to be received by the Company's stockholders (other than those stockholders who are or will become affiliates or stockholders of COLA Acquisitions) in the Merger ("Merger Consideration"). William Blair has been engaged in the investment banking business since 1935. It undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations, estate and gift tax valuations and similar transactions.


      William Blair delivered its written opinion to the Special Committee and Board of Directors that, as of October 18, 1999, the Merger Consideration was fair, from a financial point of view, to the stockholders of the Company (other than those stockholders who are or will become affiliates or stockholders of COLA Acquisitions). The full text of the written opinion of William Blair setting forth the assumptions made, procedures followed, matters considered, and limitation on and scope of the review by William Blair in rendering its opinion is attached as Annex B and is incorporated herein by reference. The stockholders are urged to read this opinion in its entirety. The opinion is directed to the Special Committee and the Board of Directors and relates solely to the Merger Consideration and does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the Merger.


      In connection with its opinion, William Blair reviewed a draft of the financial terms and conditions of the Merger Agreement and certain financial and other information that was publicly available or furnished to William Blair by the Company, including certain internal financial analysis, financial forecasts, reports and other information prepared by management of the Company. William Blair held discussions with members of management of the Company concerning the Company's historical and current operations, financial conditions and prospects. In addition, William Blair (i) reviewed the historical market prices and trading volume of the Common Stock; (ii) reviewed the financial terms, to the extent publicly available, of selected actual business combinations believed to be relevant; and (iii) performed such other analyses deemed to be appropriate. In connection with its engagement, William Blair was requested to hold discussions with third parties who submitted indications of interest in a possible acquisition of the Company.

      In rendering its opinion, William Blair assumed the accuracy and completeness of all such information and did not attempt to verify independently any of such information, nor did it make or obtain an independent valuation or appraisal of any of the assets or liabilities of the Company. With respect to financial forecasts, at the Special Committee's direction, William Blair reviewed financial forecasts through 2001 prepared by management in November 1998 and was advised that no financial forecasts as of a more recent date were available. Because the Company's financial performance to the date of the rendering of the opinion had been lower than the results projected in the November 1998 financial forecasts, William Blair, with the Special Committee's consent, assumed that the Company's financial performance would be lower than anticipated in the financial forecasts. William Blair assumed no responsibility for, and expressed no view as to, such forecasts or the assumptions on which they were based. William Blair's opinion related to financial fairness only, and William Blair expressed no opinion as to the appropriateness of the financial structure or soundness of the financial condition of the Company subsequent to the consummation of the Merger. William Blair's opinion is necessarily based solely upon information available to it and business, market, economic and other conditions as they existed on, and could be evaluated as of, the date of its opinion.


      William Blair believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all of the facts and analyses, could create a misleading view of the process underlying its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In its analysis, William Blair made assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the Company's control. Any estimates contained in William Blair's analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than such estimates. Estimates of values of companies or assets do not purport to be appraisals or necessarily reflect the price at which companies or assets may actually be sold.

      In connection with rendering its written opinion and preparing its written and oral reports to the Company's Special Committee and Board of Directors, William Blair performed a variety of financial analyses and considered a variety of factors, including those summarized below. The following is a summary of the material analyses performed by William Blair.

     SUMMARIES OF VALUATION ANALYSES. In connection with its opinion and the presentation of its opinion to the Special Committee and Board of Directors, William Blair performed certain valuation analyses, including: (1) a discounted cash flow analysis; (2) a comparison with comparable publicly traded companies;
(3) an analysis of certain comparable acquisition transactions; and (4) an acquisition premium analysis. Such analyses are discussed below and such resulting values are laid out in the following table.

                                                         Low value   High value
      Analysis                                           per share   per share

      Discounted Cash Flow Analysis                        $4.24       $14.13
      Comparable Company Analysis                          $2.10        $8.85
      Comparable Acquisition Transaction Analysis          $2.49        $8.76
      Acquisition Premium Analysis                         $4.95        $5.36

      DISCOUNTED CASH FLOW ANALYSIS. William Blair performed a discounted cash flow analysis of both the transportation and commercial finance units. These analyses were initially performed using the sets of financial forecasts prepared by management in November 1998, using assumed costs of capital between 17.0% and 18.0%. William Blair determined the cost of capital for each unit using the capital asset pricing model ("CAPM"), which assesses the unit's cost of capital in relation to a risk-free borrowing rate, an equity-market premium reflective of small-capitalization companies, and a measure of market risk ("Beta") reflective of publicly-traded companies in the transportation and commercial finance industries. William Blair indicated that it performed additional separate scenarios by adjusting these initial financial forecasts (which were collectively identified by William Blair as the "management case") for assumed percentage reductions in revenues and operating margins that were reflective of the Company's historical actual results relative to its historical forecasted results. The range utilized for the scenarios and the Company's recent historical performance versus its projections (identified as the range of its budget to actual results for its last two fiscal years and the eight months ended August 31, 1999) are identified below:
                                                           Change in
Transportation Unit:          Change in Revenues        Operating Margins

     Scenario Range             -4.0% to 0.0%              -4.0% to 0.0%
     Company Experience        -7.67% to +1.18%          -4.30% to -0.33%

Commercial Finance Unit:

     Scenario Range             -10.0% to 0.0%            -10.0% to 0.0%
     Company Experience       -23.49% to +2.55%          -11.30% to +1.15%

      William Blair then indicated that it developed an estimated range of discounted cash flow values for each unit that reflected the lowest of the determined scenarios (the "lower case") and the management case. William Blair then indicated that it summed the estimated ranges for both the transportation and commercial finance units and reduced that subtotal by the estimated value of the Company's non-core operations and consolidated income tax positions to arrive at an estimated range for the Company on a consolidated basis. The estimated value of the Company's non-core operations and consolidated income tax positions represent an estimate, as provided by the Company, of the net asset values of the Company's industrial technology unit and the holding company (including $15 million of long-term debt), along with the net cash flow impact of the Company's net operating loss carryforwards and alternative minimum tax credits. The range that William Blair calculated from the above discussed analysis was $4.24 per share to $14.13 per share. William Blair indicated that the price offered per share in the Merger was within this estimated range.

     COMPARABLE COMPANY ANALYSIS. William Blair compared selected historical and projected operating information, stock market data and financial ratios for the Company to selected historical and projected operating information, stock market data and financial ratios of certain other publicly traded transportation companies and commercial finance companies. These companies are presented below:


                TRANSPORTATION COMPANIES:

                         Arkansas Best Corporation
                         Arnold Industries Incorporated
                         Consolidated Freightways
                         Roadway Express Incorporated
                         Yellow Corporation

               COMMERCIAL FINANCE COMPANIES:

                         Actrade International Ltd.
                         DVI Incorporated
                         Financial Federal Corporation
                         First Sierra Financial Corporation
                         KBK Capital Corporation
                         LINC Capital Incorporated
                         Medallion Financial Corporation
                         Microfinancial Incorporated
                         Unicapital Corporation

      For companies used as comparables to the transportation unit: (i) an analysis of total value (defined as market capitalization adjusted by adding long-term debt and subtracting cash and short-term investments) ("Total Value") to most recent twelve months sales yielded a range of 0.05 times to 0.76 times sales; (ii) an analysis of Total Value to most recent twelve months earnings before interest, taxes, depreciation and amortization ("EBITDA") yielded a range of 1.3 times to 3.7 times EBITDA; (iii) an analysis of current stock prices to projected calendar 1999 earnings per share yielded a range of 7.6 times to 9.0 times earnings; and (iv) an analysis of current stock prices to projected calendar 2000 earnings per share yielded a range of 7.0 times to 8.5 times earnings. For the companies used as comparables to the commercial finance unit:
(i) an analysis of current stock prices to most recent twelve months earnings per share yielded a range of 3.6 times to 22.8 times earnings; (ii) an analysis of current stock prices to current tangible book value per share yielded a range of 0.7 times to 4.8 times tangible book value per share; (iii) an analysis of current stock prices to projected calendar 1999 earnings per share (such earnings estimates were obtained from First Call) yielded a range of 7.5 times to 38.4 times earnings; and (iv) an analysis of current stock prices to projected calendar 2000 earnings per share (such earnings estimates were obtained from First Call) yielded a range of 3.7 times to 16.1 times earnings. For each of the financial ratios discussed above, William Blair indicated that it assessed an estimated range of values which it considered most applicable to the Merger based upon the Company's historical and forecasted operating results relative to the companies included in the analysis. William Blair then indicated that it multiplied the Company's historical or projected results, as appropriate, to the relevant estimated range of values and, when appropriate, subtracted long-ter debt and added cash and short-term investments to arrive at an indicative range of equity values per share for each financial ratio for both the transportation and commercial finance units. William Blair indicated that it considered both the "management case" and the "lower case" projections in applying the Company's projected results to the relevant 1999 and 2000 earnings multiples. William Blair then indicated that, on a separate basis for both the transportation and commercial finance units, it determined an estimated range of equity values per share. William Blair indicated that each of the determined estimated ranges were adjusted by an assumed merger premium of 25%, which is consistent with the determined relevant range of acquisition premiums identified in the "Acquisition Premium Analysis" discussion that follows. William Blair indicated that it summed the adjusted estimated ranges for both the transportation and commercial finance units and reduced that subtotal by the estimated value of the Company's non-core operations and consolidated income tax positions discussed above to arrive at an estimated range for the Company on a consolidated basis. The range that William Blair calculated from the above discussed analysis was $2.10 per share to $8.85 per share. William Blair indicated that the price offered per share in the Merger was within this estimated range. No company utilized as a comparison in the comparable companies analysis is identical to the Company.

     COMPARABLE ACQUISITION TRANSACTION ANALYSIS. William Blair reviewed numerous acquisition transactions involving transportation and commercial finance companies during the period from January 1, 1995 to October 14, 1999. These acquisition transactions are presented below:


TRANSPORTATION COMPANIES:

                    Target                          Acquiror
                    ------                          --------
              Jevic Transportation            Yellow Corporation
              MPG Transco, Ltd.               United Road Services
              PST Vans, Inc.                  U.S. Xpress Enterprises Inc.
              MTL Inc.                        Apollo Management, L.P.
              North Star Transport, Inc.      Transport Corp. of America
              Bekins Distribution Services    Hospitality Worldwide Services
              Service Express, Inc.           Transit Group Inc.
              WorldWay Corporation            Arkansas Best Corporation
              A.G. Carriers, Inc.             Aasche Transportation Services
              Leaseway Transportation         Penske Truck Leasing Co.

COMMERCIAL FINANCE COMPANIES:

                    Target                          Acquiror
                    ------                          --------
              LDI Corp.                       Nationsbank Corporation
              Fin. For Science Intl., Inc.    Finova Group, Inc.
              Winthrop Resources Corp.        TCF Financial Corp.
              Granite Financial, Inc.         Fidelity National Financial

              Oxford Premium Finance          TransFinancial Holdings
              Capital Factors Holdings, Inc.  Union Planters Corp.
              Rockford Industries, Inc.       American Express Co.
              Sirrom Capital Corp.            Finova Group, Inc.
              Standard Funding Corp.          Atlantic Bank of New York
              Healthcare Financial Partners   Heller Financial Inc.
              Franchise Mortgage Acceptance   Bay View Capital Corp.
              Litchfield Financial Corp.      Textron Financial Corp.

      In examining these transactions, William Blair analyzed certain income statement and balance sheet parameters of the acquired companies relative to the consideration paid. Multiples analyzed included total transaction value (defined as transaction equity value adjusted by adding long-term debt and subtracting cash and short-term investments) ("Total Transaction Value") as a multiple of last twelve months sales, last twelve months EBITDA, last twelve months earnings, book value as of the most recent balance sheet date, and tangible book value as of the most recent balance sheet date. William Blair indicated that, using a technique similar to that employed in the "Comparable Company Analysis" described above, it determined, on a separate basis for both the transportation and commercial finance units, an estimated range of equity values per share based upon its analysis of the selected transactions. William Blair then indicated that it summed the estimated ranges for both the transportation and commercial finance units and reduced that subtotal by the estimated value of the Company's non-core operations and consolidated income tax positions discussed above to arrive at an estimated range for the Company on a consolidated basis. The range that William Blair calculated from the above discussed analysis was $2.49 per share to $8.76 per share. William Blair indicated that the price offered per share in the Merger was within this estimated range. No transaction utilized as a comparison in the comparable transaction analysis is identical to the Merger.

     ACQUISITION PREMIUM ANALYSIS. William Blair indicated for the publicly-traded acquisition targets involved in the transactions identified in the "Comparable Acquisition Transaction Analysis" above that it reviewed, on a separate basis for acquisition transactions involving transportation and commercial finance companies, the percentage premium of offer prices to trading prices one day and one week prior to the announcement date. These transactions are listed below:

TRANSPORTATION COMPANIES:

                    Target                          Acquiror
                    ------                          --------
              Jevic Transportation            Yellow Corporation
              PST Vans, Inc.                  U.S. Xpress Enterprises Inc.
              MTL Inc.                        Apollo Management, L.P.
              WorldWay Corporation            Arkansas Best Corporation
              Leaseway Transportation         Penske Truck Leasing Co.

COMMERCIAL FINANCE COMPANIES:

                    Target                          Acquiror
                    ------                          --------
              LDI Corp.                       Nationsbank Corporation
              Fin. For Science Intl., Inc.    Finova Group, Inc.
              Winthrop Resources Corp.        TCF Financial Corp.

              Granite Financial, Inc.         Fidelity National Financial
              Rockford Industries, Inc.       American Express Co.
              Sirrom Capital Corp.            Finova Group, Inc.
              Standard Funding Corp.          Atlantic Bank of New York
              Healthcare Financial Partners   Heller Financial Inc.
              Franchise Mortgage Acceptance   Bay View Capital Corp.
              Litchfield Financial Corp.      Textron Financial Corp.

      For the relevant transportation acquisition transactions, the one-day acquisition premium was between 15.8% and 54.6%; likewise, the one-week acquisition premium was between 17.3% and 55.3%. For the relevant commercial finance acquisition transactions, the one-day acquisition premium was between 4.5% and 46.5%; likewise, the one-week acquisition premium was between 6.7% and 78.9%. William Blair indicated that based upon these results and an assessment of the Company's situation relative to the selected acquisition transactions, that it determined both a one-day and one-week estimated acquisition premium range of between 20.0% and 30.0%. William Blair then indicated that it multiplied these estimated acquisition premium ranges by the Company's closing stock price one day and one week prior to the public announcement that the Special Committee had been formed to analyze the initial offer of the Buyout Group. William Blair indicated that the price offered per share in the Merger exceeded this estimated range.

     In connection with its engagement of William Blair, the Company has paid William Blair as of the date of this Proxy Statement a retainer fee of $50,000 and a fee of $100,000 for the preparation and delivery of its opinion as to the fairness of the Merger Consideration. If the Merger is consummated, the Company will pay William Blair an additional fee of approximately $540,000. In addition, the Company has agreed to reimburse William Blair for all reasonable out-of-pocket expenses (including fees and expenses of its counsel and any other independent experts retained by William Blair which were retained by William Blair only after prior notice was given to the Company) and, to the full extent lawful, to indemnify and hold harmless William Blair and certain related parties against certain liabilities in connection with William Blair's engagement.

CERTAIN PROJECTIONS

      In November 1998, the Company's management prepared projections relating to the Company's operations for the three years in the period ending December 31, 2001 solely for internal budgeting and planning purposes (the "Projections"). The Company does not as a matter of course make public forecasts as to future operations and the Projections set forth below are included in this Proxy Statement on advice of counsel because, among other things, such information was provided to (i) LaSalle in connection with the issuance of the Commitment Letter, (ii) William Blair in connection with its valuation analyses and (iii) certain qualified parties that had expressed an interest in acquiring the Company. It should be noted that, in the recent past, the Company has not generally met management's projections. Further, the

Company does not currently anticipate meeting them for 1999 and has not fully assessed its ability to meet them in future years in light of the changed circumstances discussed herein.


     THE PROJECTED FINANCIAL INFORMATION SET FORTH BELOW NECESSARILY REFLECTS NUMEROUS ASSUMPTIONS WITH RESPECT TO GENERAL BUSINESS AND ECONOMIC CONDITIONS AND OTHER MATTERS, MANY OF WHICH ARE INHERENTLY UNCERTAIN OR BEYOND THE COMPANY'S CONTROL, AND DOES NOT TAKE INTO ACCOUNT ANY CHANGES TO THE COMPANY'S OPERATIONS OR CAPITAL STRUCTURE WHICH MAY RESULT FROM THE MERGER. IT IS NOT POSSIBLE TO PREDICT WHETHER THE ASSUMPTIONS MADE IN PREPARING THE PROJECTED FINANCIAL INFORMATION WILL BE VALID, AND ACTUAL RESULTS MAY PROVE TO BE MATERIALLY HIGHER OR LOWER THAN THOSE CONTAINED IN THE PROJECTIONS. THE INCLUSION OF THIS INFORMATION SHOULD NOT BE REGARDED AS AN INDICATION THAT THE COMPANY, THE BUYOUT GROUP OR ANYONE ELSE WHO RECEIVED THIS INFORMATION CONSIDERED IT A RELIABLE PREDICTOR OF FUTURE EVENTS. AS SUCH, STOCKHOLDERS SHOULD AVOID PLACING UNDUE RELIANCE ON THIS INFORMATION. NONE OF THE COMPANY OR THE BUYOUT GROUP OR ANY OF THEIR RESPECTIVE REPRESENTATIVES ASSUMES ANY RESPONSIBILITY FOR THE VALIDITY, REASONABLENESS, ACCURACY OR COMPLETENESS OF THE PROJECTED FINANCIAL INFORMATION, AND THE COMPANY HAS MADE NO REPRESENTATIONS REGARDING SUCH INFORMATION. SIGNIFICANT ASSUMPTIONS USED IN DEVELOPING THE PROJECTIONS ARE DISCUSSED FOLLOWING THE TABLES BELOW AND SHOULD BE CAREFULLY REVIEWED.


     THE PROSPECTIVE FINANCIAL INFORMATION INCLUDED IN THIS PROXY STATEMENT HAS BEEN PREPARED BY, AND IS THE RESPONSIBILITY OF, THE COMPANY'S MANAGEMENT. PRICEWATERHOUSECOOPERS HAS NEITHER EXAMINED NOR COMPILED THE ACCOMPANYING PROSPECTIVE FINANCIAL INFORMATION AND, ACCORDINGLY, PRICEWATERHOUSECOOPERS DOES NOT EXPRESS AN OPINION OR ANY OTHER FORM OF ASSURANCE WITH RESPECT THERETO. THE PRICEWATERHOUSECOOPERS REPORT ENCLOSED WITH THIS PROXY STATEMENT RELATES TO THE COMPANY'S HISTORICAL FINANCIAL INFORMATION. IT DOES NOT EXTEND TO THE PROSPECTIVE FINANCIAL INFORMATION AND SHOULD NOT BE READ TO DO SO.

      Set forth below is a summary of the Projections. The Projections do not give effect to the Merger.

                                         December 31,
                            -------------------------------------------
                                  1999         2000          2001
                                  ----         ----          ----

                              (In Thousands, Except Per Share Data)

Revenue(1)                     $  173,462   $ 188,719   $  199,811
Operating Income (2)           $    5,383   $   8,269   $    9,385
Net Income                     $    2,511   $   4,148   $    4,864
Diluted Earnings Per Share     $      .63   $    1.04   $     1.22




(1) The Projections assumed transportation operating revenue growth of 14%, 8% and 6% per year, respectively, consistent with revenue growth in recent years. The revenue growth in 2000 and 2001 assumed the maturation of the Company's market penetration in its Eastern territory. The Projections also assumed financial services revenue growth of approximately 25%, 20% and 8% per year, respectively, assuming annualized revenue from the acquisition of Oxford Premium Finance, Inc. in May 1998 and the anticipate hiring of additional marketers in 2000.

(2) The Projections assumed transportation operating ratios of 97.1%, 96.5% and 96.2%, respectively, consistent with 1997 and preceding years. The Projections also assumed substantial improvement in projected financial services operating income consistent with October and November 1998 results.

      As a result of numerous factors, including but not limited to, (i) extraordinarily severe January weather within the northern regions of Crouse's operating territory, (ii) prolonged union negotiations and, ultimately, a one-day work stoppage at Crouse's Chicago facility, and (iii) the impact of the announcement of this proposed transaction, the Company's actual results for revenue and operating income have significantly and adversely deviated from those projected above. The Company's operations continue to be adversely affected by certain of these factors.

FORWARD-LOOKING INFORMATION

      This Proxy Statement contains or incorporates by reference certain forward-looking statements and information relating to the Company that are based on the beliefs of management as well as assumptions made by and information currently available to the Company. Examples of forward-looking statements include, but are not limited to (i) projections of revenues, income or loss, earnings or loss per share, capital expenditures, the payment or non-payment of dividends, capital structure and other financial items, (ii) statements of plans and objectives of the Company or its management or Board of Directors, including plans or objectives relating to the products or services of the Company, (iii) statements of future economic performance, and (iv) statements of assumptions underlying the statements described in (i), (ii) and
(iii). Forward-looking statements include the information set forth above concerning the Projections. When used in this document, the words "anticipate," "believe," "estimate, "expect," "plan" and

"intend" and similar expressions, as they relate to the Company or its management are intended to identify forward-looking statements. Such statements reflect the current view of the Company with respect to future events and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected, planned or intended. The Company does not intend, or assume any obligation, to update these forward-looking statements.

      The following discussion identifies certain important factors that could affect the Company's actual results and actions and could cause such results or actions to differ materially from any forward-looking statements made by or on behalf of the Company that relate to such results or actions. Other factors, which are not identified herein, could also have such an effect.

Transportation


       Certain specific factors which may affect the Company's transportation operation include: competition from other regional and national carriers for freight in the Company's primary operating territory; price pressure; changes in fuel prices; labor matters, including changes in labor costs; and environmental matters.


Financial Services


      Certain specific factors which may affect the Company's financial services operation include: the performance of financial markets and interest rates; the performance of the insurance industry; competition from other premium finance companies and insurance carriers for finance business in the Company's key operating states; adverse changes in permissible interest rates in states in which the Company operates; greater than expected credit losses; the acquisition and integration of additional premium finance operations or receivables portfolios; and the inability to obtain continued financing at a competitive cost of funds.


Industrial Technology

      Presis is a start-up business formed to develop an industrial technology for dry particle processing. This technology is subject to risks and uncertainties in addition to those generally applicable to the Company's operations described herein. These additional risks and uncertainties include the efficacy and commercial viability of the technology, the ability of the venture to market the technology, the acceptance of such technology in the marketplace, the general tendency of large corporations to be slow to change from known technology, the ability to protect its proprietary information in the technology and potential future competition from third parties developing equivalent or superior technology. As a result of these and other risks and uncertainties, the future results of operations of the venture are difficult to predict, and such results may be materially better or worse than expected or projected.

General Factors

      The impact of the announcement of this proposed transaction could affect the Company's actual results and cause such results to differ materially from any forward-looking statements made by or on behalf of the Company that relate to such results.

      With respect to any statements which relate to the current intentions of the Company and its subsidiaries or of management of the Company and its subsidiaries, such statements are subject to change by management at any time without notice.

      Certain general factors that could impact any or all of the Company's operations include: changes in general business and economic conditions; changes in governmental regulation; and tax changes. Expansion of these businesses into new states or markets is substantially dependent on obtaining sufficient business volumes from existing and new customers in these new markets at compensatory rates.


      The cautionary statements set forth in this Proxy Statement are not intended to cover all of the factors that may affect the Company's businesses in the future. Forward-looking information disseminated publicly by the Company following the date of this Proxy Statement may be subject to additional factors hereafter published by the Company.



CERTAIN EFFECTS OF THE MERGER


      If the Merger is consummated, the Public Stockholders will no longer have any interest in, and will not be stockholders of, the Company and, therefore, will not benefit from any future earnings or growth of the Company or benefit from any increases in the value of the Company and will no longer bear the risk of any decreases in value of the Company. Instead, each Public Stockholder (other than Dissenting Stockholders) will have the right to receive upon consummation of the Merger $6.03 in cash for each share of Common Stock held. The benefit to the holders of Common Stock of the transaction is the payment of a premium of approximately 46% above the market value for such stock prior to the announcement of the initial proposal and approximately 27% above the market value prior to the announcement of the Merger Agreement. This cash payment assures that all stockholders will receive the same amount for their shares, rather than taking the risks associated with attempting to sell their shares in the open market. The detriments to such holders are their inability to participate as continuing stockholders in the possible future growth of the Company and the possibility that the Merger will be a taxable transaction to them. If the Merger is consummated, the Buyout Group and the IRAs will hold the entire equity interest in the Company not already owned by them and they will benefit from any future earnings or growth of the Company and any increases in value of the Company; however, they will also bear the risk of any decreases in value of the Company and will bear the risks associated with the significant amount of debt to be incurred by the Company in connection with the Merger. In addition, because the Company will be closely held and cease to be publicly traded, the Buyout Group believes that it may be able to focus on the increase in the long term value of the Company to a greater degree by reducing management's commitment of resources with respect to procedural and compliance requirements of a public company. The Buyout

Group and the IRAs will bear the risks associated with the lack of liquidity in its investment in the Company.

      The Common Stock is currently registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). As a result of the Merger, the Common Stock will be delisted from the American Stock Exchange, the registration of the Common Stock under the Exchange Act will be terminated, the Company will be relieved of the obligation to comply with the proxy rules of Regulation 14A under Section 14 of the Exchange Act, and its officers, directors and beneficial owners of more than 10% of the Common Stock will be relieved of the reporting requirements and "short-swing" trading provisions under Section 16 of the Exchange Act. Further, the Company will no longer be subject to periodic reporting requirements of the Exchange Act and will cease filing information with the SEC. Accordingly, less information will be required to be made publicly available than presently is the case.

      The directors of COLA Acquisitions immediately prior to the closing of the Merger will be the directors of the Surviving Corporation immediately after the Merger. Messrs. O'Neil, Laborde and Cox are the current directors of COLA Acquisitions and it is not expected that additional persons will be invited to join the Board of Directors of the Surviving Corporation following the Merger. The officers of the Company immediately prior to the closing of the Merger will be the officers of the Surviving Corporation immediately after the Merger. The certificate of incorporation of the Company will be amended in connection with the closing of the Merger and will be the certificate of incorporation of the Surviving Corporation until thereafter amended. The bylaws of COLA Acquisitions immediately prior to the closing of the Merger will be the bylaws of the Surviving Corporation until thereafter amended.


PLANS FOR THE COMPANY AFTER THE MERGER

      The Buyout Group expects that the business and operations of the Surviving Corporation will be continued substantially as they are currently being conducted by the Company and its subsidiaries. The Buyout Group does not currently intend to dispose of any assets of the Surviving Corporation, other than in the ordinary course of business. The Buyout Group may, from time to time, evaluate and review the Surviving Corporation's businesses, operations and properties in light of any future developments and make such changes as are deemed appropriate.

      Except as described in this Proxy Statement, none of the Buyout Group, COLA Acquisitions or the Company has any present plans or proposals involving the Company or its subsidiaries which relate to or would result in an extraordinary corporate transaction such as a merger, reorganization, or liquidation, or a sale or transfer of a material amount of assets, or any material change in the present dividend policy, indebtedness or capitalization, or any other material change in the Company's corporate structure or business. However, the Buyout Group and COLA Acquisitions will review proposals or may propose the acquisition or disposition of assets or other changes in the Surviving Corporation's business, corporate structure, capitalization, management or dividend policy which they consider to be in the best interests of the Surviving Corporation and its stockholders. Neither the Company, COLA Acquisitions nor the Buyout Group have formulated any specific plans regarding repayment of the indebtedness incurred in connection with the Merger; however, such persons anticipate that such indebtedness will be repaid primarily with or by means of cash from the operations of the business of the Surviving Corporation or such other means as the Surviving Corporation and the Buyout Group may determine in their sole discretion.


CONDUCT OF THE BUSINESS OF THE COMPANY IF THE MERGER IS NOT CONSUMMATED


     Believing the Merger to be in the best interests of the Company's stockholders, the Board of Directors has not yet considered any specific alternative courses of conduct that it might take should the Merger not be consummated. As such, the Board of Directors has not considered whether, in that event, it would contact Appalachian, Crescendo, Shell Ridge or any other party previously showing interest in acquiring some or all of the Company's stock or assets.


INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendation of the Special Committee and the Board of Directors with respect to the Merger, stockholders should be aware that certain members of the Board of Directors and of the Company's management have interests that may present them with actual, potential or the appearance of potential conflicts of interest in connection with the Merger. The Special Committee and the Board of Directors were aware of these potential or actual conflicts of interest and considered them along with other matters described under "SPECIAL FACTORS - Recommendation of the Special Committee and Board of Directors; Fairness of the Merger."

      COLA Acquisitions and the members of the Buyout Group currently own an aggregate of 300,288 shares of Common Stock, representing approximately 9.2% of the total outstanding shares of Common Stock, and the IRAs currently own approximately 2.3% of the Company's Common Stock. Messrs. O'Neil, Laborde and Cox currently hold exercisable options which, if exercised, would give them ownership of an additional 1.7% of the Company's Common Stock. The members of the Buyout Group currently contemplate that, prior to the Merger, each of them will contribute to COLA Acquisitions all of the shares of Common Stock beneficially owned by them, other than shares currently held by the IRAs for their benefit, to the extent that they have not already done so. If such equity contributions are made to COLA Acquisitions in the manner currently contemplated by the Buyout Group and required by the Merger Agreement, upon consummation of the Merger, the Buyout Group and the IRAs will own 100% of each of three classes of stock of the Surviving Corporation. Messrs. O'Neil, Laborde and Cox will collectively own 100% of the Surviving Corporation's Class C Stock, which will possess sole voting rights. The IRAs and Messrs. O'Neil, Laborde and Cox will collectively own 100% of the Surviving Corporation's Class A Stock, which will be entitled to full equity participation in the Surviving Corporation. All members of the Buyout Group and the IRAs will own shares of the Surviving Corporation's Class B Stock, which together with the Class C Stock, will participate in any dividends or distributions from the Surviving Corporation up to a maximum of $15.00 per share. This ownership structure will result from the conversion of all of the outstanding shares of common stock of COLA Acquisitions and the IRAs into shares of stock of the Surviving Corporation. Such conversion shall occur by operation of the Merger Agreement.

      Pursuant to the Merger Agreement, COLA Acquisitions is required from and after November 30, 1999 until the closing of the Merger or termination of the Merger Agreement to have a minimum capitalization of at least 276,850 shares of Common Stock. In the event that any shares of Common Stock beneficially owned by members of the Buyout Group (other than Messrs. O'Neil, Laborde and Cox and the IRAs) are not contributed to COLA Acquisitions prior to consummation of the Merger and are not converted into shares of the Surviving Corporation by operation of the Merger Agreement, such shares will be cashed out in the Merger in accordance with the terms of the Merger Agreement.


      Members of the Buyout Group currently hold options to purchase an aggregate of 118,150 shares of Common Stock. These Options will be cancelled upon consummation of the Merger and members of the Buyout Group holding Options, like other Option holders, will be entitled to receive an amount in cash equal to (i) $0.20 per Option share for any out-of-the-money Options and (ii) the difference between the Merger Consideration and the applicable Option exercise price for in-the-money Options multiplied by the number of shares subject to such Options being cashed out in the Merger. See "THE MERGER AGREEMENT - Treatment of Options" and "SECURITIES OWNERSHIP - Beneficial Ownership of Common Stock by Certain Parties Related to the Buyout Group."

     The Merger Agreement provides that the directors of COLA Acquisitions at the Effective Time shall be the directors of the Surviving Corporation immediately after the Merger. Messrs. O'Neil, Laborde and Cox are the current directors of COLA Acquisitions and it is not expected that any additional persons will be invited to join the Board of Directors of the Surviving Corporation following the Merger. Under the terms of the Merger Agreement, the current officers of the Company will be the officers of the Surviving Corporation following consummation of the Merger. No changes are anticipated in the employment agreements currently in effect with the officers of the Company, other than the cancellation of Options. Officers will participate in the same manner as all other Option holders for those Options currently outstanding. The Surviving Corporation will pay officers holding options a total of approximately $100,000 for such cancellation.

      The Merger Agreement provides that the Surviving Corporation will, from and after the Effective Time, indemnify, defend and hold harmless the present and former officers and directors of the Company and its subsidiaries in connection with any claims relating to such person serving as a director, officer, employee, fiduciary or agent of the Company, or of any other entity at the request of the Company, to the full extent permitted under Delaware law, the Company's certificate of incorporation, bylaws or indemnification agreements in effect on the date of the Merger Agreement. In addition, the Surviving Corporation will, for a period of six years, maintain all rights to indemnification and limitations on liability in favor of such officers and directors to the same extent and upon the terms and conditions provided in the Company's certificate of incorporation and bylaws as in effect on the date of the Merger Agreement, and to the extent such rights are consistent with the Delaware General Corporation Law (the "DGCL") against certain losses and expenses in connection with claims based on the fact that such person was an officer or director of the Company. The Merger Agreement also provides that the Surviving Corporation will provide officers' and directors' liability insurance coverage for a period of six years after the Effective Time, subject to certain limitations. See "THE MERGER AGREEMENT - Indemnification and Insurance."


      As Chief Executive Officer of the Company, Mr. O'Neil is party to an employment agreement with the Company. Under terms of that agreement, Mr. O'Neil has certain rights in the event of a "Change in Control" (as such term is defined in the employment agreement). Pursuant to those rights, if Mr. O'Neil's employment with the Company is terminated other than by reason of death, retirement, disability or Good Cause (as defined in the employment agreement) within a period of two years after the Change in Control, Mr. O'Neil will be entitled to receive: (i) a lump-sum payment of 2.99 times his average annual compensation from the Company for the three most recent years, (ii) immediate vesting of all his incentive compensation and stock options, (iii) all retirement benefits to which he is otherwise entitled, and (iv) three years continued participation at the Company's expense in medical, insurance and other Company benefit plans.


      Each member of the Special Committee will be paid $200 per hour for time expended, except in preparation for and attendance at meetings of the Special Committee, for which each member will be paid $750 per meeting, except for the Chairman who will be paid $1,000 per meeting. It is estimated that $44,000 in the aggregate will be paid in Special Committee fees. In addition, each member of the Special Committee will receive the consideration described herein upon consummation of the Merger ==== for any Common Stock and Options owned by them at the Effective Time, which would be approximately $51,000.



ACCOUNTING TREATMENT

      For accounting and financial reporting purposes, the Merger will be accounted for in accordance with the "purchase method" of accounting.


FINANCING OF THE MERGER

      The total amount of funds required by COLA Acquisitions to pay the aggregate Merger Consideration due to stockholders and Option holders of the Company at the closing of the Merger, assuming all Options are cashed out in the Merger and there are no Dissenting Stockholders, is expected to be approximately $17.6 million. In addition, COLA Acquisitions will require approximately $350,000 to pay its expenses and costs in connection with the Merger and for other general corporate purposes. In addition, the Company will require approximately $950,000 to pay the Company's expenses and costs relating to the Merger. The proceeds to pay the Merger Consideration and related costs and expenses of the transaction will be obtained from new senior credit facilities described below.

      On October 1, 1999, COLA Acquisitions delivered the Commitment Letter to the Special Committee. Pursuant to the Commitment Letter, but subject to the conditions set forth therein,

(i) LaSalle has agreed to act as administrative agent (in such capacity, the "Agent") on its own behalf and on behalf of Bankers Trust (together with LaSalle, the "Lenders") for the proposed senior secured loan facilities aggregating up to $38 million (collectively, the "Facilities"). The Facilities include a $12 million line of credit, a $20 million term loan and a $6 million term loan. LaSalle will hold $28 million of the Facilities, and Bankers Trust will hold $10 million of the Facilities. The proceeds of the Facilities will be used (i) to pay the Merger Consideration and expenses of the Merger, (ii) to refinance existing debt of the Company and (iii) for working capital and general corporate purposes, including the repurchase of Options.

      The Lenders obligations under the Commitment Letter are subject to, among other things, (i) the negotiation and execution of a definitive loan agreement in respect of the Facilities (the "Loan Agreement"), and (ii) satisfactory completion of due diligence, including a field exam, review of a valuation of UPAC, confirmation of the transaction accounting, and review of UPAC's financing contracts.

      The Commitment Letter contemplates that the definitive Loan Agreement will contain terms and conditions which are customary in transactions of this type, including, without limitation, the following:

      Borrower. Upon completion of the Merger, the initial borrowers under the Facilities will be the Surviving Corporation on the $6 million term loan, with the Surviving Corporation guaranteeing the $20 million term loan and the line of credit. Crouse will be the named borrower under the $20 million term loan and the line of credit. The obligor or obligors under the Loan Agreement at any particular time are collectively referred to as the "Borrower."

      Interest Rate. Amounts outstanding under the Facilities will bear interest at rates per annum that may vary from time to time depending on the ratio of Total Liabilities to Tangible Net Worth of Crouse. In accordance with an agreed schedule, the Borrower will have the option of paying interest at a rate based on either the London interbank offered rate ("LIBOR") or LaSalle's prime rate. The maximum rates of interest that can be charged pursuant to that schedule are LIBOR plus 300 basis points and the prime rate plus 0.50%.

      Term. The $20 million and $6 million term loans under the Facilities will be amortized over five and three years, respectively, in accordance with an agreed schedule. The line of credit is a revolver with interest only paid monthly or at the end of the applicable LIBOR period.

      Security. Upon completion of the Merger, the line of credit and the $20 million term loan will be secured by the assets of Crouse. The $6 million term loan will be secured by the assets of the Company and its subsidiaries (other than UPAC) and by a pledge of the stock of the Company and all Company subsidiaries, including UPAC.

      Conditions. The obligations of the Lenders under the Loan Agreement to provide funds pursuant to the Facilities will be subject to usual and customary conditions for credit facilities of that size, type and purpose, including, without limitation, the following: (i) no material adverse change in the Company; (ii) documentation acceptable to Lenders; (iii) payments of fees; (iv) no event of default; (v) satisfactory completion of due diligence; and (vi) accuracy of representations and warranties.

      Covenants and Events of Default. The Loan Agreement will contain affirmative and negative covenants and events of default, in each case which are customary for credit facilities of that size, type and purpose. Such affirmative and negative covenants will, among other matters, limit certain activities of the Borrower and require it to satisfy certain ongoing requirements concerning financial condition and periodic reporting. Such events of default will include, among other matters, a cross-default to indebtedness of Crouse and an event of default upon a change in control of the Company following the Merger.

      Commitment Fees. The Loan Agreement will provide for the payment of an unused commitment fee of 25 basis points, calculated quarterly, on the line of credit and a commitment fee of $130,000 for the two term loans aggregating $26 million.


REGULATORY REQUIREMENTS; THIRD PARTY CONSENTS

      The Company does not believe that any material federal or state regulatory approvals, filings or notices are required by the Company in connection with the Merger other than (i) such approvals, filings or notices required pursuant to federal securities laws, (ii) the filing of a certificate of merger with the Secretary of State of the State of Delaware and (iii) the filing of a certificate of merger with the Secretary of State of the State of Kansas.

      The parties are not required to file a Premerger Notification under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), because COLA Acquisitions does not satisfy the "size of person" jurisdictional test of the HSR Act insofar as COLA Acquisitions is its own "ultimate parent" and does not have assets or revenues of $10 million or more.

      Certain of the Company's existing financing agreements would require consents of the other parties thereto if they were to remain in place after the Merger. The Buyout Group, however, will replace such financing at the Effective Time of the Merger. Consequently, the Company does not believe any material third party consents will be required by the Company in connection with the Merger.


MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

      The following is a summary of material United States federal income tax considerations relevant to stockholders whose shares of Common Stock are converted to cash in the Merger. This summary is based upon laws, regulations, rulings and decisions currently in effect, all of which are subject to change, possibly with retroactive effect. The summary applies only to stockholders who hold shares of Common Stock as capital assets within the meaning of Section 1221 of the Code, and may not apply to shares of Common Stock received pursuant to the exercise of employee stock options or otherwise as compensation, or to certain stockholders who may be subject to special rules not discussed below (including insurance companies, tax-exempt organizations, individual retirement accounts and certain employee benefit plans, financial institutions or broker dealers, or certain types of stockholders of Common Stock where such stockholder is, for United States federal income tax purposes, a non-resident alien individual, a foreign corporation, a foreign partnership, or a foreign estate or trust), nor does it consider the effect of any foreign, state or local tax laws.

      BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH HOLDER OF COMMON STOCK SHOULD CONSULT SUCH STOCKHOLDER'S OWN TAX ADVISOR TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED BELOW AND THE PARTICULAR TAX EFFECTS TO SUCH STOCKHOLDER OF THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND OTHER TAX LAWS.

      The receipt of cash for shares of Common Stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. The federal income tax consequences with respect to a particular stockholder will depend upon, among other things, whether the conversion of Common Stock to cash pursuant to the Merger will be characterized under Section 302 of the Code as a sale or exchange of such Common Stock or, alternatively, as a dividend. To the extent such conversion of Common Stock to cash is treated as a sale or exchange of Common Stock, a stockholder will recognize capital gain or loss equal to the difference between the amount of cash received for such stockholder's Common Stock and the stockholder's adjusted tax basis in such Common Stock. A stockholder's adjusted tax basis in shares of Common Stock generally will equal the stockholder's purchase price for such shares of Common Stock. Gain or loss must be determined separately for each block of Common Stock (i.e., shares of Common Stock acquired at the same cost in a single transaction) converted to cash in the Merger. To the extent a stockholder recognizes capital gain or loss, such capital gain or loss will be long-term capital gain or loss if, at the time of the Merger, the stockholder has held the Common Stock for more than one year.

      The conversion of Common Stock to cash pursuant to the Merger will be treated as a sale or exchange under Section 302 of the Code if, taking into account certain constructive ownership rules under Section 318 of the Code, such sale (a) is "substantially disproportionate" with respect to the stockholder,
(b) results in a "complete redemption" of the stockholder's interest in the Company or (c) is "not essentially equivalent to a dividend" with respect to the stockholder. Stockholders should consult with their own tax advisors as to the application of these tests to their particular circumstances. A stockholder's failure to satisfy any of these three tests will cause the stockholder to be treated as having received a dividend to the extent of the Company's earnings and profits (as determined for U.S. federal income tax purposes). The receipt of cash for shares by a stockholder who is neither a member of the Buyout Group nor related to a member of the Buyout Group through the application of Section 318 of the Code should qualify as a sale or exchange under Section 302 of the Code.

FEES AND EXPENSES

     Whether or not the Merger is consummated and except as otherwise provided herein, all fees and expenses incurred in connection with the Merger will be paid by the party incurring such fees and expenses, except that the Company will pay for all costs and expenses relating to the printing and mailing of this Proxy Statement. The Company will pay COLA Acquisitions a termination fee of $500,000 plus costs and expenses incurred by COLA Acquisitions in connection with the Merger up to a maximum of $200,000 if the Merger Agreement is terminated (a) by COLA Acquisitions because the Special Committee either (i) withdraws, modifies or changes its recommendation so that it is not in favor of the Merger Agreement or the Merger or (ii) recommends an alternative Acquisition Proposal to the Company's stockholders; (b) by the Company (acting through the Special Committee), in order for the Special Committee to comply with its fiduciary duties in connection with an alternative Acquisition Proposal; or (c) by COLA Acquisitions if a material breach of the Merger Agreement is committed and not cured by the Company and if such breach is attributable to the action or inaction of the Special Committee.

      Estimated fees and expenses (rounded to the nearest thousand) to be incurred by the Company and COLA Acquisitions in connection with the Merger are as follows:

     Financing Fees(1)                                       $200,000
     Special Committee's Financial Advisor's Fees(2)         $690,000
     SEC Filing Fees                                         $  4,000
     Legal Fees and Expenses                                 $275,000
     Accounting Fees                                         $ 25,000
     Printing and Mailing Expenses                           $ 32,000
     Exchange Agent Fees                                     $ 13,000
     Special Committee Fees                                  $ 44,000
     Miscellaneous                                           $ 17,000
                                                             --------
     Total                                                $ 1,300,000
                                                          ===========

(1) See "SPECIAL FACTORS - Financing of the Merger." Financing fees include fees payable to legal counsel to the Lenders.

(2) Determined pursuant to an engagement letter with William Blair dated July 15, 1999.


                             THE MERGER AGREEMENT

      The following is a summary of the material provisions of the Merger Agreement, a copy of which is attached as Annex A to this Proxy Statement. Such summary is qualified in its entirety by reference to the full text of the Merger Agreement.



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

THE MERGER; MERGER CONSIDERATION

The Merger Agreement provides that the Merger will become effective at such time as a certificate of merger is duly filed with the Secretary of State of the State of Delaware (the "Effective Time"). If the Merger is approved at the Special Meeting by the holders of a majority of all outstanding shares of Common Stock and the other conditions to the Merger are satisfied or waived, it is currently anticipated that the Merger will become effective as soon as practicable after the Special Meeting. However, there can be no assurance as to the timing of the consummation of the Merger or that the Merger will be consummated.

      At the Effective Time, COLA Acquisitions will be merged with and into the Company, the separate corporate existence of COLA Acquisitions will cease, and the Company will continue as the Surviving Corporation. In the Merger, each share of Common Stock owned by Public Stockholders (other than Dissenting Stockholders) will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive the Merger Consideration. Each certificate representing such shares of Common Stock will, after the Effective Time, evidence only the right to receive, upon the surrender of such certificate, an amount of cash per share equal to the Merger Consideration.

      Each share of Common Stock (i) held in the treasury of the Company or (ii) owned by COLA Acquisitions will automatically be cancelled, retired and cease to exist and no payment will be made with respect thereto.

      The Restated Certificate of Incorporation of the Company will be amended at the Effective Time to conform the Company's capital structure to that of COLA Acquisitions by providing for three classes of stock. Class A Stock will have no voting rights but will possess rights to full equity participation in the Surviving Corporation. Class B Stock will have no voting rights but will possess rights to participate in dividends and distributions up to a maximum of $15.00 per share. Class C Stock will have voting rights and will similarly possess rights to participate in dividends and distributions up to a maximum of $15.00 per share. Upon consummation of the Merger, each share of each class of stock of COLA Acquisitions issued and outstanding immediately prior to the Effective Time will be converted into and become one share of the same class of stock of the Surviving Corporation with the rights existing under the Company's Certificate of Incorporation as amended.

      Certain shares of Common Stock held by the IRAs will be converted upon consummation of the Merger into shares of stock of the Surviving Corporation. The manner of this conversion, including the classes and amounts of stock of the Surviving Corporation that will result from such conversion, has been set forth in an agreed schedule included as Exhibit B to the Merger Agreement

      Dissenting Stockholders who do not vote to approve and adopt the Merger Agreement and who otherwise strictly comply with the provisions of the DGCL regarding statutory appraisal rights have the right to seek a determination of the fair value of their shares of Common Stock and payment in cash therefor in lieu of the Merger Consideration. See "DISSENTERS' RIGHTS OF APPRAISAL."



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

THE EXCHANGE FUND; PAYMENT FOR SHARES OF COMMON STOCK

On or before the closing date of the Merger, COLA Acquisitions will enter into an agreement with a bank or trust company selected by COLA Acquisitions and reasonably acceptable to the Company (the "Exchange Agent"). Immediately prior to the Effective Time, COLA Acquisitions will deposit or cause to be deposited with or for the account of the Exchange Agent, in trust for the benefit of the Company's Public Stockholders (other than Dissenting Stockholders) an amount in cash equal to the aggregate Merger Consideration (such amount being hereinafter referred to as the "Exchange Fund").

      As soon as reasonably practicable after the Effective Time, but no later than five business days thereafter, the Exchange Agent will mail to each record holder of shares of Common Stock immediately prior to the Effective Time a letter of transmittal containing instructions for use in surrendering certificates formerly representing shares of Common Stock (the "Certificates") in exchange for the Merger Consideration. No stockholder should surrender any Certificates until the stockholder receives the letter of transmittal and other materials for such surrender. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with a letter of transmittal, duly executed, and such other customary documents as may be required pursuant to the instructions, the holder of such Certificate will be entitled to receive in exchange therefor the Merger Consideration for each share of Common Stock formerly represented by such Certificate, without any interest thereon, less any required withholding of taxes, and the Certificate so surrendered will be cancelled. The Merger Consideration will be delivered by the Exchange Agent as promptly as practicable following surrender of a Certificate and delivery of the Letter of Transmittal and any other related transmittal documents. Cash payments may be made by check unless otherwise required by a depositary institution in connection with the book-entry delivery of securities.

      If payment of the Merger Consideration is to be made to a person other than the person in whose name the Certificate surrendered is registered, it will be a condition of payment that the Certificate so surrendered will be properly endorsed (together with signature guarantees on such Certificate and any related stock power) or otherwise be in proper form for transfer and that the Exchange Agent receives evidence that any applicable transfer or other taxes have been paid or are not applicable.

      STOCKHOLDERS SHOULD NOT SEND THEIR CERTIFICATES NOW AND SHOULD SEND THEM ONLY PURSUANT TO INSTRUCTIONS SET FORTH IN LETTERS OF TRANSMITTAL TO BE MAILED TO STOCKHOLDERS AS SOON AS PRACTICABLE AFTER THE EFFECTIVE TIME. IN ALL CASES, THE MERGER CONSIDERATION WILL BE PROVIDED ONLY IN ACCORDANCE WITH THE PROCEDURES SET FORTH IN THIS PROXY STATEMENT AND SUCH LETTERS OF TRANSMITTAL.

      One year following the Effective Time, the Exchange Agent will return to the Surviving Corporation any portion of the Exchange Fund which remains undistributed to the holders of the
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
Common Stock (including the proceeds of any investments thereof), and any holders of Common Stock who have not theretofore complied with the above-described procedures to receive payment of the Merger Consideration may look only to the Surviving Corporation for payment.


TRANSFERS OF COMMON STOCK

      At the Effective Time, the stock transfer books of the Company will be closed, and there will be no further registration of transfers of shares of Common Stock thereafter on the records of the Company. If, after the Effective Time, Certificates are presented to the Exchange Agent or the Surviving Corporation, they will be cancelled and exchanged for the Merger Consideration as provided above and pursuant to the terms of the Merger Agreement (subject to applicable law in the case of Dissenting Stockholders).


TREATMENT OF OPTIONS

      Prior to the Effective Time, the Company will use its reasonable efforts to effect the cancellation of each outstanding Option on the terms specified in the Merger Agreement. In consideration of such cancellation, and in accordance with the Merger Agreement, the Surviving Corporation will pay to the holder of each such cancelled Option, within thirty days of the Effective Time, an amount determined as follows: (a) for each Option with an exercise price below $6.03 per share, the holder will receive an amount equal to the excess of the Merger Consideration over the applicable exercise price per share multiplied by the number of shares issuable upon exercise of such Option, and (b) for each Option with an exercise price at or above $6.03, the holder will receive twenty cents ($0.20) multiplied by the number of shares issuable upon exercise of such Option (collectively, the "Option Consideration"). At the Effective Time, all Options, other than those with respect to which the holder has agreed with the Company as to an alternative arrangement, will be converted into, and will thereafter only represent the right to receive, the Option Consideration. The Company may enter into mutually acceptable arrangements with any holder of Options providing that such holder's Options will be treated in a different manner. The Options to acquire shares of Common Stock of the Company held by members of the Buyout Group will be cancelled on the same terms and conditions as Options held by others pursuant to the Merger Agreement.

      Prior to the Effective Time, the Company will use its reasonable efforts to (i) obtain any consents from the holders of the Options and (ii) make any amendments to the terms of the Company Option Plans and any options granted thereunder that are necessary or appropriate to consummate the transactions contemplated by the Merger Agreement. Pursuant to the Merger Agreement, all Company Option Plans will be terminated at the Effective Time.


CONDITIONS

      The respective obligations of COLA Acquisitions and the Company to consummate the Merger are subject to the following conditions, among others: (i) the approval and adoption of the Merger Agreement by the affirmative vote of the holders of a majority of all outstanding shares of Common Stock; (ii) the approval and adoption of the Merger Agreement by the stockholders of COLA Acquisitions; and (iii) the absence of any action or order which materially restricts, prevents or prohibits consummation of the Merger.

      The obligations of COLA Acquisitions to effect the Merger are subject to the following additional conditions: (i) the representations and warranties of the Company being true and correct in all material respects as of the Effective Time as though made on and as of the Effective Time; (ii) the Company having performed or complied in all material respects with agreements and covenants required by the Merger Agreement to be performed or complied with prior to the Effective Time; (iii) the Company having issued all shares of Common Stock earned by employees pursuant to the Company's 1998 Long-Term Incentive Plan;
(iv) COLA Acquisitions having obtained the financing described in the Commitment Letter; and (v) Dissenting Stockholders not holding more than 5% of the outstanding shares of Common Stock.

      The obligations of the Company to effect the Merger are also subject to the additional condition that (i) all the covenants in the Merger Agreement to be complied with or performed by COLA Acquisitions will have been complied with and performed in all material respects prior to the Effective Time and (ii) the representations and warranties of COLA Acquisitions will be true and correct in all material respects as of the Effective Time as if made on and as of the Effective Time.


REPRESENTATIONS AND WARRANTIES

      The Merger Agreement contains limited representations and warranties of COLA Acquisitions and the Company. The representations of COLA Acquisitions relate to, among other things, the organization and qualification to do business of COLA Acquisitions, authority to enter into the Merger Agreement, no conflict, required filings and consents, financing, solvency, capitalization of COLA Acquisitions and absence of brokers. The representations of the Company relate to, among other things, corporate organization and qualification, capitalization, authority to enter into the Merger Agreement, no conflict, required filings and consents, opinion of William Blair, Board of Directors approval and the absence of brokers. COLA Acquisitions additionally represents and warrants that it had no actual knowledge of any inaccuracies in the Company's representations and warranties prior to the execution of the Merger Agreement.


COVENANTS

      The Company has agreed to conduct its business in the ordinary and usual course prior to the Effective Time. In this regard, the Company has agreed that it will not, without the prior consent of COLA Acquisitions, engage in certain types of transactions. Specifically, the Company has agreed that prior to the Effective Time it will not (i) amend its certificate of incorporation or bylaws; declare or pay any dividends or other distributions, (ii) authorize for issuance or issue, grant or sell any of its securities other than upon exercise of options and other rights to purchase securities that were outstanding as of the date of the Merger Agreement, (iii) take any action with respect to accounting policies or procedures, or (iv) take any action that would or could reasonably be expected to result in any of the Company's representations and warranties set forth in the Merger Agreement being untrue or in any of the conditions to the Merger not being satisfied. In addition, COLA Acquisitions and the Company have made further agreements regarding the access to the Company's records; preparation and filing of this Proxy Statement and the Schedule 13E-3 with the SEC; reasonable efforts to fulfill the conditions to the other party's obligation to consummate the Merger; public announcements; conveyance taxes; reasonable efforts by COLA Acquisitions to secure financing; and retention of Common Stock by COLA Acquisitions until consummation of the Merger or Termination of the Merger Agreement.


INDEMNIFICATION AND INSURANCE

      The Merger Agreement provides that from and after the Effective Time, the Surviving Corporation will indemnify, defend and hold harmless the present and former officers and directors of the Company, to the full extent permitted under the DGCL or the Company's certificate of incorporation, by-laws or indemnification agreements in effect upon execution of the Merger Agreement (including provisions relating to advancement of expenses incurred in defense of any action or suit), against all losses, claims, damages, liabilities, costs and expenses (including, attorneys' fees and expenses) and amounts paid in settlement with the written approval of the Surviving Corporation (which approval will not unreasonably be withheld) in connection with any action, suit, claim, proceeding or investigation (each a "Claim") to the extent that any such Claim is based on, or arises out of, (i) the fact that such person is or was a director, officer, employee, fiduciary or agent of the Company or any of its subsidiaries or is or was serving at the request of the Company or any of its subsidiaries as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise, or (ii) the Merger Agreement, or any of the transactions contemplated thereby, in each case to the extent that any such Claim pertains to any matter or fact arising, existing, or occurring prior to or at the Effective Time, regardless of whether such Claim is asserted or claimed prior to, at or after the Effective Time.

      The Merger Agreement provides that the Surviving Corporation shall provide directors' and officers' liability coverage for a period of six years after the Effective Time, subject to certain limitations.

      In addition, the Merger Agreement provides that, subject to certain conditions, (i) all rights to indemnification and all limitations on liability existing in favor of present or former directors or officers of the Company, as provided in the Company's certificate of incorporation and by-laws as currently in effect, will survive the Merger and will continue in effect for a period of six years from the Effective Time of the Merger and (ii) successors and assigns of the Surviving Corporation are required to assume the Surviving Corporation's obligations under the Merger Agreement regarding such indemnification and insurance.

ACQUISITION PROPOSALS; FIDUCIARY OBLIGATIONS OF DIRECTORS

     The Merger Agreement provides that the Company shall not, and shall not authorize or permit any of its officers, directors, employees or agents to, directly or indirectly solicit, knowingly encourage, participate in or initiate discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group (collectively, a "Person") concerning any merger, consolidation, tender offer, exchange offer, sale of all or substantially all of the Company's assets, sale of shares of capital stock or similar business combination transaction involving over twenty percent of the Company's stock or assets (an "Acquisition Proposal"). If, however, the Company or the Special Committee receives an unsolicited, written indication of a willingness to make an Acquisition Proposal which the Special Committee reasonably concludes is more favorable to Company stockholders, then the Company or the Special Committee may, directly or indirectly, provide access to or furnish or cause to be furnished information concerning the Company's business, properties or assets to any such Person pursuant to an appropriate confidentiality agreement, and the Company or the Special Committee may engage in discussions related thereto. If after the Company has received a written Acquisition Proposal (without breaching the foregoing obligations of the Company) but prior to obtaining the required stockholder approval of the Merger, the Special Committee determines, in good faith and upon advice of its financial advisor and legal counsel, that it is necessary to do so in order to comply with its fiduciary duties to the Company's stockholders under applicable law, the Special Committee may do any or all of the following: (x) withdraw or modify the Board of Directors' approval or recommendation of the Merger or the Merger Agreement, (y) approve or recommend an Acquisition Proposal and (z) terminate the Merger Agreement. Furthermore, notwithstanding the foregoing, the Company or its Board of Directors may, upon the recommendation of the Special Committee, take and disclose to the Company's stockholders a position with respect to a tender or exchange offer by a third party or make such disclosure to the Company's stockholders or otherwise which, in the judgment of the Special Committee upon advice of legal counsel, is necessary under applicable law.

      Pursuant to the Merger Agreement, the Company is required to promptly advise COLA Acquisitions in writing within three business days of any Acquisition Proposal or any inquiry regarding the making of an Acquisition Proposal including any request for information, the material terms and conditions of such request, Acquisition Proposal or inquiry and the identity of the Person making such request, Acquisition Proposal or inquiry.


TERMINATION

      The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after the adoption of the Merger Agreement by the stockholders of the Company, by the mutual written consent of the Company (acting through the Special Committee) and COLA Acquisitions, or by either the Company or COLA Acquisitions if any permanent injunction, order, decree, ruling or other action of any governmental entity or court preventing the consummation of the Merger has become final and nonappealable.

     The Company may terminate the Merger Agreement at any time prior to the Effective Time (i) upon a material breach of any provision of the Merger Agreement by COLA Acquisitions (including any breach of a representation or warranty) which is not cured within five business days, provided that the Company is not in breach of the Merger Agreement; or (ii) subject to certain other conditions provided in the Merger Agreement, if the Special Committee determines, in good faith and upon advice of its financial advisor and legal counsel, that it is necessary to terminate the Merger Agreement in order to comply with its fiduciary duties to the Company's stockholders under applicable law, see "THE MERGER AGREEMENT--Acquisition Proposals; Fiduciary Obligations of Directors."

      COLA Acquisitions may terminate the Merger Agreement at any time prior to the Effective Time, either before or after its adoption by the stockholders, (i) if the Board of Directors (acting through the Special Committee) either (x) withdraws, modifies or changes its recommendation so that it is not in favor of the Merger Agreement or the Merger or (y) recommends or resolves to recommend to stockholders an Acquisition Proposal; or (ii) upon a material breach of any provision of the Merger Agreement by the Company (except any breach of a representation or warranty or a breach not caused by the action or inaction of the Special Committee) which is not cured within five business days, provided that COLA Acquisitions is not in breach of the Merger Agreement.


FEES AND EXPENSES


      Whether or not the Merger is consummated and except as otherwise provided in the Merger Agreement, all fees and expenses incurred in connection with the Merger will be paid by the party incurring such fees and expenses, except that the Company will pay for all costs and expenses relating to the printing and mailing of this Proxy Statement. The Company will pay COLA Acquisitions a termination fee of $500,000 plus costs and expenses incurred by COLA Acquisitions in connection with the Merger up to a maximum of $200,000 if the Merger Agreement is terminated (a) by COLA Acquisitions because the Board of Directors (acting through the Special Committee) either (i) withdraws, modifies or changes its recommendation so that it is not in favor of the Merger Agreement or the Merger or (ii) recommends an alternative Acquisition Proposal to the Company's stockholders; (b) by the Company (acting through the Special Committee), in order for the Special Committee to comply with its fiduciary duties to the Company' stockholders in connection with an alternative acquisition proposal, see "SPECIAL FACTORS - Fees and Expenses;" or (c) by COLA Acquisitions if a material breach of the Merger Agreement is committed and not cured by the Company and if such breach is attributable to the action or inaction of the Special Committee.



DIRECTORS AND OFFICERS OF THE COMPANY FOLLOWING THE MERGER; CERTIFICATE OF INCORPORATION; BYLAWS

      The Merger Agreement provides that the directors of COLA Acquisitions at the Effective Time will be the directors of the Surviving Corporation. The Merger Agreement also provides that the officers of the Company at such time will be the officers of the Surviving Corporation.

      The certificate of incorporation of the Company immediately prior to the Effective Time will be the certificate of incorporation of the Surviving Corporation, until thereafter amended, and the bylaws of COLA Acquisitions immediately prior to the Effective Time will be the bylaws of the Surviving Corporation until thereafter amended.

AMENDMENT/WAIVER

      Before or after adoption of the Merger Agreement by the stockholders, the Merger Agreement may be amended by the written agreement of the parties thereto at any time prior to the Effective Time if such amendment is approved on behalf of the Company by the Special Committee.


DIRECTORS AND EXECUTIVE OFFICERS OF COLA ACQUISITIONS

      Messrs. O'Neil, Laborde and Cox are the initial directors of COLA Acquisitions, and COLA Acquisitions currently has no intention of inviting additional persons to join the Board of Directors of the Surviving Corporation following the Merger. Mr. O'Neil is the initial President, Treasurer and Secretary of COLA Acquisitions. Information regarding Messrs. O'Neil, Laborde and Cox is set forth under "MANAGEMENT--Directors and Executive Officers of the Company."

                      DISSENTERS' RIGHTS OF APPRAISAL

      Pursuant to Section 262 of the DGCL, any holder of Common Stock who does not wish to accept the Merger Consideration may dissent from the Merger and elect to have the fair value of such stockholder's shares of Common Stock (exclusive of any element of value arising from the accomplishment or expectation of the Merger) judicially determined and paid to such stockholder in cash, together with a fair rate of interest, if any, provided that such stockholder complies with the provisions of Section 262.

      The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL, and is qualified in its entirety by the full text of Section 262, which is provided in its entirety as Annex C to this Proxy Statement.

      ANY STOCKHOLDER WHO DESIRES TO EXERCISE STOCKHOLDER'S APPRAISAL RIGHTS SHOULD REVIEW CAREFULLY SECTION 262 AND SHOULD CONSULT A LEGAL ADVISOR BEFORE EXERCISING SUCH RIGHTS.

      All references in Section 262 and in this summary to a "stockholder" are to the record holder of the shares of Common Stock as to which appraisal rights are asserted. A person having a beneficial interest in shares of Common Stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow properly the steps summarized below and in timely manner to perfect appraisal rights.

     Under Section 262, where a proposed merger is to be submitted for approval at a meeting of stockholders, as in the case of the Special Meeting, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that such appraisal rights are available and include in such notice a copy of Section 262. This Proxy Statement shall constitute such notice to the holders of Common Stock and the applicable statutory provisions of the DGCL are attached to this Proxy Statement as Annex
C. Any stockholder who wishes to exercise such appraisal rights or who wishes to preserve the right to do so should review carefully the following discussion and Annex C to this Proxy Statement because failure to comply with the procedures specified in Section 262 timely and properly will result in the loss of appraisal rights. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of the Common Stock, the Company believes that stockholders who consider exercising such rights should seek the advice of counsel.

      Any holder of Common Stock wishing to exercise the right to dissent from the Merger and demand appraisal under Section 262 of the DGCL must satisfy each of the following conditions:

     (A) Such stockholder must deliver to the Company a written demand for appraisal of such stockholder's shares before the vote on the Merger Agreement at the Special Meeting, which demand will be sufficient if it reasonably informs the Company of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares;

     (B) Such stockholder must not vote its shares of Common Stock in favor of the Merger Agreement. Because a proxy which does not contain voting instructions will, unless revoked, be voted in favor of the Merger Agreement, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the Merger Agreement or abstain from voting on the Merger Agreement; and

     (C) Such stockholder must continuously hold such shares from the date of making the demand through the Effective Time. Accordingly, a stockholder who is the record holder of shares of Common Stock on the date the written demand for appraisal is made but who thereafter transfers such shares prior to the Effective Time will lose any right to appraisal in respect of such shares.

      Neither voting (in person or by proxy) against, abstaining from voting on or failing to vote on the proposal to approve and adopt the Merger Agreement will constitute a written demand for appraisal within the meaning of Section
262. The written demand for appraisal must be in addition to and separate from any such proxy or vote.

      Only a holder of record of shares of Common Stock issued and outstanding immediately prior to the Effective Time is entitled to assert appraisal rights for the shares of Common Stock registered in that holder's name. A demand for appraisal should be executed by or on behalf of the stockholder of record, fully and correctly, as such stockholder's name appears on such stock certificates, should specify the stockholder's name and mailing address, the number of shares of Common Stock owned and that such stockholder intends thereby to demand appraisal of such stockholder's Common Stock. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the shares are owned of record by more than one person as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a stockholder; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for such owner or owners. A record holder such as a broker who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising such rights with respect to the shares held for one or more beneficial owners; in such case, the written demand should set forth the number of shares as to which appraisal is sought, and where no number of shares is expressly mentioned the demand will be presumed to cover all shares held in the name of the record owner. Stockholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine and appropriate procedures for the making of a demand for appraisal by such nominee.

      A stockholder who elects to exercise appraisal rights pursuant to Section 262 should mail or deliver a written demand to: TransFinancial Holdings, Inc., 8245 Nieman Road, Suite 100, Lenexa, Kansas 66214, Attention: Mark A. Foltz, Corporate Secretary.

      Within ten days after the Effective Time, the Surviving Corporation must send a notice as to the effectiveness of the Merger to each former stockholder of the Company who has made a written demand for appraisal in accordance with
Section 262 and who has not voted in favor of the Merger Agreement. Within 120 days after the Effective Time, but not thereafter, either the Surviving Corporation or any Dissenting Stockholder who has complied with the requirements of Section 262 may file a Petition in the Delaware Chancery Court demanding a determination of the value of the shares of Common Stock held by all Dissenting Stockholders. The Company is under no obligation to and has no present intent to file a petition for appraisal, and stockholders seeking to exercise appraisal rights should not assume that the Surviving Corporation will file such a petition or that the Surviving Corporation will initiate any negotiations with respect to the fair value of such shares. Accordingly, stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. Inasmuch as the Company has no obligation to file such a petition, the failure of a stockholder to do so within the period specified could nullify such stockholder's previous written demand for appraisal. In any event, at any time within 60 days after the Effective Time (or at any time thereafter with the written consent of the Company), any stockholder who has demanded appraisal has the right to withdraw the demand and to accept payment of the Merger Consideration.

      Pursuant to the Merger Agreement, the Company has agreed to give COLA Acquisitions prompt notice of any demands for appraisal received by it, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company and relating thereto. COLA Acquisitions shall direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of COLA Acquisitions, make any payment with respect to any demands for appraisal, or offer to settle, or settle, any such demands.

      Within 120 days after the Effective Time, any stockholder who has complied with the provisions of Section 262 to that point in time will be entitled to receive from the Surviving

Corporation, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the Merger Agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The Surviving Corporation must mail such statement to the stockholder within 10 days of receipt of such request or within 10 days after expiration of the period for delivery of demands for appraisals under
Section 262, whichever is later.

      A stockholder timely filing a petition for appraisal with the Court of Chancery must deliver a copy to the Surviving Corporation, which will then be obligated within 20 days to provide the Delaware Court of Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded appraisal of their shares. After notice to such stockholders, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine which stockholders are entitled to appraisal rights. The Delaware Court of Chancery may require stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any stockholder fails to comply with the requirement, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

      After determining the stockholders entitled to an appraisal, the Delaware Court of Chancery will appraise the "fair value" of their shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. The costs of the action may be determined by the Delaware Chancery Court and taxed upon the parties as the Delaware Chancery Court deems equitable. Upon application of a Dissenting Stockholder, the Delaware Chancery Court may also order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all of the shares entitled to appraisal.

      STOCKHOLDERS CONSIDERING SEEKING APPRAISAL SHOULD BE AWARE THAT THE FAIR VALUE OF THEIR SHARES AS DETERMINED UNDER SECTION 262 COULD BE MORE THAN, THE SAME AS OR LESS THAN THE MERGER CONSIDERATION THEY WOULD RECEIVE PURSUANT TO THE MERGER AGREEMENT IF THEY DID NOT SEEK APPRAISAL OF THEIR SHARES. STOCKHOLDERS SHOULD ALSO BE AWARE THAT INVESTMENT BANKING OPINIONS ARE NOT OPINIONS AS TO FAIR VALUE UNDER SECTION 262.

     In determining fair value and, if applicable, a fair rate of interest, the Delaware Chancery Court is to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court" should be considered, and that "fair price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. In Weinberger, the Delaware Supreme Court stated that "elements of future value, including the nature of the enterprise, that are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered." Section 262 provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger."

      Any stockholder who has duly demanded an appraisal in compliance with
Section 262 will not, after the Effective Time, be entitled to vote the shares subject to such demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of shares as of a record date prior to the Effective Time).

      Any stockholder may withdraw its demand for appraisal and accept the Merger Consideration by delivering to the Surviving Corporation a written withdrawal of such stockholder's demands for appraisal, except that (i) any such attempt to withdraw made more than 60 days after the Effective Time will require written approval of the Surviving Corporation and (ii) no appraisal proceeding in the Delaware Chancery Court shall be dismissed as to any stockholder without the approval of the Delaware Chancery Court, and such approval may be conditioned upon such terms as the Delaware Chancery Court deems just. If the Surviving Corporation does not approve a stockholder's request to withdraw a demand for appraisal when such approval is required or if the Delaware Chancery Court does not approve the dismissal of an appraisal proceeding, the stockholder would be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be lower than the value of the Merger Consideration.

      FAILURE TO COMPLY STRICTLY WITH ALL OF THE PROCEDURES SET FORTH IN SECTION 262 OF THE DGCL WILL RESULT IN THE LOSS OF A STOCKHOLDER'S STATUTORY APPRAISAL RIGHTS. CONSEQUENTLY, ANY STOCKHOLDER WISHING TO EXERCISE APPRAISAL RIGHTS IS URGED TO CONSULT LEGAL COUNSEL BEFORE ATTEMPTING TO EXERCISE SUCH RIGHTS.

                         MARKET FOR THE COMMON STOCK

COMMON STOCK MARKET PRICE INFORMATION; DIVIDEND INFORMATION

      The Company's Common Stock is traded on the American Stock Exchange ("AMEX") under the symbol "TFH." The following table shows, for the quarters indicated, the per share high and low sales prices of the Common Stock on AMEX based on published financial sources.

                                                    High      Low
                                                    ----      ---
1999
----


First Quarter ................................    $ 4 7/8   $ 2 3/4
Second Quarter ...............................      5 1/8     3 1/4
Third Quarter ................................      6 1/2     3 3/4
Fourth Quarter (through December __, 1999)



1998
----

First Quarter .................................   $ 10 1/2  $ 8 7/8
Second Quarter ................................      9 5/8    8 7/8
Third Quarter .................................      9 1/2  5 13/16
Fourth Quarter ................................      6 1/2    4 1/8

1997
----

First Quarter .................................   $  8 1/8   $ 7 3/8
Second Quarter ................................      9 1/8     7 1/2
Third Quarter .................................     10 1/8     8 7/8
Fourth Quarter ................................     10 1/4     8 5/8

      On June 18, 1999, the last full trading day prior to the day on which the Buyout Group's initial proposal to purchase all shares was publicly announced, the closing, high and low sales prices for the Common Stock on AMEX were $4 1/8.

      On October 19, 1999, the last full trading day prior to the public announcement of the execution of the Merger Agreement, the closing price for the Common Stock on the AMEX was $4 3/4 and the high and low sales prices were $4 3/4 and $4 5/8, respectively.


      On December ___, 1999, the last trading day prior to the date of this Proxy Statement, the closing price for the Common Stock on AMEX was $________, and the high and low sales prices were $______ and $______, respectively.


      The market price for Common Stock is subject to fluctuation and stockholders are urged to obtain current market quotations.

     As of September 30, 1999, the Company has not paid any cash dividends on the Common Stock during the first nine months of 1999 and did not pay any cash dividends on the Common Stock during calendar years 1998 or 1997. The Company currently intends to retain earnings to finance expansion and does not anticipate paying cash dividends on its Common Stock prior to the Effective Time. The Company's future policy with respect to the payment of cash dividends will depend on several factors including, among others, the Company's credit agreements and its acquisitions, earnings, capital requirements, financial condition and operating results. See Note 4 of Notes to Consolidated Financial Statements for a discussion of restrictions on the ability of the Company's subsidiaries to pay dividends to the Company and the ability of the Company to pay cash dividends.



COMMON STOCK PURCHASE INFORMATION

HOLDERS OF COMMON STOCK.


      As of December __, 1999 the number of stockholders of record of Common Stock was approximately 1,200. Since June 18, 1999, none of the members of the Buyout Group have engaged in any transaction with respect to the Common Stock, other than an IRA for the benefit of Timothy P. O'Neil which purchased 200 additional shares of Common Stock on October 22, 1999 at a price of $5.375 per share. During the same time period, the Company has not engaged in any transaction with respect to the Common Stock. See the Summary of Company Stock Repurchases at "--Stock Repurchases--The Company" set forth below.



STOCK REPURCHASES

      The Company. The following table summarizes the stock repurchases by the Company since January 1, 1997.


                                           Shares       High       Low      Average
                                           ------       ----       ---      -------
January 1 - March 31, 1997                  25,000    $8.0500   $  7.8625   $ 7.9713
April 1 - June 30, 1997                    105,051     9.0500      7.9125     8.7140
July 1 - September 30, 1997 (1)            200,696     9.2250      8.8875     9.0106
October 31 - December 31, 1997              33,200     9.3750      8.8000     9.1488
January 1 - March 31, 1998                    --        --        --             --
April 1 - June 30, 1998                       --        --        --             --
July 1 - September 30, 1998              2,115,422     9.1250      9.1250     9.1250
October 1 - December 31, 1998                 --        --        --             --
January 1 - March 31, 1999                 630,741     3.8100      3.7500     3.7848
April 1 - June 30, 1999                     52,500     4.3000      4.0500     4.1192
July 1 - September 30, 1999                   --          --        --           --
September 30, 1999 - present                  --          --        --           --
                                         ---------     -------   -------     -------
                                         3,162,610     $9.3750   $3.7500     $7.9471

(1) Includes 106,848 shares cancelled in the reverse split effective July 29, 1997 at a price of $8.8875. The low price excluding these shares was $9.05. The average price excluding these shares was $9.1508.

                                       74

      Stock Purchases by Certain Stockholders of COLA Acquisitions. The following table summarizes the stock purchases by the current stockholders of COLA Acquisitions since January 1, 1997.


                                WILLIAM D. COX

                       Shares                    Total
    Purchase Date    Purchased      Price     Shares Owned
    -------------    ---------      -----     ------------
         1/1/97            --          --        39,500
        9/11/97         2,000    $ 9.0625        41,500
        8/27/98         1,200      7.4700        42,700
        8/28/98         1,100      7.5100        43,800
        8/31/98         2,700      7.5200        46,500
         9/3/98         3,000      7.0000        49,500
         9/9/98         2,000      5.9800        51,500
       11/30/98           500      4.6250        52,000
        12/4/98         2,000      5.0000        54,000
        12/7/98         2,500      5.0000        56,500
        12/9/98         1,000      5.0000        57,500
       12/10/98         3,500      5.0000        61,000



                                ROY R. LABORDE


                       Shares                    Total
    Purchase Date    Purchased      Price     Shares Owned
    -------------    ---------      -----     ------------
         1/1/97            --          --       157,315
        4/22/99         1,900    $ 4.2500       159,215



                              TIMOTHY P. O'NEIL


                       Shares                    Total
    Purchase Date    Purchased      Price     Shares Owned
    -------------    ---------      -----     ------------
         1/1/97            --          --       108,800



                             SECURITIES OWNERSHIP

      This section provides certain information with respect to the beneficial ownership of the Company's Common Stock by the persons or entities identified below. Under SEC rules generally, a person is deemed to be a "beneficial owner" of a security if such person has or shares the power to vote or direct the voting of such security, or the power to dispose or to direct the disposition of such security. Thus, more than one person may be deemed a beneficial owner of the same security. Except as otherwise indicated, each person listed below has informed the Company that such person has (i) sole voting and investment power with respect to such person's shares of stock, except to the extent that authority is shared by spouses under applicable law, and (ii) record and beneficial ownership with respect to such person's shares of stock.

Shares issuable upon exercise of Options that are exercisable currently or within the next 60 days are deemed to be outstanding for the purpose of computing the percentage ownership and overall voting power of persons beneficially owning such Options, but have not been deemed to be outstanding for the purpose of computing the percentage ownership or overall voting power of any other person.


SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


      The following table sets forth information as of September 30, 1999, unless otherwise indicated, with respect to the beneficial ownership of the Company's Common Stock by (a) persons known to the Company to be beneficial owners of 5% or more of the outstanding Common Stock, (b) certain individual directors and executive of the Company and (c) all directors and executive officers of the Company as a group.




                                                       Amount and
  Name of Beneficial Owners (and address of            Nature of
Beneficial owners other than executive officers,       Beneficial          Percent of
directors and nominees)                                Ownership(1)          Class
-------------------------------------------------      ------------        ----------
Franklin Advisory Services
Charles B. Johnson
Rupert H. Johnson, Jr.
Franklin Resources, Inc.
777 Mariners Island Boulevard
San Mateo, CA 94404 ...............................      311,900 (2)          9.59%

Dimensional Fund Advisors, Inc.
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401 ............................      293,500 (3)          9.02%

William D. Cox ....................................       74,000 (4)          2.27%

J. Richard Devlin .................................        4,000 (5)           .12%

Harold C. Hill, Jr. ...............................        9,500 (6)           .29%

Roy R. Laborde ....................................      170,365 (7)          5.22%


Timothy P. O'Neil .................................      141,620 (8)          4.31%


Clark D. Stewart ..................................        2,000 (9)           .06%

David D. Taggart ..................................      13,000 (10)           .40%

Kurt W. Huffman ...................................      12,000 (11)           .37%

Directors and executive officers as a group
(9 persons, including the above )..................     434,085 (12)         12.99%



                                       76

(1) Unless otherwise indicated, each person has sole voting and investment power with respect to the shares listed.


(2) The shares shown in the table are beneficially owned as of March 31, 1999 by one or more open or closed-end investment companies or other managed accounts which are advised by Franklin Advisory Services, Inc. ("Franklin"), a subsidiary of Franklin Resources, Inc. ("FRI"). Franklin has all investment and/or voting power over the shares owned by such advisory clients and may be deemed the beneficial owner of the shares shown in the table. Charles B. Johnson and Rupert H. Johnson, Jr. (the "Principal Shareholders") each own in excess of 10% of the outstanding common stock of FRI and are the principal shareholders of FRI. FRI, the Principal Shareholders and Franklin disclaim any economic interest or beneficial ownership in any of the shares. The information contained in this footnote was obtained from the Amendment No. 2 to Schedule 13G filed by these persons on April 7, 1999.

(3) Dimensional Fund Advisors, Inc. ("Dimensional"), a registered investment advisor, is deemed to have beneficial ownership of 293,500 shares, all of which shares are held in portfolios of four registered open-end investment companies, or in series of investment vehicles, all of which Dimensional serves as investment manager. Dimensional disclaims beneficial ownership of all such shares. The information as to the beneficial ownership of Dimensional was obtained from the Schedule 13G filed by that company on February 11, 1999.


(4) Includes 13,000 shares subject to exercisable outstanding stock options. Since September 30, 1999, Mr. Cox effected the transfer of 49,500 shares to COLA Acquisitions pursuant to the Merger Agreement.

(5)  Includes 3,000 shares subject to exercisable outstanding stock options.

(6) Includes 4,500 shares in the Francile Hill Revocable Trust. Both Mr. Hill and Francile Hill are trustees and each has shared voting and investment power. Also includes 5,000 shares subject to exercisable outstanding stock options.

(7) Includes 11,150 shares subject to exercisable outstanding stock options and 1,415 shares owned by and registered in the name of his wife, over which they share voting power but Mrs. Laborde retains sole investment power. Prior to November 30, 1999, Mr. Laborde has agreed to transfer 154,650 shares to COLA Acquisitions pursuant to the Merger Agreement.


(8) Includes 32,820 shares subject to exercisable outstanding stock options and 32,800 shares owned by his wife, over which they hold shared voting and investment power. Does not include 9,000 shares held in various irrevocable trusts for the benefit of Mr. O'Neil's children and over which he has no voting or investment power. Also does not include 23,860 shares to be issued pursuant to deferred compensation arrangements over three years following the termination of his employment. Since September 30, 1999, Mr. O'Neil effected the transfer of 72,700 shares to COLA Acquisitions pursuant to the Merger Agreement.

(9)  Includes 1,000 shares subject to exercisable outstanding stock options.

(10) Represents 13,000 shares subject to exercisable outstanding stock options.

(11) Includes 6,000 shares subject to exercisable outstanding stock options.

(12) Includes a total of 89,070 shares subject to exercisable outstanding stock options.


BENEFICIAL OWNERSHIP OF COMMON STOCK BY CERTAIN PARTIES RELATED TO THE BUYOUT GROUP


      COLA Acquisitions. COLA Acquisitions currently is the beneficial owner of 276,850 shares of Common Stock. For information concerning additional shares of Common Stock to be contributed to COLA Acquisitions by members of the Buyout Group immediately prior to the Merger, see "SPECIAL FACTORS - Interests of Certain Persons in the Merger."


      The Buyout Group. Information concerning shares of Common Stock owned by Messrs. O'Neil, Laborde and Cox is contained above in "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT." The following table sets forth information regarding the shares of Common Stock owned, as of September 30, 1999, by other members of the Buyout Group:

                                                           Shares      Percent
                   Name of Owners                           Owned      of Class
                   --------------                           -----      --------


Brockton Hannem .....................................          100       *

David Cox ...........................................        2,000       *

Clarissa Cox ........................................        1,000       *

G. Peter Bunn, III, Trustee for the
Timothy P. O'Neil Irrevocable Trust..................        6,200       *

Loy Lynn Stange, Trustee for the John P. VanErem
Irrevocable Education Trust..........................        1,400       *

Loy Lynn Stange, Trustee for the Dustin J. VanErem
Irrevocable Education Trust..........................        1,400       *

Cathy Dam ...........................................       13,238       *


*     Less than 1% of Common Stock outstanding.

                                  MANAGEMENT

     Set forth below are the name and business address of each director and executive officer of the Company, and the present principal occupation or employment of each such person. Also set forth below are the material occupations, positions, offices and employment of each such person and the name, principal business and address of any corporation or other organization in which any material occupation, position, office or employment of each such person was held during the last five years.

      Each person listed below is a citizen of the United States. The business address of each director and executive officer is 8245 Nieman Road, Suite 100, Lenexa, Kansas 66214.


               EXECUTIVE OFFICERS AND DIRECTORS OF THE COMPANY

NAME                     Age   Position
----                     ---   --------

Timothy P. O'Neil .....   42   President, Chief Executive Officer, and Director
David D. Taggart ......   55   Executive Vice President and Director
Kurt W. Huffman .......   41   Executive Vice President
Mark A. Foltz .........   41   Vice President, Finance and Corporate Secretary
William D. Cox ........   56   Director; Chairman of the Board of Directors
J. Richard Devlin .....   49   Director
Harold C. Hill, Jr ....   64   Director
Roy R. Laborde ........   60   Director; Vice Chairman of the Board of Directors
Clark D. Stewart ......   60   Director

      Timothy P. O'Neil, a member of the Board of Directors since August 1995, has been President and Chief Executive Officer since May 1995. From October 1989 through May 1995, Mr. O'Neil served in various positions with the Company, including, Senior Vice President, Vice President, Treasurer and Director of Finance. From March 1997 through October 1998, he also served as President and Chief Executive Officer of UPAC.


      David D. Taggart, a member of the Board of Directors since July 1998, has been Executive Vice President of the Company since April 1998. From August 1997 to April 1998 he served as Vice President of the Company. He has also served as Chairman and Chief Executive Officer of Crouse since January 1997. Mr. Taggart joined Crouse in October 1995 as Executive Vice President. Prior to his service at Crouse, he served as President and Chief Executive Officer of G.I. Trucking, a regional LTL carrier based in LaMirada, California, from 1991 to 1995.

      Kurt W. Huffman has been Executive Vice President of the Company since August 1998, President and Chief Executive Officer of Presis since March 1998 and President and Chief Executive Officer of UPAC since October 1998. From August 1997 to March 1998 he served as

Executive Vice President of Presis. Prior to joining the Company in a management capacity in June 1997, Mr. Huffman served as Chief Information Officer of Laidlaw Transit Services, Overland Park, Kansas, a publicly traded provider of school and municipal bus services, from May 1993 to February 1998. Prior to his service with Laidlaw, he was a senior manager with the international accounting firm of Arthur Andersen LLP.

      Mark A. Foltz has been Vice President, Finance since June 1997 and Treasurer and Corporate Secretary of the Company since May 1996. He was employed with the Company as Director of Finance in July 1995 and also served as Assistant Treasurer and Assistant Secretary from August 1995 to May 1996. Mr. Foltz served in various financial positions, most recently as Assistant Vice President - Finance, with Mark VII, Inc., a publicly traded transportation company, headquartered in Memphis, Tennessee, from October 1987 to June 1995.

      William D. Cox has served as Chairman of the Board of Directors since June 1997 and has served as a Director since 1991. Mr. Cox has served as President of various family-owned, commercial and residential construction and land development companies in Wichita, Kansas, currently Applewood Homes, Inc., from 1967 to the present.


      J. Richard Devlin has served as a Director since 1997. Mr. Devlin has been the Executive Vice President, General Counsel and External Affairs of Sprint Corporation ("Sprint"), a publicly traded telecommunications company, headquartered in Westwood, Kansas, since 1989. Mr. Devlin also serves as a member of Sprint's Executive Management Committee. Mr. Devlin served as Vice President and General Counsel for telephone operations for Sprint from 1987 to 1989. From 1972 to 1986, Mr. Devlin served as an attorney and in various line and staff operations management positions with AT&T.

      Harold C. Hill, Jr. has served as a Director since 1995. He retired as a partner of Arthur Andersen LLP in 1993. Mr. Hill's 35 years of service with that firm included responsibility as partner in charge of the transportation, financial services and government practices in Kansas City, and the National Technical Coordinator of that firm's trucking industry practice group.


      Roy R. Laborde has served as a Director since 1991 and Vice Chairman of the Board of Directors since June 1997. Mr. Laborde was Chairman of the Board of Directors from May 1992 to June 1997. He has served as President of Amboy Grain, Inc., Amboy, Minnesota, since 1985. Mr. Laborde was the President and Chief Operating Officer for Rapidan Grain & Feed, Rapidan, Minnesota, from 1968 through 1988 and has continued to merchandise grain for that company.

      Clark D. Stewart has served as a Director since 1997. Since September 1989, he has served as the President and Chief Executive Officer of Butler National Corporation, a publicly-traded company, headquartered in Olathe, Kansas, with operations primarily in the manufacture and modification of aerospace switching equipment and management services for Indian gaming enterprises.

                           INDEPENDENT ACCOUNTANTS

     The firm of PricewaterhouseCoopers LLP and its predecessors have served as the Company's independent accountants since 1995. The consolidated financial statements of the Company as of December 31, 1998 and 1997 and for each of the years in the three year period ended December 31, 1998, included as part of Annex D hereto, have been audited by PricewaterhouseCoopers LLP, independent accountants, as stated in their report appearing therein. It is expected that representatives of PricewaterhouseCoopers LLP will be present at the Special Meeting, both to respond to appropriate questions of stockholders of the Company and to make a statement if they so desire.


                            STOCKHOLDER PROPOSALS

      If the Merger is consummated, there will be no public stockholders of the Company and no public participation in any future meetings of stockholders of the Company. However, if the Merger is not consummated, the Company's public stockholders will continue to be entitled to attend and participate in Company stockholders' meetings.


      In the event that the Merger is not consummated, any proposal that a Shareholder desires to have included in the Company's proxy materials for the 2000 Annual Meeting of Shareholders of the Company will need to be submitted in accordance with both the rules of the Securities and Exchange Commission and the Company's By-laws. Under applicable rules of the Securities and Exchange Commission, such a proposal had to have been received by the Corporate Secretary of the Company at the Company's principal executive offices no later than November 19, 1999, in order to be considered for possible inclusion in the proxy materials.

      In addition to the requirements established by the Securities and Exchange Commission, the Company's By-laws contain advance notice provisions governing certain matters, including shareholder proposals and shareholder nominations of candidates for election to the Board of Directors of the Company. Under the Company's By-laws, notice of any such proposal or nomination must be in writing and must be delivered to the Corporate Secretary at the Company principal executive offices by the later of: (a) sixty (60) days prior to the scheduled date of the shareholders' meeting, or (b) ten (10) days following the day on which the Company mails notice or makes a public announcement of the scheduled date of the meeting. Any such shareholder proposal or nomination for election to the Board of Directors must also comply with the other applicable provisions of the advance notice provisions in the Company's By-laws.

      The Company currently anticipates that, in the event that the Merger is not consummated, the 2000 Annual Meeting of Shareholders will be held on April 27, 2000. Assuming that the date of the meeting is not changed, notice of any shareholder proposal or nomination to be considered at the 2000 Annual Meeting of Shareholders must be received by the Corporate Secretary no later than February 26, 2000 in order to be timely under the advance notice provisions of the Company's By-laws.

      No shareholder proposal or nomination will be considered at the 2000 Annual Meeting of Shareholders unless it is presented in accordance with the foregoing requirements. A copy of the

Company's By-laws containing the advance notice provisions can be obtained by any Shareholder by written request to the Corporate Secretary of the Company at the Company's principal executive offices.

                    WHERE YOU CAN FIND MORE INFORMATION


      The SEC allows the Company to "incorporate by reference" information into its Proxy Statement, which means that the Company can disclose important information by referring you to another document filed separately with the SEC. The following documents are incorporated by reference in this Proxy Statement and are deemed to be a part hereof:

     (1) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998;


     (2) The Company's Quarterly Reports on Form 10-Q, as amended, for the quarters ended March 31, 1999, June 30, 1999 and September 30, 1999;


     (3) The Company's Proxy Statement dated March 12, 1999 for the Company's 1999 Annual Meeting of Stockholders; and

     (4) The Company's Current Reports on Form 8-K filed on March 5, 1999 and March 17, 1999.


      The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 and the Company's Quarterly Report on Form 10-Q, as amended, for the quarter ended September 30, 1999 are attached hereto as Annexes D and E, respectively.


      Any statement contained in a document incorporated by reference shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this Proxy Statement modifies or replaces such statement.

      The Company also incorporates by reference the information contained in all other documents the Company files with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement and before the Special Meeting. The information contained in any such document will be considered part of this Proxy Statement from the date the document is filed and will supplement or amend the information contained in this Proxy Statement.

      The Company undertakes to provide by first class mail, without charge and within one business day of receipt of any request, to any person to whom a copy of this Proxy Statement has been delivered, a copy of any or all of the documents referred to above which have been incorporated by reference in this Proxy Statement, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference therein). The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 is accompanied by a list briefly describing all the exhibits not contained therein. The Company will furnish any exhibit upon the payment of a specified reasonable fee, which fee will be limited to the Company's reasonable expenses in furnishing such exhibit. Requests for such copies should be directed to Corporate Secretary, TransFinancial Holdings, Inc., 8245 Nieman Road, Suite 100, Lenexa, Kansas 66214, telephone number (913) 859-0055.

                              OTHER BUSINESS

      The Board of Directors does not know of any other matters to be presented for action at the Special Meeting other than as set forth in this Proxy Statement. If any other business should properly come before the Special Meeting, the persons named in the enclosed proxy card intend to vote thereon in accordance with their best judgment on the matter.


                           AVAILABLE INFORMATION

      Because the Merger is a "going private" transaction, COLA Acquisitions, certain members of the Buyout Group and the Company have filed a Rule 13e-3 Transaction Statement on Schedule 13E-3 under the Exchange Act with respect to the Merger. The Schedule 13E-3 contains additional information about the Company. Copies of the Schedule 13E-3 are available for inspection and copying at the principal executive offices of the Company during regular business hours by any interested stockholder of the Company, or a representative who has been so designated in writing, and may be inspected and copied, or obtained by mail, by written request directed to Corporate Secretary, TransFinancial Holdings, Inc., 8245 Nieman Road, Suite 100, Lenexa, KS 66214.

      The Company is currently subject to the information requirements of the Exchange Act and in accordance therewith files periodic reports, proxy statements and other information with the SEC relating to its business, financial and other matters. Copies of such reports, proxy statements and other information, as well as the Schedule 13E-3, may be copied (at prescribed rates) at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at the following Regional Offices of the SEC: 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and Seven World Trade Center, Suite 1300, New York, New York 10048. For further information concerning the SEC's public reference rooms, you may call the SEC at 1-800-SEC-0330. Some of this information may also be accessed on the World Wide Web through the SEC's Internet address at "http://www.sec.gov." The Company's Common Stock is listed on the American Stock Exchange, and materials may also be inspected at its offices, 86 Trinity Place, New York, New York 10006.

                                    By Order of the Board of Directors


                                    Mark A. Foltz
                                    Corporate Secretary



Lenexa, Kansas
 December ___,1999

                                                                       ANNEX A
                         AGREEMENT AND PLAN OF MERGER

      This AGREEMENT AND PLAN OF MERGER (the "Agreement") is made as of this 19th day of October, 1999 by and between TransFinancial Holdings, Inc., a Delaware corporation (the "Company"), and COLA Acquisitions, Inc., a Kansas corporation ("COLA").


                                   RECITALS

      WHEREAS, the Board of Directors of the Company (the "Board of Directors") formed a special committee comprised exclusively of independent directors of the Company (the "Special Committee") to consider and act upon a proposal received from three members of the Board of Directors, who include the Chairman of the Board, Vice Chairman of the Board and Chief Executive Officer of the Company, to acquire all of the issued and outstanding shares of the Company not currently owned by them;

      WHEREAS, having received the advice of its financial and legal advisors, and following detailed negotiation of the terms of a transaction with COLA, the entity formed by the three members of the Board of Directors to conduct the acquisition, and following consideration and negotiation of proposals received from third parties to acquire some or all of the assets or outstanding shares of stock of the Company, the Special Committee has unanimously determined that the terms of the proposed acquisition of the Company by COLA, upon the terms and subject to the conditions hereinafter provided, are fair to and in the best interests of the Company and its stockholders (other than COLA and certain related parties);

      WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the "DGCL") and the Kansas General Corporation Code (the"KGCC"), COLA will merge with and into the Company (the "Merger") pursuant to which certain outstanding shares of common stock of the Company, par value $0.01 per share (the "Common Stock"), shall be converted into the right to receive $6.03 in cash per share of Common Stock, as more fully set forth herein;

      WHEREAS, the Board of Directors, based on the unanimous recommendation of the Special Committee, has determined that the Merger is fair to and in the best interests of the Company and its stockholders (other than COLA and certain related parties) and has approved this Agreement, the Merger and the other transactions contemplated hereby and has recommended approval and adoption of this Agreement by the stockholders of the Company.

      NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, the parties hereto agree as follows:

                                  ARTICLE I
                                  THE MERGER

      1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL and the KGCC, at the Effective Time (as defined in Article 1.2), COLA shall be merged with and into the Company. Following the Merger, the separate existence of COLA shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

      1.2. Effective Time. As soon as practicable after the satisfaction or, if permissible, the waiver of the conditions set forth in Article VII, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware and by making any related filings required under the DGCL and the KGCC in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such later time as is agreed to by the parties hereto and as is specified in the Certificate of Merger (the "Effective Time" or the "Closing").

      1.3. Effects of the Merger. From and after the Effective Time, the Merger shall have the effects set forth in the DGCL (including, without limitation, Sections 259, 260 and 261 thereof) and the KGCC. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and COLA shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and COLA shall become the debts, liabilities and duties of the Surviving Corporation.

      1.4. Certificate of Incorporation and By-laws. Unless otherwise agreed by the Company and COLA prior to Closing, (a) the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated by the Certificate of Merger in the manner set forth on Exhibit A and such amended and restated certificate of incorporation shall be the certificate of incorporation of the Surviving Corporation (the "Surviving Certificate") until thereafter amended in accordance with the DGCL, and (b) the bylaws of COLA immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with the Surviving Certificate and the DGCL.

      1.5. Directors and Officers. From and after the Effective Time, until their respective successors are duly elected or appointed and qualified in accordance with applicable law, (a) the directors of COLA at the Effective Time shall be the directors of the Surviving Corporation and (b) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.

                                  ARTICLE II
              CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

      2.1. Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of COLA, the Company or the holders of any of the Company's securities, the Company's securities shall be converted in accordance with the following provisions.

            2.1.1. Public Shares. Each share of the Common Stock, other than any shares of Common Stock to be converted or canceled pursuant to Article 2.1.2 or
2.1.3 and other than any Dissenting Shares (as defined in Article 2.5), issued and outstanding immediately prior to the Effective Time (the "Public Shares") shall be converted into the right to receive $6.03 in cash, without interest (the "Merger Consideration"). At the Effective Time, each Public Share shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate evidencing any Public Share shall thereafter represent only the right to receive, upon the surrender of such certificate in accordance with the provisions of Article 2.2, an amount in cash per share equal to the Merger Consideration. The holders of certificates previously evidencing the Public Shares shall cease to have any rights with respect to such shares of Common Stock except as otherwise provided herein or by law.

            2.1.2. Treasury Shares; COLA Shares. Each share of capital stock of the Company (a) held in the treasury of the Company or by any wholly owned subsidiary of the Company or (b) owned by COLA shall automatically be canceled, retired and cease to exist without any conversion thereof and no payment shall be made with respect thereto.


            2.1.3. Conversion of Excluded Shares. The shares of Common Stock listed on Exhibit B hereto shall be converted into and become shares of stock of the Surviving Corporation in the manner described in Exhibit B and the converted shares shall have the rights set forth in the Surviving Certificate. Notwithstanding anything to the contrary in this Agreement, COLA shall have the right, in its sole discretion, to alter and amend Exhibit B at any time prior to the filing of a preliminary proxy statement with the Securities and Exchange Commission by giving written notice of such amendment to the Company but shall not increase the number of shares listed on Exhibit B by more than 1,000 shares.

            2.1.4. Conversion of Shares of COLA. Each share of Class A, Class B and Class C Stock of COLA outstanding immediately prior to the Effective Time shall be converted into and become one share of the same class of stock of the Surviving Corporation with the rights set forth in the Surviving Certificate.

            2.1.5 Capital Stock of Surviving Corporation. The shares of stock resulting from conversion under Articles 2.1.3 and 2.1.4 shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

      2.2.  Exchange of Certificates and Cash.

            2.2.1. Exchange Agent. On or before the Effective Time, COLA shall enter into an agreement providing for the matters set forth in this Article 2.2 (the "Exchange Agent Agreement") with a bank or trust company selected by COLA and reasonably acceptable to the Company (the "Exchange Agent"), authorizing such Exchange Agent to act as Exchange Agent in connection with the Merger. Immediately prior to the Effective Time, COLA shall deposit or shall cause to be deposited with or for the account of the Exchange Agent, for the benefit of the holders of Public Shares, an amount in cash equal to the Merger Consideration payable pursuant to Article 2.1.1 (such cash funds are hereafter referred to as the "Exchange Fund"). The Exchange Agent shall invest the Exchange Fund as COLA directs, provided that investments shall be made only in obligations of or guaranteed by the United States of America or in certificates of deposit or banker's acceptances of commercial banks with capital in excess of $100 million.

            2.2.2. Exchange Procedures. As soon as reasonably practicable after the Effective Time, but in any event within five (5) Business Days thereafter, COLA will instruct the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time evidenced outstanding Public Shares (the "Certificates"), (a) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as COLA may reasonably specify) and (b) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by COLA, together with a letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions (collectively, the "Transmittal Documents"), the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each share of Common Stock formerly represented by such Certificate, without any interest thereon, less any required withholding of taxes, and the Certificate so surrendered shall thereupon be canceled. In the event of a transfer of ownership of Public Shares which is not registered in the transfer records of the Company, the Merger Consideration may be issued and paid in accordance with this Article II to the transferee of such shares if the Certificate evidencing such shares of Common Stock is presented to the Exchange Agent and is properly endorsed or otherwise in proper form for transfer. The signature on the Certificate or any related stock power must be properly guaranteed and the person requesting payment of the Merger Consideration must either pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate so surrendered or establish to the Surviving Corporation's satisfaction that such tax has been paid or is not applicable. The Merger Consideration will be delivered by the Exchange Agent as promptly as practicable following surrender of a Certificate and the related Transmittal Documents. Cash payments may be made by check unless otherwise required by a depositary institution in connection with the book-entry delivery of securities. No interest will be payable on such Merger Consideration. Until surrendered in accordance with this Article 2.2.2, each Certificate shall be deemed at any time after the Effective Time to evidence only the right to receive, upon such surrender, the Merger

Consideration for each Public Share formerly represented by such Certificate. The Exchange Fund shall not be used for any purpose other than as set forth in this Article II. Any interest, dividends or other income earned on the investment of cash held in the Exchange Fund shall be for the account of the Surviving Corporation.

            2.2.3. Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) which remains undistributed to the holders of Common Stock for one year following the Effective Time shall be delivered to the Surviving Corporation upon demand. Any holders of Public Shares who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration.

            2.2.4. No Liability. None of COLA, the Surviving Corporation or the Company shall be liable to any holder of Public Shares for any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

            2.2.5. Withholding Rights. COLA, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Public Shares such amounts as the Surviving Corporation or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the United States Internal Revenue Code of 1986, as amended, or any provision of state, local or foreign tax law; provided, however, that COLA or the Surviving Corporation, as the case may be, shall promptly pay any amounts deducted or withheld hereunder to the applicable governmental authority, shall promptly file all tax returns and reports required to be filed in respect of such deductions and withholding, and shall provide to any holder of Public Shares affected by such withholding promptly upon written request proof of such payment and a copy of all tax returns and reports relevant thereto. To the extent that amounts are so withheld by the Surviving Corporation or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or the Exchange Agent.

            2.2.6. Lost, Stolen or Destroyed Certificates. In the event any Certificates evidencing Public Shares shall have been lost, stolen or destroyed, the holder of such lost, stolen or destroyed Certificate(s) shall execute an affidavit of that fact upon request. The holder of any such lost, stolen or destroyed Certificate(s) shall also deliver a reasonable indemnity against any claim that may be made against COLA or the Exchange Agent with respect to the Certificate(s) alleged to have been lost, stolen or destroyed. The affidavit and any indemnity which may be required hereunder shall be delivered to the Exchange Agent, who shall be responsible for making payment for such lost, stolen or destroyed Certificates(s) pursuant to the terms hereof.

     2.3. Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers of shares of Common Stock thereafter on the records of the Company. Any Certificates evidencing the Public Shares presented to the Exchange Agent or the Surviving Corporation for any reason at or after the Effective Time shall be exchanged for the Merger Consideration pursuant to the terms hereof.

     2.4. Stock Options.

            2.4.1. Cancellation. Subject to Articles 2.4.3, 2.4.4 and 2.4.5 and the terms of such Option, each Option (as defined in Article 3.3) which is outstanding immediately prior to the Effective Time, whether or not then exercisable, shall be canceled as of the Effective Time. Each holder of such canceled Options shall be paid by the Surviving Corporation as soon as practicable, but in any event within thirty days after the Effective Time, for each such Option, an amount determined as follows: (a) for each Option with an exercise price below $6.03 per share, an amount equal to (i) the excess, if any, of the Merger Consideration over the applicable exercise price per share of such Option multiplied by (ii) the number of shares issuable upon exercise of such Option, and (b) for each Option with an exercise price at or above $6.03, twenty cents ($0.20) multiplied by the number of shares issuable upon exercise of such Option, in each case subject to any required withholding of taxes.

            2.4.2 Termination. All Company Option Plans (as defined in Article 3.3) shall terminate as of the Effective Time and the Company shall use its commercially reasonable efforts to ensure that following the Effective Time no holder of an Option or any participant in a Company Option Plan shall have any right thereunder to acquire any capital stock of the Company or the Surviving Corporation.

            2.4.3. Consents. Prior to the Effective Time, the Company shall use its commercially reasonable efforts to (a) obtain all consents from holders of Options and (b) make any amendments to the terms of the Company Option Plans and any Options granted thereunder that are necessary or appropriate to give effect to the transactions contemplated by this Article 2.4.

            2.4.4. Other Arrangements. In lieu of the cancellation of Options referred to in this Article 2.4, prior to the Effective Time, the Company may enter into mutually acceptable arrangements with any holder of Options providing that such holder's Options will be treated in a manner other than as provided in
Article 2.4.1.

            2.4.5 Payments. All payments to holders of Options made pursuant to this Article 2.4 shall be contingent upon consummation of the Merger and will be subject to the withholding of such amounts as the Surviving Corporation is required to deduct and withhold with respect to the making of such payment under the United States Internal Revenue Code of 1986, as amended, or any provision of state, local or foreign tax law.

      2.5.  Dissenting Shares.

            2.5.1. Generally. Notwithstanding any other provision of this Agreement to the contrary, Shares that are outstanding immediately prior to the Effective Time and which are held by stockholders (a) who shall not have voted in favor of adoption of this Agreement and (b) who shall be entitled to and shall have properly demanded in writing an appraisal of such shares in accordance with Section 262 of the DGCL ("Dissenting Shares"), shall not be converted into or represent the right to receive the Merger Consideration unless such stockholders fail to perfect, withdraw or otherwise lose their right to appraisal. Such stockholders shall be entitled to receive payment of the appraised value of such Dissenting Shares in accordance with the provisions of the DGCL. If, after the Effective Time, any such stockholder fails to perfect, withdraws or loses its right to appraisal, such Shares shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Consideration, without interest thereon, upon surrender of the Certificate or Certificates that formerly evidenced such Shares in the manner set forth in Article 2.2.

            2.5.2. Notice of Demands. The Company shall give COLA prompt notice of any demands for appraisal received by it, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company. COLA shall direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of COLA, which shall not be unreasonably withheld, make any payment with respect to any demands for appraisal, or offer to settle, or settle, any such demands.


                                 ARTICLE III
                REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      The Company hereby represents and warrants to COLA as follows:

     3.1. Organization and Qualifications. The Company and each subsidiary of the Company (a "Company Subsidiary") is a corporation, partnership or other legal entity duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite power and authority and all necessary governmental approvals, to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing would not have a Company Material Adverse Effect (as defined below). The Company and each Company Subsidiary is duly qualified or licensed and in good standing to do business in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a material adverse effect on the business, assets, results of operations or financial condition of the Company and the Company Subsidiaries, taken as a whole (a "Company Material Adverse Effect").

     3.2. Certificate of Incorporation and Bylaws. COLA has been given access by the Company to a complete and correct copy of the certificate of incorporation and the bylaws or equivalent organizational documents, each as amended to the date hereof, of the Company and each Company Subsidiary. Such certificates of incorporation, bylaws and equivalent organizational documents are in full force and effect. Neither the Company nor any Company Subsidiary is in violation of any provision of its certificate of incorporation, bylaws or equivalent organizational documents.

      3.3. Capitalization. The authorized capital stock of the Company consists of 13,000,000 shares of Common Stock and 1,000,000 shares of preferred stock, par value $0.01 per share (the "Preferred Stock"). As of September 30, 1999: (a) 3,252,115 shares of Common Stock were outstanding, all of which were validly issued, fully paid and nonassessable; (b) no shares of Preferred Stock were issued and outstanding; (c) 421,450 shares of Common Stock were reserved for issuance upon the exercise of outstanding stock options (the "Options") granted pursuant to the Company's 1992 Incentive Stock Plan and 1998 Long-Term Incentive Plan (collectively, the "Company Option Plans"); (d) 4,345,561 shares of Common Stock and no shares of Preferred Stock were held in the treasury of the Company;
(e) 23,860 shares of Common Stock are subject to issuance as deferred compensation to Timothy P. O'Neil (f) no Company Subsidiary owns any shares of the Company's capital stock; and (g) there are no securities of any Company Subsidiary outstanding which are convertible into or exercisable or exchangeable for capital stock of the Company. Except as set forth above, and except pursuant to the First Amended and Restated Rights Agreement dated March 4, 1999 by and between the Company and U.M.B. Bank n.a., no shares of capital stock or other securities of the Company have been issued, are reserved for issuance or are outstanding. All shares of Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable.

      3.4. Subsidiaries. The Company owns, directly or indirectly, all of the outstanding shares of capital stock of, or other equity interest in, each Company Subsidiary. Except as set forth in Exhibit C, all outstanding shares of capital stock of each Company Subsidiary are duly authorized, validly issued, fully paid and nonassessable, and are owned, directly or indirectly, by the Company free and clear of all liens, pledges, security interests, claims or other encumbrances ("Encumbrances"). Exhibit C sets forth for each Company
Subsidiary: (a) its authorized capital stock or share capital, (b) the number of issued and outstanding shares of stock or share capital, and (c) the holder or holders of such shares. Except for the Company's interest in each Company Subsidiary or as set forth in Exhibit C, neither the Company nor any Company Subsidiary owns directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or entity.

      3.5. Authority Relative to This Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action. No other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than, with respect to the Merger, the adoption of this Agreement by the holders of a majority of the aggregate voting power of the issued and outstanding shares of Common Stock (the "Company Stockholder Approval"), and the filing and recordation of appropriate merger documents as required by, and in accordance with, the KGCC and the DGCL. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by COLA, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors generally and by general principles of equity.

      3.6.  No Conflict; Required Filings and Consents.

            3.6.1. Conflicts. Except as set forth in Exhibit D, the execution and delivery of this Agreement by the Company do not, and the performance of this Agreement and the consummation of the transactions contemplated hereby will not, (a) conflict with or violate the Company's Restated Certificate of Incorporation, or its By-laws, or the certificate of incorporation, by-laws or other equivalent organizational documents of any Company Subsidiary, (b) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (c) result in any breach of or constitute a default (or an event which, with notice, lapse of time or both, would become a default) under, result in the loss of a material benefit under or give to others any right of termination, amendment, acceleration, increased payments or cancellation of, or result in the creation of a lien or other encumbrance on any properties or assets of the Company pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or any other instrument or obligation to which Company is a party or by which Company or any of its properties or assets is bound or affected, except, in the case of clauses (b) and (c), for any such conflicts, violations, breaches, defaults or other occurrences which (x) would not prevent or delay consummation of the Merger in any material respect or otherwise prevent the Company from performing its obligations under this Agreement in any material respect, and (y) would not, individually or in the aggregate, have a Company Material Adverse Effect.

            3.6.2. Required Filings, Consents, etc. The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign (each a "Governmental Entity"), except (a) for
(i) any applicable requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") or the Securities Act of 1933, as amended (the "Securities Act"), (ii) the filing and recordation of appropriate merger and similar documents as required by the DGCL and the KGCC, and (iii) filings under the rules and regulations of the American Stock Exchange, Inc., and (b) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, (i) would not prevent or delay consummation of the Merger in any material respect or otherwise prevent the Company from performing its obligations under this Agreement in any material respect, and
(ii) would not, individually or in the aggregate, have a Company Material Adverse Effect.

      3.7. Opinion of Financial Advisor. The Company represents that William Blair & Company, L.L.C. (the "Financial Advisor") has delivered to the Special Committee and to the Board of Directors its written opinion, as of the date hereof, subject to the qualifications and limitations stated therein, to the effect that the consideration to be received by the holders of the Shares (other than Shares held by COLA and the Excluded Shares) pursuant to the Merger is fair to such holders of Shares from a financial point of view. The Company has been authorized by the Financial Advisor to permit, subject to prior review and consent by the Financial Advisor, the inclusion of the fairness opinion (or a reference thereto) in the Proxy Statement (as defined in Article 6.2.1) and the
Schedule 13E-3 (as defined in Article 6.2.3) on the terms of the engagement letter between the Company and the Financial Advisor dated July 15, 1999.

     3.8. Board Approval. The Board of Directors of the Company, based on the unanimous recommendation of the Special Committee, at a meeting duly called and held and at which a quorum was present and voting, unanimously (a) determined that this Agreement and the Merger are fair to and in the best interests of the Company's stockholders (other than COLA and the holders of the Excluded Shares),
(b) approved this Agreement, the Merger and the other transactions contemplated hereby, and (c) resolved to recommend approval and adoption of this Agreement by the Company's stockholders.

     3.9. Brokers. No broker, finder or investment banker (other than the Financial Advisor) is entitled to any brokerage, finder's or other fee or commission in connection with this Agreement, the Merger and the other transactions contemplated hereby based upon arrangements made by or on behalf of the Company.


                                 ARTICLE IV
                   REPRESENTATIONS AND WARRANTIES OF COLA

      COLA hereby represents and warrants to the Company as follows:

      4.1. Organization and Qualification. COLA is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Kansas and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. COLA is duly qualified or licensed and in good standing to do business in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a material adverse effect on the business, results of operations or financial condition of COLA and its subsidiaries, taken as a whole ("COLA Material Adverse Effect") and would not prevent COLA from consummating the transactions contemplated hereby.

      4.2. Authority Relative to This Agreement. COLA has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by COLA and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of COLA and no other corporate proceedings on the part of COLA are necessary to authorize this Agreement or to consummate such transactions (other than the filing and recordation of appropriate merger documents as required by the KGCC and the DGCL). This Agreement has been duly and validly executed and delivered by COLA and, assuming the due authorization, execution and delivery by the

Company, constitutes the legal, valid and binding obligation of COLA, enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors generally and by general principles of equity.

      4.3.  No Conflict; Required Filings and Consents.

            4.3.1. Conflicts. The execution and delivery of this Agreement by COLA do not, and the consummation of the transactions contemplated hereby will not, (a) conflict with or violate the certificate of incorporation or by-laws of COLA, or (b) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to COLA or by which any of its properties or assets are bound or affected, except in the case of clauses (b), for any such conflicts, violations, breaches, defaults or other occurrences which (x) would not prevent or delay consummation of the Merger in any material respect or otherwise prevent COLA from performing its obligations under this Agreement in any material respect, or (y) would not, individually or in the aggregate, have a COLA Material Adverse Effect.

            4.3.2. Required Filings, Consents, etc. The execution and delivery of this Agreement by COLA do not, and the performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby by COLA will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (a) for (i) any applicable requirements, if any, of the Exchange Act, the Securities Act, and
(ii) filing and recordation of appropriate merger and similar documents as required by the KGCC and the DGCL and (b) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not (x) prevent or delay consummation of the Merger in any material respect or otherwise prevent COLA from performing its obligations under this Agreement in any material respect, or (y) would not, individually or in the aggregate, have a COLA Material Adverse Effect.

     4.4. Financing. COLA has received and accepted a written commitment from LaSalle Bank, n.a. (the "Bank") for the provision of a senior credit facility or facilities for the transactions contemplated hereby in an amount of up to $38 million (with $10 million of such commitment to be provided by Bankers Trust). The aggregate amount of the financing (the "Financing") contemplated by the commitment (the "Commitment") will be sufficient to consummate the Merger. COLA has provided true and correct copies of the Commitment to the Company prior to the date hereof, and will provide copies of any material amendments or modifications thereto. To the knowledge of COLA, there exists no condition with respect to COLA or the Company as of the date of this Agreement that would materially adversely affect the ability of COLA to satisfy in all respects the conditions set forth in the Commitment.

      4.5. Solvency. COLA has no reason to believe that the Financing to be provided to COLA to effect the Merger will cause (a) the fair salable value of the Surviving Corporation's assets to be less than the total amount of its existing liabilities and identified contingent liabilities, (b) the fair salable value of the Surviving Corporation's assets to be less than the amount that will be required to pay its probable liabilities and its existing debts as they mature, (c) the Surviving Corporation not to be able to pay its existing debts as they mature or (d) the

Surviving Corporation to have an unreasonably small amount of capital with which to engage in its business.

     4.6. No Knowledge of Breach. As of the date hereof, COLA is not aware of any fact that causes any representation or warranty of the Company made in this Agreement to be false or misleading.

     4.7. Hart-Scott-Rodino. Capitalized terms used in this Article 4.7 but not otherwise defined herein are used as defined in the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act"). Financial information described in this Article 4.7 is to be determined in accordance with the HSR Act. As of the date hereof and the date of Closing, (a) the annual net sales of the Person within which COLA is included under the HSR Act, determined in accordance with the HSR Act, for the most recent fiscal year were less than $10,000,000 and (b) the total assets of such Person were less than $10,000,000.

     4.8. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with this Agreement, the Merger and the other transactions contemplated hereby based upon arrangements made by or on behalf of COLA.

      4.9. Ownership of Company Stock. As of the date of this Agreement, 122,200 Shares have been contributed as capital to COLA. Prior to the date of this Agreement, COLA has provided the Company with true and accurate copies of documents showing the contribution of such shares to COLA. Prior to the execution of this Agreement, COLA has provided the Company with a true and accurate copy of the letter agreement among Timothy P. O'Neil, Roy R. Laborde, William D. Cox, and COLA, a copy of which is attached as Exhibit E, in which (a) Mr. Laborde has agreed to contribute 154,650 Shares to COLA at such time as those shares are no longer pledged as collateral for personal indebtedness, which will be no later than November 30, 1999, and (b) COLA and Messrs. O'Neil, Laborde and Cox have agreed to vote all Shares held by them (other than Excluded Shares) in favor of the Merger.


                                  ARTICLE V
                    CONDUCT OF BUSINESS PENDING THE MERGER

     5.1. Conduct of Business by the Company Pending the Merger. The Company covenants and agrees that, between the date of this Agreement and the Effective Time, unless COLA shall have consented (such consent to be given or withheld within its sole discretion), neither the Company nor any Company Subsidiary shall:

      (a) conduct its business in any manner other than in the ordinary course of business consistent with past practice;

      (b) amend or propose to amend its certificate of incorporation or by-laws;

     (c) authorize for issuance, issue, grant, sell, pledge, redeem or acquire for value any of its or their securities, including options, warrants, commitments, stock appreciation rights, subscriptions, or other rights to purchase securities; provided, however, that shares of Common Stock earned as Performance Shares by employees of the Company and Company Subsidiaries pursuant to the Company's 1998 Long-Term Incentive Plan may be issued upon such employees' satisfaction of performance criteria that (i) have been adopted by the Board of Directors prior to the date of this Agreement or (ii) are subsequently approved by COLA; and provided, further, that the Company may issue securities pursuant to the exercise of options, warrants, commitments, subscriptions, or other rights to purchase securities outstanding on the date hereof;

     (d) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property, or otherwise, with respect to any of its capital stock or other equity interests, or subdivide, reclassify, recapitalize, split, combine or exchange any of its shares of capital stock;

     (e) take any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice, with respect to accounting policies or procedures (including tax accounting policies and procedures);

     (f) take any action that would, or could reasonably be expected to result in, any of its representations and warranties set forth in this Agreement being untrue or in any of the conditions to the Merger set forth in Article VII not being satisfied, except as provided in Articles 6.4 and 8.1 hereof; or

     (g) authorize any of, or commit or agree to take any of, the foregoing actions.


                                  ARTICLE VI
                             ADDITIONAL COVENANTS

      6.1. Access to Information; Confidentiality. From the date hereof to the Effective Time, the Company shall (and shall cause the Company Subsidiaries and the officers, directors, employees, auditors and agents of the Company and each of the Company Subsidiaries to) afford the officers, employees and agents of COLA (the "COLA Representatives") reasonable access at all reasonable times to its officers, employees, agents, properties, offices, plants and other facilities, books and records, and shall furnish such COLA Representatives with all financial, operating and other data and information as may from time to time be reasonably requested.

      6.2.  Proxy Statement; Schedule 13E-3.

            6.2.1. Proxy Statement. As soon as practicable after the date of this Agreement, the Company shall prepare and file with the SEC a proxy statement, in form and substance approved by COLA (such approval not to be unreasonably withheld), relating to the meeting of the Company's stockholders to be held in connection with the Merger (together with any amendments thereof or supplements thereto, the "Proxy Statement"). COLA shall furnish to the Company such information concerning itself as the Company may reasonably request in connection with the preparation of the Proxy Statement. The Proxy Statement will comply in all material respects with applicable federal securities laws, except that no representation is made by the Company with respect to information supplied by COLA for inclusion in the Proxy Statement. The Proxy Statement shall include the opinion of the Financial Advisor referred to in Article 3.7 hereof. The Company will use its commercially reasonable best efforts to respond to the comments of the SEC concerning the Proxy Statement and to cause the Proxy Statement to be mailed to the Company's stockholders, in each case as soon as reasonably practicable. Each party to this Agreement will notify the other parties promptly of the receipt of the comments of the SEC, if any, and of any request by the SEC for amendments or supplements to the Proxy Statement or for additional information, and will supply the other parties with copies of all correspondence between such party or its representatives, on the one hand, and the SEC or members of its staff, on the other hand, with respect to the Proxy Statement or the Merger.

            6.2.2. Information. The information provided by each of the Company and COLA for use in the Proxy Statement shall not, at (a) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company or (b) the time of the Company stockholders' meeting contemplated by such Proxy Statement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If at any time prior to the Effective Time any event or circumstance relating to any party hereto, or their respective officers or directors, should be discovered by such party which should be set forth in an amendment or a supplement to the Proxy Statement, such party shall promptly inform the Company and COLA thereof and take appropriate action in respect thereof.

            6.2.3. Schedule 13E-3. As soon as practicable after the date of this Agreement, COLA and the Company shall file with the SEC a Rule 13E-3 Transaction Statement on Schedule 13E-3 (the "Schedule 13E-3"), with respect to the Merger. Each of the parties hereto agrees to use its reasonable best efforts to cooperate and to provide each other with such information as any of such parties may reasonably request in connection with the preparation of the Schedule 13E-3. The information provided by each of the Company and COLA for use in the Schedule 13E-3 shall not, at the time the Schedule 13E-3 is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. Each party hereto agrees promptly to supplement, update and correct any information provided by it for use in the Schedule 13E-3 if and to the extent that it is or shall have become incomplete, false or misleading. Each party agrees to provide the other party and the other party's counsel with any comments such party or its counsel may receive from the SEC or its staff with respect to the Schedule 13E-3 promptly after the receipt of such comments and of any request by the SEC for amendments or supplements to the Schedule 13E-3 or for additional information, and will supply the other parties with copies of all correspondence between such party or its representatives, on the one hand, and the SEC or members of its staff, on the other hand, with respect to the Schedule 13E-3.

     6.3. Action by Stockholders. The Company, acting through its Board of Directors, shall, in accordance with applicable law, the Company Charter and the Company's bylaws, duly call, give notice of, convene and hold a special meeting of stockholders (the "Company

Stockholders' Meeting") as soon as practicable after the date of this Agreement for the purpose of adopting this Agreement. The Company will, through the Board of Directors based on the recommendation of the Special Committee, (a) recommend to its stockholders the adoption of this Agreement, and (b) use its best efforts to obtain the Company Stockholder Approval. COLA shall vote all shares of Common Stock owned by it in favor of the adoption of this Agreement.

      6.4. Acquisition Proposals. From and after the date hereof, the Company will not, and will not authorize or permit any of its officers, directors, employees or agents (its "Representatives"), directly or indirectly, to solicit, initiate or knowingly encourage (including by way of furnishing information) or take any other action to facilitate knowingly any inquiries or the making of any proposal which constitutes or may reasonably be expected to lead to an Acquisition Proposal (as defined below) from any person, or engage in any discussion or negotiations relating thereto or accept any Acquisition Proposal; provided, however that notwithstanding any other provision hereof: (a) the Special Committee may at any time prior to the receipt of Company Stockholder Approval, engage in discussions or negotiations with a third party who (without any solicitation, initiation, encouragement, discussion or negotiation, directly or indirectly, by or with the Company or its Representatives after the date hereof) seeks to initiate such discussions or negotiations and may furnish such third party information concerning the Company and its business, properties and assets if, and only to the extent that, (i) (A) the third party has first made an Acquisition Proposal that is more favorable to the Company and its stockholders (other than COLA and holders of the Excluded Shares) than the transactions contemplated by this Agreement and has demonstrated that financing for the Acquisition Proposal is reasonably likely to be obtained (as determined in good faith in each case by the Special Committee after consultation with its financial advisors) and (B) the Special Committee shall conclude in good faith, after considering applicable provisions of state law, on the basis of oral or written advice of outside counsel (who may be the Company's regularly engaged independent counsel) that such action is necessary for the Special Committee to act in a manner consistent with its fiduciary duties under applicable law and
(ii) prior to furnishing such information to or entering into discussions or negotiations with such person or entity, the Company (A) provides three Business Days' prior written notice to COLA to the effect that it is furnishing information to or entering into discussions or negotiations with such person or entity and (B) receives from such person or entity an executed confidentiality agreement in reasonably customary form; (b) the Special Committee may withdraw or modify its recommendation referred to in Article 6.3 following receipt of a bona fide unsolicited Acquisition Proposal from a third party if (i) the Special Committee, after consultation with and receipt of advice from the Financial Advisor or another nationally recognized investment banking firm, determines in good faith in the exercise of its fiduciary obligations under applicable law that the Acquisition Proposal is more favorable to the Company and its stockholders (other than COLA and holders of the Excluded Shares) than the transactions contemplated by this Agreement and (ii) the Special Committee, after consultation with independent legal counsel (who may be the Company's regularly engaged independent counsel), determines in good faith that such action is necessary for the Special Committee to comply with its fiduciary obligations under applicable law and/or (c) the Board of Directors, upon the recommendation of the Special Committee, may comply with Rule 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer or take any other required action (including, without limitation, the making of such public disclosures as may be necessary or advisable under applicable securities laws) and provided further, that, in the event of an exercise of the Company's or its Board of Director's or the Special Committee's rights under clause (a), (b) or
(c) above, notwithstanding anything contained in this Agreement to the contrary, such action shall not constitute a breach of this Agreement by the Company but shall only give rise to the rights specified in Article 8.3 to the extent provided therein. As of the date of this Agreement, the Company shall immediately cease and terminate any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any parties conducted heretofore by the Company with respect to the foregoing. The Company shall notify COLA orally and in writing of any such inquiries, offers or proposals (including, without limitation, the terms and conditions of any such proposal and the identify of the person making it), within 24 hours of the receipt thereof, shall keep COLA informed of the status and details of any such inquiry, offer or proposal, and shall give COLA three Business Days' advance notice of any agreement to be entered into with or any information to be supplied to any person making such inquiry, offer or proposal. As used herein, "Acquisition Proposal" means any proposal or offer to acquire, directly or indirectly, in one transaction or a series of related transactions, twenty percent (20%) or more of the outstanding shares of the Company's Common Stock (whether by purchase, merger, consolidation, share exchange, business combination or other similar transaction) or twenty percent (20%) or more of the dollar value of the assets of the Company.

      6.5.  Directors' and Officers' Insurance and Indemnification.

            6.5.1. Generally. It is understood and agreed that the Company shall, to the fullest extent permitted under Delaware law and regardless of whether the Merger becomes effective, and the Surviving Corporation shall, from and after the Effective Time, to the fullest extent permitted under Delaware law, indemnify, defend and hold harmless any person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, an officer or director (the "Indemnifie Party") of the Company or any of its subsidiaries against all losses, claims, damages, liabilities, costs and expenses (including attorneys' fees and expenses), judgments, fines, losses, and amounts paid in settlement, with the written approval of the Surviving Corporation (which approval shall not be unreasonably withheld), in connection with any threatened, pending or completed action, suit, claim, proceeding or investigation (each a "Claim") to the extent that any such Claim is based on, or arises out of, (a) the fact that such person is or was a director, officer, employee, fiduciary or agent of the Company or any subsidiaries or is or was serving at the request of the Company or any of its subsidiaries as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise, or (b) this Agreement, or any of the transactions contemplated hereby, in each case to the extent that any such Claim pertains to any matter or fact arising, existing, or occurring prior to or at the Effective Time, regardless of whether such Claim is asserted or claimed prior to, at or after the Effective Time, and in the event any Indemnified Party becomes involved in any capacity in any Claim, the Company or the Surviving Corporation, as applicable, shall advance expenses to such Indemnified Party in advance of the final disposition thereof upon receipt of the undertaking specified in Section 145 of the DGCL, including payment of the reasonable fees and expenses of counsel selected by the Indemnified Party, promptly as statements therefor are received. Any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under Delaware law, the Certificate of Incorporation, the By-laws, this Agreement or any indemnification agreement, as the case may be, shall be made by independent counsel mutually acceptable to the Surviving Corporation and the Indemnified Party.

            6.5.2. Continuation of Rights. The Certificate of Incorporation and By-laws of the Company or the Surviving Corporation, as the case may be, shall not be amended, repealed or otherwise modified for a period from the date hereof until six years after the Effective Time in any manner that would adversely affect the rights thereunder of individuals who as of the date hereof are or were directors, officers, employees, fiduciaries or agents of the Company and its Subsidiaries or otherwise entitled to indemnification, advancement of expenses or exculpation from liability under the Company's Restated Certificate of Incorporation, By-laws or indemnification agreements; provided that in the event any Claim is asserted or made within such six year period, such provisions shall not be so amended, repealed or otherwise modified until the later of the end of such six-year period or the disposition of the Claim.

            6.5.3. Insurance. At or prior to the Effective Time, COLA, the Company or the Surviving Corporation shall obtain a fully-paid officers' and directors' liability insurance policy covering the Indemnified Parties who are currently covered by the Company's officers' and directors' liability insurance policy for a term of six years after the Effective Time in the amount of $10 million and on such other terms as are not materially less favorable to the officers and directors than those in effect on the date hereof.

            6.5.4. Agreement Binding. This Article 6.5 is intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties, their heirs and personal representatives, and shall be binding on the Surviving Corporation and its respective successors and assigns. If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Article 6.5.

      6.6.  Best Efforts; Further Action.

            6.6.1. Best Efforts. Upon the terms and subject to the conditions hereof, including without limitation Article 6.4, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations or otherwise to consummate and make effective the Merger and the other transactions contemplated hereby, including, without limitation, using its reasonable best efforts to obtain all licenses, permits, waivers, orders, consents, approvals, authorizations, qualifications and orders of Governmental Entities and parties to contracts with the Company and the Company Subsidiaries as are necessary for the consummation of the Merger and the other transactions contemplated hereby.

            6.6.2. Further Action. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use their reasonable best efforts to take all such action.

     6.7. Public Announcements. COLA and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement without the prior consent of the other party, which consent shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may be required by law, regulation or any listing agreement or arrangement to which the Company or COLA is a party with a national securities exchange if it has used all reasonable efforts to consult with the other party and to obtain such party's consent but has been unable to do so in a timely manner.

     6.8. Conveyance Taxes. COLA and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications, or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time.

     6.9 Financing. COLA shall use reasonable efforts to accept and close the Financing on terms consistent with the Commitment or such other terms as shall be satisfactory to COLA or as are not more onerous to COLA than as set forth in the Commitment, and to execute and deliver definitive agreements with respect to the Financing (the "Definitive Financing Agreements"). COLA shall use reasonable efforts to satisfy all requirements of the Definitive Financing Agreements which are conditions to closing the transactions constituting the Financing. The obligations contained herein are not intended, nor shall they be construed, to benefit or confer any rights upon any person, firm or entity other than the Company.

     6.10. Special Committee. Until the earlier of the Effective Time or the termination of this Agreement, (a) any amendment of this Agreement, any termination of this Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of COLA, any consent or approval of the Company contemplated hereby, any extension of the Effective Time as contemplated by the last sentence of Article 2.2, any waiver of any of the Company's rights hereunder, any amendment to the Company's Restated Certificate of Incorporation or By-laws or any action taken by the Company that adversely affects the interest of the stockholders of the Company (other than the COLA Stockholders) with respect to the transactions contemplated hereby, will require the concurrence of the Special Committee, and (b) the Special Committee shall be authorized to take all actions on behalf of the Company hereunder, except to the extent prohibited by the DGCL. COLA agrees on behalf of itself and its Affiliates and Associates that, until the earlier of the Effective Time or the termination of this Agreement, it will not take any action to change the composition or authority of the Special Committee without the prior approval of a majority of the persons then serving as members of the Special Committee.

     6.11 Action by COLA. Prior to the earlier of the Effective Time or the termination of this Agreement, COLA shall retain ownership of all Shares of Common Stock owned by it as of the date of this Agreement and all Shares contributed to it in accordance with the letter agreement attached as Exhibit E hereto and shall not distribute, sell, pledge or otherwise transfer such Shares to any person.


                                 ARTICLE VII
                              CLOSING CONDITIONS

     7.1. Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger and the other transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable law:

            7.1.1. Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

            7.1.2. COLA Stockholder Approval. Approval of this Agreement by the stockholders of COLA shall have been obtained.

            7.1.3. No Order. No Governmental Entity or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which materially restricts, prevents or prohibits consummation of the Merger or the other transactions contemplated by this Agreement; provided, however, that the parties shall use their reasonable best efforts to cause any such decree, judgment, injunction or other order to be vacated or lifted.

     7.2. Additional Conditions to Obligations of COLA. The obligation of COLA to effect the Merger is also subject to satisfaction or waiver of the following conditions:

            7.2.1. Representations and Warranties. Each of the representations and warranties of the Company contained in this Agreement that are qualified by materiality shall be true and correct and each of the representations and warranties of the Company contained in this Agreement that are not qualified by materiality shall be true and correct in all material respects, in each case as of the Effective Time as though made on and as of the Effective Time, except (a) for changes specifically permitted by this Agreement and (b) that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date.

            7.2.2. Agreement and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time.

            7.2.3. Performance Shares. The Company shall have issued all shares of Common Stock earned by employees of the Company and Company Subsidiaries pursuant to the terms of the Company's 1998 Long-Term Incentive Plan.

            7.2.4. Financing. COLA shall have obtained the Financing, and the proceeds of such Financing shall have been received by or made immediately available to COLA at or immediately prior to the Closing.

            7.2.5. Dissenting Shares. As of the Effective Time, Dissenting Shares shall aggregate no more than five percent (5 %) of the then outstanding Shares.

            7.2.6. Officer's Certificate. COLA shall have received a certificate of an appropriate officer of the Company to the effect that the conditions set forth in this Article 7.2 have been satisfied at the Effective Time.

     7.3. Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver of the following conditions:

            7.3.1. Representations and Warranties. Each of the representations and warranties of COLA contained in this Agreement that are qualified by materiality shall be true and correct and each of the representations and warranties of COLA contained in this Agreement that are not qualified by materiality shall be true and correct in all material respects, in each case as of the Effective Time as though made on and as of the Effective Time, except (a) for changes specifically permitted by this Agreement and (b) that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date.

            7.3.2. Agreement and Covenants. COLA shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time.

            7.3.3. Officer's Certificate. The Company shall have received a certificate of an appropriate officer of COLA to the effect that the conditions set forth in this Article 7.3 have been satisfied at the Effective Time.

     7.4 Frustration of Conditions. No party hereto may rely on the failure of any condition set forth in this Article to be satisfied if such failure was caused by such party's failure to use reasonable efforts to consummate the transactions contemplated by this Agreement.


                                 ARTICLE VIII
                          TERMINATION AND AMENDMENT

      8.1. Termination. This Agreement, notwithstanding approval thereof by the stockholders of the Company, may be terminated as follows (each a "Termination"):

      (a)  by mutual written consent of the Company and COLA;

      (b) by COLA or the Company at any time prior to the Effective Time:

          (i) if there shall be any statute, law, rule or regulation that makes consummation of the Merger illegal or prohibited, or if any court of competent jurisdiction in the United States or other Governmental Entity shall have issued an order, judgment, decree or ruling, or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, judgment, decree, ruling or other action shall have become final and non-appealable (provided, that the party seeking to terminate this Agreement pursuant to this clause (i) shall have used all reasonable best efforts to remove such judgment, injunction, order, decree or ruling); or

          (ii) upon a vote at a duly held meeting, or upon any adjournment thereof, the stockholders of the Company shall have failed to give any approval required by applicable law.

     (c) by the Company at any time prior to the receipt of Company Stockholder Approval, if the Company shall have received after the date of this Agreement but prior to the date of Company Stockholder Approval an Acquisition Proposal from a third party that was not initiated, solicited or knowingly encouraged by the Company or any Company Subsidiary in violation of this Agreement if:

          (i) the Special Committee, after consultation with and receipt of written advice from the Financial Advisor or another nationally recognized investment banking firm, determines in good faith in the exercise of its fiduciary obligations under applicable law that the Acquisition Proposal is more favorable to the Company and its stockholders (other than COLA and holders of the Excluded Shares) than the transactions contemplated by this Agreement (including any adjustment to the terms and conditions of this Agreement proposed in writing by COLA in response to such Acquisition Proposal); provided, that in making such determination, the Special Committee shall consider, among other factors and without limitation, whether or not the Acquisition Proposal is subject to any material contingency to which the other party thereto has not reasonably demonstrated in its written offer its ability to overcome or address, including the receipt of government consents or approvals, and whether the Acquisition Proposal is reasonably likely to be consummated and is in the best interests of the stockholders of the Company; and

          (ii) the Special Committee, after consultation with independent legal counsel (who may be the Company's regularly engaged independent counsel), determines in good faith that such action is necessary for the Special Committee to comply with its fiduciary obligations under applicable law.

     (d) by COLA at any time prior to the Effective Time if the Board of Directors, based upon the recommendation of the Special Committee, (i) withdraws or modifies in a manner adverse to COLA the Board of Director's favorable recommendation of the transactions contemplated hereby or (ii) shall have recommended any Acquisition Proposal;

     (e) by COLA at any time prior to the Effective Time, if the Company shall be in material breach of its obligations hereunder (except for a breach of its representations or warranties or a breach that was not the result of the action or inaction of the Special Committee) and such breach is not cured within five Business Days after notice thereof is received by the Company; provided that COLA is not in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement; or

     (f) by the Company at any time prior to the Effective Time, if COLA shall be in material breach of its obligations hereunder (including a material breach of its representations or warranties) and such breach is not cured within five Business Days after notice thereof is received by COLA; provided that the Company is not in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

      8.2. Effect of Termination and Abandonment. Except as provided in Article 8.3, in the event of the termination of this Agreement pursuant to Article 8.1, this Agreement shall forthwith become void, there shall be no liability on the part of any party hereto, or any of their respective officers or directors, to the other and all rights and obligations of any party hereto shall cease; provided, however, that nothing herein shall relieve any party from liability for the willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

      8.3. Fees and Expenses. In the event that this Agreement shall have been terminated by the Company pursuant to Article 8.1(c) or by COLA pursuant to
Article 8.1(d) or 8.1(e) the Company shall pay COLA's Transaction Expenses (as defined below) plus a termination fee of $500,000 within sixty days after termination of this Agreement; provided, however, that no fees or expenses shall be paid to COLA upon any termination pursuant to Article 8.1(e) if the breach giving rise to the right of termination was not the result of the action or inaction of the Special Committee. "Transaction Expenses" shall mean an amount, not to exceed $200,000, equal to COLA's actual out-of-pocket expenses directly attributable to the proposed acquisition of the Company (including negotiation and execution of this Agreement and reasonable attorneys' fees and expenses) and the attempted financing and completion of the Merger.

      8.4. Amendment. Before or after adoption of this Agreement by the stockholders of the Company, this Agreement may be amended by the parties hereto at any time prior to the Effective Time; provided, however, that (a) any such amendment shall, on behalf of the Company, have been approved by the Special Committee and (b) after adoption of this Agreement by the stockholders of the Company, no amendment which under applicable law may not be made without the approval of the stockholders of the Company may be made without such approval. Any amendment pursuant to this Article shall be made by an instrument in writing signed by the parties hereto.

      8.5. Extension; Waiver. Subject to Article 6.10 hereof, at any time prior to the Effective Time, any party hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.


                                  ARTICLE IX
                              GENERAL PROVISIONS

     9.1. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement shall survive the Closing. This
Article 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplated performance after such time and date, including without limitation Article 6.5.

     9.2. Definitions. For purposes of this Agreement:

     (a) "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Exchange Act; and

     (b) "person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

     9.3. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given upon (a) transmitter's confirmation of receipt of a facsimile transmission, (b) confirmed delivery by a standard overnight carrier or when delivered by hand or (c) the expiration of five business days after the day when mailed in the United States by certified or registered mail, postage prepaid, addressed at the following addresses (or at such other address for a party as shall be specified by like notice):


      If to the Company:

      TransFinancial Holdings, Inc.
      8245 Nieman Road, Suite 100
      Lenexa, KS  66214
      Attn:  Mr. Harold Hill
      Fax:  (913) 859-0011

      With  copies to:

      Mr. Harold Hill
      Route 3, Box 268
      Gravois Mills, MO 65037
      Fax:  (573) 372-5071

      Mr. Kent E. Whittaker, Esq.
      Morrison & Hecker L.L.P.
      2600 Grand Avenue
      Kansas City, MO  64108
      Fax:  (816) 474-4208

      If to COLA:

      COLA Acquisitions, Inc.
      8245 Nieman Road, Suite 100
      Lenexa, KS  66214
      Attn:  Mr. Timothy P. O'Neil
      Fax:  (913) 859-0011

      With a copy to:

      Mr. Jeffrey T. Haughey, Esq.
      Blackwell Sanders Peper Martin LLP
      2300 Main Street, Suite 1000
      Kansas City, MO  64108
      Fax:  (816) 983-9146

     9.4. Assignment; Binding Effect. This Agreement shall not be assigned, by operation of law or otherwise, and any purported assignment shall be null and void. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of Articles 6.5, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     9.5. Entire Agreement. This Agreement and any other documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto.

     9.6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the conflict of laws rules thereof.

      9.7. Fee and Expenses. Except as provided in Article 8.3, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including without limitation, fees and disbursements of counsel, financial advisors and accountants) shall be paid by the party incurring such costs and expenses. The expenses of filing, printing and mailing the Proxy Statement shall be borne by the Company. The expenses of filing the
Schedule 13E-3 shall be borne by COLA.

     9.8. Headings. Headings of the Articles and Articles of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

     9.9. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     9.10. Specific Performance. The parties hereto each acknowledge that, in view of the uniqueness of the subject matter hereof, the parties hereto would not have an adequate remedy at law for money damages in the event that this Agreement were not performed in accordance with its terms, and therefore agree that the parties hereto shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which the parties hereto may be entitled at law or in equity.

     9.11. Interpretation. Words of the masculine gender shall be deemed to include the feminine and neuter genders, and vice versa, where applicable. Words of the singular number shall be deemed to include the plural number, and vice versa, where applicable.

     9.12. Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which, when so executed and delivered, shall be an original. All such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.



                                          COMPANY:

                                          TRANSFINANCIAL HOLDINGS, INC.



                                          By:  /s/ Harold C. Hill, Jr.
                                          Name: Harold C. Hill, Jr.
                                          Title:Chairman - Special Committee of
                                                Independent Directors



                                          COLA:

                                          COLA ACQUISITIONS, INC.



                                          By: /s/ Timothy P. O'Neil
                                          Name: Timothy P. O'Neil
                                          Title:President

                                                                       ANNEX B



                                    October 18, 1999

Special Committee of the Board of Directors and Board of Directors
TransFinancial Holdings, Inc.
8245 Nieman Road
Lenexa, Kansas 66214

Dear Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the stockholders (other than those stockholders who are or will become affiliates or stockholders of COLA Acquisitions, Inc.) (the "Stockholders") of TransFinancial Holdings, Inc. (the "Company") of the consideration to be received pursuant to the terms of the Agreement and Plan of Merger dated as of October 19, 1999 in draft form (the "Merger Agreement") by and among the Company and COLA Acquisitions, Inc. ("Purchaser")

Pursuant to the terms of, and subject to the conditions of, the Merger Agreement, Purchaser will be merged (the "Merger") with and into the Company in a merger pursuant to which certain outstanding shares of common stock of the Company, par value $0.01 per share (the "Common Stock"), shall be converted into the right to receive $6.03 per share in cash (the "Transaction").

We have acted as financial advisor to the Special Committee of the Board of Directors of the Company (the "Special Committee") in connection with the Transaction. In connection with our review of the Transaction and the preparation of our opinion herein, we have: (a) reviewed the financial terms and conditions of the Merger Agreement; (b) analyzed the historical revenue, operating earnings, net income, dividend capacity and capitalization of both the Company and certain other publicly held companies in businesses we believe to be comparable to the Company; (c) analyzed certain financial and other information relating to the prospects of the Company provided to us by the Company's management, including financial forecasts; (d) discussed the past and current operations and financial condition and prospects of the Company with senior executives of the Company; (e) reviewed the historical market prices and trading volume of the Common Stock of the Company; (f) reviewed the financial terms, to the extent publicly available, of selected actual business combinations we believe to be relevant; and (g) performed such other analyses as we have deemed appropriate. In connection with our engagement, we were requested to hold discussions with third parties who submitted indications of interest in a possible acquisition of the Company.

We have assumed the accuracy and completeness of all such information and have not attempted to verify independently any of such information, nor have we made or obtained an independent valuation or appraisal of any of the assets or liabilities of the Company. With respect to financial forecasts, at the Special Committee's direction, we have reviewed financial forecasts prepared by management in November 1998 and have been advised that no financial forecasts as of a more recent date are available. Because the Company's financial performance to date has been lower than the results projected in the November 1998 financial forecasts, we have, with the Special Committee's consent, assumed that the Company's financial performance will be lower than anticipated in the November 1998 financial forecasts. We assume no responsibility for, and express no view as to, such forecasts or the assumptions on which they are based. Our opinion relates to financial fairness only, and we express no opinion as to the appropriateness of the financial structure or the soundness of the financial condition of the Company subsequent to the consummation of the Merger. Our opinion is necessarily based solely upon information available to us and business, market, economic and other conditions as they exist on, and can be evaluated as of, the date hereof. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion.

In rendering our opinion, we have assumed that the Transaction will be consummated on the terms described in the Merger Agreement, without any waiver of any material terms or conditions by the Company and that obtaining the necessary regulatory approvals for the Transaction will not have an adverse effect on the Company.

William Blair & Company has been engaged in the investment banking business since 1935. We undertake the valuation of investment securities in connection with public offerings, private placements, business combinations, estate and gift tax valuations and similar transactions. For our services, including the rendering of this opinion, the Company will pay us a fee, a significant portion of which is contingent upon consummation of the Merger, and indemnify us against certain liabilities.


Our engagement and the opinion expressed herein are for the benefit of the Board of Directors and are not on behalf of, and are not intended to confer rights or remedies upon the Company, Stockholders of the Company or any other person.


Based upon and subject to the foregoing, it is our opinion as investment bankers that, as of October 18, 1999, the consideration to be received by the Stockholders of the Company in the Merger pursuant to the Merger Agreement is fair, from a financial point of view, to such Stockholders.

                                    Very truly yours,


                                    /s/ William Blair & Company, L.L.C.
                                    WILLIAM BLAIR & COMPANY, L.L.C.

                                                                       ANNEX C


             SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

262  APPRAISAL RIGHTS.


(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.


(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

     (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either
(i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

     (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

     a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

     b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

     c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

     d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

     (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:


      (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

      (2) If the merger or consolidation was approved pursuant to Section 228 or
Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.


(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.


(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. T he Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.


(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                                                         ANNEX D

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                 Annual Report Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934

                      For the Year Ended December 31, 1998

                        Commission File Number - 0-12321

                         TRANSFINANCIAL HOLDINGS, INC.

                       State of Incorporation - Delaware
                  IRS Employer Identification No. - 46-0278762

               8245 Nieman Road, Suite 100, Lenexa, Kansas 66214
                       Telephone Number - (913) 859-0055

           Securities Registered Pursuant to Section 12(b) of the Act

                                                       Name of Each Exchange
        Title of Each Class                             on Which Registered

TransFinancial Holdings, Inc. Common Stock,           American Stock Exchange
     par value $0.01 per share,

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing
requirements for the past 90 days.  Yes x   No   .


Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [ ]

The aggregate market value of the Common Stock held by non-affiliates of TransFinancial Holdings, Inc. as of March 12, 1999, was $13,862,000 based on the last sale price on the American Stock Exchange on that date.

The number of outstanding shares of the registrant's common stock as of March 12, 1999 was 3,932,372 shares.

DOCUMENTS INCORPORATED BY REFERENCE: The information set forth under Part III, Items 10, 11, 12 and 13 of this Report are incorporated by reference from the registrant's definitive proxy statement for the 1999 annual meeting of shareholders.

                           FORWARD-LOOKING STATEMENTS

     Certain statements contained in this Annual Report on Form 10-K which are not statements of historical fact constitute forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. These statements can often be identified by the use in such statements of forward-looking terminology, such as "believes," "expects," "may," "will," "should," "could," "intends," "plans," "estimates," or "anticipates," or the negative thereof, or comparable terminology. Certain of the forward-looking statements contained herein are marked by an asterisk ("*") or otherwise specifically identified herein. These statements involve risks and uncertainties that may cause actual results to differ materially from those in such statements. See
Item 7 "Management's Discussion and Analysis of Financial Condition and Results of Operations - Forward Looking Statements" for additional information and factors to be considered concerning forward-looking statements.

                                     PART I


ITEM 1.  BUSINESS.

     TransFinancial Holdings, Inc. ("TransFinancial" or the "Company"), is headquartered in Lenexa, Kansas, and is a Delaware holding company formed in April, 1976. TransFinancial operates in three industry segments; transportation, through, its subsidiary Crouse Cartage Company ("Crouse"); financial services, primarily through its insurance premium finance subsidiary, Universal Premium Acceptance Corporation ("UPAC"); and industrial technology, through its subsidiary, Presis, L.L.C. ("Presis"). TransFinancial acquired Crouse on September 1, 1991. UPAC was acquired on March 29, 1996 and merged operations with Agency Premium Resource, Inc. ("APR") which was acquired May 31, 1995. TransFinancial acquired its interest in Presis effective July 31, 1997. Financial information about the Company's operating industry segments is presented in Note 1 of Notes to Consolidated Financial Statements.

                                 TRANSPORTATION

     Crouse, headquartered in Carroll Iowa, is a regional motor common carrier of general commodities in less-than-truckload ("LTL") quantities in 15 states in the north central and midwest portion of the United States. In 1998, Crouse entered into a strategic partnership arrangement with a southeastern regional LTL carrier that enables Crouse to offer its customers service in 7 southeastern states. Crouse also offers motor common carrier service for truckload quantities of general and perishable commodities throughout the 48 contiguous United States. LTL shipments are defined as shipments weighing less than 10,000 pounds.

     LTL carriers are referred to as regional, inter-regional or national motor carriers, based upon length of haul. Carriers with average lengths of haul less than 500 miles are referred to as regional carriers. Carriers with average lengths of haul between 500 and 1,000 miles are referred to as inter-regional carriers. National carriers generally operate coast-to-coast and have average lengths of haul that exceed 1,000 miles.

     In the motor carrier business, revenue is a function of volume and pricing and is frequently described in relation to weight. Crouse tracks revenue per hundredweight (pounds divided by 100) as a measure of pricing or rate trends.
In addition to pricing, the average revenue per hundredweight is also a function of the weight per shipment, length of haul and commodity mix.

     LTL carriers can improve profitability by increasing lane and terminal density. Increased lane density lowers unit operating costs. Increased terminal density, by increasing the amount of freight handled at a given terminal location, improves utilization of fixed assets.

      LTL shipments must be handled rapidly and carefully in several coordinated stages. Local drivers operating from Crouse's network of 68 service locations pick up shipments from customers. The freight is transported to a terminal, loaded into intercity trailers, carried by linehaul drivers to the terminal which services the delivery area, transferred to trucks or trailers and then delivered to the consignee by local drivers. Much of Crouse's LTL freight is handled and/or transferred through one of three centrally located "break bulk" terminals between the origin and destination service areas. LTL operations require substantial equipment capabilities and an extensive network of terminal facilities. Accordingly, LTL operations, compared to truckload shipments and operations, command higher rates per hundredweight shipped and have tended historically to be less vulnerable to competition from other forms of transportation such as railroads. Crouse's concentrated and efficient operations typically allow it to provide next day service (delivery on the day after pickup) for much of the LTL freight it handles.

     The following table sets forth certain financial and operating data with respect to Crouse:

                                                      1998(4)          1997         1996         1995(3)       1994(3)

Revenue (000's)..................................  $     144,592  $    126,062 $    107,502   $    95,152   $    95,772
Operating Income (000's).........................          2,865         3,136        2,915         3,970         6,017
Operating Ratio (1)..............................          98.0%         97.5%        97.3%         95.8%         93.7%
Number of shipments (000's) -
  Less-than-truckload ...........................          1,150         1,076          952           742           744
  Truckload       ...............................             39            31           27            32            33
Revenue per hundredweight -
  Less-than-truckload ...........................    $      9.32  $       9.25  $      8.84   $      9.25   $      9.38
  Truckload       ...............................           2.36          2.09         2.04          2.30          2.19
Tonnage (000's) -
  Less-than-truckload ...........................            638           570          503           402           398
  Truckload       ...............................            545           495          461           451           479
Intercity miles operated (000's).................         60,848        51,952       44,523        39,424        36,720
At year-end, number of -
  Terminals (2)   ...............................             68            66           55            54            53
  Tractors and trucks ...........................            684           631          585           527           504
  Trailers ......................................          1,501         1,417        1,194         1,004           948
  Employees       ...............................          1,338         1,287        1,113           945           965


Notes:

(1)  Operating ratio is the percent of operating expenses to operating revenue.
(2)  Includes owned, leased, agent and other operating locations.
(3)  Effective in 1996 the Company prospectively changed its classification of certain shipments, related tonnage and revenues between less-than-truckload and truckload which affects the comparability of this data with 1994 through 1995 information.
(4)  1998 operating income excludes certain charges totaling $1,544,000 relating to events surrounding the hostile takeover of
     Crouse's parent.



                                  SEASONALITY

      Crouse's quarterly operating results, as well as those of the motor carrier industry in general, fluctuate with the seasonal changes in tonnage levels and with changes in weather-related operating conditions. Tonnage levels are generally highest from August through October. A smaller peak also generally occurs in April through June. Inclement weather conditions during the winter months adversely affect the number of freight shipments and increase operating costs. Historically, Crouse has achieved its best operating results in the second and third quarters when adverse weather conditions do not affect its operations and seasonal peaks occur in the freight shipped via public transportation.

                              INSURANCE AND SAFETY

      Crouse is self-insured for the first $100,000 of losses per occurrence with respect to public liability, property damage, workers' compensation, cargo loss or damage, fire, general liability and other risks. In addition, Crouse maintains excess liability coverage for risks over and above the self-insured retention limits. In the opinion of management, all claims pending against Crouse are adequately reserved under Crouse's self-insurance program, or are fully covered by outside insurance.*

      Because most risks are largely self-insured, Crouse's insurance costs are primarily a function of the success of its safety programs and less subject to increases in insurance premiums. Crouse conducts a comprehensive safety program to meet its specific needs.

                                  COMPETITION

      The motor carrier industry is highly competitive and fragmented. Crouse competes on the basis of both price and service with other regional LTL motor common carriers and, to a lesser degree, with contract and private carriage. Such competition has resulted in a proliferation of discount programs among competing carriers. Crouse negotiates rate discounts on an account by account basis, taking into consideration the cost of services relative to the net revenue to be obtained, the competing carriers and the need for freight in specific traffic lanes. For freight moving over greater distances, Crouse must compete with national and large inter-regional carriers and, to a lesser extent, with truckload carriers, railroads and overnight delivery companies.

                                   REGULATION

     The interstate operations of Crouse are subject to regulation by the Department of Transportation ("DOT") and a panel within the DOT, the Surface Transportation Board ("STB"). Motor carriers are required to register with the DOT. Registration is granted by the DOT upon showing safety, fitness, financial responsibility and willingness to abide by DOT regulations.

     The trucking industry remains subject to the possibility of regulatory and legislative changes that can influence operating practices and the demands for and the costs of providing services to shippers.

     Interstate motor carrier operations are subject to safety requirements prescribed by DOT, while such matters as the weight and dimensions of equipment are also subject to Federal and state regulations. Professional truck drivers must be licensed to operate commercial vehicles in compliance with the DOT regulations, and are subject to strict drug testing standards. These requirements increase the safety standards for conducting operations, but add administrative costs and have affected the availability of qualified, safety conscious drivers throughout the trucking industry.

     Crouse is subject to state public utility commissions and similar state regulatory agencies with respect to safety and financial responsibility in its intrastate operations. Crouse is also subject to safety regulations of the states in which it operates, as well as regulations governing the weight and dimensions of equipment.

     Crouse's operations are also subject to various federal, state and local environmental laws and regulations governing the transportation, storage, presence, use, disposal and handling of hazardous materials and the maintenance of underground fuel storage tanks. Management does not know of any existing condition that would cause compliance with applicable environmental regulations to have a material effect on the Company's financial condition or results of operations.* In the event that the Company should fail to comply with applicable laws and regulations, the Company could be subject to substantial liability.* For a discussion of facilities used by Crouse which maintain underground fuel storage tanks, see Item 7 "Management's Discussion and Analysis of Financial Condition and Results of Operations - Financial Condition."

                                   EMPLOYEES

      At December 31, 1998, Crouse employed 1,338 persons, of whom 1,068 were drivers, mechanics, dockworkers or terminal office clerks. The remaining employees were engaged in managerial, sales and administrative functions.

      Approximately 80% of Crouse employees, including primarily drivers, dockworkers and mechanics, are represented by the International Brotherhood of Teamsters, Chauffeurs, Warehousemen and Helpers of America ("Teamsters Union") or other local unions. Crouse and the Teamsters Union are parties to the National Master Freight Agreement ("NMFA") which expires on March 31, 2003. Crouse achieved ratification in 1998 of new five-year pacts with the International Brotherhood of Teamsters or other local unions covering substantially all of its union employees. The new contracts generally provide for all of the terms of the NMFA with a separate addendum for wages. Crouse will continue to maintain its past work rules, practices and flexibility within its operating structure. Crouse continues to negotiate with the union local representing the remaining employees. There can be, however, no assurance that Crouse's remaining union employees will ratify a new contract acceptable to both the Company and the union, or that work stoppages will not occur. If a work stoppage should occur, Crouse's customer base would be put at risk inasmuch as its competition would have a continuing operating advantage. Any of these actions could have a material adverse effect on the Company's business, financial condition, liquidity or results of operations.*

      As an employer signatory to the NMFA, Crouse must contribute to certain pension plans established for the benefit of employees belonging to the Teamsters Union. Amendments to the Employee Retirement Income Security Act of 1974 ("ERISA") pursuant to the Multiemployer Pension Plan Amendments Act of 1980 (the "MPPA Act") substantially expanded the potential liabilities of employers who participate in such plans. Under ERISA, as amended by the MPPA Act, an employer who contributes to a multiemployer pension plan and the members of such employer's controlled group may be jointly and severally liable for their proportionate share of the plan's unfunded liabilities in the event the employer ceases to have an obligation to contribute to the plan or substantially reduces its contributions to the plan (i.e., in the event of plan termination or withdrawal by Crouse from the multiemployer plans). Although Crouse has no current information regarding its potential liability under ERISA in such an event, management believes that such liability would be material.*

      Under provisions of the former NMFA, Crouse maintained a profit sharing program for all employees from 1988 through September 1998 ("Profit Sharing"). Profit Sharing was structured to allow all Crouse employees to ratably share 50% of Crouse's income before income taxes (excluding extraordinary items and gains and losses on the sale of assets) in return for a 15% reduction in wages. The profit sharing program was not extended in the new contract ratified in 1998. The new contract includes a separate wage reduction provision that specifies wage rates below those provided in the NMFA.

                               FINANCIAL SERVICES

      UPAC, headquartered in Lenexa, Kansas, is engaged in the business of financing the payment of insurance premiums. UPAC offers financing of insurance premiums primarily to commercial purchasers of property and casualty insurance who wish to pay their insurance premiums on an installment basis. Whereas some insurance carriers require advance payment of a full year's premium, UPAC allows the insured to spread the payment of the insurance premium over time.

      UPAC finances insurance premiums without assuming the risk of claims loss borne by insurance carriers. When insureds buy an insurance policy from an independent insurance agent or broker who offers financing through UPAC, the insureds generally pay a down payment of 20% to 25% of the total premium and sign a premium finance agreement for the balance, which is generally payable in installments over the following nine months. Under the terms of UPAC's standard form of financing contract, UPAC is given the power to cancel the insurance policies if there is a default in the payment on the finance contracts and to collect the unearned portion of the premiums from the insurance carrier. The down payments are usually set at a level determined, in the event of cancellation of a policy, such that the unearned premiums returned by insurance carriers are expected to be sufficient to cover the loan balances plus interest and other charges due to UPAC.

      UPAC currently does business with more than 3,200 insurance agencies or brokers, the largest of which referred approximately 3% of the total premiums financed by UPAC in 1998. The following table sets forth certain financial and operating data with respect to UPAC since the entry into this segment by TransFinancial in May 1995:

                                       1998      1997      1996      1995

Premiums financed (000's)           $ 160,773 $ 122,981  $ 120,355  $37,852
Number of premium finance contracts    49,789    48,818     46,968    7,214
Average amount of contracts         $   3,229 $   2,519  $   2,562  $ 5,247


      UPAC had 55 employees at December 31, 1998.

                                   REGULATION

      UPAC's operations are governed by state statutes, and regulations promulgated thereunder, which provide for the licensing, administration and supervision of premium finance companies. Such statutes and regulations impose significant restrictions on the operation of UPAC's business. The Federal Truth in Lending statute also governs a portion of the format of UPAC's premium finance agreements.

      UPAC currently operates as an insurance premium finance company in the 48 contiguous states under state licenses it holds or under foreign corporation qualification in states that do not require licensing of insurance premium finance companies. UPAC generally must renew its licenses annually. UPAC is also subject to periodic examinations and investigations by state regulators. The licensing agency for insurance premium finance companies is generally the banking department or the insurance department of the applicable state.

      State statutes and regulations impose minimum capital requirements, govern the form and content of financing agreements and limit the interest and service charges UPAC may impose. State statutes also prescribe notice periods prior to the cancellation of policies for non-payment, limit delinquency and collection charges and govern the procedure for cancellation of policies and collection of unearned premiums. In the event of cancellation, after deducting all interest, service and late charges due it, UPAC must, under applicable state laws, refund the surplus unearned premium, if any, to the insureds.

      Changes in the regulation of UPAC's activities, such as increased rate regulation, could have an adverse effect on its operations. The statutes do not provide for automatic adjustments in the rates a premium finance company may charge. Consequently, during periods of high prevailing interest rates on institutional indebtedness and fixed statutory ceilings on rates UPAC may charge its insureds, UPAC's ability to operate profitably could be adversely affected.*

                                  COMPETITION

      UPAC encounters intense competition from numerous other firms, including insurance carriers offering installment payment plans, finance companies affiliated with insurance carriers, independent insurance brokers who offer premium finance services, banks and other lending institutions. Many of UPAC's competitors are larger and have greater financial and other resources and are better known to insurance agents and brokers than UPAC. In addition, there are few, if any, barriers to entry in the event other firms, particularly insurance carriers and their affiliates, seek to compete in this market.

      The market for premium finance companies is two-tiered. The first tier is that of large, national premium finance companies owned by large insurance companies, banks, or commercial finance companies. This group is composed of a small number companies that, on a combined basis, finance in excess of 80% of the total market. The second tier, which includes UPAC, is highly fragmented and is composed of numerous smaller local, regional and national premium finance companies, which finance the remainder of the total market.

      Competition to provide premium financing to insureds is based primarily on interest rates, level of service to the agents and insureds, and flexibility of terms for down payment and number of payments. Management believes that its commitment to technology and account service distinguishes it from its first tier competitors and that its cost of funds allows it to compete favorably with second tier competitors.*

                             INDUSTRIAL TECHNOLOGY

      In July 1997, the Company acquired a controlling interest in Presis and subsequently purchased the minority interests from the former owners in 1998. Presis is a start-up business involved in developing technical advances in dry particle processing. Presis has working prototypes that it is utilizing for research and testing which will require further engineering before being placed in commercial operation. In the event the process is successfully developed, Presis expects to market its process to companies processing pigments used in the production of inks, paints and coatings.*

      Competition in the particle processing field is primarily with manufacturers of machinery using various milling processes (including three-roll mills, media mills, air jet mills and hammer mills). Many of the manufacturers of such machinery used in competing processes are more established and have substantially greater resources than Presis.

                             DISCONTINUED OPERATION

      American Freight System, Inc. ("AFS") is treated as a discontinued operation of TransFinancial. The primary obligation of AFS is to administer the provisions of a Joint Plan of Reorganization ("Joint Plan"). As of December 31, 1994, all unsecured creditors were paid an amount equal to 130% of their allowed claims, which was the maximum distribution provided under the Joint Plan.

      In 1992 through 1994 TransFinancial received distributions in accordance with the Joint Plan of $36 million. In addition, AFS paid dividends of $25.0 million, $6.8 million $8.5 million and $9.2 million to TransFinancial on December 28, 1994, July 5, 1995, July 11, 1996 and April 30, 1998.

      AFS had minimal remaining undistributed net assets as of December 31, 1998. The closure of the bankruptcy estate is anticipated to occur in 1999.*

ITEM 2.  PROPERTIES.

      TransFinancial's, UPAC's and Presis' corporate offices are located in approximately 16,000 square feet of a 24,000 square foot office building owned by the Company at 8245 Nieman Road, Lenexa, Kansas 66214. The remainder of the space is leased to third-party tenants.

      In connection with its operations, Crouse operates a fleet of tractors and trailers and maintains a network of terminals to support the intercity movement of freight. Crouse owns most of its fleet. In 1998 Crouse entered into a long-term operating lease for certain tractors and trailers. Crouse also leases some equipment from owner-operators to supplement the owned and leased equipment and to provide flexibility in meeting seasonal and cyclical business fluctuations.

      As of December 31, 1998, Crouse owned 484 tractors and leased 200 tractors under a long-term operating lease. During 1998, Crouse leased 284 tractors and 34 flatbed trailers from owner-operators. On December 31, 1998, it also owned 319 temperature controlled trailers, 1,053 volume vans (including 470 53-foot van trailers), and 29 flatbed trailers. Crouse also leased 100 53-foot van trailers under a long-term operating lease.

      The table below sets forth the number of Crouse operating locations at year-end for the last five years:

                                    1998     1997      1996      1995   1994

      Owned terminals.........       28        28        27       26     26
      Leased terminals........       16        14         8        8      8
      Agency terminals........       24        24        20       20     19
            Total.............       68        66        55       54     53



      The above operating locations include; break bulk facilities in Des Moines, Iowa, Davenport, Iowa and Indianapolis, Indiana; and terminals in Crouse's principal markets, Chicago, Illinois, Milwaukee, Wisconsin, Minneapolis, Minnesota, Kansas City, Missouri, Omaha, Nebraska, St. Louis, Missouri, Cleveland, Ohio, Cincinnati, Ohio and Columbus, Ohio.

ITEM 3.  LEGAL PROCEEDINGS.

      TransFinancial's subsidiaries are parties to routine litigation primarily involving claims for personal injury and property damage incurred in the transportation of freight. TransFinancial and its subsidiaries maintain insurance programs and accrue for expected losses in amounts designed to cover liability resulting from personal injury and property damage claims. In the opinion of management, the outcome of such claims and litigation will not materially affect the Company's financial position or results of operations.*

ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS.

      No matters were submitted to a vote of the security holders during the fourth quarter of 1998.

      Included herein, pursuant to General Instruction G, is the information regarding executive officers of the Company required by Item 401 of Regulation S-K, as of March 12, 1999.

                           EXECUTIVE OFFICERS OF THE COMPANY

     Name              Age               Position

Timothy P. O'Neil       42   President, Chief Executive Officer, and Director

David D. Taggart        54   Executive Vice President and Director

Kurt W. Huffman         40   Executive Vice President

Mark A. Foltz           40   Vice President, Finance and Corporate Secretary


      Timothy P. O'Neil, a member of the Company's Board since August 1995, has been President and Chief Executive Officer since May

1995. From October 1989 through May 1995, Mr. O'Neil served in various positions with the Company, including, Senior Vice President, Vice President, Treasurer and Director of Finance. From March 1997 through October 1998, he also served as President and Chief Executive Officer of UPAC. Mr. O'Neil has been President, Chief Executive Officer, Chief Financial Officer and Treasurer of AFS since July 1991.

      David D. Taggart, a member of the Board since July 1998, has been Executive Vice President of TransFinancial since April 1998. From August 1997 to April 1998 he served as Vice President of TransFinancial. He has also served as Chairman and Chief Executive Officer of Crouse since January 1997. Mr. Taggart joined Crouse in October 1995 as Executive Vice President. Prior to his service at Crouse, he served as President and Chief Executive Officer of G.I. Trucking, a regional LTL carrier based in LaMirada, California, from 1991 to 1995.

      Kurt W. Huffman has been Executive Vice President of TransFinancial since August 1998, President and Chief Executive Officer of Presis since March 1998 and President and Chief Executive Officer of UPAC since October 1998. From August 1997 to March 1998 he served as Executive Vice President of Presis. Prior to joining the Company in a management capacity in June 1997, Mr. Huffman served as Chief Information Officer of Laidlaw Transit Services, Overland Park, Kansas, a publicly-held provider of school and municipal bus services, from May 1993 to February 1998. Prior to his service with Laidlaw, he was a senior manager with the international accounting firm of Arthur Andersen LLP.

      Mark A. Foltz has been Vice President, Finance since June 1997 and Treasurer and Corporate Secretary of TransFinancial since May 1996. He was employed with TransFinancial as Director of Finance in July 1995 and also served as Assistant Treasurer and Assistant Secretary from August 1995 to May 1996.
Mr. Foltz served in various financial positions, most recently as Assistant Vice President - Finance, with Mark VII, Inc., a publicly-held transportation company, headquartered in Memphis, Tennessee, from October 1987 to June 1995.

                                    PART II

ITEM 5.  MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED SHAREHOLDER MATTERS.

(A)   MARKET INFORMATION.

      TransFinancial's Common Stock is traded on the American Stock Exchange under the symbol TFH. Prior to July 2, 1997, the Common Stock traded under the symbol ANU. The following table shows the sales price information for each quarterly period of 1998 and 1997.

      1998                                    High         Low
      Fourth Quarter....................... $ 6 1/2        $4  1/8
      Third Quarter........................   9 1/2         5  13/16
      Second Quarter.......................   9 5/8         8  7/8
      First Quarter........................  10 1/2         8  7/8

      1997                                    High          Low
      Fourth Quarter....................... $10 1/4        $8  5/8
      Third Quarter........................  10 1/8         8  7/8
      Second Quarter.......................   9 1/16        7  1/2
      First Quarter........................   8             7  3/8

(B)   HOLDERS.
                                                 Number of
                                               Holders of Record
      Title of Class                          at December 31, 1998


      Common Stock, par value $0.01 per share            1,158

(C)   DIVIDENDS.

      No cash dividends were paid during 1998 or 1997 on TransFinancial's Common Stock. TransFinancial currently intends to retain earnings to finance expansion and does not anticipate paying cash dividends on its Common Stock in the near future.* TransFinancial's future policy with respect to the payment of cash dividends will depend on several factors including, among others, acquisitions, earnings, capital requirements, financial conditions and operating results. See
Note 4 of Notes to Consolidated Financial Statements for a discussion of restrictions on the ability of TransFinancial's subsidiaries to pay dividends to TransFinancial and the ability of TransFinancial to pay cash dividends.

ITEM 6.     SELECTED FINANCIAL DATA.

                                                       1998           1997             1996           1995          1994

                                                            (In Thousands, Except Per Share Data)
Operating Revenue...........................       $   151,701    $    133,223    $113,693       $    96,847    $    95,772
Income (Loss) from Continuing
     Operations.............................       $    (2,027)   $      1,100    $        852   $     2,810    $     5,495
Income from Discontinued
     Operations.............................       $        --    $         --    $         --   $     3,576    $    54,845

Net Income (Loss)...........................       $    (2,027)   $      1,100    $        852   $     6,386    $    60,340
Basic Earnings (Loss) per Share -
     Continuing Operations..................       $    (0.39)    $       0.18    $       0.13   $      0.38    $      0.73
     Discontinued Operations................                --              --              --          0.48           7.27
     Total..................................       $    (0.39)    $       0.18    $       0.13   $      0.86    $      8.00

Diluted Earnings (Loss) per Share -
     Continuing Operations..................       $    (0.39)    $       0.18    $       0.12    $     0.37    $      0.72
     Discontinued Operations................                --              --              --          0.48           7.21

     Total..................................       $    (0.39)    $       0.18    $       0.12    $     0.85    $      7.93

Total Assets................................       $    77,763    $     89,755    $     86,812    $   88,426    $    85,399

Long-Term Debt..............................       $     9,700    $         --    $         --    $       --    $        --

Cash Dividends per
     Common Share...........................       $        --    $         --    $         --    $       --    $        --



ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

                             RESULTS OF OPERATIONS

      TransFinancial operates in three distinct industries; transportation, through its subsidiary, Crouse; insurance premium finance, through its subsidiary, UPAC; and industrial technology, through its subsidiary, Presis.

     In June 1998, TJS Partners, LP ("TJS"), a shareholder of the Company, announced its intent to acquire an additional 23% of the Company's outstanding common stock held by one family (the "Crouse family"), obtain control of the Company's board of directors and study possible actions such as the liquidation or sale of part or all of the Company's businesses or assets. The board of directors determined that the hostile takeover attempt was not in the best interest of the Company and its shareholders and agreed to repurchase the shares held by TJS and the Crouse family. The failed takeover attempt, together with other events, led TransFinancial to record after-tax charges totaling $2.9 million. These charges included costs related to management and personnel changes, asset and liability valuation adjustments and transaction costs and other expenses related to the takeover attempt. See Notes 1 and 5 of Notes to Consolidated Financial Statements.

Transportation

      OPERATING REVENUE - The changes in transportation operating revenue are summarized in the following table (in thousands):

                                                        1998         1997
                                                        vs.          vs.
                                                        1997         1996
                                                        ----         ----
  Increase (decrease) from:
    Increases in LTL tonnage..................       $ 12,615       $11,792
    Increase in LTL revenue
      per hundredweight.......................            892         4,934
    Increases in truckload revenues...........          5,023         1,834

      Net increase............................       $ 18,530       $18,560

      Less-than-truckload ("LTL") operating revenues rose 12.8% and 18.8% in 1998 and 1997, in comparison to the preceding years. LTL tonnage rose 12.0% and 13.3% in 1998 and 1997, as compared to 1997 and 1996. The substantial increases in LTL tonnage in 1998 and 1997 were due to increased freight volumes with existing and new customers resulting primarily from expansion of the Company's markets. Additionally, 1997 LTL revenues, tons and shipments temporarily increased during the Teamsters' strike against UPS, as Crouse met customers' needs for small parcel shipments. Crouse's LTL revenue yield rose 0.9% in 1998 as compared to 1997. The effects of a softening agricultural economy, a slowing in the growth of LTL tons and an increase in competitive pressures on freight rates, were substantially offset by additional, high yield freight handled as a result of Crouse's partnership with a southeastern regional carrier which was initiated in the third quarter of 1998. Crouse's LTL revenue yield improved approximately 4.8% in 1997 compared to 1996. This improvement in revenue yield was the result of Crouse's ability to sustain a significant portion of a general rate increase placed in effect on January 1, 1997, negotiated rate increases on certain shipping contracts and fuel surcharges. Revenue per hundredweight in 1997 also benefited temporarily from a decrease in average weight per shipment, which was, in part due to the additional volume of small parcel shipments handled. Smaller shipments typically yield more revenue per hundredweight. Crouse's average revenue per hundredweight in 1997 also was positively impacted when the Company stopped hauling freight for certain customers who would not agree to increases in rates to levels providing adequate compensation for services provided and costs incurred.

      Truckload operating revenue rose 24.3% and 9.7% in 1998 and 1997, primarily as a result of 26.3% and 13.9% increases in numbers of shipments. Truckload revenues and tons benefited principally from strong volumes in the Company's refrigerated division as the volume of meat hauled continued to be strong. Revenue per shipment declined 2.0% and 4.2% in 1998 and 1997 compared to 1997 and 1996 as a result of decreases in average weight per shipment.

      OPERATING EXPENSES - A comparative summary of transportation operating expenses as a percent of transportation operating revenue follows:

                                                    Percent of
                                                Operating Revenue

                                              1998(1)  1997    1996

  Salaries, wages & employee benefits.....      56.8%  56.8%   55.9%
  Operating supplies and expenses.........      12.5   12.5    13.2
  Operating taxes and licenses............       2.6    2.6     2.7
  Insurance and claims....................       1.8    2.3     1.9
  Depreciation and amortization...........       2.3    3.1     2.7
  Purchased transportation and rents......      22.0   20.2    20.9

     Total operating expenses.............      98.0%  97.5%   97.3%



(1) Additionally, in connection with the failed takeover attempt by certain shareholders, an in-depth evaluation was performed on each of the Company's business enterprises utilizing both internal and external resources. As a result of this process the Company effected certain changes in its management team and corporate structure, and recorded valuation adjustments to certain assets and liabilities. The following charges relative to the Company's transportation business are not reflected in the percentages above: $494,000 in Salaries, Wages and Employee Benefits; $450,000 in Operating Supplies and Expenses; and $600,000 in Insurance and Claims.

      Crouse's operating expenses as a percentage of operating revenue, or operating ratio, excluding the charges discussed above, were 98.0% for 1998 compared to 97.5% for 1997. The increase in operating ratio was primarily the result of operating costs associated with the Company's substantial investments in market expansion; the replacement and modernization of its fleet, and the development of management information systems. The operating costs of these investments will continue to impact Crouse's operating ratio into 1999. The Company also believes that its labor productivity and operating efficiency were adversely impacted during 1998 by employee and management attention to issues relating to the union negotiations and attempted hostile takeover and possible liquidation of the Company. With the favorable resolution of these issues and renewed focus on operating performance, the Company believes the unfavorable trend in operating ratios can be reversed in 1999.* Crouse's operating expenses were positively impacted by approximately $756,000 in 1998 as a result of a change in accounting estimate of the remaining useful lives of certain revenue equipment.

      Crouse's operating ratio for 1997 rose slightly to 97.5% compared to 97.3% for 1996. The fixed costs related to Crouse's investment in expanding its market throughout Ohio, Michigan and Kentucky exceeded revenues generated in these new markets. Insurance and claims expenses were increased as Crouse incurred unusually high claims costs due to an increase in the number and severity of accidents and cargo damage occurring in 1997. Salaries and wages were adversely impacted as Crouse operating and administrative personnel devoted significant man-hours, primarily on an overtime basis, in training and making the transition to Crouse's new computer system, which was in service January 1, 1998. Crouse also incurred incrementally greater variable costs due to the different freight handling characteristics of the small parcel shipments moved during the strike against UPS as compared to the freight Crouse typically handles.

Financial Services

      As a result of the in-depth evaluation of the Company's business enterprises, changes in its management team and adjustments to certain assets and liabilities discussed previously, UPAC recorded charges relative to its financial services business in 1998. These charges include $392,000 relative to management and personnel costs and $683,000 of charges related to adjustments in asset values, including $333,000 of additional depreciation related to the change in estimated useful life for purchased software (See Note 1 of Notes to Consolidated Financial Statements).

      In 1998, UPAC reported operating income, excluding the charges discussed above, of $422,000 on net financial services revenue of $7.0 million and total insurance premiums financed of $160.8 million. A slight decrease in net financial services revenue in 1998 was primarily due to an increase in the percentage of finance receivables sold and a decrease in gains realized on sale of receivables pursuant to the securitization agreement resulting from a lower average yield on contracts originated in 1998. Operating income, excluding the charges discussed above, was slightly higher due to reduced operating expenses in 1998, principally provisions for credit losses. The increase in total insurance premiums financed in 1998 was the result of the acquisition of Oxford Premium Finance, Inc. on May 29, 1998 and increased volumes financed with existing and new agents.

      In 1997, UPAC generated operating income of $396,000 on net financial services revenue of $7.1 million from total insurance premiums financed of $123.0 million. In 1996, UPAC financed $120.4 million of insurance premiums and generated net financial services revenue of $6.1 million and an operating loss of $685,000. The increase in premiums financed and net financial services revenue was primarily the result of the acquisition of UPAC effective March 29, 1996. The improvement in operating income in 1997 from the operating loss incurred in 1996 was primarily the result of the integration of the operations of UPAC in Lenexa, Kansas that eliminated substantial duplicate administrative costs incurred in 1996. Also positively impacting operating income in 1997 was the improved cost of funds under the Company's new receivable securitization agreement effective December 31, 1996, and an increase in gain recognized on receivables sold under the new securitization agreement. Operating income in 1997 was adversely impacted by unusually high levels of credit losses during the year, primarily as a result of apparently falsified financings by insurance agents.

Industrial Technology

      As a result of the in-depth evaluation of the Company's business enterprises, changes in its management team and adjustments to certain assets and liabilities discussed previously, Presis, the Company's start-up industrial technology business, recorded charges related to its industrial technology investment in 1998. These charges include $244,000 related to management and consulting contracts and $525,000 resulting from the adjustment of the carrying value of certain equipment and intangibles to fair value (See Note 1 of Notes to Consolidated Financial Statements).

      In 1998, Presis incurred operating expenses, excluding the charges discussed above, of $700,000, primarily in salaries, wages and employee benefits as compared to operating expenses of $295,000 during the partial year of 1997. In its initial phase Presis has focused on continued research and testing of its technology. The Company expects this operation to incur operating losses in 1999 at or below its current expenditure levels of $100,000 per quarter as it continues to pursue the research, testing and commercialization of its technology.*

Other

      In connection with the failed takeover attempt, the Company incurred $500,000 in transaction costs and expenses that are included in general corporate expenses in 1998. Additionally, general corporate charges of $700,000 were recorded principally to reflect certain excess costs incurred to remove contaminated soil from a site formerly owned by the Company. A lawsuit has been filed against the environmental engineering firm that performed the initial cleanup to recover such excess costs. The Company has not recorded the benefit of potential recovery pursuant to this lawsuit and none can be assured.

      As a result of the Company's use of funds for the Crouse market expansion and new computer system, the UPAC acquisition and stock repurchases, interest earnings on invested funds were substantially lower in 1998 and 1997 than in the preceding years. Interest income is expected to continue to decline as the Company invests its cash and short-term investments in its operations.*
Interest expense increased in 1998
due to borrowings on long-term debt incurred to repurchase stock (See Note 4 of Notes to Consolidated Financial Statements).

      TransFinancial's effective income tax provision (benefit) rates for 1998, 1997 and 1996 were (29%), 58% and 51%. The effective income tax rate for 1998 was a lower percentage due to the impact of non-deductible amortization of intangibles and meals and entertainment expenses, which reduce the tax benefit of pre-tax losses in 1998, as compared to the impact of these items on pre-tax income in 1997. The increase in the effective rate in 1997 was the result of the greater significance of non-deductible amortization of intangibles relative to reduced pre-tax income. Also, in 1997 the Company provided additional income tax reserves for tax adjustments resulting from an examination of the Company's income tax returns. This examination was concluded in 1998 with no additional tax provision required.

Outlook

      The following statements are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and as such involve risks and uncertainties which are detailed below under the caption "Forward-Looking Statements".

      The Company utilizes a three-year strategic planning process with the goal of maximizing shareholder value through profitable growth of its business segments. In the transportation segment the plan calls for the Company to continue to provide and improve upon its already superior service to its customers in its primary operating territory, while increasing the density of its operations in the eastern portion of its service area. The Company also intends to continue to focus on improving the efficiency and effectiveness of its operations.

      The Financial services segment will focus on targeting its marketing efforts to improve its contribution to the Company's return on equity. Additionally, the Company intends to focus on utilizing technology to improve its operating efficiency.

      The industrial technology operation will focus on continued research, testing and commercialization of its technology. The Company expects this operation to incur operating losses in 1999 at or below its current expenditure levels of $100,000 per quarter.

Forward-Looking Statements

      Certain statements contained in this Annual Report on Form 10-K which are not statements of historical fact constitute forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including, without limitation, the statements specifically identified as forward-looking statements in this Form 10-K. In addition, certain statements in future filings by the Company with the Securities and Exchange Commission, in the Company's press releases, and in oral statements made by or with the approval of an authorized executive officer of the Company which are not statements of historical fact constitute forward-looking statements within the meaning of the Act. Examples of forward-looking statements include, but are not limited to (i) projections of revenues, income or loss, earnings or loss per share, capital expenditures, the payment or non-payment of dividends, capital structure and other financial items, (ii) statements of plans and objectives of the Company or its management or Board of Directors, including plans or objectives relating to the products or services of the Company, (iii) statements of future economic performance, and (iv) statements of assumptions underlying the statements described in (i), (ii) and (iii). These forward-looking statements involve risks and uncertainties which may cause actual results to differ materially from those anticipated in such statements. The following discussion identifies certain important factors that could affect the Company's actual results and actions and could cause such results or actions to differ materially from any forward-looking statements made by or on behalf of the Company that relate to such results or actions. Other factors, which are not identified herein, could also have such an effect.

Transportation

      Certain specific factors which may affect the Company's transportation operation include: competition from other regional and national carriers for freight in the Company's primary operating territory; price pressure; changes in fuel prices; labor matters, including changes in labor costs, and other labor contract issues resulting from the negotiation of new contracts to replace current contracts, covering certain terminal employees which expired March 31, 1998; and environmental matters.

Financial Services

      Certain specific factors which may affect the Company's financial services operation include: the performance of financial markets and interest rates; the performance of the insurance industry; competition from other premium finance companies and insurance carriers for finance business in the Company's key operating states; adverse changes in interest rates in states in which the Company operates; greater than expected credit losses; the acquisition and integration of additional premium finance operations or receivables portfolios; and the inability to obtain continued financing at a competitive cost of funds.

Industrial Technology

      Presis is a start-up business formed to develop an industrial technology for dry particle processing. This technology is subject to risks and uncertainties in addition to those generally applicable to the Company's operations described herein. These additional risks and uncertainties include the efficacy and commercial viability of the technology, the ability of the venture to market the technology, the acceptance of such technology in the marketplace, the general tendency of large corporations to be slow to change from known technology, the ability to protect its proprietary information in the technology and potential future competition from third parties developing equivalent or superior technology. As a result of these and other risks and uncertainties, the future results of operations of the venture are difficult to predict, and such results may be materially better or worse than expected or projected.

Other Matters

      With respect to statements in Item 1 and under "Financial Condition" below regarding the adequacy of reserves and insurance with respect to claims against Crouse, such statements are subject to a number of risks and uncertainties, including without limitation the difficulty of predicting the actual number and severity of future accidents and damage claims.

      With respect to statements in Item 3 regarding the outcome of claims and litigation, such statements are subject to a number of risks and uncertainties, including without limitation the difficulty of predicting the final resolution of ongoing claims and litigation.

      With respect to statements in this Report which relate to the current intentions of the Company and its subsidiaries or of management of the Company and its subsidiaries, such statements are subject to change by management at any time without notice.

      With respect to statements in "Financial Condition" regarding the adequacy of the Company's capital resources, such statements are subject to a number of risks and uncertainties including, without limitation: the future economic performance of the Company (which is dependent in part upon the factors described above); the ability of the Company and its subsidiaries to comply with the covenants contained in the financing agreements; future acquisitions of other businesses not currently anticipated by management of the Company; and other material expenditures not currently anticipated by management.

      With respect to statements in "Financial Condition" regarding the adequacy of the allowances for credit losses, such statements are subject to a number of risks and uncertainties including, without limitation: greater than expected defaults by customers, fraud by insurance agents and general economic conditions.

General Factors

      Certain general factors that could impact any or all of the Company's operations include: changes in general business and economic conditions; changes in governmental regulation; and tax changes. Expansion of these businesses into new states or markets is substantially dependent on obtaining sufficient business volumes from existing and new customers in these new markets at compensatory rates.

      The cautionary statements made pursuant to Section 21E of the Securities Exchange Act of 1934, as amended, are made as of the date of this Report and are subject to change. The cautionary statements set forth in this Report are not intended to cover all of the factors that may affect the Company's businesses in the future. Forward-looking information disseminated publicly by the Company following the date of this Report may be subject to additional factors hereafter published by the Company.

                              FINANCIAL CONDITION

      The Company's financial condition remained strong at December 31, 1998 with approximately $3.3 million in cash and investments. The Company's current ratio was 2.3 to 1.0 and its ratio of total liabilities to tangible net worth was 0.7 to 1.0. In addition to utilizing cash and investment reserves, a substantial amount of the Company's cash is generated by operating activities. Cash generated from operating activities decreased in 1997 from 1996, due primarily to a temporary increase in freight accounts receivable resulting from a lag in billing and collections during Crouse's transition to its new computer system. Substantially all of these delinquent receivables were collected in 1998 resulting in the improvement in cash generated from operating activities in that period.

      Investing Activities - The continuing winddown of its discontinued operation, AFS, has been a source of cash to the Company's operation as AFS has distributed $6.3 million and $8.5 million in cash dividends in 1998 and 1996. AFS had minimal remaining undistributed net assets as of December 31, 1998. The principal use of cash has been the acquisitions of Oxford for approximately $4.2 million in 1998 and UPAC for approximately $12.0 million in 1996. In addition, Crouse expended $13.1 million, $9.6 million and $4.0 million in 1998, 1997 and 1996, to replace and expand its fleet of tractors and trailers and to acquire new terminals.

      A substantial portion of the capital required for UPAC's insurance premium finance operations has been provided through the sale of undivided interests in a designated pool of receivables on an ongoing basis under receivables securitization agreements, as well as, from the date of the acquisition of UPAC through December 30, 1996, secured borrowings against UPAC's receivables. The current securitization agreement that matures December 31, 2001 currently provides for the sale of a maximum of $85 million of eligible receivables. As of December 31, 1998, $61.6 million of such receivables had been securitized (See Note 4 of Notes to Consolidated Financial Statements).

      Financing Activities - From March 31, 1996 to December 31, 1996, UPAC's receivables were financed by secured borrowings under a $30 million revolving credit agreement. The balance outstanding under this agreement at December 30, 1996, $22.5 million, was repaid from the proceeds of the initial sale of receivables under UPAC's new receivable securitization agreement on December 31, 1996 described above.

      Effective January 5, 1998, Crouse entered into a new Secured Loan Agreement that provides for a working capital line of credit of $4.5 million at the bank's prime rate and an equipment line of credit of $4.5 million accruing interest, at Crouse's option at either a variable rate equal to the bank's prime rate, or a fixed rate at 200 basis points over the Federal Home Loan Bank Rate then existing. Crouse's revenue equipment and bank deposit balances are pledged as collateral for both lines. In 1996 through 1998, Crouse has utilized this and previous agreements only on a limited basis for short-term operational needs. No borrowings were outstanding on the lines at December 31, 1998.

     In the third quarter of 1995, the Company initiated a program to repurchase up to 10% of its outstanding shares of common stock. During the second quarter of 1996, the Company completed this initial repurchase program and expanded the number of shares authorized to be repurchased by an additional 10% of its then outstanding shares. The second program was completed in the fourth quarter of 1997. During 1997 and 1996, the Company repurchased 257,099 and 768,600 shares, at a total cost of $8.7 million. Additionally, during the fourth quarter of 1996, the Company repurchased 28,541 shares of common stock at a cost of $237,000 pursuant to an "Odd Lot Tender Offer" to holders of less than 100 shares.

      On June 26, 1997, the shareholders of the Company approved a 1-for-100 reverse stock split followed by a 100-for-1 forward stock split. These stock splits were effected on July 1, 1997. The result of this transaction was the cancellation of approximately 107,000 shares of common stock held by holders of fewer than 100 shares at the then current market price of $8.89 per share.

      Pursuant to a definitive stock purchase agreement resolving the hostile takeover attempt, the Company repurchased 2,115,422 shares of its common stock held by the Crouse family, including 881,550 shares registered in the name of TJS Partners, LP, all at a price of $9.125 per share, effective August 14, 1998. The Company paid and expensed $350,000 of legal and other expenses incurred by the Crouse family in connection with the takeover attempt. See Note 5 of Notes to Consolidated Financial Statements. The Company funded the stock repurchase out of available cash and short-term investments, the proceeds from the sale and leaseback of approximately $4.2 million of revenue equipment and the proceeds from a $10.0 million secured loan from one of the Company's existing bank lenders as described below.

      In September 1998, the Company entered into a two-year secured loan agreement with a commercial bank to borrow $10.0 million (the "Loan"). Freight accounts receivable and a second lien on revenue equipment are pledged as collateral for the Loan. The Loan bears interest at the bank's prime rate, 7.75% at December 31, 1998. The terms of the Loan provide for monthly payments of interest only through September 30, 1999, with monthly principal payments thereafter of $100,000 plus interest through maturity on September 30, 2000. At December 31, 1998 current maturities of long-term debt were $300,000, with the remaining $9,700,000 due in 2000 (See Note 4 of Notes to Consolidated Financial Statements).

      The Company believes available cash and investments, cash generated from operations and funds available under the receivables securitization agreement and Secured Loan Agreement will be sufficient to fund operations and other cash needs for 1999.*

      As of December 31, 1998, Crouse owned or leased 44 parcels of real property which are utilized in its operations. Six of these facilities maintain underground fuel storage tanks. These fuel systems were replaced with new tanks equipped with corrosion protection and automatic tank monitoring equipment. Any contamination detected during the tank replacement process at these sites was remediated at the same time. The cost of replacing and upgrading tanks and remediating contamination, if any was detected, was not material to the financial position of the Company. The

Company is not currently under any requirement to incur mandated expenditures to remediate previously contaminated sites and does not anticipate any material costs for other infrequent or non- recurring clean-up expenditures.*

      Crouse retains a $100,000 per occurrence self-insured exposure, or deductible, on its workers' compensation, general and automobile liability, bodily injury and property damage and cargo damage insurance coverages. The Company maintains reserves for the estimated cost of the self-insured portion of claims based on management's evaluation of the nature and severity of individual claims and the Company's past claims experience. Based upon management's evaluation of the nature and severity of individual claims and the Company's past claims experience, management believes accrued reserves are adequate for its self-insured exposures as of December 31, 1998.*

      The amount of the allowance for credit losses is based on periodic (not less than quarterly) evaluations of the portfolios based on historical loss experience, detail account by account agings of the portfolios and management's evaluation of specific accounts. Management believes the allowances for credit
losses are adequate to provide for potential losses.*   See Note 1 of Notes to
Consolidated Financial Statements - Summary of Significant Accounting Policies - Allowance for Credit Losses.

      Crouse has achieved ratification of new five-year pacts with the International Brotherhood of Teamsters or other local unions covering substantially all of its union employees. The new contracts generally provide for all of the terms of the National Master Freight Agreement with a separate addendum for wages. Crouse will continue to maintain its past work rules, practices and flexibility within its operating structure. Crouse continues to negotiate with the union local representing the remaining employees. There can be, however, no assurance that Crouse's remaining union employees will ratify a new contract acceptable to both the Company and the union, or that work stoppages will not occur. If a work stoppage should occur, Crouse's customer base would be put at risk inasmuch as its competition would have a continuing operating advantage. Any of these actions could have a material adverse effect on the Company's business, financial condition, liquidity or results of operations.*

Year 2000 Issues

      The Year 2000 Issue is the result of computer programs being written using two digits to represent years rather than four digits, which include the century designation. Without corrective action, it is possible that the Company's computer programs, or its major service providers, vendors, suppliers, partners or customers that have date-sensitive software could recognize a date using "00" as the year 1900 rather than the year 2000. Additionally, certain other assets may contain embedded chips that include date functions that could be affected by the transition to the year 2000. In some systems this could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities.

      The Company has developed and is executing a Year 2000 Compliance Strategic Plan ("Year 2000 Plan") to enable management of TransFinancial and each of its business operations to ensure that each of its critical business systems are "Year 2000 Compliant". The Company considers a business system to be Year 2000 Compliant if it is able to transition into the year 2000 without significant disruption to the Company's internal operations or those of its key business partners. The Year 2000 Plan encompasses the Company's information technology assets, including computer hardware and software ("IT assets") and non-information technology assets, goods and services, including assets utilizing embedded chip technology and significant customer and vendor relationships ("non-IT assets").

      The Company's Year 2000 Plan includes three principal sections: (1) mainframe computer and personal computer hardware and software utilized by the Company's transportation operations ("Transportation IT assets"); (2) desktop computer applications, embedded chips, significant business partners of the transportation operations ("Transportation non-IT assets"); and (3) personal computer hardware and software, desktop computer applications, embedded chips, significant business partners of the financial services operations ("Financial Services IT and non-IT assets"). The general phases common to all sections are:
(1) inventorying, assessing and assigning priorities to Year 2000 items ("Inventory Phase"); (2) taking corrective actions to modify, repair or replace items that are determined not to be Year 2000 Compliant ("Corrective Action Phase"); (3) testing material items ("Testing Phase"); and (4) developing and implementing contingency plans for each organization and location ("Contingency Planning Phase"). The Company intends to utilize primarily internal personnel and resources to execute its Year 2000 Plan but may utilize external consultants as needed in certain phases.

Transportation IT assets

      With regard to the Transportation IT assets section, the Inventory Phase is completed. The Company has identified its computer applications, programs and hardware and is in the processing of assessing the Year 2000 risk associated with each item. The Company has begun executing the Corrective Action Phase by modifying or upgrading items that are not Year 2000 compliant. This phase is expected to be substantially complete by the end of the second quarter of 1999.* The Testing Phase is ongoing as corrective actions are completed. The Testing Phase is anticipated to be complete in the second quarter of 1999.* The Contingency Planning Phase will begin in the first quarter of 1999 and be completed in the third quarter of 1999.*

Transportation non-IT assets

      With regard to the Transportation non-IT assets section, the Inventory Phase is completed. The Company has identified assets that may contain embedded chip technologies and has contacted the related vendors to gain assurance of Year 2000 status on each item. The Company has also identified its significant business relationships and has contacted key vendors, suppliers and customers to attempt to reasonably determine their Year 2000 status. The Company is in the process of effecting the Corrective Action Phase, which is anticipated to be complete by the end of the first quarter of 1999.* The Testing Phase is ongoing as corrective actions are completed. This phase is anticipated to be complete in the second quarter of 1999.* The Contingency Planning Phase will begin in the first quarter of 1999 and be completed in the third quarter of 1999.*

Financial Services IT and non-IT assets

      With regard to the Financial Services IT and non-IT assets section, the Inventory Phase is completed. The Company has identified its computer applications, programs and hardware and non-IT assets and has assessed the Year 2000 risk associated with each item. The Company has also identified its significant business relationships and has contacted key vendors, suppliers and customers to attempt to reasonably determine their Year 2000 status. The Company has substantially completed the Corrective Action Phase. The Company's financial services database, operating systems and computer applications have been upgraded or modified to address the Year 2000. The Testing Phase has been ongoing as corrections were made and was substantially complete in the fourth quarter of 1998. Certain testing of bank and other interfaces is expected to be completed in the first quarter of 1999.* The Contingency Planning Phase will begin in the first quarter of 1999 and be completed in the second quarter of 1999.*

Costs

      It is currently estimated that the aggregate cost of the Company's Year 2000 efforts will be approximately $150,000 to $200,000, of which approximately $80,000 has been spent.* These costs are being expensed as they are incurred and are being funded out of operating cash flow. These amounts do not include approximately $100,000 of costs to be capitalized as the Company replaces certain non-IT assets, in part to address the Year 2000 issue, as part of the Company's normal capital replacement and upgrades. These amounts also do not include any internal costs associated with the development and implementation of contingency plans.

Risks

     The failure to correct a material Year 2000 issue could result in an interruption in, or failure of, certain normal business operations. Such failures could materially and adversely affect the Company's results of operations, liquidity and financial condition. Due to the general uncertainty inherent in the Year 2000 issue, resulting in part from the uncertainty of the Year 2000 readiness of third-party vendors, suppliers and customers, the Company is unable to determine at this time whether the consequences of Year 2000 failures will have a material impact on the Company's results of operations, liquidity and financial condition. The Company's Year 2000 Plan is designed to gather information concerning Year 2000 issues facing the Company and to address and resolve such issues to the extent reasonably possible. Even if the Company successfully implements its Year 2000 Plan, there can be no assurance that the Company's operations will not be affected by Year 2000 failures or that such failures will not have a material adverse effect on the Company's results of operations, liquidity and financial condition.


ITEM 7A.    QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     The Company's primary market risk is interest rate risk. Changes in short-term interest rates can affect: (a) the amount of the Company's interest expense on its variable interest rate debt and (b) the amount of the discount on finance accounts receivables sold by UPAC under its receivable securitization agreement. The Company has not obtained any financial instruments for trading purposes.
The Company's long-term, variable interest rate debt was $10,000,000 as of December 31, 1998, with $300,000 maturing in 1999 and the remaining $9,700,000 maturing in 2000. In addition, Crouse has a variable rate credit facility through which it may borrow $4.5 million for working capital purposes and $4.5 million for equipment purposes. Crouse has utilized this line on a limited basis for short-term working capital needs, however, no borrowings were outstanding under this credit facility as of December 31, 1998.

     UPAC sells undivided interests in its insurance premium finance accounts receivables on an ongoing basis under a receivables securitization agreement. The receivables sold are fixed rate notes and typically have a term of nine months. An undivided interest in the pool of receivables is sold at a discount rate based on the average rate on 28 - 35 day commercial paper over the term of the notes. Consequently, with respect to insurance premium finance receivables sold by UPAC under the securitization agreement, changes in the rate on 28 - 35 day commercial paper during the term of such receivables will affect the amount to be received by UPAC in the sale of receivables under the securitization agreement. The Company recognizes a gain on sale of receivables that represents the excess of the sale proceeds over the net carrying value of the receivables. Included in the gain recognized are the estimated effects of prepayments, recourse provisions and the discount rate in effect at the time of sale. As of December 31, 1998, UPAC had a total finance accounts receivable portfolio of $76.5 million, including $61.6 million that had been sold under the securitization agreement. UPAC closely monitors interest rates and the extent of its interest rate exposure resulting from its insurance premium finance activities and the sale of insurance premium finance receivables. UPAC does not currently use derivatives, such as interest rate swaps, to manage its interest rate risk and does not engage in any other hedging activities.

     The estimated impact of a hypothetical 100 basis point (one percent) change in short-term interest rates on the Company's interest expense on its variable interest rate debt and on UPAC's gain on sale of insurance premium finance receivables is approximately $292,000. This hypothetical short-term interest rate change impact is based on existing business and economic conditions and assumes that UPAC would pass the increase in interest rates on to its customers in new finance contracts generated after the increase.*

ITEM 8.     FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders of TransFinancial Holdings, Inc.:

      In our opinion, the consolidated financial statements listed in the accompanying index appearing under Item 14 (a)(1) and (2) herein present fairly, in all material respects, the financial position of TransFinancial Holdings, Inc. and its subsidiaries at December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


                                              /s/  PRICEWATERHOUSECOOPERS LLP

                                              PRICEWATERHOUSECOOPERS LLP

Kansas City, Missouri

February 3, 1999, except for Note 10,
as to which the date is February 18, 1999.

                                           TRANSFINANCIAL HOLDINGS, INC. AND SUBSIDIARIES
                                                    CONSOLIDATED BALANCE SHEETS

                                                                                               December 31

                                                                                        1998                  1997

                                                                                           (In Thousands)
                                      ASSETS
Current Assets
    Cash and cash equivalents..................................................    $       3,256         $       4,778
    Short-term investments.....................................................               --                 3,543
    Freight accounts receivable, less allowance for
         credit losses of $387 and $464........................................           13,351                14,909
    Finance accounts receivable, less allowance for
         credit losses of $566 and $499........................................           12,584                14,016
    Current deferred income taxes..............................................            2,548                     1
    Other current assets.......................................................            2,401                 1,831
    AFS net assets (Note 8)....................................................               --                 7,993

         Total current assets..................................................           34,140                47,071

Operating Property, at Cost
    Revenue equipment..........................................................           31,969                32,275
    Land........................................................................           3,681                 3,585
    Structures and improvements................................................           11,130                10,506
    Other operating property...................................................           10,500                 9,624

                                                                                          57,280                55,990
    Less accumulated depreciation..............................................          (24,122)              (22,969)

         Net operating property................................................           33,158                33,021
Intangibles, net of accumulated amortization...................................            9,777                 9,243
Other Assets ...................................................................             688                   420

                                                                                   $      77,763         $      89,755
                   LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
    Cash overdrafts............................................................    $       1,976         $         754
    Accounts payable...........................................................            3,093                 2,855
    Current maturities of long-term debt.......................................              300                    --
    Line of credit payable.....................................................               --                 2,500
    Accrued payroll and fringes................................................            6,068                 5,956
    Claims and insurance accruals..............................................              283                   566
    Other accrued expenses.....................................................            3,402                 2,374

         Total current liabilities.............................................           15,122                15,005

Deferred Income Taxes..........................................................            1,867                 2,265
Long-Term Debt (Note 4)........................................................            9,700                    --
Contingencies and Commitments (Note 7).........................................               --                    --
Shareholders' Equity (Notes 2, 5 and 10)
    Preferred stock $0.01 par value, authorized
         1,000,000 shares, none outstanding....................................               --                    --
    Common stock $0.01 par value, authorized
         13,000,000 shares, issued 7,593,592 and
         7,509,622 shares......................................................               76                    75
    Paid-in capital............................................................            6,090                 5,581
    Retained earnings..........................................................           77,367                79,394
    Treasury stock, 3,661,220 and 1,481,935 shares, at
         cost..................................................................          (32,459)              (12,565)

         Total shareholders' equity............................................           51,074                72,485
                                                                                   $      77,763         $      89,755

                                    The accompanying notes to consolidated financial statements are an integral part of these balance sheets.


                                           TRANSFINANCIAL HOLDINGS, INC. AND SUBSIDIARIES
                                                 CONSOLIDATED STATEMENTS OF INCOME

                                                                                   Year Ended December 31
                                                                      1998                1997                1996

                                                                (In Thousands, Except Per Share Amounts)
Operating Revenue
    Transportation...........................................     $     144,592      $      126,062      $     107,502
    Financial services and other, net........................             7,109               7,161              6,191

         Total operating revenue.............................           151,701             133,223            113,693

Operating Expenses
    Salaries, wages and employee benefits....................            87,503              74,622             63,165
    Operating supplies and expenses..........................            23,144              19,141             17,297
    Provision for credit losses..............................               827                 950                892
    Operating taxes and licenses.............................             3,722               3,324              2,978
    Insurance and claims.....................................             3,324               3,051              2,224
    Depreciation and amortization............................             6,286               4,758              3,702
    Purchased transportation and rents.......................            29,916              25,441             22,589

         Total operating expenses............................           154,722             131,287            112,847

Operating Income (Loss)......................................            (3,021)              1,936                846

Nonoperating Income (Expense)
    Interest income..........................................               301                 645              1,141
    Interest expense.........................................              (311)                (34)               (27)
    Gain on sale of operating property, net..................               164                  56                 78
    Other, net...............................................                 1                  22               (299)

         Total nonoperating income (expense).................               155                 689                893

Income (Loss) Before Income Taxes............................            (2,866)              2,625              1,739
Income Tax Provision (Benefit)(Note 6).......................              (839)              1,525                887

Net Income (Loss)............................................     $      (2,027)     $        1,100      $         852

Basic Average Shares Outstanding.............................             5,249               6,214              6,780

Basic Earnings (Loss) Per Share..............................     $       (0.39)     $         0.18      $        0.13

Diluted Average Share Outstanding............................             5,263      $        6,266      $       6,820

Diluted Earnings (Loss) Per Share............................     $       (0.39)     $         0.18      $        0.12

           The accompanying notes to consolidated financial statements are an integral part of these statements.


                                           TRANSFINANCIAL HOLDINGS, INC. AND SUBSIDIARIES
                                               CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                 Year Ended December 31
                                                                      1998                 1997                1996

                                                                                      (In Thousands)
Cash Flows From Operating Activities-
    Net income (loss)........................................     $      (2,027)     $        1,100      $         852
    Adjustments to reconcile net income (loss) to
    net cash generated by operating activities-
         Depreciation and amortization.......................             6,286               4,758              3,702
         Provision for credit losses.........................             1,220               1,070              1,012
         Deferred tax provision..............................            (2,644)              1,679                336
         Other...............................................              (100)                 24                194
         Net increase (decrease) from change in
         working capital items affecting operating
         activities-
             Freight accounts receivable.....................             1,165              (5,796)            (1,401)
             Accrued payroll and fringes.....................               112                 423                330
             Other...........................................               749                (649)             1,860

                                                                          4,761               2,609              6,885
Cash Flows From Investing Activities-
    Proceeds from discontinued operations....................             6,345                  --              8,500
    Purchase of operating property...........................            (9,102)            (13,660)           (10,953)
    Sale of operating property...............................             4,639                 704                803
    Purchase of finance subsidiaries,
         net of cash acquired................................            (4,178)                 --            (11,979)
    Origination of finance accounts
         receivables.........................................          (162,329)           (125,391)          (120,989)
    Sale of finance accounts receivables.....................           128,136              84,974             61,289
    Collection of owned finance accounts
         receivables.........................................            37,804              40,005             82,836
    Purchase of short-term investments.......................            (2,998)            (10,411)           (35,823)
    Maturities of short-term investments.....................             6,541              16,825             53,232
    Other  ..................................................              (368)               (466)            (1,051)

                                                                          4,490              (7,420)            25,865
Cash Flows From Financing Activities-
    Borrowings on long-term debt.............................            10,000                  --                 --
    Borrowings (repayments) on line of credit
         agreements, net.....................................            (2,500)              2,500            (23,775)
    Cash overdrafts..........................................             1,101                 754                 --
    Payments to acquire treasury stock.......................           (19,303)             (2,277)            (6,656)
    Payment for fractional shares from
         reverse stock split.................................               (96)               (459)                --
    Other  ..................................................                25                  50                 85

                                                                        (10,773)                568            (30,346)
Net Increase (Decrease) in Cash and
    Cash Equivalents.........................................            (1,522)             (4,243)             2,404
Cash and Cash Equivalents:
    Beginning of Period......................................             4,778               9,021              6,617

    End of Period............................................     $       3,256      $        4,778      $       9,021

Cash Paid During the Period for-
    Interest ................................................     $         196      $           16      $       1,109
    Income Tax...............................................     $         383      $          106      $         332

                      TRANSFINANCIAL HOLDINGS, INC. AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)


Supplemental Schedule of Noncash Investing Activities:

  In 1998, the Company acquired all of the capital stock of Oxford for approximately $4,178,000. In conjunction with the acquisition, liabilities were assumed as follows (See Note 9):

                                                               1998


  Fair value of assets acquired............................   $22,338
  Cash paid for capital stock and acquisition expenses.....    (4,178)
  Intangibles..............................................     1,876
  Liabilities assumed......................................   $20,036


  In 1996, the Company acquired all of the capital stock of UPAC for approximately $11,979,000. In conjunction with the acquisition, liabilities were assumed as follows (See Note 9):
                                                               1996

  Fair value of assets acquired............................   $30,587
  Cash paid for capital stock and acquisition expenses.....   (11,979)
  Intangibles..............................................     6,617
  Liabilities assumed......................................   $25,225



               The accompanying notes to consolidated financial statements are an integral part of these statements.


                                      TRANSFINANCIAL HOLDINGS, INC. AND SUBSIDIARIES
                                      CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY


                                                                                                         Total
                                                                                                         Share-
                                          Common        Paid-In        Retained         Treasury        holders'
                                          Stock         Capital        Earnings          Stock           Equity

                                                                    (In Thousands)

Balance at Dec. 31, 1995...............$       76       $   5,357    $    78,390    $     (3,543)     $    80,280

Net income.............................        --              --            852              --              852
Issuance of shares under
    Incentive Stock Plan...............        --             172             --             (87)              85
Purchase of 797,141 shares
    of common stock....................        --              --             --          (6,656)          (6,656)

Balance at Dec. 31, 1996...............        76           5,529         79,242         (10,286)          74,561

Net income.............................        --              --          1,100              --            1,100
Fractional shares cancelled
    in reverse stock split                     (1)             --           (948)             --             (949)
Issuance of shares under
    Incentive Stock Plan...............        --              52             --              (2)              50
Purchase of 257,099 shares
    of common stock....................        --              --             --          (2,277)          (2,277)

Balance at Dec. 31, 1997...............        75           5,581         79,394         (12,565)          72,485

Net loss ..............................--               --                (2,027)             --           (2,027)
Issuance of shares under
    Incentive Stock Plan...............         1             509             --            (591)             (81)
Purchase of 2,115,422 shares
    of common stock....................        --              --             --         (19,303)         (19,303)

Balance at Dec. 31, 1998...............$       76       $   6,090    $    77,367    $    (32,459)     $    51,074


                                    The accompanying notes to consolidated financial statements are an integral part of these statements.


                 TRANSFINANCIAL HOLDINGS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 1998 AND 1997


1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      Principles of Consolidation - The consolidated financial statements include TransFinancial Holdings, Inc. and its subsidiary companies ("the Company" or "TransFinancial"). TransFinancial's principal holdings include Crouse Cartage Company ("Crouse"), Universal Premium Acceptance Corporation and its subsidiaries, Oxford Premium Finance, Inc. ("Oxford") and UPAC of California, Inc. (together "UPAC"), Presis, L.L.C. ("Presis") and American Freight System, Inc. ("AFS"). The operating results of UPAC and Oxford are included from March 31, 1996 and May 29, 1998, the dates of their respective acquisitions (See Note 9). The Company's proportionate interest in Presis is included from July 31, 1997, the date of the Company's initial investment. AFS has been accounted for as a discontinued operation since 1991 with only net assets reflected in the consolidated financial statements (See Note 8). All significant intercompany accounts and transactions have been eliminated in consolidation.

      Segment Information - The Company has adopted Statement of Financial Accounting Standards ("SFAS") No. 131, "Disclosures about Segments of an Enterprise and Related Information." The adoption of this statement did not require significant changes in the way the Company's segments were disclosed. TransFinancial operates in three industry segments, transportation, financial services and industrial technology. Through Crouse, the Company operates as a regional less-than-truckload motor carrier primarily serving the north central and midwest portion of the United States. A substantial portion of Crouse's business is concentrated in the states of Iowa, Illinois, Minnesota, Missouri and Wisconsin. TransFinancial also operates as an insurance premium finance company through UPAC. The Company provides short-term secured financing for commercial and personal insurance premiums through insurance agencies throughout the United States. About half of the insurance premiums financed by UPAC are placed through insurance agencies in Illinois, California, Missouri and Florida. Presis is a startup company that involves advances in dry particle processing. Information regarding the Company's industry segments for the years ended December 31, 1998, 1997 and 1996 is as follows (in thousands):

                                                       Operating    Depreciation
                                         Operating       Income         and           Capital         Total
                                          Revenues     (Loss)(1)    Amortization   Additions          Assets


Transportation                   1998  $   144,592     $   1,321     $     4,456     $    8,754      $  47,874
                                 1997      126,062         3,136           3,912         13,104         47,076
                                 1996      107,502         2,915           3,001          9,556         33,633

Financial Services               1998        6,972          (653)          1,172            233         24,859
                                 1997        7,078           396             770            143         24,360
                                 1996        6,138          (685)            678            441         26,791

Industrial Technology            1998           --        (1,469)            610            104            185
                                 1997           --          (295)             31            239            640
                                 1996           --            --              --             --             --

Total Segments                   1998      151,564          (801)          6,238          9,091         72,918
                                 1997      133,140         3,237           4,713         13,486         72,076
                                 1996      113,640         2,230           3,679          9,997         60,424

Corporate and Other              1998          137        (2,220)             48             11          4,845
                                 1997           83        (1,301)             45            174         17,679
                                 1996           53        (1,384)             23            956         26,388

Consolidated                     1998      151,701        (3,021)          6,286          9,102         77,763
                                 1997      133,223         1,936           4,758         13,660         89,755
                                 1996      113,693           846           3,702         10,953         86,812

(1) See Note 5 - Common Stock and Earnings Per Share - Stock Repurchases.



      Depreciation and Maintenance - Depreciation is computed using the straight-line method and the following useful lives:

  Revenue Equipment -
     Tractors.............................                 5 - 7 years
     Trailers.............................                 7 - 10 years
  Structures and Improvements.............                 19 - 39 years
  Other Operating Property................                 2 - 10 years

      As of January 1, 1998, the Company prospectively increased the estimated remaining useful lives of certain revenue equipment to reflect the Company's actual utilization of such equipment. This change decreased depreciation and increased operating income by approximately $756,000 for 1998. Net income was increased by approximately $454,000, or $0.09 per share, for 1998.

      As of July 1, 1998, the Company prospectively decreased the estimated remaining useful life of certain purchased software to reflect the Company's plan to substantially revise and replace the software. This change increased amortization expense in 1998 by $333,000 and decreased net income by approximately $200,000, or $0.04 per share.

      Upon sale or retirement of operating property, the cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in non-operating income. The Company expenses costs related to repairs and overhauls of equipment as incurred.

      Recognition of Revenues - Transportation operating revenues, and related direct expenses, are recognized when freight is delivered. Other operating expenses are recognized as incurred.

      Finance charges on premium finance receivables that are not sold pursuant to the Company's securitization agreement are recognized when earned under applicable state regulations using methods that approximate the interest method. Recognition of earned finance charges on delinquent accounts is suspended when it is determined that collectibility of principal and interest is not probable. Interest on delinquent accounts is recognized when collected. Gains on sale of receivables under the securitization agreement are recorded when the receivables are sold (See Note 4). Late fees and other ancillary fees are recognized when chargeable. Uncollectible accounts are generally charged off after one year, unless there is specific assurance of collection through return of unearned premiums from the insurance carrier. Recoveries of charged off accounts are recognized when collected.

      The Company applies a control-oriented, financial-components approach to financial-asset-transfer transactions, such as the Company's securitization of finance accounts receivables, whereby the Company (1) recognizes the financial and servicing assets it controls and the liabilities it has incurred, (2) removes financial assets from the balance sheet when control has been surrendered, and (3) removes liabilities from the balance sheet once they are extinguished. Such transfers result in the recognition of a net gain or loss. Control is considered to have been surrendered only if (i) the transferred assets have been isolated from the transferor and its creditors, even in bankruptcy or other receivership (ii) the transferee has the right to pledge or exchange the transferred assets, or, is a qualifying special-purpose entity (as defined) and the holders of beneficial interests in that entity have the right to pledge or exchange those interests; and (iii) the transferor does not maintain effective control over the transferred assets through an agreement which both entitles and obligates it to repurchase or redeem those assets prior to maturity, or through an agreement which both entitles and obligates it to repurchase or redeem those assets if they were not readily obtainable elsewhere. If any of these conditions are not met, the Company accounts for the transfer as a secured borrowing.

      The Company retains the servicing on finance receivables sold under its securitization agreement. A servicing asset or liability is recognized for the fair value based on an analysis of discounted cash flows that includes estimates of servicing fees, servicing costs, projected ancillary servicing revenue and projected prepayment rates. The Company has not recorded a net servicing asset as the amount is not material to its financial position or results of operations.

      Allowance for Credit Losses - The allowances for credit losses are maintained at amounts considered adequate to provide for potential losses. The amount of each allowance for credit losses is based on periodic (not less than quarterly) evaluations of the portfolios based on historical loss experience, detail account by account agings of the portfolios and management's evaluation of specific accounts. The following is an analysis of changes in the allowance for credit losses on finance accounts receivable for 1998 and 1997 (in thousands):

                                                      1998       1997

      Balance, beginning of year................     $  499    $  769
      Allowance acquired with Oxford............        343        --
      Provision for credit losses...............        827       950
      Charge-offs, net of recoveries of $196
        and $257 ...............................     (1,103)   (1,220)

      Balance, at the end of year...............     $  566    $  499

      Income Taxes - The Company accounts for income taxes in accordance with the liability method. Deferred income taxes are determined based upon the difference between the book and the tax basis of the Company's assets and liabilities. Deferred taxes are provided at the enacted tax rates expected to be in effect when these differences reverse.

      Cash Equivalents - The Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents. The Company maintains cash and cash equivalents with various major financial institutions. At times such amounts may exceed the F.D.I.C. limits. The Company believes that no significant concentration of credit risk exists with respect to cash and cash equivalents.

      Short-Term Investments - The Company's short-term investments generally are held in U. S. Treasury securities, government agency securities or municipal bonds of the highest rating. These investments are classified as held to maturity securities and are recorded at amortized cost which approximates market value.

      Disclosures about Fair Value of Financial Instruments - The following methods and assumptions are used to estimate the fair value of each class of financial instruments:

     a. Cash Equivalents and Short-Term Investments. The carrying amount approximates fair value because of the short maturity of these instruments.

     b. Finance Accounts Receivable. The carrying amount approximates fair value because of the short maturity of these instruments.

     c. Long-Term Debt - The carrying amount approximates fair value as the debt bears interest at a variable market rate.

      Pervasiveness of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

      Reclassifications - Certain amounts in the accompanying consolidated statements of income in prior periods have been reclassified to conform with the current period's presentations.

      Accounting for the Impairment of Long-Lived Assets - The Company periodically reviews its long-lived assets and associated intangible assets and has identified no events or changes in circumstances which indicate that the carrying amount of these assets may not be recoverable, except as described below. When impairment is indicated, any impairment loss is measured by the excess of carrying values over fair values. The Company currently has no material assets to be disposed of. An evaluation of certain equipment and intangible assets of the Company's industrial technology operation resulted in the determination that these assets were impaired. The impaired assets were written down by $525,000 effective September 30, 1998. Fair value was based on estimated discounted future cash flows to be generated by these assets and management's estimate of the value realizable from sale of the assets. This writedown is included in "Depreciation and Amortization" in the Consolidated Statements of Income.

      Intangible Assets and Accumulated Amortization - Intangible assets, consisting primarily of goodwill and intangibles recorded in connection with the acquisition of insurance premium finance companies, totaled $11,322,000 at December 31, 1998. These intangibles assets are generally being amortized on the straight-line basis over 15 - 25 years. The accumulated amortization of intangible assets as of December 31, 1998 was $1,545,000.

2.    EMPLOYEE BENEFIT PLANS

Multiemployer Plans

      Crouse participates in multiemployer pension plans which provide defined benefits to substantially all of the drivers, dockworkers, mechanics and terminal office clerks who are members of a union. Crouse contributed $6,931,000, $5,762,000 and $4,596,000 to the multiemployer pension plans for 1998, 1997 and 1996. The Multiemployer Pension Plan Amendments Act of 1980 established a continuing liability to such union-sponsored pension plans for an allocated share of each plan's unfunded vested benefits upon substantial or total withdrawal by participating employers or upon termination of the pension plans. Although Crouse has no current information regarding its potential liability under ERISA in the event it wholly or partially ceases to have an obligation to contribute or substantially reduces its contributions to the multiemployer plans to which it currently contributes, management believes that such liability would be material. Crouse also contributed $8,342,000, $7,161,000 and $5,904,000, to multiemployer health and welfare plans for 1998, 1997 and 1996.

Non-Union Pension Plan

      Crouse has a defined contribution pension plan ("the Non-Union Plan") providing for a mandatory Company contribution of 5% of annual earned compensation of the non-union employees. Additional discretionary contributions may be made by the Board of Directors of Crouse depending upon the profitability of Crouse. Any discretionary funds contributed to the Non-Union Plan will be invested 100% in TransFinancial Common Stock.

      Pension expense, exclusive of the multiemployer pension plans, was $357,000, $131,000 and $420,000 for the years 1998, 1997 and 1996. The accompanying consolidated balance sheets include accrued pension contributions of $95,000 and $70,000 as of December 31, 1998 and 1997.

Profit Sharing

      In September 1988, the employees of Crouse approved the establishment of a profit sharing plan ("the Plan"). The Plan was structured to allow all employees (union and non-union) to ratably share 50% of Crouse's income before income taxes (excluding extraordinary items and gains or losses on the sale of assets) in return for a 15% reduction in their wages. The Plan calls for profit sharing distributions to be made on a quarterly basis. The Plan was recertified in 1991 and 1994, and continued in effect through October 3, 1998, when a replacement Collective Bargaining Agreement was reached between the parties.
The Plan was not renewed under the new Collective Bargaining Agreement effective October 4, 1998. A separate wage reduction provision was substituted in its place. The accompanying consolidated balance sheets include a profit sharing accrual of $276,000 for 1997. The accompanying consolidated statements of income include profit sharing expense of $2,013,000, $3,088,000, $2,833,000 for 1998, 1997 and 1996.

401(k) Plan

      Effective January 1, 1990, Crouse established a salary deferral program under Section 401(k) of the Internal Revenue Code. To date, participant contributions to the 401(k) plan have not been matched with Company contributions. All employees of Crouse are eligible to participate in the 401(k) plan after they attain age 21 and complete one year of qualifying employment.

UPAC Plans

      Effective June 1, 1995, the Company established a 401(k) Savings Plan and a Money Purchase Pension Plan, both of which are defined contribution plans. Employees of UPAC and TransFinancial are eligible to participate in the plans after they attain age 21 and complete one year of employment.

      Participants in the 401(k) Savings Plan may defer up to 13% of annual compensation. The Company matches 50% of the first 10% deferred by each employee. Company contributions vest after five years. Company matching contributions in 1998, 1997 and 1996 were $63,000, $48,000 and $27,000.

      Under the Money Purchase Pension Plan, the Company contributes 7% of each eligible employee's annual compensation plus 5.7% of any compensation in excess of the Social Security wage base. Company contributions in 1998, 1997 and 1996 were $108,000, $112,000 and $66,000.

Stock Option Plans

      A Long-Term Incentive Plan adopted in 1998 ("1998 Plan") provides that options for shares of TransFinancial Common Stock be granted to directors, and that options and other shares may be granted to officers and key employees. All such option grants are at or above fair market value at the date of grant. Options granted generally become exercisable ratably over two to five years and remain exercisable for ten years from the date of grant. Initially, 600,000 shares were reserved for issuance pursuant to the 1998 Plan. As of December 31, 1998, 590,000 shares were available for grant pursuant to the 1998 Plan.

      An Incentive Stock Plan was adopted in 1992 ("1992 Plan") which provides that options for shares of TransFinancial Common Stock shall be granted to directors, and may be granted to officers and key employees at fair market value of the stock at the time such options are granted. Initially, 500,000 shares of TransFinancial common stock were reserved for issuance pursuant to the 1992 Plan. As of December 31, 1998, options for 48,630 shares were available for grant pursuant to the 1992 Plan. These options generally become exercisable ratably over two to five years and remain exercisable for ten years from the date of grant.

      In each of 1995 and 1996 the Company granted non-qualified options to acquire 10,000 shares of common stock to an officer of UPAC pursuant to an employment agreement. These options become exercisable in 1998 and 1999 and expire in 2005 and 2006.

      The Company follows Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related
Interpretations in accounting for its employee stock options. Under APB 25, because the exercise price of each of the Company's stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

      SFAS No. 123 "Accounting for Stock-Based Compensation," requires the use of option valuation models to estimate the fair value of stock options granted and recognize that estimated fair value as compensation expense. Pro forma information regarding net income and earnings per share is required by SFAS No. 123, and has been determined as if the Company had accounted for its stock options under the fair value method of SFAS No.123. The fair value of these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions for 1998, 1997 and 1996: risk-free interest rates of 5.5%, 6.1% and 6.1%; expected life of options of 4.4 years, 4.9 years and 4.5 years; and a volatility factor of the expected market price of the Company's common stock of .20. The preceding assumptions used as inputs to the option valuation model are highly subjective in nature. Changes in the subjective input assumptions can materially affect the fair value estimates; thus, in management's opinion, the estimated fair values presented do not necessarily represent a reliable single measure of the fair value of its employee stock options. For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting periods. The Company's unaudited pro forma information follows (in thousands, except for per share amounts):
                                                  1998       1997        1996

Pro forma net income (loss)..............       $(2,234)    $ 949       $  743

Pro forma basic earnings (loss) per share       $ (0.43)    $0.15       $ 0.11

      The following table is a summary of data regarding stock options granted during the three years ended December 31, 1998:

                                                        1998                     1997                      1996

                                                              Weighted                  Weighted                 Weighted
                                                              Average                   Average                  Average
                                                              Exercise                  Exercise                 Exercise
                                                   Options     Price       Options       Price       Options      Price

         Options outstanding at
             beginning of year.............          350,650    $7.47        263,200       $7.17       198,200        $6.43
         Granted...........................          131,050    $9.03        118,250       $7.99       106,500        $7.96
         Forfeited.........................          (44,580)   $9.13        (19,900)      $8.09       (18,000)       $6.85
         Exercised.........................          (83,970)   $6.07        (10,900)      $4.84       (23,500)       $4.73

         Options outstanding at end
             of year.......................          353,150    $8.17        350,650       $7.47       263,200        $7.17

         Options exercisable at end
             of year.......................          114,180    $7.49        119,000       $6.38        91,650        $5.62

         Estimated weighted average
            fair value per share of
            options granted during
            the year.......................         $   2.12              $     2.00                 $    2.00

         The per share exercise prices of options outstanding as of December 31, 1998, ranged from $2.41 to $9.79 per share.  The weighted average remaining contractual life of those options was 7.7 years.


      The following table summarizes information concerning outstanding and exercisable options as of December 31, 1998.

                                                      Weighted
                                                       Average              Weighted                            Weighted
                                    Number of          Remaining            Average           Number of         Average
             Range of              Outstanding        Contractual           Exercise          Exercisable       Exercise
       Exercise Prices              Options            Life                  Price            Options            Price

       $0.00-$2.50                    4,150             1.9                 $2.41                 4,150          $2.41
       $2.50-$5.50                   17,050             4.2                 $4.90                15,300          $4.85
       $5.50-$8.00                  156,300             7.6                 $7.68                51,780          $7.64
       $8.00-$10.00                 175,650             8.2                 $9.05                42,950          $8.73

                                    353,150                                                     114,180

3.    INSURANCE COVERAGE

      Claims and insurance accruals reflect accrued insurance premiums and the estimated cost of incurred claims for cargo loss and damage, bodily injury and property damage and workers' compensation not covered by insurance. The Company estimates reserves required for the self-insured portion of claims based on management's evaluation of the nature and severity of individual claims and the Company's past claims experience. The Company regularly assesses and adjusts estimated reserves based on continued development of information regarding claims through the ultimate claims settlement. Adjustments to estimated reserves are recorded in the period in which additional information becomes known. Workers' compensation expense is included in "Salaries, wages and employee benefits" in the accompanying consolidated statements of income.

      The Company's public liability and property damage, cargo and workers' compensation premiums are subject to retrospective adjustments based on actual incurred losses. The actual adjustments normally are not known for at least one year; however, based upon a review of the preliminary compilation of losses incurred through December 31, 1998, management does not believe any material adjustment will be made to the premiums paid or accrued at that date.

4. FINANCING AGREEMENTS

Securitization of Receivables

      In December, 1996, the Company, UPAC and APR Funding Corporation (wholly-owned subsidiary of UPAC) entered into an extendible three year securitization agreement whereby undivided interests in a designated pool of accounts receivable can be sold on an ongoing basis. In 1998, this agreement was amended to extend through December 2001, to expand the facility capacity, and to increase the percent of finance receivables eligible under the agreement. The maximum allowable amount of receivables to be sold under the agreement is $85.0 million. The purchaser permits principal collections to be reinvested in new financing agreements. UPAC had securitized receivables of $61.6 million and $34.5 million at December 31, 1998 and 1997. The cash flows from the sale of receivables are reported as investing activities in the accompanying consolidated statement of cash flows. The securitized receivables are reflected as sold in the accompanying balance sheet. The proceeds from the initial securitization of the receivables were used to purchase previous securitized receivables under the prior agreement and to pay off the secured note payable under UPAC's former secured credit agreement.

      Among other things, the terms of the agreement require UPAC to maintain a minimum tangible net worth of $5.0 million, contain restrictions on the payment of dividends by UPAC to TransFinancial without prior consent of the financial institution and require UPAC to report any material adverse changes in its financial condition. The terms of the agreement also require the Company to maintain a minimum tangible net worth of $40.0 million. The Company was in compliance with all such provisions at December 31, 1998.

      The terms of the securitization agreement require UPAC to maintain a reserve at specified levels which serves as collateral. At December 31, 1998, approximately $6.9 million of owned finance receivables served as collateral under the reserve provision.

Long-Term Debt

      In September 1998, the Company entered into a two-year secured loan agreement with a commercial bank to borrow $10.0 million (the "Loan"). Freight accounts receivable and a second lien on revenue equipment are pledged as collateral for the Loan. The Loan bears interest at the bank's prime rate, 7.75% at December 31, 1998. The terms of the Loan provide for monthly payments of interest only through September 30, 1999, with monthly principal payments thereafter of $100,000 plus interest through maturity on September 30, 2000. At December 31, 1998 current maturities of long-term debt were $300,000, with the remaining $9,700,000 due in 2000.

      The terms of the Loan require the Company to maintain a minimum tangible net worth of $40 million, a ratio of current assets to current liabilities of
1.25 to 1.00, a ratio of total liabilities to tangible net worth of 1.0 to 1.0, and contain restrictions on the payment of dividends without prior consent of the financial institution. In connection with the closing of the Loan the Company represented to the bank that it would take all measures reasonably necessary to make its computer hardware and software compliant with the year 2000. The Company was in compliance with all such provisions at December 31, 1998. The proceeds of the Loan were used to repurchase shares of the Company's common stock (See Note 5).

Secured Loan Agreement

      Effective January 5, 1998, Crouse's former revolving credit agreement was terminated and replaced with a five year Secured Loan Agreement which provides for a $4.5 million working capital line of credit loan ("Working Capital Line") and a $4.5 million equipment line of credit loan ("Equipment Line"). Interest on the Working Capital Line accrues at a floating rate equal to the bank's prime rate, 7.75% at December 31, 1998. Interest on the Equipment Line accrues, at Crouse's option, at either a floating rate equal to the bank's prime rate or a fixed rate equal to the Federal Home Loan Bank Rate plus 200 basis points at the time of each advance. The Secured Loan Agreement is collateralized by Crouse's revenue equipment and specified bank deposit balances. No borrowings were outstanding under the Working Capital Line or Equipment Line as of December 31, 1998.

      The terms of the Secured Loan Agreement require Crouse to maintain tangible net worth of $24.0 million, increasing by $1.0 million per year beginning in 1998, and contain restrictions on the payment of dividends, incurring debt or liens, or change in majority ownership of Crouse. The terms of the agreement also permit the bank to accelerate the due date of borrowings if there is a material adverse change in the financial condition of Crouse. Crouse was in compliance with all such provisions at December 31, 1998.

5. COMMON STOCK AND EARNINGS PER SHARE

Stock Repurchases

      In June 1998, TJS Partners, LP ("TJS"), a shareholder of the Company, announced its intent to acquire an additional 23% of the Company's outstanding common stock held by one family (the "Crouse family"), obtain control of the Company's board of directors and study possible actions such as the liquidation or sale of part or all of the Company's businesses or assets. The board of directors determined that the hostile takeover attempt was not in the best interest of the Company and its shareholders and agreed to repurchase the shares held by TJS and the Crouse family. The failed attempt at a hostile takeover of the Company, together with other events, led the Company to record charges for management and personnel restructuring, asset and liability valuation adjustments, and transaction costs and other expenses related to the takeover attempt.

      Pursuant to a definitive stock purchase agreement resolving the hostile takeover attempt, the Company repurchased 2,115,422 shares of its common stock held by the Crouse family, including 881,550 shares registered in the name of TJS Partners, LP, all at a price of $9.125 per share, effective August 14, 1998. In addition, the Company paid and expensed $350,000 of legal and other costs incurred by the Crouse family in connection with the takeover attempt. The Company funded the payment out of available cash and short-term investments, the proceeds from the sale and leaseback of approximately $4.2 million of revenue equipment and the proceeds from the $10.0 million secured loan from one of the Company's existing bank lenders.

      On June 26, 1995, the Company adopted a program to repurchase up to 10% of its outstanding shares of common stock. During the second quarter of 1996, the Company completed this initial repurchase program and expanded the number of shares authorized to be repurchased by an additional 10% of its then outstanding shares.

The second program was completed in the fourth quarter of 1997. During
1997 and 1996, the Company repurchased 257,099 and 768,600 shares of common stock at a cost of $2.3 million and $6.4 million, respectively. Additionally, during the fourth quarter of 1996, the Company made an "Odd Lot Tender Offer" to holders of less than 100 shares of TransFinancial Common Stock. Pursuant to this offer the Company repurchased 28,541 shares at a cost of $237,000.

      On June 26, 1997, the shareholders of the Company approved a 1-for-100 reverse stock split followed by a 100-for-1 forward stock split. These stock splits were effected on July 2, 1997. The result of this transaction was the cancellation of approximately 107,000 shares of common stock held by holders of fewer than 100 shares, at the then current market price of $8.89 per share.

Earnings Per Share

      Because of the Company's simple capital structure, income (loss) available to common shareholders is the same for the basic and diluted earnings per share computations. Such amounts were $(2,027,000), $1,100,000 and $852,000 for 1998,
1997 and 1996. Following is a reconciliation of basic weighted average common shares outstanding, weighted average common shares outstanding adjusted for the dilutive effects of outstanding stock options, and basic and diluted earnings per share for each of the periods presented (in thousands, except per share amounts).

                                                   1998                      1997                            1996

                                                       Per Share                  Per Share                  Per Share
                                            Shares      Amounts         Shares     Amounts          Shares    Amounts


Basic earnings (loss)
   per share............................        5,249   $   (0.39)         6,214  $     0.18           6,780    $   0.13


Plus incremental shares
   from assumed conversion of
   stock options........................           14                         52                          40

Diluted earnings (loss)
   per share............................        5,263   $   (0.39)         6,266  $     0.18           6,820    $   0.12




      Options to purchase 216,150 shares of common stock at an average exercise price of $8.85 per share were outstanding at December 31, 1998, but were not included in the computation of diluted earnings per share because the options' average exercise price was greater than the average market price of the common shares. These options remain outstanding and expire through 2008.

6. INCOME TAXES

      Deferred tax assets (liabilities) attributable to continuing operations are comprised of the following at December 31:

                                                                           1998              1997

                                                                              (In Thousands)
Current Deferred Tax Assets (Liabilities):
    Employee benefits.....................................                $      951       $     (401)
    Financial services revenue............................                      (295)            (205)
    Claims accruals and other.............................                     1,276              421
    Allowance for credit losses...........................                       616              186

         Current deferred tax assets, net.................               $     2,548       $        1

Deferred Tax Assets (Liabilities):
    Operating property, principally
         due to differences in depreciation...............               $    (3,780)      $   (3,367)
    Amortization of intangibles...........................                      (179)            (245)
    Net operating loss carryforwards......................                     1,054              693
    Alternative minimum tax and other
         credits..........................................                     1,038              654

         Deferred tax liabilities, net....................               $    (1,867)      $   (2,265)

      At December 31, 1998, the Company had approximately $3.4 million of net operating loss carryforwards which were available for Federal income tax purposes, including $0.7 million which were recorded in the AFS Net Assets, which expire in 2018. At December 31, 1998 and 1997, the Company had
$1,038,000 and $654,000 of alternative minimum tax and other credit carryforwards available which do not expire. Net Deferred Tax Assets of $27,000 and $1,396,000 were recorded as a portion of the AFS Net Assets as of December 31, 1998 and 1997. The Internal Revenue Service ("IRS") has examined the Company's 1994 through 1996 tax returns. In April 1998, the Company and the IRS settled all issues for tax years 1994 through 1996 within the tax reserves that the Company made provision for in 1997.

      The following is a reconciliation of the Federal statutory income tax rate to the effective income tax provision (benefit) rate for continuing operations:

                                                                               1998          1997            1996
         Federal statutory income tax rate................                    (35.0)%         35.0%           35.0%
         State income tax rate, net.......................                     (3.8)           5.9             6.7
         Amortization of non-deductible
             acquisition intangibles......................                      3.0            2.3             6.3
         Non-deductible meals and
             entertainment................................                      3.2            2.4             2.8
         Adjustments to prior years' tax
             liabilities..................................                      -             12.9             -
         Other............................................                      3.5           (0.4)            0.2

         Effective income tax rate........................                    (29.1)%         58.1%           51.0%

      The components of the income tax provision (benefit), attributable to continuing operations, consisted of the following:

                                                   1998                                           1997
                                                                    (In thousands)
                                    Current       Deferred          Total         Current       Deferred         Total
    Federal...................      $ 1,444       $   (2,115)     $   (671)       $   (145)      $1,434          $ 1,289
    State.....................          361             (529)         (168)             (9)         245              236

         Total................      $ 1,805       $   (2,644)     $   (839)       $   (154)      $1,679          $ 1,525

7. CONTINGENCIES AND COMMITMENTS

      The Company is party to certain claims and litigation arising in the ordinary course of business. In the opinion of management, the outcome of such claims and litigation will not materially affect the Company's results of operations, cash flows or financial position.

      Payments are made to tractor owner-operators under various short-term lease agreements for the use of revenue equipment. These lease payments, which totaled $16,836,000, $14,351,000 and $13,179,000 for 1998, 1997 and 1996, are
primarily based on miles traveled or on a percent of revenue generated through the use of the equipment.

       In 1998, Crouse entered into a long-term operating lease for new and used tractors and new trailers. Lease terms are five years for tractors and seven years for trailers. Rental expense relating to these leases was $319,000 in 1998. Minimum future rentals for operating leases are as follows: 1999 - $1,629,000; 2000 - $1,630,000; 2001 - $1,630,000; 2002 - $1,630,000; 2003 -
$1,381,000; and thereafter - $494,000. Additionally, Crouse has limited contingent rental obligations of $568,000 if the fair market value of such equipment at the end of the lease term is less than certain residual values. Such lease also requires Crouse to maintain tangible net worth of $26.0 million, increasing by $1.0 million per year beginning in 1999. Crouse was in compliance with this covenant at December 31, 1998.

8. AFS NET ASSETS

      On June 10, 1991, the Joint Plan of Reorganization ("Joint Plan") was confirmed by the Bankruptcy Court resulting in the formal discharge of AFS and its affiliates from Chapter 11 Bankruptcy proceedings. As of December 31, 1994 all unsecured creditors were paid an amount equal to 130% of their allowed claims, which was the maximum distribution provided under the Joint Plan. TransFinancial received distributions in accordance with the Joint Plan of $36 million. In addition, AFS paid dividends of $6.8 million, $8.5 million, and $9.2 million to TransFinancial on July 5, 1995, July 11, 1996 and April 30, 1998.

9. ACQUISITION OF PREMIUM FINANCE SUBSIDIARIES

      On May 29, 1998, TransFinancial through UPAC, its insurance premium finance subsidiary, completed the acquisition of all of the issued and outstanding stock of Oxford for approximately $4.2 million. Oxford offers short-term collateralized financing of commercial insurance premiums through approved insurance agencies in 17 states throughout the United States. At May 29, 1998, Oxford had outstanding net finance receivables of approximately $22.5 million. This transaction was accounted for as a purchase. UPAC sold an additional $4.2 million of its receivables under its receivable securitization agreement to obtain funds to consummate the purchase. Concurrently with the closing of the acquisition, UPAC amended its receivables securitization agreement to increase the maximum allowable amount of receivables to be sold under the agreement and to permit the sale of Oxford's receivables under the agreement. Effective on May 29, 1998, Oxford sold approximately $19 million of its receivables under the securitization agreement using the proceeds to repay the balance outstanding under its prior financing arrangement. The terms of the acquisition and the purchase price resulted from negotiations between UPAC and Oxford Bank & Trust Company, the former sole shareholder of Oxford. In connection with the purchase of Oxford, based on a preliminary allocation of the purchase price, UPAC recorded goodwill of $1.9 million, which will be amortized on the straight-line basis over 15 years.

      On March 29, 1996, TransFinancial completed the acquisition of all of the issued and outstanding stock of UPAC. UPAC offers short-term collateralized financing of commercial and personal insurance premiums through approved insurance agencies in over 30 states throughout the United States. At March 31, 1996, UPAC had outstanding net finance receivables of approximately $30 million. This transaction was accounted for as a purchase. The Company utilized a portion of its available cash and short-term investments to consummate the purchase at a price of approximately $12.0 million. The terms of the acquisition and the purchase price resulted from negotiations between TransFinancial and William H. Kopman, the former sole shareholder of UPAC. In connection with the purchase of UPAC, the Company has recorded goodwill of $6.6 million, which is being amortized on the straight-line basis over 25 years.

      In addition to the Stock Purchase Agreement by which the Company acquired all of the UPAC stock, TransFinancial entered into a consulting agreement with Mr. Kopman. Under the consulting agreement, the Company was entitled to consult with Mr. Kopman on industry developments as well as UPAC operations through December 31, 1998. In addition to retaining the services of Mr. Kopman under a consulting agreement, certain existing executive management personnel of UPAC have been retained under multi-year employment agreements.

      The unaudited pro forma operating results of TransFinancial for the years ended December 31, 1998 and 1997, assuming the acquisitions occurred as of the beginning of each of the respective periods, are as follows. For the year ended December 31, 1998, pro forma operating revenue was $152.2 million, pro forma net loss was $1,994,000, and pro forma basic loss per share was $.38. For the year ended December 31, 1997, pro forma operating revenue was $134.3 million, pro forma net income was $1,139,000 and pro forma basic earnings per share was $.18.

      The pro forma results of operations are not necessarily indicative of the actual results that would have been obtained had the acquisition been made at the beginning of the respective periods, or of results that may occur in the future.


10. SHAREHOLDER RIGHTS PLAN

      On February 18, 1999, the Board of Directors authorized the amendment of the previously adopted Shareholder Rights Plan by which the Board of Directors declared a dividend distribution of one Preferred Stock Purchase Right for each outstanding share of TransFinancial Common Stock.

      Under the Shareholder Rights Plan, Rights were issued on July 27, 1998 to shareholders of record as of that date and will expire in ten years, unless earlier redeemed or exchanged by the Company. The distribution of Rights was not taxable to the Company or its shareholders.

      The Rights become exercisable only if a person or entity is an "Acquiring Person" (as defined in the Plan) or announces a tender offer, the consummation of which would result in any person or group becoming an "Acquiring Person." Each Right initially entitles the holder to purchase one one-hundredth of a newly issued share of Series A Preferred Stock of the Company at an exercise price of $50.00. If, however, a person or group becomes an "Acquiring Person", each Right will entitle its holder, other than an Acquiring Person and its affiliates, to purchase, at the Right's then current exercise price, a number of shares of the Company's common stock having a market value of twice the Right's exercise price.

      In addition, if after a person or group becomes an Acquiring Person, the Company is acquired in a merger or other business combination transaction, or sells 50% or more of its assets or earning power, each Right will entitle its holder, other than an Acquiring Person and its affiliates, to purchase, at the Right's then current exercise price, a number of shares of the acquiring company's common stock having a market value at the time of twice the Right's exercise price.

     Under the Shareholder Rights Plan, an "Acquiring Person" is any person or entity which, together with any affiliates or associates, beneficially owns 15% or more of the shares of Common Stock of the Company then outstanding. The Shareholder Rights Plan contains a number of exclusions from the definition of Acquiring Person. The Shareholders Rights Plan will not apply to a Qualifying Offer, which is a cash tender offer to all shareholders satisfying certain conditions set forth in the Plan. The Company's Board of Directors may redeem the Rights at any time prior to a person or entity becoming an Acquiring Person.


                 TRANSFINANCIAL HOLDINGS, INC. AND SUBSIDIARIES
                       SUPPLEMENTAL FINANCIAL INFORMATION
                           DECEMBER 31, 1998 AND 1997


SUMMARY OF QUARTERLY FINANCIAL INFORMATION (UNAUDITED):


      TransFinancial's quarterly operating results from Crouse, as well as those of the motor carrier industry in general, fluctuate with the seasonal changes in tonnage levels and with changes in weather related operating conditions. Inclement weather conditions during the winter months may adversely affect freight shipments and increase operating costs. Historically, TransFinancial has achieved its best operating results in the second and third quarters when adverse weather conditions have a lesser effect on operating efficiency.

      The following table sets forth selected unaudited financial information for each quarter of 1998 and 1997 (in thousands, except per share amounts).

                                                                           1998

                                                First        Second          Third        Fourth         Total

Revenue...................................    $    37,003   $    37,036   $    39,614    $    38,048  $    151,701
Operating Income (Loss)...................            300           266        (4,031)           444        (3,021)
Nonoperating Income (Expense).............             51           131           174           (201)          155
Net Income (Loss).........................            161           176        (2,474)           110        (2,027)
Basic and Diluted Earnings
    (Loss) per Share......................           0.03          0.03        (0.50)           0.03         (0.39)

                                                                           1997

                                                 First       Second           Third       Fourth         Total


Revenue...................................    $    31,057   $    32,513   $    35,100    $    34,553  $    133,223
Operating Income (Loss)...................            935         1,065           866           (930)        1,936
Nonoperating Income (Expense).............            215           215           181             78           689
Net Income (Loss).........................            632           704           569           (805)        1,100
Basic and Diluted Earnings
    (Loss) per Share......................           0.10          0.11          0.09         (0.13)          0.18


ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURES

      None
                                      PART III

ITEM 10.  DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

      Pursuant to General Instruction G(3), the information required by this
Item 10 is hereby incorporated by reference from the TransFinancial Holdings, Inc. Proxy Statement for the 1999 Annual Meeting of Shareholders, which the Registrant will file pursuant to Regulation 14A. (See Item 4, included elsewhere herein, for a listing of Executive Officers of the Registrant).

ITEM 11.  EXECUTIVE COMPENSATION

      Pursuant to General Instruction G(3), the information required by this
Item 11 is hereby incorporated by reference from the TransFinancial Holdings, Inc. Proxy Statement for the 1999 Annual Meeting of Shareholders, which the Registrant will file pursuant to Regulation 14A.

ITEM 12.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      Pursuant to General Instruction G(3), the information required by this
Item 12 is hereby incorporated by reference from the TransFinancial Holdings, Inc. Proxy Statement for the 1999 Annual Meeting of Shareholders, which the Registrant will file pursuant to Regulation 14A.

ITEM 13.   CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      Pursuant to General Instruction G(3), the information required by this
Item 13 is hereby incorporated by reference from the TransFinancial Holdings, Inc. Proxy Statement for the 1999 Annual Meeting of Shareholders, which the Registrant will file pursuant to Regulation 14A.


                                    PART IV

ITEM 14.  EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K

 (a)1. Financial Statements


       Included in Item 8, Part II of this Report -

       Consolidated Balance Sheets at December 31, 1998 and 1997

       Consolidated Statements of Income for the years ended December 31, 1998,
                          1997 and 1996

       Consolidated Statements of Cash Flows for the years ended December 31,
                          1998, 1997 and 1996

       Consolidated Statements of Shareholders' Equity for the years ended
                          December 31, 1998, 1997 and 1996

       Notes to Consolidated Financial Statements

       Supplemental Financial Information (Unaudited) - Summary of Quarterly
                          Financial Information for 1998 and 1997

 (a)2. Financial Statement Schedules


       Included in Item 14, Part IV of this Report -

       Financial Statement Schedules for the three years ended December 31, 1998:

       Schedule II - Valuation and Qualifying Accounts

      Other financial statement schedules are omitted either because of the absence of the conditions under which they are required or because the required information is contained in the consolidated financial statements or notes thereto.

(a)3.  Exhibits

      The following exhibits have been filed as part of this report in response to Item 14(c) of Form 10-K. The management contracts or compensatory plans or arrangements required to be filed at exhibits to this form pursuant Item 14(c) are contained in Exhibits 10(a), 10(b), 10(d), and 10(h).


         Exhibit No.   Exhibit Description


             2(a) Fifth Amended Joint Plan of Reorganization of the Registrant and others and Registrant's Disclosure Statement relating to the Fifth Amended Joint Plan of Reorganization. Filed as
                   Exhibit 28(a) and 28(b) to the Registrant's Form 8-K dated March 21, 1991.

             2(b) United States Bankruptcy Court order confirming the Fifth Amended Joint Plan of Reorganization of the Registrant and others. Filed as Exhibit 28(c) to Registrant's Form 8-K dated June 11, 1991.

             3(a) 1998 Restated Certificate of Incorporation of the Registrant. Filed as Exhibit 3(a) to Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997.

             3(b) Restated By-Laws of the Registrant. Filed as Exhibit 3(b) to Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997.

             4(a) Specimen Certificate of the Common Stock, $.01 par value, of the Registrant. Filed as Exhibit 4.3 to Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998.

             4(b) Certificate of Designations of Series A Preferred Stock, dated July 15, 1998. Filed as Exhibit 4.1 to Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998.

             4(c) First Amended and Restated Rights Agreement, between TransFinancial Holdings, Inc. and UMB Bank, N.A., dated March 4, 1999. Filed as Exhibit 1 to Registrant's Current Report on Form 8-K dated March 5, 1999.

             10(a) Form of Indemnification Agreement with Directors and
                   Executive Officers. Filed as Exhibit 10(k) to Registrant's Annual Report on Form 10-K for the year ended December 31, 1986.

             10(b) Registrant's 1992 Incentive Stock Plan.  Filed as Exhibit
                   10(j) to Registrant's Annual Report on Form 10-K for the year ended December 31, 1992.

             10(c) Stock Purchase Agreement by and between Universal Premium
                   Acceptance Corporation and Oxford Bank and Trust Company, dated April 29, 1998. Filed as Exhibit 2(a) to Registrant's Current Report on Form 8-K, dated May 29, 1998.

             10(d)* Registrant's 1998 Long-Term Incentive Plan.

             10(e) Stock Purchase Agreement by and between Anuhco, Inc. and
                   William H. Kopman, dated December 18, 1995.  Filed as
                   Exhibit 2(a) to Registrant's Current Report on Form 8-K, dated March 29, 1996.

             10(f) First Amendment to Stock Purchase Agreement by and between
                   Anuhco, Inc. and William H. Kopman, dated March 7, 1996. Filed as Exhibit 2(b) to Registrant's Current Report on Form 8-K dated March 29, 1996.

             10(g) Second Amendment to Stock Purchase Agreement by and between
                   Anuhco, Inc. and William H. Kopman, dated March 29, 1996. Filed as Exhibit 2(c) to Registrant's Current Report on Form 8-K dated March 29, 1996.

             10(h) Consulting Agreement by and between William H. Kopman and
                   Anuhco, Inc., dated March 29, 1996. Filed as Exhibit 10(a) to Registrant's Current Report on Form 8-K, dated March 29, 1996.

             10(i) Receivables Purchase Agreement by and among APR Funding
                   Corporation, Universal Premium Acceptance Corporation, Anuhco, Inc., EagleFunding Capital Corporation, The First National Bank of Boston, dated December 31, 1996. Filed as
                   Exhibit 10(j) to Registrant's Annual Report on Form 10-K for the year ended December 31, 1996.

             10(j) Amendment No. 4 to Receivables Purchase Agreement by and
                   among APR Funding Corporation, Universal Premium Acceptance Corporation, TransFinancial Holdings, Inc., EagleFunding Capital Corporation and BankBoston, N.A., dated May 29, 1998. Filed as Exhibit 10(a) to Registrant's Current Report on Form 8-K, dated May 29, 1998.

             10(k) Amendment No. 5 to Receivables Purchase Agreement by and
                   among APR Funding Corporation, Universal Premium Acceptance Corporation, TransFinancial Holdings, Inc., EagleFunding Capital Corporation and BankBoston, N.A., dated August 25, 1998. Filed as Exhibit 10.1 to Registrant's Quarterly Report on Form 10-Q for the quarter filed September 30, 1998.

             10(l) Amendment No. 6 to Receivables Purchase Agreement by and
                   among APR Funding Corporation, Universal Premium Acceptance Corporation, TransFinancial Holdings, Inc., EagleFunding Capital Corporation and BankBoston, N.A., dated September 11,

                   1998. Filed as Exhibit 10.2 to Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998.

             10(m) Secured Loan Agreement by and between Bankers Trust Company of Des Moines, Iowa and Crouse Cartage Company, dated January 5, 1998.

             10(n) Stock Purchase Agreement, dated August 14, 1998, by and between TransFinancial Holdings, Inc. and certain members of the Crouse family. Filed as Exhibit 10.1 to Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998.

             10(o) Secured Loan Agreement by and between Bankers Trust of Des
                   Moines, Iowa, TransFinancial Holdings, Inc., and Crouse Cartage Company, dated September 29, 1998. Filed as Exhibit
                   10.3 to Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998.

             21* List of all subsidiaries of TransFinancial Holdings, Inc. the state of incorporation of each such subsidiary, and the names under which such subsidiaries do business.

             23*  Consent of Independent Accountant.


              27* Financial Data Schedule.


(b)          Reports on Form 8-K
 No reports on Form 8-K were filed during the quarter ended December 31, 1998.


 *Filed herewith.


                                  TRANSFINANCIAL HOLDINGS, INC. AND SUBSIDIARIES
                                 SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS


                                                                          Additions

                                                Balance at        Charged         Charged                      Balance
                                                Beginning            to           to Other          Deduc-      at End
Description                                      of Year          Expense         Accounts         tions(1)    of Year

                                                                              (In Thousands)
Allowance for credit losses
  accounts (deducted from
    freight accounts receivable)
        Year Ended December 31 -
         1998...............................      $   464        $   393          $     --       $      (470)      $  387
         1997...............................          419            120                --               (75)         464
         1996...............................          409            120                --              (110)         419
Allowance for credit losses (deducted from
    finance accounts receivable)
       Year Ended December 31 -
         1998...............................      $   499        $   827          $    343(3)    $    (1,103)      $  566
         1997...............................          769            950                --            (1,220)         499
         1996...............................          351            892               510(2)           (984)         769



    (1)Deduction for purposes for which reserve was created.

    (2)Allowance established as of March 29, 1996, the date of acquisition of Universal Premium Acceptance Corporation and UPAC of
California, Inc.

    (3)Allowance established as of May 29, 1998, the date of acquisition of Oxford Premium Finance, Inc.


                                  SIGNATURES


Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.



Date:  March 15, 1999               By         /s/Timothy P. O'Neil

                                               Timothy P. O'Neil,
                                               President and Chief Executive
                                               Officer


      Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.


/s/Timothy P. O'Neil                President and Chief Executive Officer

Timothy P. O'Neil


/s/Mark A. Foltz                    Vice President, Finance and Secretary
Mark A. Foltz                       (Principal Accounting Officer)


/s/William D. Cox                   /s/Timothy P. O'Neil

William D. Cox, Chairman            Timothy P. O'Neil, Director
of the Board of Directors


/s/J. Richard Devlin                /s/ Clark D. Stewart

J. Richard Devlin, Director         Clark D. Stewart, Director


/s/ Harold C. Hill                  /s/David D. Taggart

Harold C. Hill, Jr., Director       David D. Taggart, Director


/s/Roy R. Laborde

Roy R. Laborde, Vice Chairman of
the Board of Directors





March 15, 1999
Date of all signatures

                                                                         ANNEX E
                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, DC  20549

                                  FORM 10-Q/A
                                AMENDMENT NO. 1


      [X]   QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d)
              OF THE SECURITIES EXCHANGE ACT OF 1934

            For the quarterly period ended September 30, 1999

      [   ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
              SECURITIES EXCHANGE ACT OF 1934

            For the transition period from        to

                          Commission File No. 1-12070



                         TRANSFINANCIAL HOLDINGS, INC.

             (Exact name of Registrant as specified in its charter)

              Delaware                                   46-0278762
      (State or other jurisdiction of                   (IRS Employer
      incorporation or organization)                    Identification No.)

      8245 Nieman Road, Suite 100
           Lenexa, Kansas                                  66214
      (Address of principal executive offices)           (Zip Code)

     Registrant's telephone number, including area code:     (913) 859-0055


     Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to
     such filing requirements for the past 90 days. Yes ( X )       No (   )

     Indicate the number of shares outstanding of each of the issuer's classes of common stock, as of the latest practicable date.

               Class                          Outstanding at October 22, 1999
      Common stock, $0.01 par value                   3,252,370 Shares

                       PART I.     FINANCIAL INFORMATION
Item 1.     Financial Statements

                                           TRANSFINANCIAL HOLDINGS, INC. AND SUBSIDIARIES
                                             CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                                              FOR THE THREE MONTHS ENDED SEPTEMBER 30,
                                              (In thousands, except per share amounts)
                                                            (Unaudited)
                                                                                   1999                1998
                                                                                   ----                ----

Operating Revenues..........................................................    $   39,294           $ 39,614

Operating Expenses..........................................................        40,653             43,645
                                                                                ----------           --------

Operating Income (Loss).....................................................        (1,359)            (4,031)
                                                                                ----------           --------
Nonoperating Income (Expense)
   Interest income..........................................................            23                111
   Interest expense.........................................................          (331)                (5)
   Other....................................................................            22                 68
                                                                                ----------           --------
       Total nonoperating income (expense)..................................          (286)               174
                                                                                ----------           --------

Income (Loss) Before Income Taxes...........................................        (1,645)            (3,857)
Income Tax Provision (Benefit)..............................................          (610)            (1,383)
                                                                                ----------           --------
Net Income (Loss)...........................................................    $   (1,035)          $ (2,474)
                                                                                ==========           ========

Basic and Diluted Earnings (Loss) Per Share.................................    $   (0.32)           $  (0.50)
                                                                                ==========           ========
Basic Average Shares Outstanding............................................         3,276              4,964
                                                                                ==========           ========
Diluted Average Shares Outstanding..........................................         3,294              4,980
                                                                                ==========           ========

          The accompanying notes to condensed consolidated financial statements are an integral part of these statements.




                                           TRANSFINANCIAL HOLDINGS, INC. AND SUBSIDIARIES
                                            CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                                              FOR THE NINE MONTHS ENDED SEPTEMBER 30,
                                              (In thousands, except per share amounts)
                                                            (Unaudited)
                                                                                   1999                1998
                                                                                   ----                ----

Operating Revenues..........................................................    $  119,412           $113,652

Operating Expenses..........................................................       120,944            117,117
                                                                                ----------           --------
Operating Income (Loss).....................................................        (1,532)            (3,465)
                                                                                ----------           --------
Nonoperating Income (Expense)
   Interest income..........................................................            70                265
   Interest expense.........................................................          (876)               (73)
   Other....................................................................            31                163
                                                                                ----------           --------
       Total nonoperating income (expense)..................................          (775)               355
                                                                                ----------           --------

Income (Loss) Before Income Taxes...........................................        (2,307)            (3,110)
Income Tax Provision (Benefit)..............................................          (779)              (973)
                                                                                ----------           --------
Net Income (Loss)...........................................................    $   (1,528)          $ (2,137)
                                                                                ==========           ========
Basic and Diluted Earnings (Loss) Per Share.................................    $    (0.44)          $  (0.38)
                                                                                ==========           ========

Basic Average Shares Outstanding............................................         3,461              5,684
                                                                                ==========           ========
Diluted Average Shares Outstanding..........................................         3,469              5,715
                                                                                ==========           ========


The accompanying notes to condensed consolidated financial statements are an integral part of these statements.


                                           TRANSFINANCIAL HOLDINGS, INC. AND SUBSIDIARIES
                                               CONDENSED CONSOLIDATED BALANCE SHEETS
                                                 (In thousands, except share data)
                                                                               SEPTEMBER 30,      DECEMBER 31,
                                                                                   1999              1998
                                                                                -----------       -----------
                                ASSETS                                         (Unaudited)
                                ------
Current Assets:
   Cash and cash equivalents................................................     $    1,530          $   3,256
   Freight accounts receivable, less allowance
       for credit losses of $200 and $387...................................         15,050             13,351
   Finance accounts receivable, less allowance
       for credit losses of $767 and $566...................................         15,628             12,584
   Current deferred income taxes............................................          2,640              2,548
   Other current assets.....................................................          3,509              2,401
                                                                                 ----------          ---------
       Total current assets.................................................         38,357             34,140
                                                                                 ----------          ---------
Operating Property, at Cost:
   Revenue equipment........................................................         30,835             31,969
   Land.....................................................................          3,794              3,681
   Structures and improvements..............................................         11,880             11,130
   Other operating property.................................................         11,249             10,500
                                                                                 ----------          ---------
                                                                                     57,758             57,280
       Less accumulated depreciation........................................        (25,141)           (24,122)
                                                                                 ----------          ---------
           Net operating property...........................................         32,617             33,158
                                                                                 ----------          ---------
Intangibles, net of accumulated amortization................................          9,253              9,777
Other Assets................................................................            966                688
                                                                                 $   81,193          $  77,763
                                                                                 ==========          =========


                  LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
   Cash overdrafts..........................................................     $      317          $   1,976
   Line of credit borrowings................................................          2,272                 --
   Accounts payable.........................................................          4,899              3,093
   Current maturities of long-term debt (Note 5)............................         15,000                300
   Accrued payroll and fringes..............................................          6,279              6,068
   Other accrued expenses...................................................          4,079              3,685
                                                                                 ----------          ---------
       Total current liabilities............................................         32,846             15,122
                                                                                 ----------          ---------
Deferred Income Taxes.......................................................          1,396              1,867
Long-Term Debt (Note 5).....................................................             --              9,700
Shareholders' Equity  (Note 6)
   Preferred stock with $0.01 par value, authorized 1,000,000 shares,
       none outstanding.....................................................             --                 --
   Common stock with $0.01 par value, authorized 13,000,000 shares,
       issued 7,597,676 and 7,593,592 shares................................             76                 76
   Paid-in capital..........................................................          6,103              6,090
   Retained earnings........................................................         75,839             77,367
   Treasury stock 4,345,561 and 3,661,220 shares, at cost...................        (35,067)           (32,459)
                                                                                 ----------          ---------
       Total shareholders' equity...........................................         46,951             51,074
                                                                                 ----------          ---------
                                                                                 $   81,193          $  77,763
                                                                                 ==========          =========

             The accompanying notes to condensed consolidated balance sheets are an integral part of these statements.


                                           TRANSFINANCIAL HOLDINGS, INC. AND SUBSIDIARIES
                                          CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                              FOR THE NINE MONTHS ENDED SEPTEMBER 30,
                                                     (In thousands) (Unaudited)
                                                                            1999               1998
                                                                            ----               ----
Cash Flows From Operating Activities
  Net income (loss)...................................................   $  (1,528)         $   (2,137)
  Adjustments to reconcile net income (loss) to cash
   provided by (used in) operating activities
    Depreciation and amortization.....................................       3,812               5,053
    Provision for credit losses.......................................         675               1,033
    Deferred income tax benefit.......................................        (563)             (3,047)
    Other.............................................................          27                  --
    Net increase (decrease) from change in other
       working capital items affecting operating activities...........        (222)              3,459
                                                                         ---------          ----------
                                                                             2,201               4,361
                                                                         ---------          ----------
Cash Flows From Investing Activities
  Proceeds from discontinued operations...............................          --               6,345
  Purchase of finance subsidiary......................................          --              (4,178)
  Purchase of operating property, net.................................      (2,819)             (2,415)
  Origination of finance accounts receivable..........................    (148,652)           (117,599)
  Sale of finance accounts receivable.................................     111,765              92,078
  Collection of owned finance accounts receivable.....................      33,005              28,749
  Purchases of short-term investments.................................          --              (2,998)
  Maturities of short-term investments................................          --               6,024
  Other...............................................................        (233)               (329)
                                                                         ---------          ----------
                                                                            (6,934)              5,677
                                                                         ---------          ----------
Cash Flows From Financing Activities
  Cash overdrafts.....................................................      (1,659)                 --
  Borrowings on long-term debt........................................       5,000              10,000
  Payments to acquire treasury stock..................................      (2,603)            (18,847)
  Borrowing (repayments) on line of credit agreements, net............       2,272              (2,500)
  Other...............................................................          (3)                (79)
                                                                         ---------          ----------
                                                                             3,007             (11,426)
                                                                         ---------          ----------
Net Decrease in Cash and Cash Equivalents.............................      (1,726)             (1,388)
Cash and Cash Equivalents at beginning of period......................       3,256               4,778
                                                                         ---------          ----------
Cash and Cash Equivalents at end of period............................   $   1,530          $    3,390
                                                                         =========          ==========
Cash Paid During the Period for
  Interest............................................................   $     876          $       62
  Income Taxes........................................................   $      80          $      363

On May 29, 1998, the Company acquired all of the capital stock of Oxford Premium Finance, Inc. ("Oxford") for approximately
$4,178,000.  In conjunction with the acquisition, liabilities were assumed as follows:

Fair value of assets acquired                                                                   22,338
Cash paid for capital stock and acquisition expenses                                           (4,178)
Intangibles                                                                                      1,876
                                                                                            ----------
Liabilities assumed                                                                         $   20,036
                                                                                            ==========

In connection with the acquisition of Oxford, $19.0 million of its finance accounts receivables were sold under the securitization agreement.  The proceeds of the sale were paid directly to Oxford's former line of credit bank to repay the balance outstanding under the line at the date of acquisition.

The accompanying notes to condensed consolidated financial statements are an integral part of these statements.



                                           TRANSFINANCIAL HOLDINGS, INC. AND SUBSIDIARIES
                                      CONDENSED CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
                                                     (In thousands)(Unaudited)

                                                                                                      Total
                                                                                                      Share
                                                   Common      Paid-In    Retained      Treasury      holders'
                                                     Stock     Capital    Earnings      Stock         Equity
                                                     -----     -------    --------      -----         ------
Balance at December 31, 1997..................     $   75      $ 5,581    $  79,394     $(12,565)     $ 72,485

Net loss......................................         --           --       (2,027)          --        (2,027)

Issuance of shares under incentive plans......          1          509           --         (591)          (81)

Purchase of 2,115,422 shares of common stock..         --           --           --      (19,303)      (19,303)
                                                   ------      -------    ---------     --------      --------

Balance at December 31, 1998..................         76        6,090       77,367      (32,459)       51,074

Net loss......................................         --           --       (l,528)          --        (1,528)

Issuance of shares under incentive plans......         --           13           --           (5)            8

Purchase of 683,241 shares of common stock....         --           --           --       (2,603)       (2,603)
                                                   ------      -------    ---------     --------      --------
Balance at September 30, 1999.................     $   76      $ 6,103    $  75,839     $(35,067)     $ 46,951
                                                   ======      =======    =========     ========      ========



          The accompanying notes to condensed consolidated financial statements are an integral part of these statements.

                 TRANSFINANCIAL HOLDINGS, INC. AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1.    PRINCIPLES OF CONSOLIDATION AND SIGNIFICANT ACCOUNTING POLICIES

  The unaudited condensed consolidated financial statements include TransFinancial Holdings, Inc. ("TransFinancial") and all of its subsidiary companies (the "Company"). All significant intercompany accounts and transactions have been eliminated in consolidation. The unaudited condensed financial statements included herein have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC") and have not been examined or reviewed by independent public accountants. The year end condensed balance sheet data was derived from audited financial statements, but does not include all disclosures required by generally accepted accounting principles. In the opinion of management, all adjustments necessary to fairly present the results of operations have been made.

  Pursuant to SEC rules and regulations, certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted from these statements unless significant changes have taken place since the end of the most recent fiscal year. TransFinancial believes that the disclosures contained herein, when read in conjunction with the financial statements and notes included in TransFinancial's Annual Report on Form 10-K, filed with the SEC on March 15, 1999, are adequate to make the information presented not misleading. It is suggested, therefore, that these statements be read in conjunction with the statements and notes included in the aforementioned report on Form 10-K.

  As of July 1, 1998, the Company prospectively decreased the estimated remaining useful life of certain purchased software to reflect the Company's plan to substantially revise and replace the software. This change decreased amortization expense in the third quarter and nine months of 1999 by $50,000 and $150,000 and decreased the net loss by approximately $30,000, or $0.01 per share, and $90,000, or $0.03 per share, for the periods. This change will decrease amortization expense and increase operating income by approximately $50,000 for the remainder of 1999 from amounts which would have been recorded had the change not been made.

2.    SEGMENT REPORTING

  The Company operates in three business segments: transportation, financial services, and industrial technology. Other items are shown in the table below for purposes of reconciling to consolidated amounts.

                                                   Third Quarter                  Nine Months
                                                   -------------                  -----------
                                               Operating    Operating      Operating    Operating       Total
($ in thousands)                                Revenues  Income (Loss)     Revenues  Income (Loss)    Assets
                                                --------  -------------     --------  -------------    ------

Transportation                     1999        $  37,089   $  (1,502)     $  112,959     $(1,861)     $47,863
                                   1998           37,666        (812)        108,440         675       46,564

Financial Services                 1999            2,163         333           6,352       1,113       26,685
                                   1998            1,914        (886)          5,107        (826)      25,312

Industrial Technology              1999               --         (33)             --        (127)         110
                                   1998               --        (926)             --      (1,388)         195

Total Segments                     1999           39,252      (1,202)        119,311        (875)      74,658
                                   1998           39,580      (2,624)        113,547      (1,539)      72,071

General Corporate and Other        1999               42        (157)            101        (657)       6,535
                                   1998               34      (1,407)            105      (1,926)       7,237

Consolidated                       1999           39,294      (1,359)        119,412      (1,532)      81,193
                                   1998           39,614      (4,031)        113,652      (3,465)      79,308


3.  SUBSEQUENT EVENTS

    On October 19, 1999, the Company executed a definitive agreement pursuant to which COLA Acquisitions, Inc. ("COLA"), a company newly formed by three TransFinancial directors, will acquire all of the Company stock not owned by such directors for $6.03 in cash. The acquisition will be effected by a merger of COLA into TransFinancial, and the conversion of TransFinancial shares into cash.

    Consummation of the Merger is subject to several conditions, including completion of COLA's financing and approval of the transaction by the holders of a majority of the outstanding Company shares.


4.  ACQUISITION OF PREMIUM FINANCE SUBSIDIARY


   On May 29, 1998, TransFinancial Holdings, Inc. ("TransFinancial" or "the Company") through Universal Premium Acceptance Corporation ("UPAC"), its insurance premium finance subsidiary, completed the acquisition of all of the issued and outstanding stock of Oxford Premium Finance, Inc. ("Oxford") for approximately $4.2 million. Oxford offered short-term collateralized financing of commercial insurance premiums through approved insurance agencies in 17 states throughout the United States. At May 29, 1998, Oxford had outstanding net finance receivables of approximately $22.5 million. This transaction was accounted for as a purchase. UPAC sold an additional $4.2 million of its receivables under its receivable securitization agreement to obtain funds to consummate the purchase. Concurrently with the closing of the acquisition, UPAC amended its receivables securitization agreement to increase the maximum allowable amount of receivables to be sold under the agreement and to permit the sale of Oxford's receivables under the agreement. Effective on May 29, 1998, Oxford sold approximately $19 million of its receivables under the securitization agreement using the proceeds to repay the balance outstanding under its prior financing arrangement. The terms of the acquisition and the purchase price resulted from negotiations between UPAC and Oxford Bank & Trust Company, the former sole shareholder of Oxford. In connection with the purchase of Oxford, TransFinancial recorded goodwill of $1.9 million which will be amortized on the straight-line basis over 15 years.

  The operating results of Oxford are included in the consolidated operating results of TransFinancial after May 29, 1998. The pro forma consolidated results of operations of TransFinancial for the nine months ended September 30, 1998, assuming the acquisition occurred as of the beginning of the period, were operating revenues of $114.1 million, net loss of $2.1 million and basic and diluted loss per share of $(0.37). The pro forma results of operations are not necessarily indicative of the actual results that would have been obtained had the acquisition been made at the beginning of the period, or of results which may occur in the future.

5.    FINANCING AGREEMENTS

SECURITIZATION OF RECEIVABLES

  TransFinancial, UPAC and APR Funding Corporation (a wholly-owned subsidiary) have entered into a securitization agreement with a financial institution whereby undivided interests in a designated pool of accounts receivable can be sold on an ongoing basis. Effective October 8, 1999, the securitization agreement was amended to decrease the maximum allowable amount of receivables to be sold under the agreement to $70.0 million and to change the expiration date of the agreement from December 30, 2001 to January 15, 2000. The purchaser permits principal collections to be reinvested in new financing agreements. The Company had securitized receivables of $63.1 million and $64.8 million at September 30, 1999 and 1998. The cash flows from the sale of receivables are reported as investing activities in the accompanying consolidated statement of cash flows. The securitized receivables are reflected as sold in the accompanying balance sheet.

  The terms of the agreement require UPAC to maintain a minimum book net worth of $20.0 million and contain restrictions on the payment of dividends by UPAC to TransFinancial without prior consent of the financial institution. The terms of the agreement also require the Company to maintain a minimum consolidated tangible net worth of $35 million and a minimum ratio of consolidated EBITDA to interest and securitization fees of 1.5 to 1.0. The Company was in compliance with all such provisions at September 30, 1999. The terms of the securitization agreement also require that UPAC maintain a default reserve at specified levels that serves as additional collateral. At September 30, 1999, approximately $7.3 million of owned finance receivables served as collateral under the default reserve provision.

SECURED LOAN AGREEMENTS

  In January 1998, Crouse Cartage Company entered into a three-year secured loan agreement with a commercial bank which provides for a $4.5 million working capital line of credit loan ("Working Capital Line"). The following table summarizes activity under the Working Capital Line in the third quarter and nine months ended September 30, 1999 and 1998 (in thousands, except percentages):

                                            Third Quarter        Nine Months
                                            -------------        -----------
                                            1999    1998        1999     1998
                                            ----    ----        ----     ----
  Balance outstanding at end of period...  $2,272  $  --       $2,272  $    --
  Average amount outstanding.............  $1,703  $  --       $  915  $   773
  Maximum month end balance outstanding..  $2,272  $  --       $2,414  $ 2,752
  Interest rate at end of period.........   8.00%   8.25%       8.00%    8.25%
  Weighted average interest rate.........   7.82%   8.50%       7.78%    8.50%

  In September 1998, the Company entered into a two-year secured loan agreement with the same commercial bank which enabled the Company to borrow $10.0 million (the "Loan"), secured by freight accounts receivable and a second lien on revenue equipment. In March 1999, the Loan was amended and restated to increase the borrowing to $15.0 million. The Loan bears interest at 25 basis points below the bank's prime rate. The interest rate was 8.00% at September 30, 1999. The terms of the Loan provide for monthly payments of interest only through September 30, 1999, with monthly principal payments thereafter of $100,000 plus interest through maturity on September 30, 2000, when the balance outstanding becomes due.

  The terms of the Loan require the Company to maintain a minimum tangible net worth of $35 million, a ratio of current assets to current liabilities of 1.25 to 1.00, a ratio of total liabilities to tangible net worth of 1.0 to 1.0, and contain restrictions on the payment of dividends without prior consent of the Lender. The Company was in compliance with all such provisions at September 30, 1999, except for the current ratio covenant and certain other covenants. The Company received a waiver from the bank of these covenant violations. The proceeds of the Loan were used to repurchase shares of the Company's common stock.


6.    STOCK REPURCHASE

  In the first quarter of 1999, the Board of Directors authorized the repurchase of 1,030,000 shares of the Company's common stock. Through September 30, 1999, a total of 683,241 shares had been repurchased at a cost of approximately $2.6 million.

7.    CONTINGENCIES AND COMMITMENTS

  The Company and Crouse have been named as defendants in two lawsuits arising out of a motor vehicle accident. The first suit was instituted on June 16, 1999 in the United States District Court in the Eastern District of Michigan (Northern Division) by Kimberly Idalski, Personal Representative of the Estate of Lori Cothran, Deceased against the Company and Crouse. The second suit was instituted on August 17, 1999 in the United States District Court in the Eastern District of Michigan (Northern Division) by Jeanne Cothran, as Legal Guardian, on behalf of Kaleb Cothran, an infant child against the Company and Crouse. The suits allege that the Company and Crouse negligently caused the death of Lori Cothran in a motor vehicle accident involving a Crouse driver. The first suit seeks damages in excess of $50,000,000, plus costs, interest and attorney fees. The second suit seeks damages in excess of $100,000,000, plus costs, interest and attorney fees. The Company believes that it has meritorious defenses to the claims against the Company and is currently investigating the claims against Crouse. Based on the information presently known to the Company, management does not believe these suits will have a material adverse effect on the financial condition, liquidity or results of operations of the Company.*

  The Company is also party to certain other claims and litigation arising in the ordinary course of business. In the opinion of management, the outcome of such claims and litigation will not materially affect the Company's results of operations, cash flows or financial position.

  In 1998 and 1999, Crouse entered into a long-term operating lease for new and used tractors and new trailers. Lease terms are five years for tractors and seven years for trailers. Rental expense relating to these leases was $1,246,000 and $14,000 for the nine months ended September 30, 1999 and 1998. Minimum future rentals for operating leases are as follows: remaining three months of 1999 - $475,000; 2000 - $1,899,000; 2001 - $1,899,000; 2002 -
$1,899,000; 2003 - $1,650,000; 2004 - $552,000; and thereafter - $671,000.
Additionally, Crouse has limited contingent rental obligations of $639,000 if the fair market value of such equipment at the end of the lease term is less than certain residual values. Such lease also requires Crouse to maintain tangible net worth of $26.0 million, increasing by $1.0 million per year beginning in 1999. Crouse was in compliance with this covenant at September 30, 1999. As of September 30, 1999, Crouse was committed to acquire certain revenue equipment with a total cost of $2.6 million pursuant to long-term operating leases.*

Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations

                            RESULTS OF OPERATIONS

Third quarter ended September 30, 1999 compared to the third quarter ended September 30, 1998 and nine months ended September 30, 1999 compared to the nine months ended September 30, 1998.

  TransFinancial operates primarily in three segments; transportation, through its subsidiary, Crouse Cartage Company and its affiliates ("Crouse"); financial services, through its subsidiary, UPAC; and industrial technology, through its subsidiary, Presis.

TRANSPORTATION

Operating Revenue - The changes in transportation operating revenue are summarized in the following table (in thousands):

                                                  Qtr. 3 1999  Nine Months 1999
                                                        vs.          vs.
                                                  Qtr. 3 1998   Nine Months 1998
                                                  -----------   ----------------
Increase (decrease) from:
  Increase (decrease) in LTL tonnage.............     (1,333)         2,443
  Increase  in LTL revenue per hundredweight.....      1,031          2,401
  Increase (decrease) in truckload revenues......       (275)          (326)
                                                        ----           ----
      Net increase (decrease)....................       (577)         4,518
                                                        ====          =====

   Less-than-truckload ("LTL") revenues declined 0.9% from $33.3 million for the third quarter of 1998 to $33.0 million for the third quarter of 1999. The principal cause of the decline was a 4.0% decrease in LTL tons hauled, which management believes is largely due to a perception of uncertainty about Crouse's future resulting from the one day work stoppage in May 1999 by union personnel at a key terminal and the announcements relating to the proposed management buyout of the Company. The Company's management believes the completion of the proposed management buyout will provide the continuity and stability necessary to regain the lost business. The decline in revenue from reduced tons was offset in part by a 3.1% improvement in LTL revenue yield resulting from the Crouse's focus on yield improvement, general rate increases in November 1998 and September 1999 and fuel surcharges imposed in August 1999 to recover the cost of increased diesel fuel prices.

   LTL revenues rose 5.1% from $95.7 million for the first nine months of 1998 to $100.6 million for the same period of 1999. A 2.6% overall increase in tons hauled and a 2.5% improvement in revenue yield combined to provide the revenue growth, particularly in the first six months of 1999.

   Truckload operating revenues fell 6.3% from $4.3 million for the third quarter of 1998 to $4.1 million for the third quarter of 1999 and 2.6% from $12.7 million for the first nine months of 1998 to $12.4 million for the same period in 1999. The decline in truckload revenues for both periods was the result of the factors discussed above as well as the temporary closing of a meat processing plant operated by one of Crouse's customers.

Operating Expenses - A comparative summary of transportation operating expenses as a percent of transportation operating revenue follows:

                                                                        Percent of Operating Revenue
                                                                        ----------------------------
                                                                  Third Quarter               Nine Months
                                                                  -------------               -----------
                                                                 1999        1998         1999           1998
                                                                 ----        ----         ----           ----
Salaries, wages and employee benefits....................        61.0%        58.5%        60.0%        58.3%
Operating supplies and expenses..........................        14.3%        13.3%        13.1%        12.6%
Operating taxes and licenses.............................         3.3%         2.6%         2.8%         2.6%
Insurance and claims.....................................         4.3%         3.3%         2.9%         2.4%
Depreciation.............................................         2.9%         2.8%         2.8%         2.8%
Purchased transportation and rents.......................        18.3%        21.6%        20.9%        20.7%
                                                                 ----         ----         ----         ----
    Total operating expenses.............................       104.1%       102.1%       101.6%        99.4%
                                                                =====        =====        =====         ====


   Crouse's operating expenses as a percentage of operating revenue, or operating ratio, increased in each of the third quarter and the first nine months of 1999, in relation to the comparable periods of 1998. The deterioration in operating ratio occurred principally in three cost categories: salaries, wages and employee benefits; operating supplies and expenses; and insurance and claims. The above increases were in part offset by decreases in purchased transportation and rents.

   Salaries, wages and employee benefits increased 2.6% from $22.1 million for the third quarter of 1998 to $22.6 million for the third quarter of 1999, and 7.2% from $63.2 million for the nine months of 1998 to $67.7 million for the same period of 1999. The increase in the third quarter of 1999 was principally the result of a scheduled increase in union wages and benefits effective April 1, 1999, pursuant to the Crouse's collective bargaining agreement. Additionally, in the third quarter of 1999 Crouse increased its utilization of Company drivers and tractors to provide transportation of freight between terminals ("linehaul transportation") and decreased its utilization of owner-operator leased equipment. The increase in salaries, wages and employee benefits for the first nine months of 1999 was the result of the increase in business volumes discussed above, the scheduled increase in union wages and benefits and certain retroactive wage increases paid in connection with the resolution of certain local union contracts.

   Operating supplies and expenses increased 5.8% from $5.0 million for the third quarter of 1998 to $5.3 million for the third quarter of 1999, and 8.5% from $13.7 million for the first nine months of 1998 to $14.8 million for the comparable period of 1999. The increase in the third quarter was primarily the result of increases in diesel fuel prices, as well as the cost of relocating certain personnel affected by changes in the Crouse's operations. The increase for the first nine months of 1999 was result the increased business volumes discussed previously in addition to the factors discussed above for the third quarter.

   Insurance and claims expenses rose from 3.3% to 4.3% of operating revenue for the third quarter of 1998 and 1999, respectively, and from 2.4% to 2.9% of operating revenue for the respective nine month periods of 1998 and 1999. The increases in insurance and claims expenses were primarily the result of adverse developments in the 1999 periods with respect to prior period claims.

   Purchased transportation and rent, decreased 15.6% from $8.1 million for the third quarter of 1998 to $6.9 million for the third quarter of 1999 as Crouse decreased its utilization of owner-operator leased equipment for linehaul transportation as discussed above.

   The Company's transportation net loss for the third quarter of 1999 was $886,000 as compared to a net loss of $484,000 for the third quarter of 1998, as a result of the decrease in operating revenues and increases in operating expenses discussed above. The net loss for the first nine months of 1999 was $1,131,000 as compared to net income of $336,000 for the same period of 1998, as a result of increases in operating expenses discussed above.

FINANCIAL SERVICES

   For the third quarter of 1999, UPAC reported operating income of $333,000 on net financial services revenue of $2.2 million, as compared to an operating loss of $886,000 on net revenue of $1.9 million for the comparable period of 1998. For the first nine months of 1999, UPAC reported operating income of $1,113,000 on net revenue of $6.4 million, as compared to an operating loss of $826,000 on net revenue of $5.1 million. The increases in net financial services revenue and operating income in the periods of 1999 were the result of increased average total receivables outstanding, offset in part by lower average yields on finance contracts. The growth in average total receivables was due to the acquisition of Oxford Premium Finance, Inc. on May 29, 1998 and the addition of marketing representatives in other key markets since the beginning of 1998. A decrease in consulting fees in the third quarter and nine months of 1999 resulting from the expiration, effective December 31, 1998, of a consulting agreement with the former owner of UPAC, also contributed to the increases in operating income. Increased provisions for credit losses in the first nine months of 1999 partially offset the improvement in revenue in the period. Operating expenses for the third quarter and nine months of 1998 include $333,000 of additional depreciation related to the change in estimated useful life for certain purchased software.

   UPAC reported net income of $181,000 for the third quarter of 1999, as compared to a net loss of $535,000 for the third quarter of 1998, as a result of increased revenues and decreased operating expenses as discussed above. UPAC's net income for the first nine months of 1999 was $606,000 as compared to a net loss of $491,000 for the comparable period of 1998, as a result of the factors discussed above.

INDUSTRIAL TECHNOLOGY

   In the third quarter and nine months of 1999, Presis incurred operating expenses of $33,000 and $127,000, primarily in salaries, wages and employee benefits, as compared to operating expenses of $926,000 and $1,388,000 for the third quarter and nine months of 1998. Since the fourth quarter of 1998, Presis has limited expenditures to essential activities related to continued research and testing of its technology. The operating expenses in the periods of 1998 include charges of $244,000 relating to certain management and consulting contracts and $525,000 resulting from the adjustment of certain equipment and intangibles to estimated fair value.

   Presis' losses, net of tax effects, were $20,000 and $78,000 for the third quarter and nine months of 1999, as compared to $557,000 and $837,000 for the comparable periods of 1998.

OTHER

   Included in general corporate expenses of the third quarter and nine months of 1999 are approximately $191,000 of legal, accounting and financial advisor fees incurred in the evaluation of the proposal by certain members of management to acquire all of the outstanding shares of the Company.

   In connection with a failed takeover attempt in the third quarter of 1998, the Company incurred $500,000 in transaction costs and expenses that are included in general corporate expenses. Additionally, general corporate charges of $700,000 were recorded in the third quarter of 1998, principally to reflect certain excess costs incurred to remove contaminated soil from a site formerly owned by the Company. A lawsuit has been filed against the environmental engineering firm that performed the initial cleanup to recover such excess costs. The Company has not recorded the benefit of potential recovery pursuant to this lawsuit and none can be assured.

  As a result of the Company's use of funds for the stock repurchases, interest earnings on invested funds were substantially lower in the third quarter and nine months of 1999 than in the same periods of 1998. Interest expense increased in the periods of 1999 due to borrowings on long-term debt incurred to repurchase stock and increases in interest rates on borrowings in the third quarter of 1999.

  TransFinancial's effective income tax provision (benefit) rates for the third quarter and nine months of 1999 were (37)% and (34)%, as compared to (36)% and
(31)% for the comparable periods of 1998. The effective income tax rates for each period were a lower percentage than the statutory rate due to the impact of non-deductible amortization of intangibles and meals and entertainment expenses.

OUTLOOK

  The Company believes the following statements may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and, as such, involve risks and uncertainties which are detailed below under the caption "Forward-Looking Statements".

  The Company utilizes a three-year strategic planning process with the goal of maximizing shareholder value through profitable growth of its business segments. In the transportation segment the plan calls for the Company to continue to provide and improve upon its already superior service to its customers in its primary operating territory, while increasing the density of its operations in the eastern portion of its service area. The Company also intends to continue to focus on improving the efficiency and effectiveness of its operations.

  The Financial services segment will focus on targeting its marketing efforts to improve its contribution to the Company's return on equity. Additionally, the Company intends to focus on utilizing technology to improve its operating efficiency.

  The industrial technology operation will focus on continued research, testing and commercialization of its technology. The Company expects this operation to incur operating losses in the remainder of 1999 at or below expenditure levels of $100,000 per quarter.

FORWARD-LOOKING STATEMENTS

  The Company believes certain statements contained in this Quarterly Report on Form 10-Q which are not statements of historical fact may constitute forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including, without limitation, the statements specifically identified as forward-looking statements in this Form 10-Q. These statements can often be identified by the use in such statements of forward-looking terminology, such as "believes," "expects," "may," "will," "should," "could," "intends," "plans," "estimates," or "anticipates," or the negative thereof, or comparable terminology. Certain of such statements contained herein are marked by an asterisk ("*") or otherwise specifically identified herein. In addition, the Company believes certain statements in future filings by the Company with the Securities and Exchange Commission, in the Company's press releases, and in oral statements made by or with the approval of an authorized executive officer of the Company which are not statements of historical fact may constitute forward-looking statements within the meaning of the Act. Examples of forward-looking statements include, but are not limited to (i) projections of revenues, income or loss, earnings or loss per share, capital expenditures, the payment or non-payment of dividends, capital structure and other financial items, (ii) statements of plans and objectives of the Company or its management or Board of Directors, including plans or objectives relating to the products or services of the Company, (iii) statements of future economic performance, and
(iv) statements of assumptions underlying the statements described in (i), (ii) and (iii). These forward-looking statements involve risks and uncertainties which may cause actual results to differ materially from those anticipated in such statements. The following discussion identifies certain important factors that could affect the Company's actual results and actions and could cause such results or actions to differ materially from any forward-looking statements made by or on behalf of the Company that relate to such results or actions. Other factors, which are not identified herein, could also have such an effect.

TRANSPORTATION

  Certain specific factors which may affect the Company's transportation operation include: competition from other regional and national carriers for freight in the Company's primary operating territory; price pressure; changes in fuel prices; labor matters, including changes in labor costs, and other labor contract issues; and environmental matters.

FINANCIAL SERVICES

  Certain specific factors which may affect the Company's financial services operation include: the performance of financial markets and interest rates; the performance of the insurance industry; competition from other premium finance companies and insurance carriers for finance business in the Company's key operating states; adverse changes in statutory interest rates or other regulations in states in which the Company operates; greater than expected credit losses; the acquisition and integration of additional premium finance operations or receivables portfolios; and the inability to obtain continued financing at a competitive cost of funds.

INDUSTRIAL TECHNOLOGY

  Presis is a start-up business formed to develop an industrial technology for dry particle processing. This technology is subject to risks and uncertainties in addition to those generally applicable to the Company's operations described herein. These additional risks and uncertainties include the efficacy and commercial viability of the technology, the ability of the venture to market the technology, the acceptance of such technology in the marketplace, the general tendency of large corporations to be slow to change from known technology, the ability to protect its proprietary information in the technology and potential future competition from third parties developing equivalent or superior technology. As a result of these and other risks and uncertainties, the future results of operations of the venture are difficult to predict, and such results may be materially better or worse than expected or projected.

OTHER MATTERS

  With respect to statements in this Report which relate to the current intentions of the Company and its subsidiaries or of management of the Company and its subsidiaries, such statements are subject to change by management at any time without notice.

  With respect to statements in "Financial Condition" regarding the adequacy of the Company's capital resources, such statements are subject to a number of risks and uncertainties including, without limitation: the future economic performance of the Company (which is dependent in part upon the factors described above); the ability of the Company and its subsidiaries to comply with the covenants contained in the financing agreements; future acquisitions of other businesses not currently anticipated by management of the Company; and other material expenditures not currently anticipated by management.

  The proposed management buyout of the Company is subject to a number of conditions, including the completion of financing by COLA and approval of the transaction by the holders of a majority of outstanding shares of Common Stock of the Company. There can be no assurance that all of the conditions to the consummation of the transaction will be satisfied.

  With respect to statements in "Financial Condition" regarding the Company's intention to refinance, extend or replace certain financing arrangements, the Company's ability to do so is subject to a number of risks and uncertainties, including, without limitation, the future economic performance of the Company, the ability of the Company to comply with the terms of such financing arrangements, general conditions in the credit markets and the availability of credit to the Company on acceptable terms.

GENERAL FACTORS

  Certain general factors that could impact any or all of the Company's operations include: changes in general business and economic conditions; changes in governmental regulation; and tax changes. Expansion of these businesses into new states or markets is substantially dependent on obtaining sufficient business volumes from existing and new customers in these new markets at compensatory rates.

  The cautionary statements made pursuant to Section 21E of the Securities Exchange Act of 1934, as amended, are made as of the date of this Report and are subject to change. The cautionary statements set forth in this Report are not intended to cover all of the factors that may affect the Company's businesses in the future. Forward-looking information disseminated publicly by the Company following the date of this Report may be subject to additional factors hereafter published by the Company.

                             FINANCIAL CONDITION

  As of September 30, 1999, the Company's net working capital was $5.5 million as compared to $19.0 million as of December 31, 1998. The Company's current ratio was 1.2 and its ratio of total liabilities to tangible net worth was 0.9 as of September 30, 1999, as compared to a current ratio of 2.3 and a ratio of total liabilities to tangible net worth of 0.7 as of December 31, 1998. The decrease in working capital and current ratio was the result of the reclassification of the Company's $15.0 million term loan as current maturities of long-term debt as discussed below. A substantial amount of the Company's cash is generated from operating activities. Cash generated from operating activities decreased in the nine months ended September 30, 1999 as compared to the nine months ended September 30, 1998, due primarily to an increase in freight accounts receivable resulting from decreased productivity as Crouse's relocated its administrative office. The Company expects this administrative issue to be corrected by December 31, 1999.* The Company believes that cash generated from operating activities, together with funds available under financing agreements discussed below, will be sufficient to meet the Company's short-term and long-term cash requirements.*

  A substantial portion of the capital required for UPAC's insurance premium finance operations has been provided through the sale of undivided interests in a designated pool of receivables on an ongoing basis under a receivables securitization agreement. The current securitization agreement provides for the sale of a maximum of $70.0 million of eligible receivables. As of September 30, 1999, $63.1 million of such receivables had been securitized. The securitization agreement expires January 15, 2000. The Company intends to negotiate an extension or replacement of this agreement prior to its expiration, although there can be no assurance that the Company will be successful. Failure to extend or replace the current securitization agreement would likely have a material adverse effect on the Company's business, financial condition and results of operations.*

  Crouse has a three-year secured loan agreement with a commercial bank that provides for a $4.5 million working capital line of credit loan, ("Working Capital Line"). Borrowings on the Working Capital Line bear interest at 25 basis points below the bank's prime rate. The interest rate was 8.00% at September 30, 1999. As of September 30, 1999, borrowings of $2,272,000 were outstanding under the Working Capital Line. Crouse's banking arrangements with its primary bank provide for automatic borrowing under the Working Capital Line to cover checks presented in excess of collected funds. On certain occasions the timing of cash disbursements and cash collections results in a net cash overdraft. The outstanding checks representing such overdrafts are generally funded from the next days cash collections, or if not sufficient, from borrowings on the Working Capital Line.

  In September 1998, the Company entered into a two-year secured loan agreement with the same commercial bank to borrow $10.0 million (the "Loan"). Freight accounts receivable and a second lien on revenue equipment are pledged as collateral for the Loan. In March 1998, the Company amended and restated this agreement increasing the borrowings to $15 million. The Loan bears interest at 25 basis points below the bank's prime rate. The interest rate was 8.00% at September 30, 1999. The terms of the Loan provide for monthly payments of interest only through September 30, 1999, with monthly principal payments thereafter on $100,000 plus interest through maturity on September 30, 2000. At September 30, 1999 the entire $15 million term loan was classified as current maturities of long-term debt. In the event the management buyout transaction is approved by shareholders and becomes effective, this term loan would be replaced with a new debt agreement including a new principal maturity schedule. If the management buyout transaction is not completed, the Company intends to negotiate a new principal maturity schedule prior to September 30, 2000, although there can be no assurance that Company would be successful. Failure to replace the term loan or negotiate a new principal maturity schedule would likely have a material adverse effect on the Company's business, financial condition and results of operations.*


  In the first quarter of 1999, the Board of Directors authorized the repurchase of 1,030,000 shares of the Company's common stock. Through September 30, 1999, a total of 683,241 shares had been repurchased at a cost of $2.6 million. The repurchase of these shares was funded from the proceeds of the $5.0 million of additional term loan borrowings described in the preceding paragraph.

  As announced by the Company in a press release dated June 21, 1999, three TransFinancial directors, the Company's Chairman, Vice-Chairman and President, presented a proposal to the Board of Directors of the Company by which they would agree to acquire all of the outstanding stock of the Company for $5.25 per share in cash. The Board of Directors appointed a Special Committee of the independent directors to consider this proposal and other options. The Special Committee engaged the general counsel of the Company as legal counsel and engaged a financial advisor to assist it in evaluating the proposal and other strategic options. On October 19, 1999, the Company executed a definitive agreement pursuant to which COLA Acquisitions, Inc. ("COLA"), a company newly formed by the three TransFinancial directors, will acquire all of the Company stock not owned by such directors for $6.03 in cash. The acquisition will be effected by a merger of COLA into TransFinancial, and the conversion of TransFinancial shares into cash.

  Consummation of the Merger is subject to several conditions, including completion of COLA's financing and approval of the transaction by the holders of a majority of the outstanding Company shares. If the Merger is terminated as a result of certain actions by the Company or the Special Committee, the Company has agreed to pay COLA a termination fee of $500,000 and to reimburse certain of COLA's expenses up to a maximum of $200,000. In such an event, the Company would intend to fund such fees and expenses from cash reserves, existing borrowing agreements and cash flows from operating activities.


YEAR 2000 ISSUES

  The Year 2000 Issue is the result of computer programs being written using two digits to represent years rather than four digits, which include the century designation. Without corrective action, it is possible that the Company's computer programs, or its major service providers, vendors, suppliers, partners or customers that have date-sensitive software could recognize a date using "00" as the year 1900 rather than the year 2000. Additionally, certain other assets may contain embedded chips that include date functions that could be affected by the transition to the year 2000. In some systems this could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities.

  The Company has developed and is executing a Year 2000 Compliance Strategic Plan ("Year 2000 Plan") to enable management of TransFinancial Holdings, Inc. and each of its business operations to ensure that each of its critical business systems are "Year 2000 Compliant". The Company considers a business system to be Year 2000 Compliant if it is able to transition into the year 2000 without significant disruption to the Company's internal operations or those of its key business partners. The Year 2000 Plan encompasses the Company's information technology assets, including computer hardware and software ("IT assets") and non-information technology assets, goods and services, including assets utilizing embedded chip technology and significant customer and vendor relationships ("non-IT assets").

  The Company's Year 2000 Plan includes three principal sections: (1) mainframe computer and personal computer hardware and software utilized by the Company's transportation operations ("Transportation IT assets"); (2) desktop computer applications, embedded chips, significant business partners of the transportation operations ("Transportation non-IT assets"); and (3) personal computer hardware and software, desktop computer applications, embedded chips, significant business partners of the financial services operations ("Financial Services IT and non-IT assets"). The general phases common to all sections are:
(1) inventorying, assessing and assigning priorities to Year 2000 items ("Inventory Phase"); (2) taking corrective actions to modify, repair or replace items that are determined not to be Year 2000 Compliant ("Corrective Action Phase"); (3) testing material items ("Testing Phase"); and (4) developing and implementing contingency plans for each organization and location ("Contingency Planning Phase"). The Company intends to utilize primarily internal personnel and resources to execute its Year 2000 Plan but may utilize external consultants as needed in certain phases.

TRANSPORTATION IT ASSETS

  With regard to the Transportation IT assets section, the Inventory Phase is completed. The Company has identified its computer applications, programs and hardware and is in the processing of assessing the Year 2000 risk associated with each item. The Company executed the Corrective Action Phase by modifying or upgrading items that were not Year 2000 compliant. This phase was completed in the third quarter of 1999. The Testing Phase was ongoing as corrective actions were completed. The Testing Phase was substantially completed in the third quarter of 1999, although further testing and verification will continue throughout 1999.*

TRANSPORTATION NON-IT ASSETS

  With regard to the Transportation non-IT assets section, the Inventory Phase is completed. The Company identified assets that may contain embedded chip technologies and contacted the related vendors to gain assurance of Year 2000 status on each item. The Company also identified its significant business relationships and contacted key vendors, suppliers and customers to attempt to reasonably determine their Year 2000 status. The Corrective Action Phase was substantially completed the third quarter of 1999.* The Testing Phase was ongoing as corrective actions were completed. This phase was substantially completed by the end of third quarter of 1999, although further testing and verification will continue throughout 1999.*

FINANCIAL SERVICES IT AND NON-IT ASSETS

   With regard to the Financial Services IT and non-IT assets section, the Inventory Phase is completed. The Company identified its computer applications, programs and hardware and non-IT assets and assessed the Year 2000 risk associated with each item. The Company also identified its significant business relationships and contacted key vendors, suppliers and customers to attempt to reasonably determine their Year 2000 status. The Company has completed the Corrective Action Phase. The Company's financial services database, operating systems and computer applications have been upgraded or modified to address the Year 2000. The Testing Phase was ongoing as corrections were made and was substantially complete in the fourth quarter of 1998. Certain testing of bank and other interfaces was completed in the first quarter of 1999.

  The Company has been contacting business partners whose Year 2000 non-compliance could adversely affect the Company's operations, employees, or customers. The Company's transportation and financial services businesses are dependent on telecommunication, financial and utility services provided by a number of entities. The Company has received written assurances from substantially all of its material business partners that they will be compliant. The Company has developed contingency plans to address potential Year 2000 scenarios that may arise with significant business partners. The Company believes the most likely worst case scenario would be the failure of a material business partner to be Year 2000 compliant.* Therefore, the Company will continue to work with and monitor the progress of its partners and formulate additional contingency plans when the Company does not believe any business partner will be compliant.*

COSTS

   It is currently estimated that the aggregate cost of the Company's Year 2000 efforts will be approximately $150,000 to $200,000, of which approximately $145,000 has been spent.* These costs are being expensed as they are incurred and are being funded out of operating cash flow. These amounts do not include approximately $25,000 of costs capitalized as the Company replaced certain non-IT assets, in part to address the Year 2000 issue, as part of the Company's normal capital replacement and upgrades. These amounts also do not include any internal costs associated with the development and implementation of contingency plans, which are not expected to be material.*

RISKS

  The failure to correct a material Year 2000 issue could result in an interruption in, or failure of, certain normal business operations. Such failures could materially and adversely affect the Company's results of operations, liquidity and financial condition. Due to the general uncertainty inherent in the Year 2000 issue, resulting in part from the uncertainty of the Year 2000 readiness of third-party vendors, suppliers and customers, the Company is unable to determine at this time whether the consequences of Year 2000 failures will have a material impact on the Company's results of operations, liquidity and financial condition. The Company's Year 2000 Plan is designed to gather information concerning Year 2000 issues facing the Company and to address and resolve such issues to the extent reasonably possible. Even if the Company successfully implements its Year 2000 Plan, there can be no assurance that the Company's operations will not be affected by Year 2000 failures or that such failures will not have a material adverse effect on the Company's results of operations, liquidity and financial condition.

                          PART II - OTHER INFORMATION



Item 1. Legal Proceedings -- The Company and Crouse have been named as defendants in two lawsuits arising out of a motor vehicle accident. The first suit was instituted on June 16, 1999 in the United States District Court in the Eastern District of Michigan (Northern Division) by Kimberly Idalski, Personal Representative of the Estate of Lori Cothran, Deceased against the Company and Crouse. The second suit was instituted on August 17, 1999 in the United States District Court in the Eastern District of Michigan (Northern Division) by Jeanne Cothran, as Legal Guardian, on behalf of Kaleb Cothran, an infant child against the Company and Crouse. The suits allege that the Company and Crouse negligently caused the death of Lori Cothran in a motor vehicle accident involving a Crouse driver. The first suit seeks damages in excess of $50,000,000, plus costs, interest and attorney fees. The second suit seeks damages in excess of $100,000,000, plus costs, interest and attorney fees. The Company believes that it has meritorious defenses to the claims against the Company and is currently investigating the claims against Crouse. Based on the information presently known to the Company, management does not believe these suits will have a material adverse effect on the financial condition, liquidity or results of operations of the Company.*


Item 2.   Changes in Securities -- None
Item 3.   Defaults Upon Senior Securities -- None
Item 4.   Submission of Matters to Vote of  Security Holders -- None
Item 5.   Other Information -- None
Item 6.   Exhibits and Reports on Form 8-K
    (a)   Exhibits

2*         Agreement and Plan of Merger Between TransFinancial Holdings, Inc.
           and COLA Acquisitions, Inc., dated as of October 19, 1999.

10.1* Amendment No. 8 to Receivables Purchase Agreement by and among APR Funding Corporation, Universal Premium Acceptance Corporation, TransFinancial Holdings, Inc., EagleFunding Corporation and BankBoston, N.A., dated October 8, 1999.

10.2* Supplemental Benefit and Collateral Assignment Split-Dollar Agreement dated January 18, 1997 by and between the Company and Timothy P. O'Neil.

10.3* Employment Agreement dated July 2, 1998 by and between the Company and Timothy P. O'Neil.

10.4* Supplemental Benefit Agreement dated September 30, 1995 by and between the Company and David D. Taggart.

10.5* Employment Agreement dated April 27, 1998 by and among the Company, Crouse Cartage Company and David D. Taggart.

10.6* Agreement dated September 30, 1995 by and between the Company and David D. Taggart.

10.7* Amended and Restated Employment Agreement dated October 16, 1998 by and among the Company, Universal Premium Acceptance Corporation, Presis, L.L.C. and Kurt W. Huffman.

10.8*      Agreement dated April 30, 1998 by and between the Company and Mark A.
           Foltz.

10.9*      Form of Indemnification Agreement between Company and officers.

10.10*     Form of Indemnification Agreement between Company and directors.

27*        Financial Data Schedule.

99.1*      Press Release of TransFinancial Holdings, Inc. dated October 19,
           1999.


 * Filed as exhibit to Quarterly Report on Form 10-Q for the quarter ended September 30, 1999, filed October 28, 1999.

     (b)     Reports on Form 8-K - None

                              (SIGNATURE)


      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                              TransFinancial Holdings, Inc.
                                                      Registrant


                                          By:     /s/ Timothy P. O'Neil
                                                 Timothy P. O'Neil, President &
                                                 Chief Executive Officer
                                                 (Principal executive officer)


                                          By:     /s/ Mark A. Foltz
                                                  Mark A. Foltz
                                                  Vice President, Finance and
                                                  Secretary
                                                  (Principal financial officer)


Date: December 8, 1999

  PRELIMINARY COPY SUBJECT TO COMPLETION, DATED  DECEMBER 10, 1999



PROXY

                        TRANSFINANCIAL HOLDINGS, INC.
                  PROXY FOR SPECIAL MEETING OF STOCKHOLDERS

                                January ___, 2000

      The undersigned hereby appoints Kurt W. Huffman and Mark A. Foltz, and each of them, as proxies for the undersigned at the Special Meeting of Stockholders of TransFinancial Holdings, Inc. at the Marriott Hotel, 10800 Metcalf Avenue, Overland Park, Kansas, on Tuesday, January ___, 2000, at 10:00 A.M., and at any adjournment, to vote the shares of stock the undersigned would be entitled to vote, if personally present, upon the proposal, and any other matter brought before the meeting, all as set forth in the December ___, 1999, Proxy Statement.

The Board of Directors unanimously recommends voting for Proposal 1.


     1. TO APPROVE AND ADOPT THE AGREEMENT AND PLAN OF MERGER, DATED AS OF OCTOBER 19, 1999, BETWEEN THE COMPANY AND COLA ACQUISITIONS, INC., AND THE TRANSACTIONS CONTEMPLATED THEREBY.

                  [  ] FOR       [  ] AGAINST        [  ] ABSTAIN

     2. THIS PROXY CONFERS DISCRETIONARY AUTHORITY TO VOTE UPON CERTAIN MATTERS, AS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT.

          (continued and to be signed and dated on the reverse side)

     THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER. IF NO DIRECTION IS GIVEN, SUCH SHARES WILL BE VOTED FOR PROPOSAL 1.

     Receipt is acknowledged of the Notice of Special Meeting of Stockholders and accompanying Proxy Statement.


          Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.



Dated:________________________



______________________________
(Signature)


______________________________
(Signature if held jointly)

PLEASE MARK, SIGN AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.